As filed with the Securities and Exchange Commission, via EDGAR, on June 19, 2003

REGISTRATION NO. 333-103499

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 6

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Financial Realty Trust

(Exact name of Registrant as specified in its Governing Instruments)

1725 The Fairway, Jenkintown, Pennsylvania 19046

(215) 887-2280

(Address, including Zip Code, and Telephone Number, including

Area Code, of Registrant’s Principal Executive Offices)

Edward J. Matey Jr., Esquire

1725 The Fairway

Jenkintown, Pennsylvania 19046

(215) 887-2280

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

with a copy to:

James W. McKenzie, Jr., Esquire Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000	Daniel M. LeBey, Esquire Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 (804) 788-8200

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Shares of Beneficial Interest, $0.001 par value	$700,000,000(2)	$56,630(3)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	Includes $10,000,000 of secondary shares being registered on behalf of selling shareholders.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject to Completion

Preliminary Prospectus dated June 19, 2003

PROSPECTUS

50,200,000 Common Shares

This is our initial public offering of common shares of beneficial interest. No public market currently exists for our common shares. We are offering 50,000,000 common shares, and 200,000 common shares are being offered by the selling shareholder described in this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholder.

We expect the public offering price to be between $11.00 and $13.00 per share. Our common shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “AFR.”

See “Risk Factors” beginning on page 21 of this prospectus for certain risk factors relevant to an investment in our common shares, including, among others:

•  We commenced operations in September 2002, and our management has a very limited history of operating a REIT and no experience operating a public company. This limited experience may impede the ability of our management to execute our business plan successfully.

•  We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense.

•  If we are unable to complete our acquisitions under contract or to continue acquiring properties under our contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A., SouthTrust Bank and Wachovia Bank, N.A., or through agreements with other financial institutions and entities, our ability to execute our business plan and our operating results could be adversely affected.

•  Some of the properties that we acquire from financial institutions are vacant or partially vacant. We may incur substantial financial costs if we are unable to lease these properties to other financial institutions or we are forced to make significant capital expenditures to modify the properties for sale or lease to non-bank tenants.

•  We are dependent on Bank of America, N.A. and Wachovia Bank, N.A., our two largest tenants, for a significant portion of our revenues, and failure of these tenants to perform their obligations or renew their leases may adversely affect our cash flow and ability to pay dividends at historical levels or at all.

•  Our formulated price contracts with financial institutions require us to purchase properties on an “as is” basis and, therefore, these properties may have significant problems that we discover after we acquire them and may have a fair market value below the amount that we pay for them.

•  We may experience conflicts of interest with members of our management or board of trustees, some of whom have a retained interest in our 123 South Broad Street property and own interests in our operating partnership, with respect to major transactions, including dispositions of our properties.

•  Since our inception, we have derived a majority of our revenues and income from interest income received from investments in residential mortgage-backed securities and other marketable investments. We may be unable to generate comparable revenues or income from our real estate investments going forward in accordance with our business plan.

•  Our board may alter our investment policies at any time without shareholder approval, and the alteration of these policies may adversely affect our financial performance.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling shareholders	$	$

The underwriters may also purchase up to an additional 7,530,000 common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the common shares on or about             , 2003.

Banc of America Securities LLC	Friedman Billings Ramsey

Deutsche Bank Securities	UBS Investment Bank	Wachovia Securities

Legg Mason Wood Walker	Raymond James
Incorporated

The date of this prospectus is             , 2003.

INSIDE FRONT COVER

[AFR Logo]

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730 15th Street, N.W.

Washington, D.C.

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INSIDE FRONT COVER CONTINUED

515 North Tryon Street

Charlotte, North Carolina

[Pictures]

INSIDE FRONT COVER CONTINUED

[AFR Logo]

Small Office Building and Bank Branches

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West Chester, Pennsylvania

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Abington, Pennsylvania

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Charlotte, North Carolina

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Charlotte, North Carolina

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Kennett Square, Pennsylvania

INSIDE BACK COVER

[AFR Logo]

[Picture]

123 South Broad Street

Philadelphia, Pennsylvania

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i

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

ii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to “the company,” “we,” “us” and “our” mean American Financial Realty Trust, including our operating partnership and other subsidiaries. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 7,530,000 common shares, and that the common shares to be sold in this offering are sold at $12.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus. Certain terms used in this prospectus are defined in the glossary beginning on page 205.

Our Company

We are a self-managed, self-administered REIT and upon completion of this offering will be the only public REIT focused primarily on acquiring and operating properties leased to regulated financial institutions. We were formed in Maryland in May 2002 and commenced operations on September 10, 2002. As banks continue to divest their corporate real estate, we believe that our contractual relationships, our growing visibility within the banking industry and our flexible acquisition and lease structures position us for continued growth. We seek to lease our properties to banks and other financial institutions using long-term net leases with terms ranging from 10 to 20 years, resulting in stable risk-adjusted returns on our capital.

Our innovative approach is designed to provide banks and other financial institutions with operational flexibility and the benefits of reduced real estate exposure. We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that our recent transactions with Bank of America, N.A., Wachovia Bank, N.A., KeyBank, N.A. and AmSouth Bank demonstrate our ability to cultivate mutually beneficial relationships with leading financial institutions.

We acquire both core and underutilized real estate from banks through our three acquisition structures:

Sale Leaseback Transactions.    Under this structure, we acquire properties and lease them back to the seller pursuant to a triple net or bond net lease, under which rent is based largely upon the property’s purchase price and the tenant’s credit;

Formulated Price Contracts.    Pursuant to these agreements, we acquire or assume leasehold interests in the surplus bank branches of a financial institution at a formulated price. This price is typically based on the fair market value of the property as determined through an independent appraisal process, which values the property based on its highest and best use and its alternative use, and then applies a negotiated discount; and

Specifically Tailored Transactions.    These transactions, which typically relate to the acquisition of office buildings and often include a partial sale leaseback with the seller, apply leasing and pricing structures that we tailor to meet the seller’s specific needs.

Of the 274 properties that we owned as of May 1, 2003, we acquired 112 properties containing approximately 5.1 million rentable square feet in sale leaseback transactions, 142 properties containing approximately 655,000 rentable square feet under formulated price contracts, and 20 properties containing approximately 1.6 million rentable square feet in specifically tailored transactions.

Of the 333 properties that we anticipate acquiring pursuant to our acquisitions under contract as of May 1, 2003, we will acquire 173 properties containing approximately 3.8 million rentable square feet in sale leaseback transactions, 43 properties containing approximately 275,000 rentable square feet under formulated price contracts, and 117 properties containing approximately 5.2 million rentable square feet in specifically tailored transactions.

We completed a private placement of common shares in September 2002, in which we raised net proceeds of approximately $378.6 million. At that time, we acquired our initial properties in our formation transactions, which are described below under “Our Business and Properties—Our Formation.” As of May 1, 2003, our portfolio consisted of 219 bank branches and 55 office buildings, containing an aggregate of approximately 7.4 million rentable square feet. As of May 1, 2003, we had entered into contracts to acquire approximately $975.6 million of properties, including 162 office buildings and 171 bank branches containing an aggregate of approximately 9.3 million rentable square feet, most of which we anticipate closing by the end of the second quarter of 2003.

Until September 10, 2002, when we acquired our initial properties and operating companies through the formation transactions, we had no historical operations. Our executive offices are located at 1725 The Fairway, Jenkintown, Pennsylvania 19046. Our telephone number is (215) 887-2280.

Market Opportunity

According to the Federal Deposit Insurance Corporation, or FDIC, commercial banks and savings institutions that are FDIC-insured owned approximately $92.5 billion in operating real estate assets as of December 31, 2002. We have identified two major trends in the banking industry. First, we believe that banks and other financial institutions will continue to sell properties, lease some or all of the space back from the acquiror and reinvest the proceeds from these sales into their primary operating businesses. Second, we anticipate that continued consolidation within the banking industry will create an environment in which larger banks will sell surplus bank branches that other banks will seek to lease as they expand their market presence.

Investment Considerations

We believe that our business strategy and operating model distinguish us from developers and other owners, operators and acquirors of real estate in a number of ways, including:

•	Banking Industry Focus. The extensive real estate holdings of the banking industry present us with the opportunity to continue to grow our portfolio in the future. We believe that consolidation activity, the sale of underutilized real estate and other trends in the banking industry are likely to continue to result in acquisition opportunities for us.

•	Limited Competition. We believe that we are the first real estate company that acquires the full range of real estate from banks and other financial institutions utilizing our unique formulated price contract structure as well as sale leasebacks and specifically tailored transactions. Most of our acquisitions have not resulted from a competitive bidding process. We believe that our strategy affords us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financial institutions.

•	High Credit Quality Tenants. Our tenant base consists principally of banks and other financial institutions that are highly regulated. As of May 1, 2003, 91.6% of our 2003 contractual rent from our current portfolio will be derived from financial institutions in the aggregate and 82.5% from financial institutions with current credit ratings of A or better as reported by Standard & Poor’s. Assuming we complete our acquisitions under contract, as of May 1, 2003, 86.0% of our 2003 contractual rent will be derived from financial institutions in the aggregate, and 81.0% from financial institutions with current credit ratings of A or better. Our bank tenants are subject to regulatory oversight by government agencies that is intended to ensure ongoing financial viability.

•

Diversified Real Estate Strategy.    Our portfolio is diversified geographically and by asset type within the banking industry. As of May 1, 2003, our portfolio included both small and large office buildings, as well as bank branches, leased to 157 different tenants in 22 states and Washington, D.C., including our two largest tenants, Bank of America, N.A. and Wachovia Bank, N.A. Assuming we complete our acquisitions under contract, our portfolio will include properties in 28 states and Washington, D.C. Our business strategy includes traditional principles of diversification that we believe will help to insulate us from regional changes in economic conditions and the financial condition of specific tenants.

•	External Growth Opportunities. We believe that our existing relationships with financial institutions, our growing visibility in the banking industry and our flexible acquisition structures will continue to provide us with opportunities to acquire properties that meet our portfolio criteria.

•	Internal Growth Opportunities. Through our specifically tailored transactions, we often acquire properties at prices based on the rental income being generated at the time of acquisition. These prices reflect the underutilized space and below market rents at those properties. We also acquire vacant bank branches under our formulated price contracts based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Through our active management and leasing efforts, we believe that we are well-positioned to maximize the value of the underutilized real estate we acquire. In addition, we strive to increase cash flow from these properties by obtaining leases with scheduled rent increases.

•	Stable Risk-Adjusted Returns. We typically enter into long-term triple net or bond net leases with our tenants, many of which are the sellers of the properties. As of May 1, 2003, the weighted average lease term of our leases, including our acquisitions under contract, is 13.8 years based on 2003 contractual rent. In addition, we anticipate that approximately 85.4% of the 2003 contractual rent from our leases as of May 1, 2003, including our acquisitions under contract, will be generated from triple net and bond net leases where we are not responsible for operating expenses. We believe that these types of leases generate consistent and predictable returns, protecting us from market fluctuations and increases in operating expenses.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 21 prior to deciding whether to invest in our common shares. Some of these risks include:

•	we commenced operations in September 2002, our management has a very limited history of operating a REIT and no experience operating a public company, and this limited experience could impede the ability of our management to execute our business plan successfully;

•	we expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense;

•	if we are unable to complete, or experience significant delays in completing, our acquisitions under contract, our ability to pay dividends to our shareholders at historical levels or at all will be adversely affected;

•	if we are unable to continue acquiring properties under our contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A., SouthTrust Bank and Wachovia Bank, N.A., or through agreements with other financial institutions and entities, our ability to execute our business plan and our operating results could be adversely affected;

•	we may be unable to lease our properties, or may incur substantial costs in connection with the leasing of our properties, which may adversely affect our financial condition and results of operations;

•	we are dependent upon significant tenants, including Bank of America, N.A. and Wachovia Bank, N.A., that may be difficult or costly to replace. The loss of either of these tenants could have a material adverse effect on our financial condition and results of operations;

•	our formulated price contracts with financial institutions require us, with limited exceptions, to purchase properties on an “as is” basis and, therefore, these properties may have significant problems that we discover only after we acquire them and may have a fair market value below the amount that we pay for them;

•	we may experience conflicts of interest with members of our management or board of trustees, some of whom have a retained interest in our property at 123 South Broad Street, Philadelphia, PA and own interests in our operating partnership, with respect to major transactions, including dispositions of our properties;

•	since our inception, we have derived a majority of our revenues and income from interest income received from investments in our residential mortgage-backed securities and from other marketable investments. We may be unable to generate comparable revenues or income from our real estate investments going forward in accordance with our business plan;

•	any of our investment policies and strategies may be amended or waived by our board of trustees at any time without shareholder approval, and the alteration of these policies may adversely affect our financial performance;

•	our use of debt financing and our substantial existing debt obligations may decrease our cash flow and put us at a competitive disadvantage;

•	if there is a decline in either of the two major trends in the banking industry that we rely upon for our growth, including the continued sale leaseback of real estate by banks and other financial institutions and the continued consolidation within the banking industry, we may be unable to successfully execute our business plan or expand our operations; and

•	we invest in investment grade securities, including, among others, residential mortgage-backed securities, as part of our short-term cash management strategy and are exposed to the risks inherent in investing in these instruments.

Our Properties

As of May 1, 2003, we owned or held leasehold interests in 274 properties located in 22 states and Washington, D.C. containing an aggregate of approximately 7.4 million rentable square feet. As of that date, the aggregate 2003 contractual rent expected from our properties was approximately $91.3 million. The following table describes our portfolio as of May 1, 2003:

Our Portfolio as of May 1, 2003

Properties(1)	Number of Buildings	Rentable Square Feet	Occupancy Rate	Percentage of 2003 Contractual Rent
Large office buildings	21	5,321,814	99.2%	67.1%
Small office buildings	34	953,938	77.1	11.7
Bank branches	219	1,105,676	85.2	21.2

Total	274	7,381,428	94.2%	100.0%

	Weighted Average Remaining Lease Term(2)	Percentage of 2003 Contractual Rent from Financial Institutions	Percentage of 2003 Contractual Rent from Net Leases
Total properties	13.6 years	91.6%	90.5%

(1)	Large office buildings represent properties with 60,000 rentable square feet or more. Small office buildings represent properties with fewer than 60,000 rentable square feet.

(2)	Weighted based on 2003 contractual rent.

The following table presents information as of May 1, 2003, regarding the acquisitions we have completed, including the properties we acquired in our formation transactions and excluding 10 properties that we have sold:

Completed Transactions

Seller	Property Type	Acquisition Structure	Closing Date	Number of Buildings	Rentable Square Feet	Purchase Price(1)
						(in thousands)
Formation Transactions	All	Specifically Tailored	Sept. 10, 2002	89	1,484,351	$215,293

KeyBank	Bank branches	Formulated Price	Sept. 27, 2002	2	21,900	456

Wachovia Bank	Bank branches	Formulated Price	Dec. 10, 2002	26	157,191	24,597

Bank of America	Small office	Specifically Tailored	Dec. 16, 2002	16	509,921	32,786

AmSouth Bank	Bank branches	Formulated Price	Dec. 20, 2002	9	22,840	1,943

Dana Commercial Credit	Large office	Sale Leaseback	Jan. 9, 2003	14	3,759,634	334,989

Wachovia Bank	Bank branches	Formulated Price	Feb. 5, 2003	5	15,519	2,837

AmSouth Bank	Bank branch	Formulated Price	Feb. 12, 2003	1	2,817	268

Wachovia Bank	Bank branches	Formulated Price	Feb. 19, 2003	9	29,077	5,884

Bank of America	Small office	Specifically Tailored	Mar. 20, 2003	1	15,278	768

Pitney Bowes—Wachovia	Large office	Sale Leaseback	Mar. 31, 2003	2	278,402	34,442
	Small office	Sale Leaseback	Mar. 31, 2003	13	356,816	50,747
	Bank branches	Sale Leaseback	Mar. 31, 2003	72	437,077	59,732

Finova Capital—BB&T	Large office	Sale Leaseback	Apr. 15, 2003	2	169,497	14,196
	Small office	Sale Leaseback	Apr. 15, 2003	1	32,400	2,721
	Bank branches	Sale Leaseback	Apr. 15, 2003	7	48,911	4,138

Bank of America	Bank branches	Formulated Price	May 1, 2003	5	39,797	1,762

Total				274	7,381,428	$787,559

(1)	Includes all acquisition costs.

We have also engaged in the following financing transactions:

•	On May 23, 2003, we completed a long-term financing arranged through Banc of America Securities LLC for an aggregate principal amount of $200.0 million. In connection with this financing, we have issued a note for the full principal amount of the loan to Wells Fargo Bank Northwest, N.A., as trustee for a group of institutional investors. This note is due on January 10, 2011, bears interest at a fixed annual rate of 4.04%, and is secured by mortgages on, and an assignment of leases and rents for, 14 office buildings acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation. We utilized the proceeds of this financing to fund the repayment of a bridge loan from Bank of America, N.A.

•

On April 30, 2003, we obtained a $100.0 million credit facility from a syndicate of lenders, including Bank of America, N.A., UBS AG, Cayman Islands Branch, and Wachovia Bank, N.A. The credit facility has a term of three years, bears interest at an annual rate of LIBOR plus 1.25%, and will be secured by a pledge of membership interests in a special purpose entity that is the borrower under the facility, as well as, when applicable, an assignment of leases and rents that would only be recorded in the event of a default. Availability under this credit facility will be determined based on the net present value of the monthly base rent payments on the properties securing the loan. Only properties under bond net leases with terms of at least five years, and with tenants having senior corporate debt with a minimum credit rating of A- or better, may be used to secure our obligations under this credit facility by the borrower.

•	On April 30, 2003, we completed a long-term financing through Lehman Brothers Bank, FSB for an aggregate principal amount of $80.0 million. We have issued to Lehman Brothers Bank a total of 64 promissory notes secured by leases on 64 properties that are leased to Wachovia Bank, N.A. We utilized $75.0 million of this $80.0 million financing to fund the repayment of a bridge loan from Bank of America, N.A. The notes have been issued in two series. The notes in the first series relate to 23 properties, are due on June 10, 2023, bear interest at a fixed annual rate of 5.496% and are secured by mortgages on, and assignments of leases and rents for, properties to which the notes relate. The notes in the second series relate to the remaining 41 properties, are due on September 10, 2010, bear interest at a fixed annual rate of 4.066% and are secured by mortgages on, and assignments of leases and rents for, the properties to which the notes relate. Lehman Brothers Bank will securitize the notes through an offering of lease-backed pass through certificates to one or more institutional investors.

•	On May 8, 2003, we obtained a conditional commitment from Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, for a $300.0 million warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to acquire a specific property. Borrowings under this facility may be used only to acquire properties that may be financed on a long-term basis through credit-tenant lease or conduit commercial mortgage-backed securities financing. Advances under this facility will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the estimated amount of subsequent financing that can be secured by the properties that we acquire with borrowings under this facility or (ii) the acquisition cost of those properties. This facility has a term of three years and bears interest at an annual rate of LIBOR plus either (x) with respect to conduit properties, 1.75%, or (y) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being purchased with the proceeds of the specific advance. This commitment is contingent upon the condition of the capital markets, the negotiation of legal documentation, the completion of this offering and the closing of this facility prior to August 31, 2003.

•	On May 30, 2003, we signed an engagement letter with, and received a conditional commitment letter from, German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., to provide a bridge loan, as well as permanent financing to replace the bridge loan, for our pending acquisition of 159 properties from Bank of America, N.A. in a specifically tailored transaction. Closing of the bridge loan and the subsequent permanent financing is subject to various conditions, including our consummating the acquisition of the properties, confirmatory due diligence by German American Capital Corporation (including, without limitation, the receipt of acceptable appraisals, site inspections, environmental and engineering reports and property operating histories), the negotiation of legal documentation, the negotiation of acceptable revisions to the form of master lease with Bank of America regarding the 159 properties, no material adverse change in our company, Bank of America or the 159 properties we intend to acquire, no material adverse change in the financial markets and, in connection with the permanent refinancing only, receipt of acceptable credit ratings for the financing.

The bridge loan will be for up to $400 million, accrue interest at a variable rate equal to LIBOR plus 1.50%, be secured by a first lien mortgage and an assignment of rents and leases on the properties and mature on December 31, 2003.

The permanent financing will be for up to $440 million, accrue interest at a fixed rate based on U.S. Treasury bonds plus a spread and be secured by a first lien mortgage and an assignment of rents and leases on the properties. The term sheet attached to the conditional commitment contemplates a 10 year term, fixed rate interest at the 10 year U.S. Treasury bond rate plus 1.60% (determined at the time of closing or earlier rate lock), 119 equal monthly payments of principal and interest calculated using 30 year amortization and a balloon payment for unamortized principal at maturity. We have agreed to work with German American Capital Corporation in good faith prior to closing the permanent financing to consider alternative structures, including the possibility of all or a portion of the permanent refinancing having a fixed rate for a 20 year term.

We have agreed to pay German American Capital Corporation a structuring fee for the two loans equal to 0.50% multiplied by the permanent loan amount. The lender has agreed to refund the entire structuring fee (less lender’s out-of-pocket expenses) if we do not acquire the 159 properties from Bank of America. If we close on the bridge loan financing with German American Capital Corporation and subsequently refinance the bridge loan other than with German American Capital Corporation, we must pay German American Capital Corporation a bridge loan exit fee equal to 1.50% multiplied by the permanent loan amount.

Acquisitions Under Contract

As of May 1, 2003, we have entered into contracts to complete acquisitions having an aggregate transaction value of approximately $975.6 million, pursuant to which we would acquire 162 office buildings containing approximately 8.4 million rentable square feet and 171 bank branches containing approximately 881,000 rentable square feet. Completion of these acquisitions is subject to customary conditions, including satisfactory completion by us of our due diligence investigation, acceptable environmental status and receipt of clear title to the properties. We cannot assure you that we will be able to complete any of the acquisitions that we have under contract or that the terms we have negotiated will not change.

Our largest acquisition under contract is with Bank of America, N.A. We entered into an agreement with Bank of America on February 14, 2003, which was amended and restated on April 16, 2003, to acquire a portfolio of 26 large office buildings and 133 small office buildings containing an aggregate of approximately 8.1 million rentable square feet. The aggregate purchase price for the properties is expected to be approximately $777.6 million, approximately 40% of which we expect to fund using the proceeds of this offering, with the remainder of the purchase price to be financed. Bank of America has the right, during our due diligence period, to reduce the size of the portfolio by up to 10% of the total purchase price. The aggregate purchase price for the portfolio will be adjusted to account for any reductions. Subject to satisfactory completion of our due diligence and satisfaction of customary closing conditions, we anticipate closing this acquisition by the end of the second quarter of 2003. We currently expect that seven of these properties will not be occupied by Bank of America by the end of the first 12 months after this acquisition. If we are unable to lease these seven properties to other financial institutions, we will attempt to sell them. These properties represent approximately 12.3% of the aggregate rentable square feet in the portfolio. Upon completion of the transaction, Bank of America will initially lease an aggregate of approximately 63.3% of the rentable square feet in this portfolio with an initial lease term of 20 years. Excluding the seven unoccupied sites, Bank of America will lease approximately 70.0% of the remaining rentable square feet for the initial 20 year lease term. Bank of America will have the option to renew this lease for up to six successive five year terms. In the case of a renewal, the rent will be the fair market rental value of the premises, as determined in accordance with the lease. Bank of America, N.A.’s obligations under this lease are unconditionally guaranteed by its parent, Bank of America Corporation.

In addition to the portion of the premises subject to the 20 year lease, Bank of America currently occupies approximately 736,000 rentable square feet that it may rent at a reduced rate for up to 12 months after the commencement of the lease. Bank of America is required to notify us, within 12 months after the commencement of the 20 year lease, whether it intends to vacate this square footage or add it to the lease at a fair market rate or at the rate established by the 20 year lease, depending on the length of the term selected. Approximately 10.0% of the rentable square feet is currently leased to third parties. Upon completion of this acquisition, we anticipate that Bank of America will pay us approximately $44.0 million in annual base rent under the 20 year lease for this portfolio, plus their portion of the operating expenses associated with the leased space.

The following table presents information regarding the properties that we have under contract as of May 1, 2003:

Acquisitions Under Contract as of May 1, 2003

Seller	Property Type	Acquisition Structure	Anticipated Closing	Number of Buildings		Rentable Square Feet		Projected Purchase Price(1)
								(in thousands)
Wachovia Bank	Bank branches	Formulated Price	June 2003	9		73,684		$7,601

Bank of America	Small office	Specifically Tailored	June 2003	1		28,094		1,741

Bank of America	Small office	Specifically Tailored	June 2003	102	(2)	2,367,017	(2)	227,554	(2)
	Large office	Specifically Tailored	June 2003	13	(2)	2,530,442	(2)	243,266	(2)
	Small office	Sale Leaseback	June 2003	31	(2)	843,123	(2)	81,054	(2)
	Large office	Sale Leaseback	June 2003	13	(2)	2,348,096	(2)	225,735	(2)

Wachovia Bank	Small office	Formulated Price(3)	July 2003	1		30,000		3,080

Citigroup	Bank branches	Formulated Price	July 2003	26	(4)	139,622		13,721

SouthTrust Bank	Bank branches	Formulated Price	Aug. 2003	7		31,739		7,440	(5)

Pitney Bowes—KeyBank	Bank branches	Sale Leaseback	Aug. 2003	31		153,950		29,367

Pitney Bowes—Bank of America	Bank branches	Sale Leaseback	Aug. 2003	98		481,918		84,722

First States Wilmington, L.P.	Large office	Specifically Tailored	— (6)	1		263,058		50,352

Total				333		9,290,743		$975,633

(1)	Includes all estimated acquisition costs.

(2)	Under our agreement with Bank of America, N.A. for the purchase of 159 office buildings, Bank of America has the right, during our due diligence period, to reduce the size of the portfolio by up to 10% of the total purchase price. The aggregate purchase price for the portfolio will be adjusted to account for any reductions.

(3)	Small office buildings may, in limited circumstances, be purchased under our formulated price contract with Wachovia Bank, N.A.

(4)	Includes 17 properties in which we will acquire leasehold interests.

(5)	This purchase price includes the acquisition costs associated with nine vacant parcels of land, to which we have allocated an aggregate amount of approximately $3.9 million.

(6)	We have an option to purchase this property at any time prior to May 24, 2007. We anticipate exercising this purchase option during the third quarter of 2003.

The following table presents our portfolio as of May 1, 2003 and assumes the closing of all of our acquisitions under contract. As of May 1, 2003, the aggregate 2003 contractual rent expected from these properties, including acquisitions under contract, was approximately $166.2 million.

Our Portfolio Including Acquisitions Under Contract

Properties(1)	Number of Buildings	Rentable Square Feet	Occupancy Rate(2)	Percentage of 2003 Contractual Rent
Large office buildings	48	10,463,410	86.9%	59.5%
Small office buildings	169	4,222,172	75.5	21.0
Bank branches	390	1,986,589	83.2	19.5

Total	607	16,672,171	83.6%	100.0%

	Weighted Average Remaining Lease Term(3)	Percentage of 2003 Contractual Rent from Financial Institutions	Percentage of 2003 Contractual Rent from Net Leases
Total properties	13.8 years	86.0%	85.4%

(1)	Large office buildings represent properties with 60,000 rentable square feet or more. Small office buildings represent properties with fewer than 60,000 rentable square feet.

(2)	Excluding the seven properties to be acquired from Bank of America, N.A. that we expect not to be occupied by Bank of America within 12 months after the acquisition, which we would attempt to sell if they are not leased, our overall occupancy rate would be approximately 88.0%.

(3)	Weighted based on 2003 contractual rent.

Private Placement and Formation Transactions

We sold 40,263,441 common shares on September 10, 2002, in a private placement, and completed the sale of an additional 501,800 common shares on October 7, 2002 pursuant to the exercise by Friedman, Billings, Ramsey & Co., Inc. of its option to purchase additional shares. These sales resulted in aggregate net proceeds of approximately $378.6 million. On September 10, 2002, in our formation transactions, we acquired from our predecessor entities and other related parties 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. We also acquired American Financial Resources Group, Inc., or AFRG, Strategic Alliance Realty Group, LLC and several other affiliated entities in order to obtain the capacity to provide our properties with asset management, leasing, property management and accounting and finance services. In connection with these transactions, we assumed contracts and letters of intent to purchase additional properties, subject to satisfactory completion of our due diligence, from financial institutions such as Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A., having a potential aggregate gross purchase price of approximately $256.0 million. The aggregate purchase price for the 93 properties, the acquired entities and assumed contracts and letters of intent was approximately $230.5 million.

Conflicts of Interest

Some of our executives and trustees have interests that may conflict with our interests and result in them receiving personal benefits from this offering. Our executives have been granted restricted common shares that will be effective upon completion of this offering. Nicholas S. Schorsch, our President and Chief Executive Officer, Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, and Shelley D. Schorsch,

our Senior Vice President—Corporate Affairs and the spouse of Nicholas S. Schorsch, all own interests in First States Wilmington, L.P., which owns the Three Beaver Valley Road property in Wilmington, Delaware. We hold an option to acquire this property, which we intend to exercise during the third quarter of 2003 using proceeds of this offering. The exercise price of this option is approximately $50.4 million. The ultimate determination of whether to exercise this option will be made by members of our board of trustees who do not have any interest in First States Wilmington, L.P. These same executive officers and trustees also own a majority of the 11% minority interest in First States Partners II, L.P., which owns our 123 South Broad Street property.

We have commercial relationships with several of our underwriters, or their affiliates, including Banc of America Securities LLC, Deutsche Bank Securities Inc., Friedman, Billings, Ramsey & Co., Inc., UBS Securities LLC and Wachovia Securities, LLC, five of the underwriters in this offering. These relationships consist of:

Banc of America Securities

•	An agreement with Bank of America, N.A., an affiliate of Banc of America Securities LLC, to purchase a portfolio of 159 office buildings for an aggregate purchase price of approximately $777.6 million, and pursuant to which Bank of America will lease from us for a term of 20 years approximately 63.3% of the aggregate rentable square feet in the portfolio for approximately $44.0 million in annual base rent. This lease will be unconditionally guaranteed by Bank of America Corporation, the parent of Bank of America, N.A. and also an affiliate of Banc of America Securities LLC.

•	A formulated price contract with Bank of America, N.A., for the purchase of surplus bank branches and leasehold interests in a portion of Bank of America’s retail banking territory, pursuant to which we have acquired branches for an aggregate purchase price of approximately $45.0 million.

•	An agreement with Bank of America, N.A., for the purchase of 18 office buildings for a purchase price of approximately $34.2 million. Under this agreement 35% of the aggregate rentable square feet in the portfolio is leased back to Bank of America.

•	Additional existing leases of our properties to Bank of America, N.A., for aggregate annual rent payments of approximately $50.0 million, based on 2003 contractual rent. Bank of America Corporation has unconditionally guaranteed the obligations of Bank of America, N.A. under a lease relating to 14 of these properties, which we purchased in January 2003 from a wholly owned subsidiary of Dana Commercial Credit Corporation, that will generate a 2003 contractual rent of approximately $40.4 million.

•	A $200.0 million bridge loan agreement with Bank of America, N.A., entered into in connection with the acquisition of 14 office buildings from a wholly owned subsidiary of Dana Commercial Credit Corporation, which was repaid on May 23, 2003 with long-term financing arranged through Banc of America Securities LLC.

•	Two treasury lock agreements with Bank of America, N.A. related to the $200.0 million bridge loan, on a combined notional debt amount of approximately $68.0 million. These agreements expired in April 2003.

•	A $100.0 million credit facility from a syndicate of lenders, including Bank of America, N.A., Wachovia Bank, N.A., an affiliate of Wachovia Securities, LLC, and UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC.

•	A $75.0 million bridge loan agreement with Bank of America, N.A., entered into in connection with the acquisition of 72 bank branches and 15 office buildings from Pitney Bowes Inc., which was repaid on April 30, 2003.

•	An engagement letter with Banc of America Securities LLC pursuant to which Banc of America Securities LLC has the right, subject to certain exceptions, until April 30, 2004, to serve as co-lead or placement agent in any future public or private capital raising transactions we undertake, other than traditional bank credit facilities and mortgage financings.

Deutsche Bank Securities

•	A conditional commitment from Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, for a $300.0 million warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to purchase a specific property. This facility has a term of three years. This commitment is subject to various contingencies, including the condition of the capital markets, completion of this offering and closing of the facility prior to August 31, 2003.

•	A conditional commitment from German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., for (1) a bridge loan in an amount of up to $400 million and (2) permanent refinancing in an amount of up to $440 million, both in connection with our pending acquisition of 159 properties from Bank of America, N.A. in a specifically tailored transaction. Under the conditional commitment, the bridge loan will have a term of approximately six months and the permanent refinancing will have a term of 10 years.

Friedman Billings Ramsey

•	An agreement with FBR Investment Management, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., to manage our residential mortgage-backed securities investments for a monthly asset management fee of 0.20% of the month-end value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter, through January 31, 2003, and beginning February 1, 2003, a fee of 0.15% of the month-end value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter.

•	An agreement with Friedman, Billings, Ramsey & Co., Inc., under which it contributed certain intellectual property to us in exchange for the issuance to Friedman Billings Ramsey in our formation transactions of 750,000 units of our operating partnership, valued at the time of issuance at $7.5 million.

•	A $5.0 million loan agreement to our operating partnership by FBR Asset Investment Corporation, which merged with and into Friedman, Billings, Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc. The loan was repaid in July 2002.

•	An engagement letter with Friedman, Billings, Ramsey & Co., Inc. under which it has the right, subject to certain exceptions, until April 30, 2004, to serve as our exclusive financial advisor with respect to any future extraordinary transactions such as a merger, acquisition outside of the ordinary course of business, sale of all or substantially all of our shares or assets or other business combination transaction, and to serve as co-lead manager or placement agent in any future public or private capital raising transactions that we undertake, other than traditional bank credit facilities and mortgage financings.

•	An agreement under which Friedman, Billings, Ramsey & Co., Inc. will provide us with certain marketing, referral and origination services for a term of four years, in return for a 1.0% origination fee on the first $150 million, and 1.5% on additional amounts, of acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman, Billings, Ramsey & Co, Inc.

•	FBR Asset Investment Corporation, which subsequently merged with and into Friedman, Billings, Ramsey Group Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., purchased $35.0 million of our common shares in our September 2002 private placement at a price of $9.30 per share and is currently our largest shareholder.

UBS Investment Bank

•	UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC, is a participating lender in our $100.0 million credit facility.

Wachovia Securities

•	A formulated price contract with Wachovia Bank, N.A., an affiliate of Wachovia Securities, LLC, to purchase surplus bank branches and leasehold interests in Wachovia Bank’s retail banking territory, pursuant to which we have acquired branches for an aggregate purchase price of approximately $73.0 million.

•	Existing leases of our properties to Wachovia Bank, N.A., for aggregate annual rent payments of approximately $27.2 million, based on 2003 contractual rent.

•	Our commercial bank accounts are with Wachovia Bank, N.A., which also provides us with certain advisory services with respect to the management of our short-term investments.

•	Wachovia Bank, N.A. is a participating lender in our $100.0 million credit facility.

Other

•	Bank of America, N.A. and Wachovia Bank, N.A. have provided, and may continue to provide, personal banking services to our trustees and employees, including executive officers.

Any of these relationships could affect the ability of these underwriters to perform their duties in an objective manner and could have a negative effect on the offering and our investors. See “Certain Relationships and Related Transactions” and “Underwriting.”

Our Structure

Through our wholly owned subsidiary, First States Group, LLC, we are the sole general partner of our operating partnership, First States Group, L.P. We own the general partnership interest and limited partnership units of our operating partnership representing approximately 90.5% of the total partnership interests as of March 31, 2003. Upon completion of this offering, and assuming no exercise by the underwriters of their over-allotment option, we will own approximately 95.5% of the partnership interests, including the 0.5% general partnership interest. The remaining holders of limited partnership units may convert their units into common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing common shares upon conversion of units, we may redeem the units tendered for conversion for a cash amount equal to the value of the common shares. We expect that, when limited partnership unitholders elect to convert their units, we will typically issue common shares and not redeem the units for cash. Holders of units have received and will receive distributions equivalent to the dividends we pay to holders of our common shares. We conduct all of our business through our operating partnership, and hold all of our interests in properties in limited liability companies or limited partnerships that are wholly owned subsidiaries of our operating partnership, except that we own 89.0% of First States Partners II, L.P., which owns our 123 South Broad Street property. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business, subject to the limitations described in the Amended and Restated Agreement of Limited Partnership of our operating partnership. See “Partnership Agreement” beginning on page 180.

The following chart illustrates our structure:

(1)	We own 100% of the entities that directly own our properties, except that we own 89% of First States Partners II, L.P., which owns 100% of our 123 South Broad Street property, which accounts for approximately 14.9% of our 2003 contractual rent as of May 1, 2003. The remaining 11% of First States Partners II, L.P. is owned by various holders, including the members of our management and board of trustees listed above, who own a majority of the 11% minority interest. Our ownership of First States Partners II, L.P. and the ownership of the 11% minority interest are described in more detail under “Certain Relationships and Related Transactions.”

Institutional Trading of Our Common Shares

Currently, substantially all of our 40,765,241 common shares issued in connection with our September 2002 private placement are eligible for resale among qualified institutional buyers in accordance with Rule 144A under the Securities Act. These resales may be effected through The PortalSM Market, a subsidiary of the Nasdaq Stock Market, Inc. After the completion of this offering, these common shares may continue to trade among qualified institutional buyers, subject to lock-up agreements with the underwriters. The last trade of our common shares reported on The PortalSM Market of which we are aware was reported on May 6, 2003 at a price of $12.00 per share, which may not be indicative of the prices at which our shares will trade on the New York Stock Exchange after this offering. Friedman, Billings, Ramsey & Co., Inc., which has brokered trades in our common shares among qualified institutional buyers that are reported on The PortalSM Market since we completed our formation transactions in September 2002, ceased brokering trades in our common shares on June 11, 2003, and will no longer do so in the PortalSM Market following the date of this prospectus.

Registration Rights and Lock-Up Agreements

Resale Registration Statement

Pursuant to registration rights agreements between us and our shareholders, we have filed with the SEC a registration statement covering the resale of any of our shareholders’ common shares, other than restricted shares, not included in this offering.

•	Common Shareholders. The resale registration statement will include up to 40,401,568 common shares issued in connection with private placements of our common shares completed in September 2002 and at the time of the merger of our predecessor entities into our company as part of our formation transactions.

•	Operating Partnership Unitholders. The resale registration statement will also include 4,455,966 common shares issuable upon the conversion of an equal number of units of our operating partnership, which units were issued to certain individuals and entities who contributed our initial properties in connection with our formation transactions.

Lock-Up Agreements

•	Trustees, Executive Officers and Certain Other Parties. Pursuant to the underwriting agreement for the offering, we, our trustees, our executive officers and Friedman, Billings, Ramsey Group, Inc., the successor-by-merger to FBR Asset Investment Corporation and an affiliate of Friedman, Billings, Ramsey & Co., Inc., are restricted from, without the prior written consent of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., directly or indirectly offering, selling, contracting to sell, pledging or otherwise transferring, disposing of or hedging our common shares or securities convertible into or exchangeable for common shares for a period of 180 days following the date of this prospectus. These restrictions affect an aggregate of 5,742,198 common shares, and 2,195,452 common shares issuable upon the conversion of an equal number of units of our operating partnership.

•	Other Common Shareholders. The holders of up to 36,555,810 common shares issued in our September 2002 private placement that will be registered under the resale registration statement will be restricted from, without the prior written consent of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., directly or indirectly offering, selling, contracting to sell or otherwise disposing of or hedging their common shares covered by the resale registration statement for 45 days following the date of this prospectus. This lock-up period will automatically terminate upon the later to occur of (i) exercise in full of the underwriters’ over-allotment option and (ii) the fifth consecutive day on which the closing price of our common shares on the New York Stock Exchange equals at least 120% of the public offering price of our common shares, or $ .

•	Operating Partnership Unitholders. The holders of the 2,260,514 common shares that are issuable upon the conversion of an equal number of units of our operating partnership not owned by our trustees, executive officers or certain other parties mentioned above, which shares will be registered under the resale registration statement, will be restricted from, without the prior written consent of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., directly or indirectly offering, selling, contracting to sell or otherwise disposing of or hedging their common shares covered by the resale registration statement for 45 days following the date of this prospectus.

Selling Shareholders

Pursuant to registration rights agreements between us and our existing shareholders, the shareholders have the right to sell in this offering all or a portion of their common shares. In accordance with notices received under these registration rights agreements, we are including 200,000 common shares in this offering to be sold by our shareholder. The underwriters have the right to reduce this number at their discretion, and the selling shareholder may withdraw their common shares from this offering at any time until 10 days prior to the effective date of the registration statement of which this prospectus is a part.

Dividend Policy and Distributions

We intend to distribute to our shareholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code of 1986, as amended. The actual amount and timing of distributions, however, will be at the discretion of our board of trustees and will depend upon actual results of operations and a number of other factors discussed in the section “Dividend Policy and Distributions” on page 52, including:

•	the timing of the investment of the proceeds of this offering;

•	the rent received from our tenants;

•	the ability of our tenants to meet their other obligations under their leases; and

•	our operating expenses.

For the period from September 10, 2002 through December 31, 2002, we declared our initial dividend of $0.22 per common share, payable to shareholders of record on December 31, 2002. We distributed this dividend on January 20, 2003.

On March 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended March 31, 2003, to shareholders of record on March 31, 2003. We distributed this dividend on April 17, 2003.

On May 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ending June 30, 2003, to shareholders of record on June 10, 2003. We intend to distribute this dividend on  July 18, 2003. Purchasers of shares in this offering will not receive a dividend on these shares for the quarter ending June 30, 2003.

The Offering

Common shares offered by us	50,000,000 shares(1)

Common shares offered by selling shareholders	200,000 shares(2)

Common shares to be outstanding after this offering	93,639,008 shares(3)

Use of Proceeds	We will use the net proceeds that we receive in this firm commitment underwritten offering, which are estimated to be approximately $552.0 million based on an assumed public offering price of $12.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us:

• to fund the equity portion of the purchase price of the acquisitions described under “Our Properties—Acquisitions Under Contract,” estimated to be approximately $510.6 million;

• to fund the equity portion of the purchase price of additional surplus bank branches to be purchased in 2003 pursuant to our formulated price contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A., estimated to be approximately $30.0 million; and

• for general corporate and working capital purposes, including costs associated with operating our properties not leased to third parties, insurance premiums, costs of employee compensation and benefits and other general and administrative expenses associated with our operations.

Pending these uses, we intend to invest the net offering proceeds in marketable investment grade securities, including fixed- and adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, or in money market accounts, which are consistent with our intention to qualify as a REIT. We will not leverage our investments in residential mortgage-backed securities, including those made with the net offering proceeds.

Risk Factors	See “Risk Factors” beginning on page 21 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common shares.

New York Stock Exchange symbol	“AFR”

(1)	Excludes up to 7,530,000 common shares that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	The number of common shares that may be sold by the selling shareholders in this offering is subject to reduction by the underwriters. In addition, the selling shareholders may withdraw their common shares from this offering at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part.
(3)	Excludes (i) up to 7,530,000 common shares that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) 4,455,966 common shares issuable upon conversion of outstanding units of our operating partnership and (iii) 2,851,875 common shares reserved for issuance upon exercise of outstanding options.

Summary Selected Financial Information

The summary selected financial information presented below under the captions “Operating Information” and “Balance Sheet Information” as of December 31, 2002 and for the period from September 10, 2002 to December 31, 2002 are derived from the consolidated financial statements of American Financial Realty Trust. The financial information as of December 31, 2001 and for the period January 1, 2002 to September 9, 2002 and for each of the years in the three year period ended December 31, 2001 are derived from the combined financial statements of our predecessor entities, which consisted of American Financial Resource Group, Inc. and its wholly owned subsidiaries, First States Management Corp., First States Properties, Inc., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, LP., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P., First States Holdings, L.P., and the general partner of each of these partnerships, and which are deemed to be our predecessor entities for accounting purposes. These financial statements have been audited by KPMG LLP, our independent auditor. The summary selected financial information presented below as of March 31, 2003, and for the three month periods ended March 31, 2003 and 2002 are derived from the unaudited consolidated financial statements of American Financial Realty Trust and our predecessor entities, respectively, and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and results of operations as of such date and for such periods under generally accepted accounting principles. The consolidated balance sheets as of March 31, 2003 and December 31, 2002 and the combined balance sheet as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for three month periods ended March 31, 2003 and 2002 and for the period from September 10, 2002 to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period January 1, 2002 to September 9, 2002 and for each of the years in the two year period ended December 31, 2001, and the report thereon, are included elsewhere in this prospectus. The summary selected financial information presented below as of and for the year ended December 31, 1998 is derived from the unaudited combined financial statements of our predecessor entities and includes adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and results of operations as of such date and for such period under generally accepted accounting principles.

The historical financial statements of our predecessor entities represent the combined financial condition and results of operations of the entities that previously owned our initial properties and operating companies, as well as several properties and an entity controlled by Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, or by his wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, that we did not acquire in connection with our formation transactions. See “Our Business and Properties—Our Formation.” In addition, the historical financial information for our predecessor entities included herein and set forth elsewhere in this prospectus reflects our predecessor entities’ corporate investment strategy. Historically, our predecessor entities often funded new acquisitions by selling properties, a strategy which we discontinued when we became a REIT. Accordingly, historical financial results are not indicative of our future performance. In addition, since the financial information presented below is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements, including related notes, and “Unaudited Pro Forma Consolidated Financial Information,” each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

	Three Months Ended March 31,			Pro Forma Year Ended December 31, 2002	September 10, 2002 to December 31, 2002
	Pro Forma 2003	2003	Predecessor 2002
	(unaudited)	(unaudited)		(unaudited)
	(in thousands)
Operating Information:
Revenue:
Rental income	$36,395	$12,280	$6,396	$144,498	$8,338
Operating expense reimbursements	18,097	2,433	2,205	72,769	2,813
Interest income	977	977	20	2,456	2,351
Other income	352	43	157	1,919	37

Total revenue	55,821	15,733	8,778	221,642	13,539

Expenses:
Property operating expenses	24,153	3,340	2,603	99,042	3,828
General and administrative expenses	5,544	2,993	1,267	18,118	3,645
Interest expense	11,006	4,762	3,553	45,780	3,421
Depreciation and amortization	17,928	6,187	2,091	72,577	2,911

Total expenses	58,631	17,282	9,514	235,517	13,805

Income (loss) before investment income and expenses, net realized gain (loss) on sales of properties and investments, minority interest and discontinued operations	(2,810)	(1,549)	(736)	(13,875)	(266)

Interest income from residential mortgage-backed securities, net	—	6,872	—	—	16,385
Interest expense on reverse repurchase agreements	—	2,815	—	—	6,578

Net interest income on residential mortgage-backed securities	—	4,057	—	—	9,807

Net gain (loss) on sales of properties, net	(21)	(21)	—	715	715
Realized gain (loss) on sales of investments, net	1,089	1,089	—	(280)	(280)

Income (loss) from continuing operations before minority interest	(1,742)	3,576	(736)	(13,440)	9,976
Minority interest	79	(303)	—	611	(849)

Income (loss) from continuing operations	(1,663)	3,273	(736)	(12,829)	9,127
Discontinued operations:
Income (loss) from operations	—	(411)	(151)	—	(211)
Gains on disposals	—	11	2,190	—	28

Income (loss) from discontinued operations	—	(400)	2,039	—	(183)

Net income (loss)	$(1,663)	$2,873	$1,303	$(12,829)	$8,944

Basic earnings (loss) per share:
From continuing operations	$(0.02)	$0.08		$(0.13)	$0.22
From discontinued operations	—	(0.01)		—	—

Total basic earnings (loss) per share	$(0.02)	$0.07		$(0.13)	$0.22

Diluted earnings (loss) per share:
From continuing operations	$(0.02)	$0.08		$(0.13)	$0.21
From discontinued operations	—	(0.01)		—	—

Total diluted earnings (loss) per share	$(0.02)	$0.07		$(0.13)	$0.21

Weighted average common shares outstanding (basic)	93,639	42,288		93,639	42,168
Weighted average common shares outstanding (diluted)	93,639	47,218		93,639	46,938
Dividends/distributions declared for shareholders per share and operating partnership unitholders per unit	—	$0.25		—	$0.22

	Pro Forma March 31, 2003	March 31, 2003	December 31, 2002
	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Information:
Real estate investments, at cost	$1,652,640	$674,980	$250,544
Cash and cash equivalents	27,904	16,739	60,842
Marketable investments	52,000	30,190	144,326
Residential mortgage-backed securities portfolio	—	734,159	1,116,119
Intangible assets, net	133,885	109,903	2,413
Total assets	1,886,185	1,597,458	1,605,165

Mortgage notes payable	589,245	149,245	149,886
Bridge notes payable	274,963	274,963	—
Reverse repurchase agreements	—	698,404	1,053,529
Total debt	864,208	1,122,612	1,203,415

Value of assumed lease obligations, net	49,349	46,160	1,268
Total liabilities	974,207	1,237,480	1,231,990
Minority interest	35,448	35,135	36,513

Shareholders’ equity	876,530	324,843	336,662

Total liabilities and shareholders’ equity	1,886,185	1,597,458	1,605,165

		Predecessor
	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	September 10, 2002 to December 31, 2002
	(unaudited)	(unaudited)
	(in thousands)
Other Information:
Funds from operations (unaudited)(1)	$8,435	$—	$12,778
Adjusted funds from operations (unaudited)(2)	14,202	—	12,644

Cash flows:
From operating activities	46,811	883	12,594
From investing activities	362,709	2,845	(1,378,288)
From financing activities	(453,623)	(4,167)	1,426,536

(1)	Funds from operations (FFO) represents net income (loss) before minority interest in our operating partnership (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Funds from operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flow provided by operating activities determined in accordance with GAAP.

(2)	Adjusted funds from operations (AFFO) is a computation made by analysts and investors to measure a real estate company’s cash available for distribution to shareholders. AFFO is generally calculated by subtracting from or adding to FFO (i) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream (e.g., leasing commissions and tenant improvement allowances), (ii) straightlining of rents and (iii) amortization of deferred costs.

Set forth below is a reconciliation of our calculations of FFO and AFFO to net income:

	Three Months Ended March 31, 2003	September 10, 2002 to December 31, 2002
	(in thousands, except per share data)
Funds from operations:
Net income	$2,873	$8,944
Minority interest in operating partnership	301	938
Depreciation and amortization	5,278	2,911
Non real estate depreciation	(17)	(15)

Funds from operations	$8,435	$12,778

Funds from operations per share (diluted)	$0.18	$0.27

Adjusted funds from operations:
Funds from operations	$8,435	$12,778
Straightline rental income	5,624	(593)
Straightline rent expense	38	44
Tenant improvements and leasing commissions	(250)	(134)
Amortization of deferred costs, including the value of in-place leases, customer relationship value and financing costs	1,362	90
Amortization of fair market rental adjustment, net	(93)	(36)
Amortization of deferred compensation	175	215
Realized (gain) loss on sale of investments, net	(1,089)	280

Adjusted funds from operations	$14,202	$12,644

Adjusted funds from operations per share (diluted)	$0.30	$0.26

	Predecessor
	January 1, 2002 to September 9, 2002	Year Ended December 31,
		2001	2000	1999	1998
					(unaudited)
	(in thousands)
Operating Information:
Revenues:
Rental income	$17,314	$25,815	$13,483	$5,837	$1,365
Operating expense reimbursements	5,577	7,663	2,085	875	29
Interest income	105	188	485	482	92
Other income	822	582	1,173	748	789

Total revenues	23,818	34,248	17,226	7,942	2,275

Expenses:
Property operating expenses	7,200	9,770	5,194	2,403	211
General and administrative expenses	4,695	8,212	7,185	3,686	810
Interest expense	9,737	14,071	6,042	2,410	507
Depreciation and amortization	5,849	8,468	3,082	1,003	542

Total expenses	27,481	40,521	21,503	9,502	2,070

Income (loss) before net gains on sale of properties	(3,663)	(6,273)	(4,277)	(1,560)	205

Net gain on sale of properties	—	4,107	8,934	4,468	—

Income (loss) from continuing operations	(3,663)	(2,166)	4,657	2,908	205

Discontinued operations:
Income (loss) from operations	(180)	(114)	499	165	(6)
Gains on disposals	9,500	—	—	—	—

Income (loss) from discontinued operations	9,320	(114)	499	165	(6)

Net income (loss)	$5,657	$(2,280)	$5,156	$3,073	$199

		Predecessor
		December 31,
		2001	2000	1999	1998
					(unaudited)
		(in thousands)
Balance Sheet Information:
Real estate investments, at cost		$177,578	$172,518	$37,495	$22,372
Cash and cash equivalents		1,597	1,806	321	305
Short-term investments		546	14	6,359	7,949
Total assets		183,760	182,186	48,807	31,824

Mortgage notes payable		158,587	158,700	48,728	32,397
Line of credit borrowings		3,791	396	400	—
Other indebtedness		4,754	5,093	75	—
Total debt		167,132	164,189	49,203	32,397

Total liabilities		174,611	169,670	51,245	32,759

Owners’ net investment		9,149	12,516	(2,438)	(935)

Total liabilities and owners’ net investment		183,760	182,186	48,807	31,824

	Predecessor
	January 1, 2002 to September 9, 2002	Year Ended December 31,
		2001	2000	1999	1998
					(unaudited)
	(in thousands)
Other Information:
Cash flows:
From operating activities	$2,382	$4,587	$112	$(274)	$(414)
From investing activities	12,413	(5,745)	(116,748)	(11,708)	(30,322)
From financing activities	(13,176)	949	118,121	11,998	31,041

RISK FACTORS

An investment in our common shares involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of these risks occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected, in which case the price of our common shares could decline significantly and you could lose all or a part of your investment.

Risks Related to Our Business and Properties

We have recently experienced and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense.

We are currently experiencing a period of rapid growth. Since our private placement of common shares in September 2002 and through May 1, 2003, we have acquired properties, excluding 10 properties that we both acquired and disposed of during that period, containing approximately 7.4 million rentable square feet for an aggregate purchase price of approximately $787.6 million, including the initial properties we acquired in the formation transactions at the time of our private placement. As of May 1, 2003, we also have identified additional properties containing approximately 9.3 million rentable square feet, most of which we expect to acquire by the end of the second quarter of 2003 for an anticipated aggregate transaction value of approximately $975.6 million. See “Our Business and Properties—Acquisitions Under Contract.” As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. Acquisition of any additional portfolio of properties would generate additional operating expenses that we would be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

We commenced operations in September 2002, and our management has a very limited history of operating a REIT and no experience operating a public company, and may therefore have difficulty in successfully and profitably operating our business. This limited experience may impede the ability of our management to execute our business plan successfully.

We have recently been organized and have a brief operating history. We will be subject to the risks generally associated with the formation of any new business. In addition, our management has limited experience operating a REIT and no experience in managing a publicly owned company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

If we are unable to complete our acquisitions under contract in a timely fashion or at all, our operating results could be adversely affected.

As of May 1, 2003, we have entered into contracts to complete acquisitions having an aggregate transaction value of approximately $975.6 million, pursuant to which we would acquire 162 office buildings containing approximately 8.4 million rentable square feet and 171 bank branches containing approximately 881,000 rentable square feet. Included in these acquisitions, under our April 16, 2003 amended and restated agreement with Bank of America, N.A., is a portfolio of 26 large office buildings and 133 small office buildings, containing an aggregate of approximately 8.1 million rentable square feet, for an aggregate purchase price of approximately $777.6 million. This agreement is subject to Bank of America’s right, during our due diligence period, to reduce the size of the portfolio by up to 10% of the total purchase price. See “Our Business and Properties—Acquisitions Under Contract.” Our ability to complete these acquisitions is dependent upon many factors, such as satisfaction of due diligence and customary closing conditions and our ability to obtain sufficient financing. Our inability to complete these acquisitions or any portion thereof within our anticipated time frame or at all could have a material adverse effect on our results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

If we are unable to acquire additional properties through our relationships with financial institutions, our ability to execute our business plan and our operating results could be adversely affected.

One of our key business strategies is to capitalize on our relationships with financial institutions and, through our agreements with these institutions, to acquire additional bank branches and other properties. Our current agreements with AmSouth Bank, Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A. may be terminated upon 90 days notice by AmSouth Bank, Bank of America and KeyBank and by Wachovia Bank immediately upon written notice. We cannot assure you that these banks will maintain their respective agreements with us. If they do not, we may be unable to acquire desirable bank branches and other properties and execute our business strategy. In addition, these financial institutions may not have any surplus properties under these agreements in the future and, therefore, may have no obligation to sell to us any additional properties. If we are unable to acquire additional properties from financial institutions, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

Since our inception, we have derived a majority of our revenues and income from interest income from investments in residential mortgage-backed securities and other investments in marketable investment grade securities. We may be unable to generate comparable revenues or income from our real estate investments in accordance with our business plan.

The majority of our revenues and income since we commenced operations in September 2002 has been generated from interest income from investments in residential mortgage-backed securities and other short-term investments, as opposed to revenues and income generated from our real estate investments in accordance with our business plan. Given our limited operating history, we cannot assure you that we will be able to implement our business plan successfully and derive a comparable level of our revenues or income from our current properties or properties that we may acquire in the future.

If we are unable to acquire additional properties from banks as a result of changes in banking laws and regulations or trends in the banking industry, we may be unable to execute our business plan and our operating results could be adversely affected.

Changes in current laws and regulations governing banks’ ability to invest in real estate beyond that necessary for the transaction of bank business and in current trends in the banking industry also may affect banks’ strategies with respect to the ownership and disposition of real estate. These banks may decide, based on these changes or other reasons, to retain much of their real estate, sell their bank branches to another financial institution, redevelop properties or otherwise determine not to sell properties to us. In addition, if our relationships with financial institutions deteriorate or we are unable to maintain these relationships or develop additional relationships, we may be unable to acquire additional properties. We cannot assure you that we will be able to maintain our current rate of growth by negotiating and acquiring properties acceptable to us in the future. If we are unable to acquire additional properties from financial institutions, we may be unable to execute our business plan, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

Our agreements with financial institutions require us, with limited exceptions, to purchase properties on an “as is” basis and, therefore, the value of these properties may decline if we discover problems with the properties after we acquire them.

Our agreements with financial institutions require us to purchase properties on an “as is” basis. We may receive limited representations, warranties and indemnities from the sellers in connection with our acquisition of properties. If we discover issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations or other significant problems after we acquire the property, we typically have no recourse against the seller and the value of the property may be less than the amount we paid for such property. We may incur substantial costs in repairing a property that we acquire or in ensuring its compliance with governmental regulations. These capital expenditures would reduce cash available for distribution to our shareholders. In addition, we may be unable to rent these properties on terms favorable to us, or at all.

Our use of debt financing and our substantial existing debt obligations may decrease our cash flow and put us at a competitive disadvantage.

We have incurred, and may in the future incur, debt to fund the acquisition of properties. As of March 31, 2003, we had approximately $1.1 billion of outstanding indebtedness, including $698.4 million of reverse repurchase agreements bearing interest at variable rates. On May 27, 2003, we began to repay these reverse repurchase agreements, a process which we estimate will be completed in July 2003, and terminated a related hedging arrangement, which resulted in a loss of approximately $10.2 million in the quarter ending June 30, 2003. Increases in interest rates on our existing indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay dividends. If we incur additional indebtedness, debt service requirements would increase accordingly, which could further adversely affect our financial condition and results of operations, cash available for distribution and equity value. In addition, increased leverage could increase the risk of our default on debt obligations, which could ultimately result in loss of properties through foreclosure.

Since we anticipate that our cash from operations will be insufficient to repay all of our indebtedness prior to maturity, we expect that we will be required to repay debt through refinancings, financing of unencumbered properties, sale of properties or sale of additional equity. During 2007, we will have to refinance an aggregate amount of approximately $54.4 million of debt, including $49.9 million of debt encumbering one of our properties. The amount of our existing indebtedness may adversely affect our ability to repay debt through refinancings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on unfavorable terms, which might result in losses to us and which might adversely affect cash available for dividends. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on our operating results and financial condition and our ability to pay dividends to shareholders at historical levels or at all.

On May 30, 2003, we obtained a conditional commitment for a bridge loan of up to $400 million from German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., in connection with our pending acquisition of 159 properties from Bank of America, N.A. This bridge loan will have a term of approximately six months. We also obtained a conditional commitment from German American Capital Corporation for permanent refinancing in an amount of up to $440 million with which we plan to replace this bridge loan.

If we are not able to obtain this long-term financing, we cannot assure you that we will be able to obtain permanent financing prior to the maturity date of this bridge loan on favorable terms or at all. If we are not able to secure permanent financing to replace this bridge loan prior to its maturity, we will be in default of the bridge loan agreement with German American Capital Corporation and subject to penalties or damages.

We also may incur additional debt in connection with future acquisitions of real estate. We may borrow under our credit facilities or otherwise borrow new funds to acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate we acquire. We may also borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

Our substantial debt and any increases in our debt may harm our business and our financial results by, among other things:

•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for operation of our properties or payment of dividends;

•	resulting in violation of restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	requiring us to sell one or more properties, possibly on unfavorable terms; and

•	limiting our ability to borrow funds for operations or to finance acquisitions in the future or to refinance our indebtedness at maturity or on terms as or more favorable than the terms of our original indebtedness.

Failure to hedge effectively against interest rate changes may adversely affect our operating results of operations.

We may experience interest rate volatility in connection with the adjustable-rate mortgages on our properties or other floating-rate debt that we may obtain from time to time. We seek to mitigate our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, however these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes relating to our adjustable-rate mortgages and floating-rate debt may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to invest our excess equity capital raised in this offering on acceptable terms or at all, which may harm our financial condition and operating results.

Until we identify a real estate investment consistent with our investment criteria, we intend to invest the portion of the proceeds of this offering not used to fund a portion of the purchase price for our acquisitions under contract in marketable investment grade securities, including adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae or in money-market accounts. We will not leverage these investments. We cannot assure you that we will be able to identify real estate investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the proceeds of this offering will produce a return on our investment. Moreover, because we will not have identified these future investments at the time of this offering, we will have broad authority to invest the excess proceeds of this offering in any real estate investments that we may identify in the future.

We may not have sufficient capital to fully perform our obligations to purchase properties under our agreements with financial institutions, which may subject us to liquidated or other damages or result in termination of these agreements.

Our agreements with financial institutions require us, with limited exceptions, to purchase all bank branches that the financial institutions determine to be surplus properties. If we are unable to accurately forecast the number of properties that we may become obligated to purchase, or if we are unable to secure adequate debt or equity financing to fund the purchase price, we may not have sufficient capital to purchase these properties. If we cannot perform our obligations, we may become subject to liquidated or other damages or impair our relationships with these institutions. The other parties may also have the right to terminate these agreements if we breach our obligations under them. Any of these damages could significantly affect our operating results, and if these agreements are terminated, our ability to acquire additional properties and successfully execute our business plan would be significantly impaired. If we are successful in entering into similar agreements with other financial institutions, we may need a significant amount of additional capital to fund additional acquisitions under those agreements. We cannot assure you that we will be able to raise necessary capital on acceptable terms or at all. Our inability to fund required acquisitions would adversely affect our revenues, impair our business plan and reduce cash available for distribution to shareholders.

Failure of our tenants to pay rent could seriously harm our operating results and financial condition.

We rely on rent payments from our tenants as a source of cash to pay dividends to our shareholders. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy or insolvency, leasing delay or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company. This risk is particularly prominent with respect to our office buildings and our sale leaseback properties, which typically have tenants with larger aggregate lease obligations than our bank branches. A default by a large tenant of one of these properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms.

The bankruptcy or insolvency of our tenants under their leases or delays by our tenants in making rent payments could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

Many of our tenants are banks that are not eligible to be debtors under the federal bankruptcy code, but would be subject to the liquidation and insolvency provisions of applicable banking laws and regulations. If the FDIC were appointed as receiver of a banking tenant because of a tenant’s insolvency, we would become an unsecured creditor of the tenant, and be entitled to share with the other unsecured non-depositor creditors in the tenant’s assets on an equal basis after payment to the depositors of their claims. The FDIC has in the past taken the position that it has the same avoidance powers as a trustee in bankruptcy, meaning that the FDIC may try to reject the tenant’s lease with us. As a result, we would be unlikely to have a claim for more than the insolvent tenant’s accrued but unpaid rent owing through the date of the FDIC’s appointment as receiver. In any event, the amount paid on claims in respect of the lease would depend on, among other factors, the amount of assets of the insolvent tenant available for unsecured claims. We may recover substantially less than the full value of any unsecured claims, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

A significant portion of our properties is leased to banks, making us more economically vulnerable in the event of a downturn in the banking industry.

As of May 1, 2003, approximately 86.0% of our 2003 contractual rent will be received from financial institutions, including regulated banks, assuming we complete our acquisitions under contract, and 91.6%, excluding our acquisitions under contract. Individual banks, as well as the banking industry in general, may be adversely affected by negative economic and market conditions throughout the United States or in the local economies in which regional banks operate. In addition, changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, may have an adverse impact on banks’ loan portfolios and allowances for loan losses. As a result, we may experience higher rates of lease default or terminations in the event of a downturn in the banking industry than we would if our tenant base were more diversified.

We acquire a substantial number of bank branches, which are specialty-use properties and therefore may be more difficult to lease to non-banks.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. Our revenue from and the value of the bank branches may be affected by a number of factors, including:

•	demand from financial institutions to lease or purchase properties that are configured to operate as bank branches;

•	demand from non-banking institutions to make capital expenditures to modify the specialty-use properties to suit their needs; and

•	a downturn in the banking industry generally and, in particular, among smaller community banks.

These factors may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders, if financial institutions do not expand the number of their bank branches they operate, do not find the locations of our bank branches desirable, or elect to make capital expenditures to materially modify other properties rather than pay higher lease or acquisition prices for properties already configured as bank branches. The sale or lease of these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties, which we do not expect to undertake. If we are unable to lease the bank branches we acquire to financial institutions, we may be forced to sell the branches at a loss due to the repositioning expenses likely to be incurred by non-bank purchasers.

We are dependent on Bank of America and Wachovia Bank for a significant portion of our revenues and failure of these tenants to perform their obligations or renew their leases upon expiration may adversely affect our cash flow and ability to pay dividends to shareholders.

Assuming completion of our acquisitions under contract, Bank of America, N.A. and Wachovia Bank, N.A. will represent approximately 58.6% and 18.0%, respectively, of our 2003 contractual rent and will occupy approximately 57.4% and 11.6%, respectively, of our total rentable square feet. The default, financial distress or insolvency of Bank of America or Wachovia Bank, or the failure of either of these parties to renew their leases with us upon expiration, could cause interruptions in the receipt of lease revenue from these tenants and/or result in vacancies, which would reduce our revenue and increase operating costs until the affected properties are leased, and could decrease the ultimate value of the property upon sale. We may be unable to lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the leasing.

Our formulated price contracts with financial institutions may require us to purchase bank branches located in unattractive locations or vacant bank branches that we would not elect to otherwise purchase, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends at historical levels or at all.

We currently have formulated price contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A., and Wachovia Bank, N.A. Under our formulated price contracts, we are required, with limited exceptions, to purchase surplus bank branches that these financial institutions own. We may terminate our agreements with AmSouth Bank, Bank of America and KeyBank upon 90 days written notice, and our agreement with Wachovia Bank immediately upon written notice. Financial institutions may elect to sell us surplus bank branches under our formulated price contracts for any number of reasons, including, among others, that the properties:

•	overlap with other bank branches accumulated in connection with mergers and acquisitions with other financial institutions;

•	have low deposit levels as compared to other branches in their portfolio;

•	are vacant; or

•	are located in unattractive areas.

As a result, we may be required to purchase properties that we otherwise would not elect to purchase outside of our obligations under the formulated price contracts. The purchase of such bank branches may make it more difficult for us to lease these properties or fulfill our obligations to purchase surplus bank branches under other formulated price contracts, and could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Our formulated price contracts with financial institutions may require us to purchase a large number of bank branches at any given time that we would not elect to otherwise purchase, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends at historical levels or at all.

As of May 1, 2003, we had been notified of 10 bank branches that would be subject to sale to us under our formulated price contracts, and we may become obligated to purchase an additional amount of unknown properties under these contracts through their respective terms. Since there generally are no limitations on the number or dollar value of properties that the financial institution may sell to us under our formulated price contracts, we may be required to make significant cash expenditures relating to the purchase of one or a large number of properties at any given time. These capital expenditures may significantly deplete our available cash holdings and would reduce cash available for distribution to our shareholders. In addition, we may be unable to effect the acquisition of the bank branches that we are otherwise obligated to purchase under our formulated price contracts through either equity or debt financing. If we are unable to complete purchases of bank branches under a formulated price contract, we will be deemed to be in default of such contract and may become liable for significant damages as a result of such default. Our inability to fulfill our obligations to purchase surplus bank branches under our formulated price contracts could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to lease properties that we acquire from financial institutions under our formulated price contracts, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Substantially all of the bank branches we acquire through our formulated price contracts with financial institutions are vacant when we are notified of our obligation to purchase, or elect to purchase, the properties. Either because the properties we are obligated to acquire may be unattractive or because we are required to process a large number of properties within a short time period, we cannot assure you that we will be able to lease or sublease any properties that we acquire prior to their acquisition, or at all, or that we will be able to lease or sublease properties on terms that are acceptable to us. In addition, under our formulated price contracts, we are typically restricted from permitting tenants that compete with the seller from commencing banking operations at a property during the four to six month period after the seller ceases operations at the property. This restriction could limit our ability to generate revenues from these properties in an acceptable time frame. When we enter into leases with tenants for bank branches, the tenant typically has a right to terminate its obligations under the lease if it fails to obtain the necessary approvals to operate a bank branch in the location within 60 days. The tenant’s failure to receive these types of approvals during this period, or at all, may adversely affect our ability to generate revenue from these properties.

If we fail to lease these properties, they will not generate any revenue for us, which could have a negative effect on our ability to pay dividends to our shareholders. Similarly, our ability to sublease leasehold interests that we assume is sometimes restricted. If we are unable to sublease our leasehold interests on terms that are acceptable to us, or if we cannot obtain the consent of the property owner to enter into a sublease, our operating results, cash flow and ability to pay dividends at historical levels or at all may be impaired.

We do not know if our tenants will renew their existing leases and, if they do not, we may be unable to lease the properties on as favorable terms, or at all, which would adversely affect our operating results and financial condition.

We cannot predict whether existing leases of our properties will be renewed at the end of their lease terms. If these leases are not renewed, we would be required to find other tenants for those properties. We cannot assure you that we would be able to enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all. Our inability to enter into new leases on acceptable terms or at all could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

If we are unable to lease properties that are partially or completely vacant, we may be required to recognize an impairment loss with respect to the carrying values of these properties, which may have a material adverse effect on our operating results and financial condition.

We may acquire properties that are partially or completely vacant upon acquisition, especially surplus bank branches that we acquire under our formulated price contracts. In addition, any of our properties may become partially or completely vacant in the future. If we are unable to lease these properties and generate sufficient cash flow to recover the carrying value of these properties, we may be required to recognize an impairment loss, which could have a material adverse effect on our operating results and financial condition.

Our financial covenants may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

The mortgages on our properties contain customary negative covenants, including provisions that may limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. These limitations could restrict our ability to acquire additional properties. In addition, any of our future lines of credit or loans may contain additional financial covenants and other obligations. If we breach covenants or obligations in our debt agreements, the lender can generally declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan. In order to meet our debt service obligations, we may have to sell properties, potentially at a loss or at times that prohibit us from achieving attractive returns. Failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through lender foreclosure.

We are subject to contractual obligations and covenants that may restrict our ability to dispose of our properties at attractive returns or when we otherwise desire to sell them.

Under the partnership agreement of First States Partners II, L.P., which owns our 123 South Broad Street property, we are contractually restricted, until November 10, 2005, from selling or refinancing the property without the consent of the holders of a majority of the 11% minority limited partnership interest in First States Partners II. As a result of this restriction, we could be precluded from disposing of, refinancing or taking other material actions with respect to our 123 South Broad Street property during the restricted period, even if we are presented with an opportunity to dispose of or refinance the property on terms that we believe are attractive.

Moreover, with respect to the properties we acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation, we are restricted from selling any individual property in the portfolio so long as the existing master lease for the portfolio is in effect.

In addition, pursuant to a contribution agreement under which Nicholas S. Schorsch and several other individuals and entities, of which several are our affiliates, contributed approximately $216.0 million of properties to our operating partnership in exchange for a combination of cash payments and units of our operating partnership, we are required to pay these contributing parties a tax indemnity in the event of a taxable disposition of a property contributed by them prior to an expiration date defined as the earlier of (i) September 10, 2007 and (ii) the date on which the contributing parties no longer own in the aggregate at least 25% of the units of our operating partnership issued to them in return for their contribution of property. The tax indemnity will equal the amount, if any, by which (i) the amount of the federal and state income tax liability (using an assumed combined federal and state income tax rate of 35%) incurred by the contributing parties with respect to the gain allocated to the contributing parties under Section 704(c) of the Internal Revenue Code exceeds (ii) the present value of the tax liability as of the end of the taxable year in which the disposition occurs, assuming the tax liability is not due until the end of the taxable year in which the expiration date is scheduled to occur. The discount rate to be used in the present value computation is the prime rate as announced by Wachovia Bank, N.A. at such time plus 200 basis points per annum. This tax indemnity could inhibit our disposition of properties that we may otherwise desire to sell and increase the cost of selling those properties, each of which could adversely affect our revenues.

In the future, as we acquire additional properties, we may also become subject to additional contractual obligations and covenants that may restrict our ability to dispose of our properties.

We have a conditional commitment from a lender to provide us with a warehouse facility under which the lender will have the right, under certain circumstances, to require that we pledge additional collateral or repay a portion of the outstanding principal on short notice, which could have an adverse effect on our business.

We have a conditional commitment from Deutsche Bank AG, an affiliate of one of the underwriters in this offering, to provide us with a $300.0 million warehouse facility. Advances under this facility will be made in the aggregate principal amount of 80% of the lesser of either (i) the amount of subsequent financing that can be secured by the properties we acquire with the borrowings under this facility or (ii) the acquisition cost of those properties. The lender has the right to reassess this ratio from time to time. If the lender determines that this ratio exceeds a ratio that the lender deems appropriate based on then current market conditions, the lender may require us to pledge additional qualifying collateral under the facility or repay a portion of the principal outstanding under the facility. If we do not have additional qualifying collateral or sufficient available liquidity to satisfy the lender’s requirements, then we could default on our obligations under the facility and thereby risk foreclosure by the lender on the properties we acquired with the borrowings under this facility or we could incur losses in an effort to raise sufficient liquidity to repay the portion of the principal required by the lender.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions or may increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.

We compete with many other entities engaged in real estate investment activities for the acquisition of properties from financial institutions, including institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for real estate. Our competitors may have greater resources than we do, and may be willing to pay more or may have a more compatible operating philosophy with our acquisition targets. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those that would generate attractive returns to us.

The consideration paid for our properties may exceed fair market value, which may harm our financial condition and operating results.

Under our formulated price contracts, we are obligated to purchase properties at a formulated price based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Therefore, where we ultimately lease or sell a property to a non-bank, the fair market value of the property measured with respect to the lease or sale may be less than the purchase price that we paid for the property. In addition, the consideration that we pay for our properties not acquired under a formulated price contract may be based upon the current income stream from these properties or the credit quality of the tenants, and most of these acquired properties have not been purchased through a competitive bidding process. We cannot assure you that the purchase prices we pay for our properties or their appraised values will be a fair price for these properties, that we will be able to generate an acceptable return on these properties, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire, including our existing portfolio, will meet risk profiles acceptable to our investors. We also may be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on these properties. As a result, our investments in these properties may fail to perform in accordance with management’s expectations, which may substantially harm our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We structure many of our acquisitions using complex structures often based on forecasted results for the acquisitions, and if the acquired properties underperform forecasted results, our financial condition and operating results may be harmed.

We acquire many of our properties under complex structures that we tailor to meet the specific needs of the financial institutions from which we buy properties. For instance, we may enter into sale leaseback transactions under which the sellers may vacate all or a portion of the properties we acquire following the completion of the acquisition. If we fail to accurately forecast the operating results of or the behavior of the tenants in the properties we acquire following the acquisition, our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all, may be substantially harmed.

Our acquisitions of real estate may result in disruptions to our business as a result of the burden placed on management.

Our strategy includes the acquisition of or investment in real estate. These acquisitions may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, if we were to acquire real estate indirectly by acquiring another entity, we may be unable to integrate effectively the operations and personnel of the acquired business or to train, retain and motivate any key personnel from the acquired business. The inability of our management to effectively implement our acquisition strategy may cause disruptions to our business and may have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

As a result of the limited time during which we have to perform due diligence of many of our acquired properties, we may become subject to significant unexpected liabilities and our properties may not meet projections.

When we enter into an agreement to acquire a property or portfolio of properties, such as our agreement to acquire 159 properties from Bank of America, N.A., we often have limited time to complete our due diligence prior to acquiring the property. Because our internal resources are limited, we may rely on third parties to conduct a portion of our due diligence. To the extent we or these third parties underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities or fail to perform in accordance with our projections. If we do not accurately assess during the due diligence phase the value of, and liabilities associated with, properties prior to their acquisition, we may pay a purchase price that exceeds the current fair value of the net identifiable assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded, which could result in significant charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could have a material adverse effect on our financial condition and operating results, as well as our ability to pay dividends to shareholders at historical levels or at all.

If third party managers providing property management services for our office buildings or their personnel are negligent in their performance of, or default on, their management obligations, our tenants may not renew their leases or we may become subject to unforeseen liabilities. If this occurs, our financial condition and operating results, as well as our ability to pay dividends to shareholders at historical levels or at all, could be substantially harmed.

We have entered into agreements with third party management companies to provide property management services for a significant number of our office buildings, and we expect to enter into similar third party management agreements with respect to office buildings we acquire in the future, including the 159 office buildings we have agreed to acquire from Bank of America, N.A. We do not supervise these third party managers and their personnel on a day-to-day basis and we cannot assure you that they will manage our properties in a manner that is consistent with their obligations under our agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these managers will not otherwise default on their management obligations to us. If any of the foregoing occurs, our relationships with our tenants could be damaged, which may prevent the tenants from renewing their leases, and we could incur liabilities resulting from loss or injury to our property or to persons at our properties. If we are unable to lease our properties or we become subject to significant liabilities as a result of third party management performance issues, our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Rising operating expenses could reduce our cash flow and funds available for future dividends.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property’s operating expenses. Our properties are also subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

While many of our properties are leased on a triple net lease basis or under leases that require that tenants pay a portion of the expenses associated with maintaining the properties, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. In addition, real estate taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities. Many U.S. states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If we are unable to lease properties on a triple net lease basis or on a basis requiring the tenants to pay all or some of the expenses associated with maintaining the properties, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

We may be unable to generate sufficient revenue from operations to pay our operating expenses and to pay dividends to our shareholders at historical levels or at all.

We intend to distribute to our shareholders all or substantially all of our REIT taxable income each year so as to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of trustees may deem relevant from time to time. We cannot assure you that we will be able to pay dividends in the future.

Our ability to pay dividends is based on many factors, including:

•	the investment of the proceeds of this offering;

•	our ability to make additional acquisitions;

•	our success in negotiating favorable lease terms;

•	our tenants’ ability to perform under their leases; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary substantially from estimates.

Some of these factors, including our ability to make additional acquisitions, our success in negotiating favorable lease terms, our tenant’s ability to perform under their leases and the accuracy of our predictions of our operating expense levels, are beyond our control and a change in any one of these factors could affect our ability to pay future dividends. We also cannot assure you that the level of our dividends will increase over time or that contractual increases in rent under the leases of our properties or the receipt of rental revenue in connection with future acquisitions of properties will increase our actual cash available for distribution to shareholders. In the event of defaults or lease terminations by our tenants, rental payments could decrease or cease, which would result in a reduction in actual cash available for distribution. See “Dividend Policy and Distributions.”

Risks Related to This Offering

There is currently no public market for our common shares, and an active trading market for our common shares may never develop following this offering.

There has not been any public market for our common shares prior to this offering. We have applied and received approval for listing of our common shares on the New York Stock Exchange in connection with this offering; however, an active trading market for our common shares may never develop or be sustained. Currently, our common shares trade among qualified institutional buyers (i.e., institutional investors with at least $100 million invested in securities) and are eligible for resale in accordance with Rule 144A under the Securities Act. The last trade of our common shares reported on The Portal™ Market of which we are aware was reported on May 6, 2003 at a price of $12.00 per share, which may not be indicative of the prices at which our shares will trade on the New York Stock Exchange after this offering.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common shares after this offering, the market price of our common shares may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common shares.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common shares.

Common shares eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of our common shares. Sales of substantial amounts of common shares (including, as of March 31, 2003, up to 4,455,966 common shares issuable upon the conversion of units of our operating partnership, and, including grants to be made upon completion of this offering, up to 2,851,875 common shares issuable upon exercise of options, and 1,351,000 restricted shares, issued, or to be issued, under our 2002 Equity Incentive Plan), or the perception that these sales could occur, may adversely affect prevailing market prices for our common shares.

In addition, under several registration rights agreements, we have granted holders of our common shares issued in our September 2002 private placement and the holders of other common shares issuable upon conversion of units of our operating partnership demand and piggyback registration rights to have the resale of their shares registered under the Securities Act. In accordance with the terms of these registration rights agreements, we sent notice on January 23, 2003 to all holders of our common shares, as reflected in our books and records as of that date, of our intention to file a registration statement with the SEC for this offering and of their right to elect to participate in this offering, subject to cutback of their participation by the underwriters. We have received notices from shareholders requesting that 200,000 common shares be included in this offering. Upon registration, these common shares will be eligible for sale into the market.

We filed with the SEC a registration statement under the Securities Act that will cover the resale of all of the common shares held by our shareholders that are not included in this offering, other than restricted shares, as well as common shares issuable upon the conversion of units of our operating partnership into common shares, and will use our best commercially practicable efforts to cause this resale registration statement to be declared effective as promptly as practicable following the date of this prospectus. The holders of the common shares covered by this resale registration statement will be restricted from, without the prior written consent of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., directly or indirectly offering, selling, contracting to sell or otherwise disposing of or hedging their common shares covered by the resale registration statement for 45 days following the date of this prospectus. In the case of all of these shares other than those issuable upon the conversion of units of our operating partnership, the 45 day lock-up agreement will automatically terminate upon the later to occur of (i) exercise in full of the underwriters’ over-allotment option and (ii) the fifth consecutive day on which the closing price of our common shares on the New York Stock Exchange equals at least 120% of the public offering price of our common shares, or $        .

If any or all of these holders sell a large number of securities in the public market, the sale could reduce the trading price of our common shares and could impede our ability to raise future capital. In addition, we anticipate filing a registration statement with respect to the restricted shares and the common shares issuable upon exercise of options issued under our 2002 Equity Incentive Plan following this offering.

We also may issue from time to time additional common shares or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common shares or the perception that these sales could occur may adversely effect the prevailing market price for our common shares. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

You should not rely on the underwriters’ lock-up agreements to limit the number of shares sold into the market.

All of our trustees, executive officers, holders of units of our operating partnership that are convertible into common shares and holders of substantially all of our common shares issued in our September 2002 private placement, have agreed to be bound by lock-up agreements that prohibit these holders from selling, pledging, transferring or otherwise disposing of any of our common shares or securities convertible into our common shares that they own or acquire, other than gifts to family members so long as the family members agree to the terms of the lock-up agreement and, in the case of Nicholas S. Schorsch, donations of up to $5.0 million of our common shares to certain specified charitable organizations, for up to 180 days after the date of this prospectus in the case of our trustees and executive officers, and 45 days for all others subject to lock-up agreements, except in specified limited circumstances. Friedman, Billings, Ramsey Group, Inc., the successor-by-merger to FBR Asset Investment Corporation, and Friedman, Billings, Ramsey & Co., Inc. have agreed to be bound by lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of any of our common shares or securities convertible into our common shares that they own or acquire, except for in its capacity as an underwriter in this offering, for up to 180 days after the date of this prospectus. Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, acting jointly, release all or any portion of the common shares or units of our operating partnership subject to the foregoing lock-up agreements, at any time and without notice or shareholder approval. In the case of all of the shares subject to a 45 day lock-up agreement, other than those issuable upon the conversion of units of our operating partnership, the 45 day lock-up agreement will automatically terminate upon the later to occur of (i) exercise in full of the underwriters’ over-allotment option and (ii) the fifth consecutive day on which the closing price of our common shares on the New York Stock Exchange equals at least 120% of the public offering price of our common shares, or $        .

If the restrictions under the lock-up agreements are waived or terminated, approximately 43,608,207 shares will be available for sale into the market (assuming conversion of outstanding units of our operating partnership), subject only to applicable securities rules and regulations, which could reduce the market price for our common shares.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

If you purchase common shares in this offering, you will experience immediate dilution.

We expect the initial public offering price of our common shares to be higher than the book value per share of our outstanding common shares. Assuming that the common shares sold in this offering are sold at $12.00 per share, if you purchase common shares in this offering, you will experience immediate dilution of approximately $3.61 in book value per share. This means that investors who purchase shares in this offering:

•	will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities; and

•	will have contributed, in the aggregate, approximately 67.5% of our funding since inception, but will own only 50.9% of our fully diluted equity interests.

Moreover, to the extent that outstanding units of our operating partnership are converted into common shares, options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution.

We may be affected by conflicts of interest that arise out of contractual relationships with affiliates of our underwriters.

We have commercial relationships, including some of our acquisitions under contract, with affiliates of Banc of America Securities LLC, Deutsche Bank Securities Inc., Friedman, Billings, Ramsey & Co., Inc., UBS Securities LLC and Wachovia Securities, LLC, five of the underwriters in this offering. These relationships include a formulated price contract and other real estate purchase agreements with Bank of America, N.A., a formulated price contract with Wachovia Bank, N.A., loan agreements or commitments with Bank of America, Deutsche Bank AG, UBS AG, Cayman Islands Branch, and Wachovia Bank, N.A., an agreement with FBR Investment Management, Inc. to assist us with the management of our investments in residential mortgage-backed securities and other agreements with Friedman, Billings, Ramsey & Co., Inc. and Banc of America Securities LLC. See “Summary—Conflicts of Interest.” In addition, Friedman, Billings, Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., is currently our largest shareholder and Friedman, Billings, Ramsey & Co., Inc. holds units of our operating partnership. Any of these relationships could affect the ability of these underwriters to perform their duties in an objective manner, and could have a negative effect on this offering and our investors.

Risks Related to Our Organization and Structure

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, upon the continued services of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and of our management team. In particular, the extent and nature of the relationships that Mr. Schorsch and the other members of our management team have developed with financial institutions and existing and prospective tenants is critically important to the success of our business. Although we have an employment agreement with Mr. Schorsch and other key executives, there is no guarantee that Mr. Schorsch or the other executives will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our corporate management team, particularly Mr. Schorsch, would harm our business and our prospects.

We may experience conflicts of interest with several members of our management and board of trustees relating to the disposition and operation of our initial properties and operating companies.

Conflicts of interest relating to the acquisition of our initial properties and operating companies in September 2002 from Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and several other individuals and entities affiliated or associated with us, may lead to decisions that are not in your best interest. Mr. Schorsch, Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, and Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and wife of Mr. Schorsch, received, directly or indirectly through their affiliates and family members, approximately 51.1% of the total consideration received by the sellers in connection with these acquisitions. The terms of the agreements relating to these acquisitions were not negotiated in an arm’s length transaction and it is possible that we could realize less value from these acquisitions than we would have achieved had the acquisitions been entered into with an unrelated third party. Additionally, Messrs. Schorsch and Kahn and Ms. Schorsch have unrealized gains associated with their interests in several of these assets, and, as a result, any sale of such assets or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing such assets may cause adverse tax consequences to Messrs. Schorsch and Kahn and Ms. Schorsch. These individuals may not be supportive of the taxable disposition or refinancing of the properties when it might otherwise be the optimal time for us to do so. In addition, under the terms of the contribution agreement relating to our acquisition of these properties, we have agreed to indemnify Mr. Schorsch and the other parties to the agreement in the event that we sell, transfer, distribute or otherwise dispose of any of these properties in a transaction that would result in the allocation of taxable income or gain by us to the contributing parties under Section 704 of the Internal Revenue Code, until the earlier of:

•	five years from the date of the acquisition; or

•	the date on which the contributors under the agreement no longer own 25% of the limited partnership interests in our operating partnership that were issued in exchange for the properties.

This tax indemnity will equal the amount of the excess, if any, of the tax liability, assuming a 35% tax rate, on the gain resulting from the disposition of the property, over the present value (using a discount rate of prime rate plus 2%) of such tax liability to the last day of our taxable year in which the indemnity expires. As a result of this agreement, we may elect not to sell or transfer these properties in order to avoid payment of the tax indemnity, despite the fact that we would otherwise be able to sell the properties for a significant gain.

Several members of our management and board of trustees have the right to approve certain major transactions involving our 123 South Broad Street property, including its sale, assignment and refinancing, which may result in these individuals acting other than in our best interests.

Conflicts of interest relating to our ownership and operation of our largest property, 123 South Broad Street, may occur between us and Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and wife of Mr. Schorsch and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, each of whom own a retained interest in this property. In connection with our acquisition of our initial properties and operating companies, we purchased 89% of the limited partnership interests in First States Partners II, the entity that owns our 123 South Broad Street property. Mr. Schorsch, Ms. Schorsch and Mr. Kahn continue to own a 5.0%, 0.8% and 0.5% limited partnership interest in First States Partners II, respectively. Although our operating partnership controls the decisions relating to operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% minority interest retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. These retained rights of Mr. Schorsch, Ms. Schorsch and Mr. Kahn lead to conflicts of interest between us and these individuals, which could result in decisions that do not fully reflect our interests.

Some of our executive officers have other business interests that may hinder their ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan.

Some of our executive officers have other business interests that may hinder their ability to spend adequate time on our business. Mr. Schorsch and other members of management own three vacant bank branches, all of which are for sale, one occupied bank branch, which is subject to a purchase option by the tenant, and Three Beaver Valley Road, as to which we have an option to purchase. These properties were not transferred to our operating partnership in connection with the acquisition of our initial properties and operating companies in September 2002. Mr. Schorsch’s employment agreement permits him to continue to provide management and other services to these properties and the provision of such services may reduce the time Mr. Schorsch is able to devote to our business.

Our board of trustees may authorize the issuance of additional shares that may cause dilution.

Our declaration of trust authorizes the board of trustees, without shareholder approval, to:

•	amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue;

•	authorize the issuance of additional common or preferred shares, or units of our operating partnership which may be convertible into common shares, in connection with future equity offerings, acquisitions of properties or other assets of companies; and

•	classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters or common shares that have preference rights with respect to voting.

The issuance of additional shares could be substantially dilutive to our existing shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Maryland law provides that a trustee has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification.”

Our ownership limitations may restrict business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust generally prohibits direct or indirect ownership by any person of more than 9.9% of the number of outstanding shares of any class of our securities, including our common shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.9% in value of our shares.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

Our declaration of trust provides that a trustee may only be removed upon the affirmative vote of holders of two-thirds of our outstanding common shares. Vacancies may be filled by the board of trustees. This requirement makes it more difficult to change our management by removing and replacing trustees. In addition, our board of trustees is divided into three classes. The initial terms of our Class I, Class II and Class III trustees will expire at the annual meeting of shareholders in each of 2003, 2004 and 2005, respectively. Trustees of each class are elected for three year terms upon the expiration of their current terms and each year, one class of trustees will be elected by the shareholders at the annual meeting of shareholders. The staggered terms of trustees may also delay, deter or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.

Our board of trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us.

Our declaration of trust permits our board of trustees to issue up to 100,000,000 preferred shares, issuable in one or more classes or series. Our board of trustees may classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and to convert into common shares) of any such preferred shares. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their shares over the then current market price of our common shares. See “Description of Shares—Power to Reclassify Shares.”

Maryland law may discourage a third party from acquiring us.

Maryland law provides broad discretion to our board of trustees with respect to its fiduciary duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested shareholder if, prior to the most recent time at which the person would otherwise have become an interested shareholder, our board of trustees approved the transaction which otherwise would have resulted in the person becoming an interested shareholder. For a period of five years after the most recent acquisition of shares by an interested shareholder, we may not engage in any merger or other business combination with that interested shareholder or any affiliate of that interested shareholder. After the five year period, any merger or other business combination must be approved by our board of trustees and by at least 80% of all the votes entitled to be cast by holders of outstanding voting shares and two-thirds of all the votes entitled to be cast by holders of outstanding voting shares other than the interested shareholder or any affiliate or associate of the interested shareholder unless, among other things, the shareholders (other than the interested shareholder) receive a minimum price for their common shares and the consideration received by those shareholders is in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions of the business combination statute do not apply to business combinations that are approved or exempted by our board of trustees prior to the time that the interested shareholder becomes an interested shareholder. However, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Business Combinations.”

Additionally, the “control shares” provisions of the Maryland General Corporation Law, or MGCL, are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our bylaws provide that we are not bound by the control share acquisition statute. However, our board of trustees may opt to make the statute applicable to us at any time, and may do so on a retroactive basis. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Control Share Acquisitions.”

Finally, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price.

Our board of trustees may change our investment and operational policies and practices without a vote of our common shareholders, which limits your control of our policies and practices.

Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of trustees. Although we have no present intention to do so, our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

We have set a targeted range for the amount of indebtedness that we incur from time to time. Although we currently have established a range of 55% to 65% as our leverage ratio target, this target ratio may be amended or waived at any time without shareholder approval and without notice to our shareholders. See “Our Business and Properties—Other Types of Investments and Policies—Leverage Ratio Target.” In addition, our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our executive officers have agreements that provide them with benefits in the event their employment is terminated, which could prevent or deter a potential acquiror from pursuing a change of control of our company.

We have entered into agreements with our executive officers, Nicholas S. Schorsch, Glenn Blumenthal, William P. Ciorletti, Edward J. Matey Jr., Jeffrey C. Kahn, Sonya A. Huffman and Shelley D. Schorsch, that provide them with severance benefits if their employment ends due to a termination by our company without cause, or by Mr. Schorsch for good reason. In the case of such terminations or upon a change of control, the vesting of the restricted shares and options to purchase our common shares held by the executive officers will be accelerated. These benefits could increase the cost to a potential acquiror of our company and thereby prevent or deter a change of control of the company that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. See “Management—Employment Agreements.”

Risks Related to the Real Estate Industry

Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy our other debt obligations and pay dividends.

Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash to pay our taxes, which may result in a decrease in cash available for distribution to our shareholders.

In addition, our default under any one of our mortgage debt obligations may increase the risk of our default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. These risks can be particularly pronounced with respect to the small, specialty use and office properties that we may purchase in smaller markets under our formulated price agreements and other agreements with banks.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

Our properties may be subject to environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be environmental problems associated with our properties of which we are unaware. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders.

Since August 1998, we have maintained environmental insurance on our property portfolio. The limits on our current policies are $5.0 million per occurrence and $10.0 million in the aggregate, subject to a $75,000 self insurance retention per occurrence. We intend to maintain environmental insurance coverage for our property portfolio. However, our insurance may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to shareholders at historical levels or at all.

All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and typically under our leases are obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to pay dividends to shareholders at historical levels or at all.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies holding general policyholder ratings of at least “A” as set forth in the most current issue of Best’s Insurance Guide. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils (“all risk,” as that term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1.0 million and $10.0 million depending on the facts and circumstances surrounding the tenant and the industry in which it operates. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of its appurtenant areas.

In addition to the indemnities and required insurance policies identified above, many of our properties are also covered by flood and earthquake insurance policies obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. All of these policies may involve substantial deductibles and certain exclusions. In certain areas, we may have to obtain earthquake insurance on specific properties as required by our lenders or by law. We have also obtained terrorism insurance on some of our larger office buildings, but this insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common shares trade, the markets in which we operate, our operations and our profitability.

Terrorist attacks may negatively affect our operations and your investment in our common shares. We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses. Some of our properties are high profile office buildings in prominent locations, or are located in areas that may be susceptible to attack, which may make these properties more likely to be viewed as terrorist targets than similar, less recognizable properties. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We have obtained terrorism insurance on our large office buildings to the extent required by our lenders. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

The United States has entered into an armed conflict with Iraq, and may enter into additional armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Our revenues are dependent upon payment of rent by financial institutions, which are particularly vulnerable to uncertainty in the worldwide financial markets. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders at historical levels or at all, and may result in volatility in the market price of our securities.

Risks Related to Our Residential Mortgage-Backed Securities Portfolio

An increase in prepayment rates of the mortgages underlying our residential mortgage-backed securities may adversely affect the profitability of our investment in these securities.

The residential mortgage-backed securities we acquire are secured by pools of mortgage loans on single-family residences. When we acquire a residential mortgage-backed security, we anticipate that the underlying mortgages will be prepaid at a projected rate generating an expected yield. When homeowners prepay their mortgage loans more quickly than we expect, it results in redemptions that are earlier than expected on the residential mortgage-backed securities, and this may adversely affect the expected returns on our investments. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

As the holder of residential mortgage-backed securities, a portion of our investment principal is returned to us when the underlying mortgages are prepaid. In order to continue to earn a return on this returned principal, we must reinvest it in other residential mortgage-backed securities or other investments. However, if interest rates are falling, we may earn a lower return on the new investment as compared to the original residential mortgage-backed security.

There is no limitation on the amount or duration of our investments in residential mortgage-backed securities, and any increase in the amount or duration of these investments magnifies the risks inherent in these investments that are described above.

Our board of directors has not established any limit on the amount we may invest in residential mortgage-backed securities or the duration of these investments. If we were to materially increase the size of our portfolio of residential mortgage-backed securities or the duration of our investments in residential mortgage-backed securities, the risks inherent in this investment strategy described above would be proportionately magnified.

Tax Risks of our Business and Structure

Your investment in our common shares has various federal, state and local income tax risks that could affect the value of your investment.

Although the provisions of the Internal Revenue Code relevant to your investment in our common shares are generally described in “Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares, because of the complex nature of the tax rules applicable to REITs and their shareholders.

Distribution requirements imposed by law limit our flexibility in executing our business plan.

To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

We intend to distribute to our shareholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

We may incur additional indebtedness in order to meet our distribution requirements.

As a REIT, we must distribute at least 90% of our REIT taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

Our disposal of properties may have negative implications, including unfavorable tax consequences.

With limited exceptions, our formulated price contracts with financial institutions obligate us to acquire, or assume leasehold interests in, bank branches that the banks determine to be surplus and elect to sell or assign to us under these formulated price contracts. In the past, we have sold properties acquired under these formulated price contracts that we deemed to be inconsistent with the investment parameters for our real estate portfolio. We intend to continue to sell these properties.

If we make a sale of a property directly, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we will dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the Internal Revenue Service would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were sales of dealer property or inventory, in which case the 100% penalty tax would apply.

If we fail to remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

We believe that we qualify as a REIT under the Internal Revenue Code, which affords us significant tax advantages. The requirements for this qualification, however, are complex and our management has limited experience in operating a REIT. If we fail to meet these requirements, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may be subject to federal and state income taxes that would adversely affect our financial condition.

Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a sale of dealer property or inventory, that income will be subject to a 100% penalty tax. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other entities through which we indirectly own our properties that would adversely affect our operating results. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

The federal income tax laws governing REITs or the administrative interpretations of those laws may be amended at any time. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. On May 28, 2003, President Bush signed into law a tax bill that reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced tax rate generally does not apply to ordinary REIT dividends, which will continue to be taxed at the higher tax rates applicable to ordinary income. This legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than they had been, and could have an adverse effect on the market price of our common shares.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	completion of any of our acquisitions under contract;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future dividends;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures;

•	the impact of technology on our products, operations and business; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties”;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds that we receive in this offering will be approximately $552.0 million, based upon an assumed price per common share of $12.00 and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $636.0 million. In addition, 200,000 shares are being offered by a selling shareholder. We will receive no proceeds from the sale of these shares. We intend to use the net proceeds that we receive from the offering as follows:

•	to fund the equity portion of the purchase price of our acquisitions under contract, which are described below, estimated to be approximately $510.6 million;

•	to fund the equity portion of the purchase price of additional surplus bank branches to be purchased in 2003 pursuant to our formulated price contracts with AmSouth Bank, Bank of America, N.A., KeyBank, N.A. and Wachovia Bank, N.A., estimated to be approximately $30.0 million; and

•	the remainder for general corporate and working capital purposes, including costs associated with operating our properties not leased to third parties, insurance premiums, costs of employee compensation and benefits and other general and administrative expenses associated with our operations.

A tabular presentation of our estimated use of the proceeds that we will receive in this offering, assuming that the underwriters’ over-allotment option is not exercised, follows:

	Dollar Amount		Percentage
	(in thousands)
Gross offering proceeds to us	$600,000		100.0%
Underwriting discounts and commissions	42,000		7.0
Other expenses of offering	6,000		1.0

Net offering proceeds	$552,000		92.0%

Estimated amount of net proceeds used to fund acquisition under contract paid to our affiliates(1)
Purchase price of property acquired	$48,353	(2)	8.1%
Costs and expenses of this acquisition	2,000		0.3
Estimated amount of net proceeds used to fund acquisitions under contract not paid to affiliates(1)
Purchase price of properties acquired	430,282		71.7
Costs and expenses of these acquisitions	30,000		5.0
Estimated amount of net proceeds used to fund acquisitions under our formulated price contracts	30,000		5.0
Estimated amount of net proceeds allocated to general corporate and working capital purposes	11,365		1.9

Total net offering proceeds used	$552,000		92.0%

Total underwriting discounts, commissions and other expenses	48,000		8.0

Total application of gross offering proceeds to us	$600,000		100.0%

(1)	Messrs. Schorsch and Kahn and Ms. Schorsch hold ownership interests, directly or indirectly, in the partnership that owns the Three Beaver Valley Road property, which is subject to an option we hold and plan to exercise with a portion of the net proceeds of this offering.
(2)	Amount of the exercise price of our option to purchase the Three Beaver Valley Road property.

The following table presents information regarding the properties that we have under contract as of May 1, 2003:

Seller	Property Type	Acquisition Structure	Anticipated Closing	Number of Buildings		Rentable Square Feet		Projected Purchase Price(1)
								(in thousands)
Wachovia Bank	Bank branches	Formulated Price	June 2003	9		73,684		$7,601

Bank of America	Small office	Specifically Tailored	June 2003	1		28,094		1,741

Bank of America	Small office	Specifically Tailored	June 2003	102	(2)	2,367,017	(2)	227,554	(2)
	Large office	Specifically Tailored	June 2003	13	(2)	2,530,442	(2)	243,266	(2)
	Small office	Sale Leaseback	June 2003	31	(2)	843,123	(2)	81,054	(2)
	Large office	Sale Leaseback	June 2003	13	(2)	2,348,096	(2)	225,735	(2)

Wachovia Bank	Small office	Formulated Price(3)	July 2003	1		30,000		3,080

Citigroup	Bank branches	Formulated Price	July 2003	26	(4)	139,622		13,721

SouthTrust Bank	Bank branches	Formulated Price	Aug. 2003	7		31,739		7,440	(5)

Pitney Bowes—KeyBank	Bank branches	Sale Leaseback	Aug. 2003	31		153,950		29,367

Pitney Bowes—Bank of America	Bank branches	Sale Leaseback	Aug. 2003	98		481,918		84,722

First States Wilmington, L.P.	Large office	Specifically Tailored	— (6)	1		263,058		50,352

				333		9,290,743		$975,633

(1)	Includes all estimated acquisition costs.

(2)	Under our agreement with Bank of America, N.A. for the purchase of 159 office buildings, Bank of America has the right, during our due diligence period, to reduce the size of the portfolio by up to 10% of the total purchase price. The aggregate purchase price for the portfolio will be adjusted to account for any reductions.

(3)	Small office buildings may, in limited circumstances, be purchased under our formulated price contract with Wachovia Bank, N.A.

(4)	Includes 17 properties in which we will acquire leasehold interests.

(5)	This purchase price includes the acquisition costs associated with nine vacant parcels of land, to which we have allocated an aggregate amount of approximately $3.9 million.

(6)	We have an option to purchase this property at any time prior to May 24, 2007. We anticipate exercising this purchase option during the third quarter of 2003.

Pending these uses, we intend to invest the net offering proceeds in marketable investment grade securities, including fixed- and adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, or in money market accounts, which are consistent with our intention to qualify as a REIT. We will not leverage our investments in residential mortgage-backed securities, including those made with the net offering proceeds.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of March 31, 2003;

•	our pro forma capitalization after adjustments to give effect to our transactions completed from April 1, 2003 through May 1, 2003. See “Our Business and Properties—Our Properties”; and

•	our pro forma capitalization, as adjusted to give effect to the sale of common shares in this offering at an assumed offering price of $12.00 per share, not including shares subject to the underwriters’ over-allotment option and net of the underwriting discount and estimated expenses payable by us in connection with this offering, and application of the net proceeds as described in “Use of Proceeds.”

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus. This table does not reflect the effects of any of our acquisitions under contract.

	As of March 31, 2003
	Historical	Pro Forma, as Adjusted for this Offering(1)
	(unaudited, in thousands)
Debt
Mortgage notes payable	$149,245	$149,245
Other debt	274,963	274,963
Reverse repurchase agreements	698,404	—

Total debt	1,122,612	424,208

Minority interest	35,135	35,448
Shareholders’ equity
Common shares, $.001 par value per share, 500,000,000 shares authorized, 42,498,008 shares issued and outstanding as of December 31, 2002, 93,639,008 shares issued and outstanding, as adjusted	42	93
Capital contributed in excess of par	343,389	909,030
Deferred compensation	(1,709)	(15,401)
Retained earnings (accumulated deficit)	(8,105)	(14,205)
Accumulated other comprehensive loss	(8,774)	(2,987)

Total shareholders’ equity	324,843	876,530

Total capitalization	$1,482,590	$1,336,186

(1)	Does not reflect completion of acquisitions under contract.

DILUTION

Net Tangible Book Value

As of March 31, 2003, we had a net tangible book value of approximately $254.8 million, or approximately $6.00 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities and total minority interests, divided by the number of our common shares outstanding.

Dilution After This Offering

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after this offering. After giving effect to:

•	the sale of the common shares offered by this prospectus, excluding shares offered by the selling shareholders, at an assumed initial public offering price of $12.00 per common share, and our receipt of approximately $552.0 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses;

•	the issuance of 1,290,000 restricted common shares to members of our senior management team and independent trustees to be outstanding upon completion of this offering (includes 1,141,000 restricted shares which will be issued immediately after this offering and 149,000 restricted shares that will be issued as of January 1, 2004);

•	the issuance of 4,455,966 common shares upon the conversion of outstanding units of our operating partnership; and

•	the issuance of 2,851,875 common shares upon the exercise of options granted to members of our senior management team, other key employees and the Chairman of our board of trustees to be outstanding upon the completion of this offering, our pro forma net tangible book value as of March 31, 2003 would have been approximately $785.7 million (includes the conversion of operating partnership units and the proceeds to be received from the exercise of common share options), or $8.39 per common share. This amount represents an immediate increase in net tangible book value of $2.50 per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $3.61 per common share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$12.00
Historical net tangible book value per share as of March 31, 2003(1)	$6.00
Increase in pro forma net tangible book value per share to existing shareholders attributable to this offering(2)	2.50
Decrease in pro forma net tangible book value per share to existing shareholders attributable to the issuance of restricted shares	(0.12)
Decrease in pro forma net tangible book value per share to existing shareholders attributable to the conversion of outstanding units of operating partnership interest	(0.04)
Increase in pro forma net tangible book value per share to existing shareholders attributable to the exercise of stock options	0.05

Pro forma net tangible book value per share after this offering(3)		8.39

Dilution in pro forma net tangible book value per share to new investors(4)		$3.61

(1)	Historical net tangible book value per common share is determined by dividing net tangible book value as of March 31, 2003 (net book value of the tangible assets consisting of total assets less accrued rental income, intangible assets, and deferred costs, net of liabilities to be assumed, excluding the value of assumed lease obligations) by the number of common shares outstanding prior to the offering.

(2)	After deducting underwriting discounts, commissions and other expenses of this offering.

(3)

Based on pro forma net tangible book value attributable to common shareholders of approximately $785.7 million divided by the sum of 92,498,008 shares of our common shares to be outstanding, the issuance of 1,290,000 shares of restricted stock (1,141,000 restricted shares which will be issued immediately after this offering, and 149,000 restricted shares that will be issued as of January 1, 2004), the issuance of 4,455,966 common shares upon the conversion of outstanding units of our operating partnership, and the issuance of 2,851,875 common shares to be issued upon the exercise of outstanding stock options.

(4)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering from the initial public offering price paid by a new investor for a common share.

Differences Between New and Existing Shareholders in Number of Shares and Amount Paid

The table below summarizes, as of March 31, 2003, on the pro forma basis discussed above but excluding options to purchase 2,851,875 common shares that will be outstanding upon completion of this offering, the differences between the number of common shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing shares in this offering. The options described in the preceding sentence are exercisable at a weighted average exercise price of $10.09 per share and will remain outstanding upon the completion of this offering. To the extent that these outstanding options are exercised in the future, there will be further dilution to new investors. We used an assumed initial public offering price of $12.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares/Units Issued(1)		Cash/Tangible Book Value			Cash/Tangible Book Value Per Share
	Number	Percentage	Amount		Percentage
Existing shareholders	42,498,008	43.3%	$254,780,000	(2)	28.7%	$6.00
Restricted shares to be issued upon offering and within one year following the consummation of this offering	1,290,000	1.3	—		—	—
Units of our operating partnership	4,455,966	4.5	33,848,484	(3)	3.8	7.60
New investors in the offering	50,000,000	50.9	600,000,000	(4)	67.5	12.00

Total	98,243,974	100.0%	$888,628,484		100.0%

(1)	Does not include 2,851,875 common shares that would be outstanding upon the exercise of outstanding options.

(2)	Based on the March 31, 2003 net tangible book value of the assets (consisting of total assets less accrued rental income, intangible assets, and deferred costs, net of liabilities to be assumed, excluding the value of assumed lease obligations).

(3)	Represents the net tangible book value of minority interest attributable to the 4,455,966 units of our operating partnership.

(4)	Represents the proceeds from this offering before deducting underwriting discounts, commissions and other expenses of this offering.

DIVIDEND POLICY AND DISTRIBUTIONS

We intend to continue to make regular quarterly distributions to our shareholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate level income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Considerations.” The dividends will be authorized by our board of trustees and declared by us based upon a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	the rent received from our tenants;

•	the ability of our tenants to meet their other obligations under their leases;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries. Our ability to pay dividends to our shareholders will depend on our receipt of distributions from our operating partnership and lease payments from our leases with respect to our properties.

For the period from September 10, 2002 through December 31, 2002, we declared our initial dividend of $0.22 per common share, payable to shareholders of record on December 31, 2002. We distributed this dividend on January 20, 2003.

On March 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ended March 31, 2003, to shareholders of record on March 31, 2003. We distributed this dividend on April 17, 2003.

On May 21, 2003, we declared a dividend of $0.25 per common share, payable with respect to the quarter ending June 30, 2003, to shareholders of record on June 10, 2003. We intend to distribute this dividend on July 18, 2003. Purchasers of shares in this offering will not receive a dividend on these shares for the quarter ending June 30, 2003.

We cannot assure you that we will continue to have cash available for dividends at historical levels or at all. See “Risk Factors.”

SELECTED FINANCIAL INFORMATION

The selected financial information presented below under the captions “Operating Information” and “Balance Sheet Information” as of December 31, 2002 and for the period from September 10, 2002 to December 31, 2002 are derived from the consolidated financial statements of American Financial Realty Trust. The financial information as of December 31, 2001 and for the period January 1, 2002 to September 9, 2002 and for each of the years in the three year period ended December 31, 2001 are derived from the combined financial statements of our predecessor entities, which consisted of American Financial Resource Group, Inc. and its wholly owned subsidiaries, First States Management Corp., First States Properties, Inc., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P., First States Holdings, L.P., and the general partners of each of these partnerships, and which are deemed to be our predecessor entities for accounting purposes. These financial statements have been audited by KPMG LLP, our independent auditor. The selected financial information presented below as of March 31, 2003, and for the three month periods ended March 31, 2003 and 2002 are derived from the unaudited financial statements of American Financial Realty Trust and our predecessor entities, respectively, and include all adjustments consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and results of questions as of such date and for such periods under generally accepted accounting principles. The consolidated balance sheets as of March 31, 2003 and December 31, 2002 and the combined balance sheet as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the three month periods ended March 31, 2003 and 2002 and for period from September 10, 2002 to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period January 1, 2002 to September 9, 2002 and for each of the years in the two year period ended December 31, 2001, and the report thereon, are included elsewhere in this prospectus. The selected financial information presented below as of and for the year ended December 31, 1998 is derived from the unaudited combined financial statements of our predecessor entities and includes adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial condition and results of operations as of such date and for such period under generally accepted accounting principles.

The historical financial statements of our predecessor entities represent the combined financial condition and results of operations of the entities that previously owned our initial properties and operating companies, as well as several properties and an entity controlled by Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, or by his wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, that we did not acquire in connection with our formation transactions. See “Our Business and Properties—Our Formation.” In addition, the historical financial information for our predecessor entities included herein and set forth elsewhere in this prospectus reflects our predecessor entities’ corporate investment strategy. Historically, our predecessor entities often funded new acquisitions by selling properties, a strategy which we discontinued when we became a REIT. Accordingly, historical financial results are not indicative of our future performance. In addition, since the information presented below is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements, including related notes and “Unaudited Pro Forma Consolidated Financial Information,” each contained elsewhere in this prospectus. Pro forma information has been compiled from historical financial and other information, but does not purport to represent what our financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project our financial performance for any future period.

	Three Months Ended March 31,			Pro Forma Year Ended December 31, 2002	September 10, 2002 to December 31, 2002
	Pro Forma 2003	2003	Predecessor 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating Information:
Revenue:
Rental income	$36,395	$12,280	$6,396	$144,498	$8,338
Operating expense reimbursements	18,097	2,433	2,205	72,769	2,813
Interest income	977	977	20	2,456	2,351
Other income	352	43	157	1,919	37

Total revenue	55,821	15,733	8,778	221,642	13,539

Expenses:
Property operating expenses	24,153	3,340	2,603	99,042	3,828
General and administrative expenses	5,544	2,993	1,267	18,118	3,645
Interest expense on mortgages and other debt	11,006	4,762	3,553	45,780	3,421
Depreciation and amortization	17,928	6,187	2,091	72,577	2,911

Total expenses	58,631	17,282	9,514	235,517	13,805

Income (loss) before investment income and expenses, net realized gains on sales of properties and investments, minority interest and discontinued operations	(2,810)	(1,549)	(736)	(13,875)	(266)

Interest income from residential mortgage-backed securities, net	—	6,872	—	—	16,385
Interest expense on reverse repurchase agreements	—	2,815	—	—	6,578

Net interest income on residential mortgage-backed securities	—	4,057	—	—	9,807

Net gain (loss) on sales of properties	(21)	(21)	—	715	715
Realized gain (loss) on sales of investments, net	1,089	1,089	—	(280)	(280)

Income (loss) before minority interest	(1,742)	3,576	(736)	(13,440)	9,976
Minority interest	79	(303)	—	611	(849)

Income (loss) from continuing operations	(1,663)	3,273	(736)	(12,829)	9,127
Discontinued operations:
Income (loss) from operations, net of minority interest income	—	(411)	(151)	—	(211)
Gains on disposals, net of minority interest	—	11	2,190	—	28

Income (loss) from discontinued operations	—	(400)	2,039	—	(183)

Net income (loss)	$(1,663)	$2,873	$1,303	$(12,829)	$8,944

Basic earnings (loss) per share:
From continuing operations	$(0.02)	$0.08		$(0.13)	$0.22
Discontinued operations	—	(.01)		—	—

Total basic earnings (loss) per share	$(0.02)	$0.07		$(0.13)	$0.22

Diluted earnings (loss) per share:
From continuing operations	$(0.02)	$0.08		$(0.13)	$0.21
Discontinued operations	—	(.01)		—	—

Total diluted earnings (loss) per share	$(0.02)	$0.07		$(0.13)	$0.21

Weighted average common shares outstanding (basic)	93,639	42,288		93,639	42,168
Weighted average common shares outstanding (diluted)	93,639	47,218		93,639	46,938
Dividends declared for shareholders per share and operating partnership unitholders per unit	—	$0.25		—	$0.22

	Pro Forma
	March 31, 2003	March 31, 2003	December 31, 2002

	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Information:
Real estate investments, at cost	$1,652,640	$674,980	$250,544
Cash and cash equivalents	27,904	16,739	60,842
Marketable investments	52,000	30,190	144,326
Residential mortgage-backed securities portfolio	—	734,159	1,116,119
Intangible assets, net	133,885	109,903	2,413

Total assets	1,886,185	1,597,458	1,605,165

Mortgage notes payable	589,245	149,245	149,886
Bridge notes payable	274,963	274,963	—
Reverse repurchase agreements	—	698,404	1,053,529
Total debt	864,208	1,122,612	1,203,415

Value of assumed lease obligations, net	49,349	46,160	1,268
Total liabilities	974,207	1,237,480	1,231,990
Minority interest	35,448	35,135	36,513

Shareholders’ equity	876,530	324,843	336,662
Total liabilities and shareholders’ equity	1,886,185	1,597,458	1,605,165

		Predecessor
	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	September 10, 2002 to December 31, 2002
	(unaudited)	(unaudited)
	(in thousands)
Other Information:
Funds from operations (unaudited)(1)	$8,435	$—	$12,778
Adjusted funds from operations (unaudited)(2)	14,202	—	12,644
Cash flows:
From operating activities	46,811	883	12,594
From investing activities	362,709	2,845	(1,378,288)
From financing activities	(453,623)	(4,167)	1,426,536

(1)	Funds from operations (FFO) represents net income (loss) before minority interest in our operating partnership (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Funds from operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP.

(2)	Adjusted funds from operations (AFFO) is a computation made by analysts and investors to measure a real estate company’s cash available for distribution to shareholders. AFFO is generally calculated by subtracting from or adding to FFO (i) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream (e.g., leasing commissions and tenant improvement allowances), (ii) straightlining of rents and (iii) and amortization of deferred costs.

	Predecessor
	January 1, 2002 to September 9, 2002	Year Ended December 31,
		2001	2000	1999	1998
					(unaudited)
	(in thousands)
Operating Information:
Revenues:
Rental income	$17,314	$25,815	$13,483	$5,837	$1,365
Operating expense reimbursements	5,577	7,663	2,085	875	29
Interest income	105	188	485	482	92
Other income	822	582	1,173	748	789

Total revenues	23,818	34,248	17,226	7,942	2,275

Expenses:
Property operating expenses	7,200	9,770	5,194	2,403	211
General and administrative expenses	4,695	8,212	7,185	3,686	810
Interest expense on mortgages and other debt	9,737	14,071	6,042	2,410	507
Depreciation and amortization	5,849	8,468	3,082	1,003	542

Total expenses	27,481	40,521	21,503	9,502	2,070

Income (loss) before net gains on sales of properties	(3,663)	(6,273)	(4,277)	(1,560)	205

Net gain on sales of properties	—	4,107	8,934	4,468	—

Income (loss) from continuing operations	(3,663)	(2,166)	4,657	2,908	205

Discontinued operations:
Income (loss) from operations	(180)	(114)	499	165	(6)
Gains on disposals	9,500	—	—	—	—

Income (loss) from discontinued operations	9,320	(114)	499	165	(6)

Net income (loss)	$5,657	$(2,280)	$5,156	$3,073	$199

	Predecessor
	December 31,
	2001	2000	1999	1998
				(unaudited)
	(in thousands)
Balance Sheet Information:
Real estate investments, at cost	$177,578	$172,518	$37,495	$22,372
Cash and cash equivalents	1,597	1,806	321	305
Marketable investments	546	14	6,359	7,949
Total assets	183,760	182,186	48,807	31,824

Mortgage notes payable	158,587	158,700	48,728	32,397
Line of credit borrowings	3,791	396	400	—
Other indebtedness	4,754	5,093	75	—
Total debt	167,132	164,189	49,203	32,397

Total liabilities	174,611	169,670	51,245	32,759
Owner’s net investment	9,149	12,516	(2,438)	(935)
Total liabilities and owners’ net investment	183,760	182,186	48,807	31,824

	Predecessor
	January 1, 2002 to September 9,	Year Ended December 31,
	2002	2001	2000	1999	1998
					(unaudited)
	(in thousands)
Other Information:
Cash flows:
From operating activities.	$2,382	$4,587	$112	$(274)	$(414)
From investing activities.	12,413	(5,745)	(116,748)	(11,708)	(30,322)
From financing activities.	(13,176)	949	118,121	11,998	31,041

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information sets forth:

•	the historical financial information as of March 31, 2003, for the three months ended March 31, 2003 and for the year ended December 31, 2002 derived from our audited and unaudited financial statements and those of our predecessor entities;

•	adjustments to give effect to our recently completed transactions;

•	adjustments to give effect to our acquisitions under contract;

•	adjustments to give effect to the offering; and

•	our pro forma, as adjusted, unaudited consolidated balance sheet as of March 31, 2003 and the pro forma, as adjusted, unaudited consolidated combined statement of operations of us and our predecessor entities for the three months ended March 31, 2003 and for the year ended December 31, 2002, as adjusted to give effect to our recently completed transactions, acquisitions under contract and this offering.

You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our company’s and our predecessor entities’ combined historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is presented for information purposes only, and we do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the transactions and offering were completed as of March 31, 2003 for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statements of operations.

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands)

	March 31, 2003
	Historical Company	Adjustments for Completed Transactions		Pro Forma for Completed Transactions	Adjustments for Acquisitions Under Contract		Adjustments for this Offering		Pro Forma as Adjusted
	(A)
Assets:
Real estate investments, at cost
Land	$107,860	$3,089	(B)	$110,949	$144,813	(D)	$—		$255,762
Buildings and improvements	479,491	15,664	(B)	495,155	698,909	(D)	—		1,194,064
Equipment and fixtures	82,866	2,471	(B)	85,337	112,714	(D)	—		198,051
Leasehold interests	4,763	—		4,763	—		—		4,763

Total real estate investments, at cost	674,980	21,224		696,204	956,436		—		1,652,640
Less: Accumulated depreciation	(20,693)	—		(20,693)	—		—		(20,693)

Real estate investments, net	654,287	21,224		675,511	956,436		—		1,631,947
Cash and cash equivalents	16,739	—		16,739	(540,835	)(E)	552,000	(H)	27,904
Restricted cash	16,840	—		16,840	—		—		16,840
Marketable investments	30,190	(22,818	)(C)	7,372	—		44,628	(I)	52,000
Residential mortgage-backed securities portfolio	734,159	—		734,159	—		(734,159	)(I)	—
Accrued interest on residential mortgage-backed securities portfolio	16,931	—		16,931	—		(16,931	)(I)	—
Accounts receivable	1,459	—		1,459	—		—		1,459
Accrued rental income	4,399	—		4,399	—		—		4,399
Due from affiliates	1	—		1	—		—		1
Prepaid expenses and other assets	6,569	—		6,569	—		—		6,569
Notes receivable	691	—		691	—		—		691
Assets held for sale	3,369	—		3,369	—		—		3,369
Intangible assets	109,903	1,594	(B)	111,497	22,388	(D)	—		133,885
Deferred costs	1,921	—		1,921	5,200	(F)	—		7,121

Total assets	$1,597,458	$—		$1,597,458	$443,189		$(154,462)		$1,886,185

Liabilities and Shareholders’ Equity:
Mortgage notes payable	$149,245	$—		$149,245	$440,000	(G)	$—		$589,245
Other long-term debt	274,963	—		274,963	—		—		274,963
Reverse repurchase agreements	698,404	—		698,404	—		(698,404	)(I)	—

Total debt	1,122,612	—		1,122,612	440,000		(698,404)		864,208
Fair value of derivative instruments	10,636	—		10,636	—		(7,336	)(I)	3,300
Accounts payable	1,567	—		1,567	—		—		1,567
Accrued expenses and other liabilities	4,196	—		4,196	—		(722	)(I)	3,474
Dividends payable	12,061	—		12,061	—		—		12,061
Value of assumed lease obligations, net	46,160	—		46,160	3,189	(D)	—		49,349
Deferred revenue	39,642	—		39,642	—		—		39,642
Tenant security deposits	606	—		606	—		—		606

Total liabilities	1,237,480	—		1,237,480	443,189		(706,462)		974,207
Minority interest	35,135	—		35,135	—		313	(I)	35,448
Shareholders’ equity
Common shares, $.001 par value, 500,000,000 shares authorized, 42,498,008 shares issued and outstanding, 93,639,008 as adjusted	42	—		42	—		51	(H)	93
Capital contributed in excess of par	343,389	—		343,389	—		565,641	(H)	909,030
Deferred compensation	(1,709)	—		(1,709)	—		(13,692	)(H)	(15,401)
Retained earnings (accumulated deficit)	(8,105)	—		(8,105)	—		(6,100	)(I)	(14,205)
Accumulated other comprehensive loss	(8,774)	—		(8,774)	—		5,787	(I)	(2,987)

	324,843	—		324,843	—		551,687		876,530

Total liabilities and shareholders’ equity	$1,597,458	$—		$1,597,458	$443,189		$(154,462)		$1,886,185

Unaudited Pro Forma Consolidated Statements of Operations

For the Three Month Period March 31, 2003

(in thousands, except per share data)

	Historical			Adjustments for Completed Transactions		Pro Forma for Completed Transactions	Historical Acquisitions Under Contract		Adjustments for Acquisitions under Contract and this Offering		Pro Forma as Adjusted
	Company	Completed Transactions
Revenue:	(J)
Rental income	$12,280	$—		$5,096	(L)	$17,376	$4,686	(Q)	$14,333	(R)	$36,395
Operating expense reimbursements	2,433	—		18	(L)	2,451	552	(Q)	15,094	(R)	18,097
Interest income	977	—		—		977	—		—		977
Other operating income	43	—		—		43	309	(Q)	—		352

Total revenue	15,733	—		5,114		20,847	5,547		29,427		55,821

Expenses:
Property operating expenses	3,340	27	(K)	37	(L)	3,404	20,749	(Q)	—		24,153
General and administrative expenses	2,993	—		—		2,993	—		2,551	(S)	5,544
Interest expense on mortgages and other debt	4,762	—		833	(M)	5,595	—		5,411	(T)	11,006
Depreciation and amortization	6,187	—		2,103	(N)(O)	8,290	—		9,638	(U)(V)	17,928

Total expenses	17,282	27		2,973		20,282	20,749		17,600		58,631

Income (loss) before investment income and expenses, realized gains on sales of properties and investments, minority interest and discontinued operations	(1,549)	(27)		2,141		565	(15,202)		11,827		(2,810)

Interest income from residential mortgage-backed securities	6,872	—		(4,144	)(P)	2,728	—		(2,728	)(W)	—
Interest expense on reverse repurchase agreements	2,815	—		(1,199	)(P)	1,616	—		(1,616	)(W)	—

Net interest income on residential mortgage-backed securities	4,057	—		(2,945)		1,112	—		(1,112)		—

Gain (loss) on sale of properties, net of income tax expense	(21)	—		—		(21)	—		—		(21)
Realized gain on sale of investments	1,089	—		—		1,089	—		—		1,089

Income (loss) from continuing operations before minority interest	3,576	(27)		(804)		2,745	(15,202)		10,715		(1,742)
Minority interest	(303)	3		76		(224)	691		(388	)(X)	79

Income (loss) from continuing operations	$3,273	$(24)		$(728)		$2,521	$(14,511)		$10,327		$(1,663)

Basic earnings (loss) per share from continuing operations	$0.08										$(0.02)

Diluted earnings (loss) per share from continuing operations	$0.08										$(0.02)

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2002

(in thousands, except per share data)

	Historical				Adjustments for Completed Transactions		Pro Forma for Completed Transactions	Historical Acquisitions Under Contract		Adjustments for Acquisitions under Contract and this Offering		Pro Forma as Adjusted
	Company	Predecessor	Completed Transactions
Revenue:	(Y)	(Z)
Rental income	$8,338	$17,314	$1,199	(AA)	$42,109	(BB)	$68,960	$18,202	(HH)	$57,336	(II)	$144,498
Operating expense reimbursements	2,813	5,577	—		2,027	(BB)	10,417	1,933	(HH)	60,419	(II)	72,769
Interest income	2,351	105	—		—		2,456	—		—		2,456
Other operating income	37	822	—		—		859	1,060	(HH)	—		1,919

Total revenue	13,539	23,818	1,199		44,136		82,692	21,195		117,755		221,642

Expenses:
Property operating expenses	3,828	7,200	4,703	(AA)	133	(BB)	15,864	83,178	(HH)	—		99,042
General and administrative	3,645	4,695	—		(119	)(CC)	8,221	—		9,897	(JJ)	18,118
Interest expense on mortgages and other debt	3,421	9,737	—		10,980	(DD)	24,138	—		21,642	(KK)	45,780
Depreciation and amortization	2,911	5,849	—		25,259	(EE)(FF)	34,019	—		38,558	(LL)(MM)	72,577

Total expenses	13,805	27,481	4,703		36,253		82,242	83,178		70,097		235,517

Income (loss) before investment income and expenses, net realized gains (losses) on sales of properties and investments, minority interest and discontinued operations	(266)	(3,663)	(3,504)		7,883		450	(61,983)		47,658		(13,875)

Interest income from residential mortgage-backed securities	16,385	—	—		(4,361	)(GG)	12,024	—		(12,024	)(NN)	—
Interest expense on reverse repurchase agreements	6,578	—	—		(1,649	)(GG)	4,929	—		(4,929	)(NN)	—

Net interest income on residential mortgage-backed securities	9,807	—	—		(2,712)		7,095	—		(7,095)		—

Gain (loss) on sale of properties, net of income tax expense	715	—	—		—		715	—		—		715
Realized loss on sale of investments	(280)	—	—		—		(280)	—		—		(280)

Income (loss) from continuing operations before minority interest	9,976	(3,663)	(3,504)		5,171		7,980	(61,983)		40,563		(13,440)
Minority interest	(849)	—	333		(491)		(1,007)	2,816		(1,198	)(OO)	611

Income (loss) from continuing operations	$9,127	$(3,663)	$(3,171)		$4,680		$6,973	$(59,167)		$39,365		$(12,829)

Basic earnings (loss) per share from continuing operations	$0.22											$(0.13)

Diluted earnings (loss) per share from continuing operations	$0.21											$(0.13)

Notes to Pro Forma Consolidated Financial Statements (Unaudited)

(dollar amounts in thousands)

1.	Adjustments to the Pro Forma Consolidated Balance Sheet

(A)	Reflects our historical balance sheet as of March 31, 2003.

(B)	Reflects the allocation of our purchase price in each completed transaction to the acquired assets based on their respective fair values.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) management’s estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, as an indicator of their respective fair values, are amortized on a straightline basis over the remaining lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We utilize independent appraisals or management’s estimates to determine the respective property values. Management’s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in their analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 24 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from five to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Amounts allocated to land, buildings, tenant improvements, equipment and fixtures are based on cost segregation studies performed by independent third parties or on management’s analysis of comparable properties in the existing portfolio. Depreciation is computed using the straightline method over the estimated life of 40 years for buildings, five to seven years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

				Intangible Assets
Seller	Land	Buildings and Improvements	Equipment and Fixtures	Value of In-place Leases		Customer Relationship		Above Market Leases		Below Market Leases		Total Purchase Price
Finova Capital—BB&T—branches and small/large office	$2,825	$14,377	$2,260	$797		$797		$ —	(1)	$—	(1)	$21,056
Bank of America—branches	264	1,287	211	—	(2)	—	(2)	—	(2)	—	(2)	1,762

Total	$3,089	$15,664	$2,471	$797		$797		$ —		$—		$22,818

(1)	Acquired in-place leases were at a market rate.
(2)	These properties were vacant at acquisition.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(C)	Reflects the sale of investments to fund the purchase price for completed transactions.

(D)	Reflects our estimated allocation of the purchase price for acquisitions under contract to the acquired assets and liabilities assumed based on their respective fair values using the methodology set forth in note (B).

				Intangible Assets
Seller	Land	Buildings and Improvements	Equipment and Fixtures	Value of In-place Leases		Customer Relationship		Above Market Leases	Below Market Leases	Total Purchase Price
Bank of America—small/large office	$114,875	$563,821	$91,900	$6,592		$—		$3,610	$3,189	$777,609
Bank of America—small office	260	1,270	208	3		—		— (1)	— (1)	1,741
Wachovia Bank—branches	1,140	5,549	912	—	(2)	—	(2)	— (2)	— (2)	7,601
Pitney Bowes—Bank of America branches	10,869	57,716	8,695	1,860		5,582		— (1)	— (1)	84,722
Wachovia Bank—small office	462	2,248	370	—	(2)	—	(2)	— (2)	— (2)	3,080
Citigroup—branches(3)	2,058	10,016	1,647	—	(2)	—	(2)	— (2)	— (2)	13,721
SouthTrust Bank—branches/land parcels	4,448	2,570	422	—	(2)	—	(2)	— (2)	— (2)	7,440
Pitney Bowes—KeyBank—branches	3,847	20,261	3,077	1,091		1,092		— (1)	— (1)	29,367
First States Wilmington, L.P.—large office	6,854	35,458	5,483	1,007		1,551		— (1)	— (1)	50,352

Total	$144,813	$698,909	$112,714	$10,553		$8,225		$3,610	$3,189	$975,633

(1)	Acquired in-place leases will be at a market rate.
(2)	These properties will not be subject to existing leases at acquisition.
(3)	We will also acquire leasehold interests in 17 properties and assume the seller’s obligations under these operating leases. The operating lease obligations are assumed to be at market rates.

(E)	Reflects the use of cash to fund a portion of the purchase price for properties under contract.

(F)	Reflects financing costs incurred in connection with long-term borrowings related to the Bank of America specifically tailored transaction.

(G)	Reflects anticipated proceeds from new long-term borrowings to finance a portion of the Bank of America specifically tailored transaction. In the event that the $440 million in long-term financing is not finalized by the date we acquire the 159 properties from Bank of America, N.A., we have arranged a conditional commitment from German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., for a bridge loan in the amount of up to $400 million. The bridge loan will have a term of approximately six months.

(H)	Estimated net proceeds of this offering, calculated as follows:

Gross proceeds to us	$600,000
Less: Underwriting discounts, commissions and other transaction costs	(48,000)

Net proceeds	$552,000

In connection with this offering, we will award 1,141,000 restricted shares to members of our senior management at the estimated offering price of $12.00 per restricted share.

Number of restricted shares to be awarded	1,141,000
Estimated offering price	$12.00

Deferred compensation	$13,692

(I)	In connection with this offering, we sold our portfolio of leveraged residential mortgage-backed securities, began repaying the reverse repurchase agreements and terminated our Eurodollar future contracts that were designated as cash flow hedges associated with the reverse repurchase agreements.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

2.	Adjustments to the Pro Forma Consolidated Statements of Operations—Three Month Period Ended March 31, 2003

(J)	Reflects our historical results of operations for the three month period ended March 31, 2003.

(K)	Reflects the historical results of operations for properties acquired by us in completed transactions. A significant number of the properties that we acquired were used by the sellers in their own operations and were not available for lease or held as rental properties prior to our purchase.

Seller	Date Acquired	Rental Income	Operating Expense Reimbursements	Property Operating Expenses
Dana Commercial Credit—large office(1)	Jan. 2003	$—	$—	$—
Wachovia Bank—branches(2)	Feb. 2003	—	—	5
AmSouth Bank—branch(3)	Feb. 2003	—	—	1
Wachovia Bank—branches(3)	Feb. 2003	—	—	5
Bank of America—small office(2)	Mar. 2003	—	—	16
Pitney Bowes—Wachovia—branches and small/large office(1)	Mar. 2003	—	—	—

Total		$—	$—	$27

(1)	We entered into amended and restated lease agreements with the existing bank tenants. Under the terms of these net leases, the bank tenants are required to pay all operating expenses of the property. Accordingly, historical operating information was not provided.
(2)	Bank branch or office property used in sellers’ operations prior to our purchase.
(3)	We acquired vacant bank branches from the seller.

(L)	Reflects the pro forma adjustments to the results of operations for properties acquired by us in completed transactions. For properties that are subject to new leases entered into with the seller, the rental income reflected is the straightline rent that we will record under the terms of these new lease agreements.

Seller	Date Acquired	Rental Income		Operating Expense Reimbursements	Property Operating Expenses
Dana Commercial Credit—large office(1)	Jan. 2003	$355	(2)	$—	$—
Wachovia Bank—branches	Feb. 2003	26	(2)	5	—
AmSouth Bank—branch	Feb. 2003	—		—	1
Wachovia Bank—branches	Feb. 2003	38	(2)	5	—
Bank of America—small office	Mar. 2003	20	(2)	8	—
Pitney Bowes—Wachovia—branches and small/large office	Mar. 2003	4,065	(2)	—	—
Finova Capital—BB&T—branches and small/large office	Apr. 2003	592		—	—
Bank of America—branches	May 2003	—		—	36

Total		$5,096		$18	$37

(1)	Under the terms of our net lease with Bank of America, we will receive annual minimum rental payments of approximately $40.4 million from January 2003 through January 2010. From January 2011 through 2022, Bank of America is not required to pay any base rental income (except for a $3.0 million payment with respect to the month of January 2011). Over the life of the lease, Bank of America is permitted to vacate space totaling 50.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation. The annual rental payments under this lease of $40.4 million are fixed regardless of the square feet leased by Bank of America. If Bank of America does not vacate space as otherwise required under this lease, Bank of America will pay additional rent as provided in the lease agreement for the space it does not vacate. During the 20 year lease term, we will recognize the fixed portion of the rental payments as rental income on a straightline basis without regard to the amount of space occupied and we will recognize additional rent as rental income in the period earned. Including the amortization of our assumed lease obligation, in order to recognize rental income from the assumed leases at a market rental rate, we will recognize minimum rental income of approximately $17.2 million annually.

(2)	Represents rental income from the beginning of the period to the respective dates of acquisition.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(M)	Reflects interest expense, including amortization of financing costs, used to finance the purchase of properties acquired in completed transactions.

Debt Obligation	Amount	Interest Rate	Adjustment
Bridge loan for Dana Commercial Credit	$200,000	3.6%	$160
Bridge loan for Pitney Bowes—Wachovia-branches and small/large office	74,963	3.6	673

Total	$274,963		$833

(N)	Reflects depreciation expense on properties acquired in completed transactions. Depreciation expense is calculated using a 40 year life for buildings and permanent structural improvements and a seven year life for non-structural components such as heating and ventilation equipment, carpeting, lighting fixtures, electrical systems, etc.

Seller	Date Acquired	Buildings and Improvements	Equipment	Depreciation Expense
Dana Commercial Credit—large office	Jan. 2003	$213,902	$44,519	$285
Wachovia Bank—branches	Feb. 2003	2,051	337	10
AmSouth Bank—branch	Feb. 2003	190	31	1
Wachovia Bank—branches	Feb. 2003	4,295	706	28
Bank of America—small office	Mar. 2003	537	88	6
Pitney Bowes—Wachovia—branches and small/large office	Mar. 2003	85,304	14,023	1,106
Finova Capital—BB&T—branches and small/large office	Apr. 2003	14,377	2,260	219
Bank of America—branches	May 2003	1,318	217	16

Total		$321,974	$62,181	$1,671

(O)	Reflects amortization expense on intangible assets recorded in completed transactions. The value of in-place leases and the fair value of above-market leases are amortized on a straightline basis over the respective lease terms. The value of customer relationships is amortized on a straightline basis over the respective lease terms plus fixed lease renewal periods.

Seller	Date Acquired	Intangible Assets	Amortization Period	Amortization Expense
Dana Commercial Credit—large office	Jan. 2003	$66,970	20 to 40	$73
Pitney Bowes—Wachovia—branches and small/large office	Mar. 2003	39,454	25	280
Finova Capital—BB&T—branches and small/large office	Apr. 2003	1,594	18	79

Total		$108,018		$432

(P)	Reflects a decrease in interest income from the sale of residential mortgage-backed securities and other investments that were sold to fund a portion of the cash purchase price of certain completed transactions. Also, reflects a decrease in interest expense related to the redemption of reverse repurchase agreement obligations that were used to finance the residential mortgage-backed securities.

	Amount		Interest Rate	Adjustment
Residential mortgage-backed securities	$(381,960	)(1)	4.3%	$(4,144)
Reverse repurchase agreements	(355,125	)(1)	1.4	(1,199)

Total	$(26,835)			$(2,945)

(1)	Amounts reflect the decrease in balances during the quarter ended March 31, 2003.

We began repaying these reverse repurchase agreements and terminated a related hedging arrangement prior to the completion of the offering. As a result, the pro forma consolidated statement of operations for the three month period ended March 31, 2003 does not include a loss of approximately $10.2 million that we will record in the quarter ending June 30, 2003 as our investments in residential mortgage-backed securities and related reverse repurchase agreements and hedging arrangements will not have a continuing impact on our results of operations.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(Q)	Reflects the historical results of operations for properties under contract. A significant number of the properties that we expect to acquire are being used by the sellers in their own operations and were not historically available for lease or held as rental properties.

Seller	Rental Income		Operating Expense Reimbursements	Other Income	Property Operating Expenses
Wachovia Bank—branches(1)	$—		$—	$—	$67
Bank of America—small office(1)	8		—	—	35
Bank of America—small/large office(2)	3,643	(5)	—	309	19,912
Wachovia Bank—small office(1)	—		—	—	27
Citigroup—branches(1)	—		—	—	127
SouthTrust Bank—branches(1)	—		—	—	29
Pitney Bowes—KeyBank—branches(4)	—		—	—	—
Pitney Bowes—Bank of America—branches(3)	—		—	—	—
First States Wilmington, L.P.—large office(4)	1,035		552	—	552

Total	$4,686		$552	$309	$20,749

(1)	Bank branch or small office properties used in sellers’ operations prior to our purchase will be substantially vacant as of our acquisition date. If we are unable to lease these vacant properties upon acquisition, we will incur operating expenses without any associated rental revenues. This would have a negative effect on our operating results and cash flows and could result in a write-down in the carrying values of these properties.
(2)	We will enter into a new lease with the seller pursuant to a sale leaseback transaction concurrent with our purchase.
(3)	We will enter into an amended and restated net lease agreement with the existing bank tenant. Under the terms of a net lease, the tenant is required to pay all operating expenses of the property.
(4)	We will assume the seller’s existing net lease agreement with the existing bank tenant.
(5)	Reflects a net decrease of $19 relating to the amortization of above-market and below-market leases.

(R)	Reflects the pro forma adjustments to the results of operations for properties under contract. For properties that are subject to new leases that we will enter into with the seller, the rental income reflected is the straightline rent that we will record under the terms of these new lease agreements.

Seller	Rental Income	Operating Expense Reimbursements
Wachovia Bank—branches(1)	$152	$67
Bank of America—small office(1)	25	7
Bank of America—small/large office(2)	11,306	14,993
Wachovia Bank—small office(1)	77	27
Citigroup—branches(1)	—	—
SouthTrust Bank—branches(1)	—	—
Pitney Bowes—KeyBank—branches(4)	697	—
Pitney Bowes—Bank of America—branches(3)	2,076	—
First States Wilmington, L.P.—large office(4)	—	—

Total	$14,333	$15,094

(1)	Bank branch or small office properties used in sellers’ operations prior to our purchase will be substantially vacant as of our acquisition date. If we are unable to lease these vacant properties upon acquisition, we will incur operating expenses without any associated rental revenues. This would have a negative effect on our operating results and cash flows and could result in a write-down in the carrying values of these properties.
(2)	We will enter into a new lease with the seller pursuant to a sale leaseback transaction concurrent with our purchase.
(3)	We will enter into an amended and restated net lease agreement with the existing bank tenant. Under the terms of a net lease, the tenant is required to pay all operating expenses of the property.
(4)	We will assume the seller’s existing net lease agreement with the existing financial institution tenant.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(S)	Reflects increase in general and administrative expenses as a result of the formation transactions and being a public company:

Compensation expense related to issuance of restricted shares	$1,141
Compensation expense related to outperformance plan	572	(1)
Additional marketing expenses	400
Compensation expense related to new employees	380
Other expenses	58

Total	$2,551

(1)	Amount is based on the criteria set forth in our outperformance plan. This estimate assumes a dividend yield comparable to our historical amounts on an annualized basis and an initial public offering share price of $12.00.

(T)	Reflects anticipated interest expense, including amortization of financing costs, used to finance the purchase of properties under contract.

Debt Obligation	Amount	Interest Rate	Adjustment
Long-term financing	$440,000	5.0%	$5,411

(U)	Reflects depreciation expense on properties under contract. Depreciation expense is calculated using a 40 year life for buildings and permanent structural improvements and a seven year life for non-structural components such as heating and ventilation equipment, carpeting, lighting fixtures, electrical systems, etc.

Seller	Buildings and Improvements	Equipment and Fixtures	Depreciation Expense
Wachovia Bank—branches	$5,549	$912	$67
Bank of America—small office	1,270	208	15
Bank of America—small/large office	563,821	91,900	7,014
Wachovia Bank—small office	2,248	370	27
Citigroup—branches	10,016	1,647	121
SouthTrust Bank—branches	2,570	422	31
Pitney Bowes—KeyBank—branches	20,261	3,077	269
Pitney Bowes—Bank of America—branches	57,716	8,695	842
First States Wilmington, L.P.—large office	35,458	5,483	470

Total	$698,909	$112,714	$8,856

(V)	Reflects amortization expense on intangible assets recorded for properties under contract. The value of in-place leases and the fair value of above-market leases are amortized on a straightline basis over the respective lease terms. The value of customer relationships is amortized on a straightline basis over the respective lease terms plus fixed lease renewal periods.

Seller	Intangible Assets	Amortization Period	Amortization Expense
Bank of America—small office	$3	3	$1
Bank of America—small/large office	10,202	5	330
Pitney Bowes—KeyBank—branches	2,183	9	61
Pitney Bowes—Bank of America—branches	7,442	6	310
First States Wilmington, L.P.—large office	2,558	8	80

Total	$22,388		$782

(W)	Reflects a decrease in interest income and interest expense assuming we did not hold investments in residential mortgage-backed securities or obligations in reverse repurchase agreements, respectively.

We began repaying these reverse repurchase agreements and terminated a related hedging arrangement prior to the completion of the offering. As a result, the pro forma consolidated statement of operations for the three month period ended March 31, 2003 does not include a loss of approximately $10.2 million that we will record in the quarter ending June 30, 2003 as our investments in residential mortgage-backed securities and related reverse repurchase agreements and hedging arrangements will not have a continuing impact on our results of operations.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(X)	Reflects adjustment to minority interest as a result of the issuance of additional units of our operating partnership to us in exchange for our contribution of the net proceeds of this offering to our operating partnership. As a result of the offering, minority interest in our operating partnership decreased from 9.44% to 4.54%.

3.	Adjustments to the Pro Forma Consolidated Statements of Operations—Year Ended December 31, 2002

(Y)	Reflects our historical results of operations for the period from September 10, 2002 (commencement of our operations) through December 31, 2002.

(Z)	Reflects the historical results of operations for the predecessor entities for the period from January 1, 2002 through September 9, 2002. The historical financial statements of our predecessor entities represent the combined results of operations of entities that owned the properties and the operating companies that we acquired in our formation transactions, and also include several properties and an entity owned by Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, or his wife, Shelly D. Schorsch, our Senior Vice President—Corporate Affairs, that we did not acquire in our formation transactions. See note (Z) for pro forma adjustments relating to the results of operations of entities not acquired.

(AA)	Reflects the historical results of operations for properties acquired by us in completed transactions. A significant number of the properties that we acquired were used by the sellers in their own operations and were not available for lease or held as rental properties prior to our purchase.

Seller	Date Acquired	Rental Income	Property Operating Expenses
KeyBank—branches(3)	Sept. 2002	$—	$60
Wachovia Bank—branches(2)	Dec. 2002	—	574
Bank of America—small office(4)	Dec. 2002	1,199	3,987
AmSouth Bank—branches(3)	Dec. 2002	—	82
Dana Commercial Credit—large office(1)	Jan. 2003	—	—
Wachovia Bank—branches(2)	Feb. 2003	—	—
AmSouth Bank—branch(3)	Feb. 2003	—	—
Wachovia Bank—branches(3)	Feb. 2003	—	—
Bank of America—small office(2)	Mar. 2003	—	—
Pitney Bowes—Wachovia—branches and small/large office(1)	Mar. 2003	—	—

Total		$1,199	$4,703

(1)	We entered into amended and restated lease agreements with the existing bank tenants. Under the terms of these net leases, the bank tenants are required to pay all operating expenses of the property. Accordingly, historical operating information was not provided.
(2)	Bank branch or office property used in sellers’ operations prior to our purchase.
(3)	We acquired vacant bank branches from the seller.
(4)	Reflects rental income from third-party tenants prior to the acquisition date. These properties were partly used in the sellers’ operations prior to our purchase.

(BB)	Reflects the pro forma adjustments to the results of operations for properties acquired by us in completed transactions. For properties that are subject to new leases entered into with the seller, the rental income reflected is the straightline rent that we will record under the terms of these new lease agreements.

Also reflects the pro forma adjustment to exclude the results of operations for properties owned by the predecessor entities that were not acquired by us.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

Seller	Date Acquired	Rental Income		Operating Expense Reimbursements	Property Operating Expenses
Formation Transaction(1)	Sept. 2002	$341	(2)	$—	$—
KeyBank—branches	Sept. 2002	—		—	20
Wachovia Bank—branches	Dec. 2002	1,992	(2)	574	—
Bank of America—small office	Dec. 2002	3,119	(2)	1,458	166
AmSouth Bank—branches	Dec. 2002	—		—	1
Dana Commercial Credit—large office	Jan. 2003	17,313		—	—
Wachovia Bank—branches	Feb. 2003	271		—	—
AmSouth Bank—branch	Feb. 2003	—		—	7
Wachovia Bank—branches	Feb. 2003	280		—	39
Bank of America—small office	Mar. 2003	123		—	43
Pitney Bowes—Wachovia—branches and small/large office	Mar. 2003	16,670		—	—
Finova Capital—BB&T—branches and small/large office	Apr. 2003	2,367		—	—
Bank of America—branches	May 2003	—		—	145
Predecessor properties not acquired	N/A	(367)		(5)	(288)

Total		$42,109		$2,027	$133

(1)	Represents the net increase in rental revenue resulting from the adjustment to the fair value of the accrued rental income and in-place leases in our formation transaction.
(2)	Represents rental income from the beginning of the period to the respective dates of acquisition.

(CC)	Reflects a reduction for general and administrative expense related to properties not acquired.

(DD)	Reflects interest expense, including amortization of financing costs, used to finance purchase of properties acquired in completed transactions.

Debt Obligation	Amount	Interest Rate	Adjustment
Long-term financing for Dana Commercial Credit properties	$200,000	4.2%	$8,455
Long-term financing for Pitney Bowes—Wachovia properties	74,963	4.6	3,415
Formation Transaction(1)	4,866	—	(640)
Predecessor properties not acquired	(5,629)	6.7	(250)

Total	$274,200		$10,980

(1)	Represents the reduction to interest expense resulting from the adjustment to the fair value of the mortgage notes payable and deferred costs in our formation transaction.

(EE)	Reflects depreciation expense on properties acquired in completed transactions. Depreciation expense is calculated using a 40 year life for buildings and permanent structural improvements and a seven year life for non-structural components such as heating and ventilation equipment, carpeting, lighting fixtures, electrical systems, etc.

Seller	Date Acquired	Buildings and Improvements	Equipment	Depreciation Expense
Formation Transaction(1)	Sept. 2002	$28,068	—	$848
KeyBank—branches	Sept. 2002	311	51	11
Wachovia Bank—branches	Dec. 2002	17,847	2,944	829
Bank of America—small office	Dec. 2002	23,431	3,905	1,050
AmSouth Bank—branches	Dec. 2002	1,217	200	57
Dana Commercial Credit—large office	Jan. 2003	213,902	44,519	11,332
Wachovia Bank—branches	Feb. 2003	2,051	337	99
Wachovia Bank—branches	Feb. 2003	4,295	706	755
Pitney Bowes—Wachovia—branches and small/large office	Mar. 2003	85,304	14,023	4,482
Finova Capital—BB&T—branches and small/large office	Apr. 2003	14,377	2,260	875
Bank of America—branches	May 2003	271	217	38
Predecessor properties not acquired	N/A	(3,036)	(651)	(78)

Total		$388,038	$68,511	$20,298

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(1)	Represents the additional depreciation expense resulting from the adjustment to the carrying value of the real estate investments acquired in our formation transaction.

(FF)	Reflects amortization expense on intangible assets recorded in completed transactions. The value of in-place leases is amortized on a straightline basis over the respective lease terms. The value of customer relationships is amortized on a straightline basis over the respective lease terms plus fixed lease renewal periods.

Seller	Date Acquired	Intangible Assets	Amortization Period	Amortization Expense
Formation Transaction(1)	Sept. 2002	$826	7	$81
Bank of America—small office	Dec. 2002	2,653	2	1,090
Dana Commercial Credit—large office	Jan. 2003	66,970	20 to 40	2,325
Finova Capital—BB&T—branches and small/large office	Apr. 2003	1,594	18	318
Pitney Bowes—Wachovia—branches and small/large office	Mar. 2003	39,454	25	1,147

Total		$111,497		$4,961

(1)	Represents the additional amortization expense resulting from the adjustment to the fair value of the intangible assets acquired in our formation transaction.

(GG)	Reflects a decrease in interest income from the sale of residential mortgage-backed securities and other investments that were sold to fund a portion of the cash purchase price of certain completed transactions. Also, reflect a decrease in interest expense related to the redemption of reverse repurchase agreement obligations that were used to finance the residential mortgage-backed securities.

	Amount	Interest Rate	Adjustment
Residential mortgage-backed securities	$(391,362)	4.3%	$(4,361)
Reverse repurchase agreements	(355,125)	1.6	(1,649)

Total	$(36,237)		$(2,712)

We began repaying these reverse repurchase agreements and terminated a related hedging arrangement prior to the completion of the offering. As a result, the pro forma consolidated statement of operations for the year ended December 31, 2002 does not include a loss of approximately $10.2 million that we will record in the quarter ending June 30, 2003 as our investments in residential mortgage backed securities and related reverse repurchase agreements and hedging arrangements will not have a continuing impact on our results of operations.

(HH)	Reflects the historical results of operations for properties under contract. A significant number of the properties that we expect to acquire are being used by the sellers in their own operations and were not historically available for lease or held as rental properties.

Seller	Rental Income		Operating Expense Reimbursements	Other Income	Property Operating Expenses
Wachovia Bank—branches(1)	$—		$—	$—	$269
Bank of America—small office(1)	32		—	—	140
Bank of America—small/large office(2)	14,031	(5)	—	1,060	80,060
Wachovia Bank—small office(1)	—		—	—	150
Citigroup—branches(1)	—		—	—	510
SouthTrust Bank—branches(1)	—		—	—	116
Pitney Bowes—KeyBank—branches(4)	—		—	—	—
Pitney Bowes—Bank of America—branches(3)	—		—	—	—
First States Wilmington, L.P.—large office(4)	4,139		1,933	—	1,933

Total	$18,202		$1,933	$1,060	$83,178

(1)	Bank branch or small office properties used in sellers’ operations prior to our purchase will be substantially vacant as of our acquisition date. If we are unable to lease these vacant properties upon acquisition, we will incur operating expenses without any associated rental revenues. This would have a negative effect on our operating results and cash flows and could result in a write-down in the carrying values of these properties.
(2)	We entered into a new lease with the seller concurrent with our purchase.
(3)	We will enter into an amended and restated net lease agreement with the existing bank tenant. Under the terms of a net lease, the tenant is required to pay all operating expenses of the property.

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(4)	We will assume the seller’s existing net lease agreement with the existing bank tenant.
(5)	Reflects a net decrease of $76 relating to the amortization of above-market and below-market leases.

(II)	Reflects the pro forma adjustments to the results of operations for properties under contract. For properties that are subject to new leases that we will enter into with the seller, the rental income reflected is the straightline rent that we will record under the terms of these new lease agreements.

Seller	Rental Income	Operating Expense Reimbursements
Wachovia Bank—branches(1)	$609	$269
Bank of America—small office(1)	100	29
Bank of America—small/large office(2)	45,224	59,971
Wachovia Bank—small office(1)	308	150
Citigroup—branches(1)	—	—
SouthTrust Bank—branches(1)	—	—
Pitney Bowes—KeyBank—branches(4)	2,790	—
Pitney Bowes—Bank of America—branches(3)	8,305	—
First States Wilmington, L.P.—large office(4)	—	—

Total	$57,336	$60,419

(1)	Bank branch or small office properties used in sellers’ operations prior to our purchase will be substantially vacant as of our acquisition date. If we are unable to lease these vacant properties upon acquisition, we will incur operating expenses without any associated rental revenues. This would have a negative effect on our operating results and cash flows and could result in a write-down in the carrying values of these properties.
(2)	We entered into a new lease with the seller concurrent with our purchase.
(3)	We will enter into an amended and restated net lease agreement with the existing bank tenant. Under the terms of a net lease, the tenant is required to pay all operating expenses of the property.
(4)	We will assume the seller’s existing net lease agreement with the existing bank tenant.

(JJ)	Reflects increase in general and administrative expenses as a result of the formation transactions and being a public company:

Compensation expense related to issuance of restricted shares	$4,564
Compensation expense related to outperformance plan	2,286	(1)
Additional marketing expenses	1,500
Compensation expense related to new employees	1,380
Other expenses	167

Total	$9,897

(1)    Amount is based on the criteria set forth in our outperformance plan. This estimate assumes a dividend yield comparable to our historical amounts on an annualized basis and an initial public offering share price of $12.00.

(KK)	Reflects anticipated interest expense, including amortization of financing costs, used to finance the purchase of properties under contract.

Debt Obligation	Amount	Interest Rate	Adjustment
Long-term financing	$440,000	5.0%	$21,642

Notes to Pro Forma Consolidated Financial Statements (Unaudited)—(Continued)

(dollar amounts in thousands)

(LL)	Reflects depreciation expense on properties acquired in completed transactions. Depreciation expense is calculated using a 40 year life for buildings and permanent structural improvements and a seven year life for non-structural components such as heating and ventilation equipment, carpeting, lighting fixtures, electrical systems, etc.

Seller	Buildings and Improvements	Fixtures and Equipment	Depreciation Expense
Bank of America—small/large office	$563,821	$91,900	$28,058
Bank of America—small office	1,270	208	63
Wachovia—branches	5,549	912	269
Pitney Bowes—Bank of America—branches	57,716	8,695	3,368
Wachovia Bank—small office	2,248	370	109
Citigroup—branches	10,016	1,647	486
SouthTrust Bank—branches	2,570	422	125
Pitney Bowes—KeyBank—branches	20,261	3,077	1,078
First States Wilmington, L.P.—large office	35,458	5,483	1,880

Total	$698,909	$112,714	$35,436

(MM)	Reflects amortization expense on intangible assets estimated for properties under contract. The value of in-place leases is amortized on a straightline basis over the respective lease terms. The value of customer relationships is amortized on a straightline basis over the respective lease terms plus fixed lease renewal periods.

Seller	Intangible Assets	Amortization Period	Amortization Expense
Bank of America—small/large office	$10,202	5	$1,318
Bank of America—small office	3	3	1
Pitney Bowes—Bank of America—branches	7,442	6	1,240
Pitney Bowes—KeyBank—branches	2,183	9	243
First States Wilmington, L.P.—large office	2,558	8	320

Total	$22,388		$3,122

(NN)	Reflects a decrease in interest income and interest expense assuming we did not hold investments in residential mortgage-backed securities or obligations in reverse repurchase agreements, respectively. We began repaying these reverse repurchase agreements and terminated a related hedging arrangement prior to the completion of the offering. As a result, the pro forma consolidated statement of operations for the three month period ended March 31, 2003 does not include a loss of approximately $10.2 million that we will record in the quarter ending June 30, 2003 as our investments in residential mortgage-backed securities and related reverse repurchase agreements and hedging arrangements will not have a continuing impact on our results of operations.

(OO)	Reflects adjustment to minority interest as a result of the issuance of additional units of our operating partnership to us in exchange for our contribution of the net proceeds of this offering to our operating partnership. As a result of the offering, minority interest in our operating partnership decreased from 9.44% to 4.54%.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Financial Information,” our audited financial statements and the related notes thereto. Where appropriate, the following discussion includes analysis of our predecessor entities for accounting purposes, our formation transactions and this offering.

Overview

We are a self-managed and self-administered REIT formed in May 2002. We commenced operations in September 2002 for the purpose of acquiring and operating properties leased to financial institutions. We seek to lease our properties on a long-term, net lease basis to high credit quality tenants, resulting in attractive returns on our capital. We have focused on acquiring ownership of, or assuming leasehold interests in, office buildings and bank branches. We acquire core, surplus and underutilized real estate from financial institutions through our three acquisition structures: sale leaseback transactions, formulated price contracts and specifically tailored transactions.

The discussion below relates to our financial condition and results of operations for the three month period ended March 31, 2003 and for the period from our commencement of operations on September 10, 2002 to December 31, 2002, and the financial condition and results of operations of our predecessor entities for the three month period ended March 31, 2002 and for the period January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000. Additionally, our results of operations and those of our predecessor entities have been combined for the year ended December 31, 2002. The historical financial statements of our predecessor entities represent the combined financial condition and results of operations of entities that owned the properties and the operating companies that we acquired in our formation transactions, and also include several properties and an entity controlled by Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, or his wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, that we did not acquire in our formation transactions. The results of operations of these properties not acquired were not material. All significant intercompany accounts and transactions have been eliminated. Our historical financial statements and those of our predecessor entities were prepared in accordance with generally accepted accounting principles.

The historical financial statements of our predecessor entities included in this prospectus reflect our predecessor entities’ historical corporate investment strategy. Historically, our predecessor entities funded new acquisitions by selling properties or by leveraging existing properties, a strategy that we discontinued when we became a REIT. While in some cases we may sell properties, we expect that, because of our status as REIT, these sales will be far less frequent than in the past. Our predecessor entities’ prior financing strategy is demonstrated in their loan-to-cost ratio of 94% as of December 31, 2001. Additionally, financial information for our predecessor entities is presented on a different cost basis than the periods before the acquisition. Historically, our predecessor entities often funded new acquisitions by selling properties, as displayed in the following table. Our business strategy differs from that of our predecessor entities.

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sales of Properties	Aggregate Net Gain (Loss) on Sales
1998	105	$22,373,000	0	$—	$—
1999	33	18,825,000	16	8,418,000	4,468,000
2000	8	142,931,000	33	21,871,000	8,934,000
2001	71	24,126,000	45	22,921,000	4,107,000
2002	59	64,030,000	27	19,130,000	10,377,000
2003, through March 31	59	128,799,000	3	1,261,000	(9,000)

Total	335	$401,084,000	124	$73,601,000	$27,877,000

We receive income from rental revenue, including tenant reimbursements, from our properties. The leases in our bank branch portfolio are predominantly triple net and bond net leases where the tenant is responsible for all expenses related to the operation of the property including real estate taxes, insurance, repairs and maintenance. Typically these expenses are paid directly by the tenant, and are not reflected in our statement of operations as an operating expense or an operating expense reimbursement.

Our office buildings contain a combination of triple net, bond net, gross and base year leases. Operating expenses in our office buildings typically are paid by us and billed back to the tenants on a pro-rata basis as an operating expense reimbursement. Operating expenses under gross leases are included in the base rent of the tenant, and therefore the expenses, including any increases in expenses over the base year, are paid by us. Base year leases require the tenants to pay their pro-rata share of operating expenses in excess of the tenant’s base year amount. Operating expenses for base year leases are paid by us, and to the extent they exceed the tenant’s base year amount, billed back to the tenant as an operating expense reimbursement.

We must make estimates regarding the collectability of our accounts receivable related to minimum rent, accrued rental income, expense reimbursements, and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable.

We earn interest income on marketable investments, restricted cash held as collateral under security and pledge agreements, escrow amounts held by the lenders providing the financing for our office buildings in accordance with the mortgage agreements and our residential mortgage-backed securities portfolio.

Since we commenced operations in September 2002, we have invested a substantial portion of our excess cash in a leveraged residential mortgage-backed securities portfolio pending deployment of this cash in real estate acquisitions. Prior to this offering, we sold our portfolio of leveraged residential mortgage-backed securities, began repaying the related reverse repurchase agreements and terminated a related hedging arrangement. We do not expect to leverage any investments in residential mortgage-backed securities that we make with the excess proceeds from this offering or additional excess cash obtained in the future. Pending deployment of the proceeds as described under “Use of Proceeds” beginning on page 47, we will invest excess cash on a short-term basis in an unlevered residential mortgage-backed securities portfolio, and other marketable investment grade securities. We have no specific formula for determining what portion of our assets will be considered an excess cash position, or what portion may be definitely invested in residential mortgage-backed securities. The current residential mortgage-backed securities portfolio consists principally of adjustable-rate residential mortgage-backed securities that are fixed for three years, and then reset annually based on market rates at that time.

Other income consists of fees charged to related and third parties for real estate acquisition and disposition services, real estate brokerage commissions and project management services.

Significant Accounting Estimates

Our significant accounting estimates are more fully described in Note 2 to the consolidated financial statements included in the registration statement of which this prospectus is a part. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management and, as a result, are subject to a degree of uncertainty. These significant accounting estimates include:

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of its respective lease reported on a straightline basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straightline basis accounting requires us to record as an asset, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Accordingly, our management must determine, in its judgment, that the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of an unbilled rent receivable is in doubt, we would be required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and shareholders’ equity.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred.

Depreciation is computed using the straightline method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Effective January 1, 2002, we adopted Financial Accounting Standards Board, or FASB, Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which established a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. Statement No. 144 requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold are to be designated as “held for sale” on the balance sheet.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These cash flows consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) management’s estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) of contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, as an indicator of their respective fair values, are amortized on a straightline basis over the remaining lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We utilize independent appraisals or management’s estimates to determine the respective property values. Management’s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in their analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 24 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from five to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Amounts allocated to land, buildings, tenant improvements, equipment and fixtures are based on cost segregation studies performed by independent third-parties or on management’s analysis of comparable properties in the existing portfolio. Depreciation is computed using the straightline method over the estimated life of 40 years for buildings, five to seven years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

Residential Mortgage-Backed Securities

Residential mortgage-backed security transactions are recorded on the date the securities are purchased or sold. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” we account for our residential mortgage-backed securities portfolio totaling $734.2 million at March 31, 2003 as available for sale. Residential mortgage-backed securities classified as available-for-sale are reported at fair value, with unrealized gains and temporary unrealized losses excluded from earnings and reported as accumulated other comprehensive income (loss). Amortization of any premium or discount related to the purchase of securities is included as a component of interest income. Realized gains or losses on the sale of residential mortgage-backed securities are determined on the specific identification method and are included in net income as net gains or losses on sales of securities. Unrealized losses on residential mortgage-backed securities that are determined to be other than temporary are recognized through the income statement. Management regularly reviews its investment portfolio for other than temporary market value declines on individual securities. There were no such adjustments for residential mortgage-backed securities during the three month period ended March 31, 2003.

Income from investments in residential mortgage-backed securities is recognized using the effective interest method, using the expected yield over the life of the investment. Income includes contractual interest accrued and the amortization of any premium or discount recorded upon purchase. Changes in anticipated yields result primarily from changes in actual and projected cash flows and estimated prepayments. Changes in the yields that result from changes in the anticipated cash flows and prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the date of original investment.

We are exposed to the risk of credit losses on our residential mortgage-backed securities portfolio. We limit our exposure to credit losses on our portfolio of residential mortgage-backed securities by purchasing securities issued and guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The payments of principal and interest on the Freddie Mac and Fannie Mae residential mortgage-backed securities are guaranteed by those respective agencies and the payment of principal and interest on the Ginnie Mae residential mortgage-backed securities is backed by the full-faith-and-credit of the U.S. government.

Accounting for Derivative Financial Investments and Hedging Activities

We account for our derivative and hedging activities using SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the income statements in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. We are not party to any derivatives designated as fair value hedges.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. We use Eurodollar futures contracts and treasury swap agreements in cash flow hedge transactions. The Eurodollar futures contracts are designed to be highly effective in offsetting changes in the cash flows related to the hedged liability. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

Results of Operations

We commenced operations on September 10, 2002. Prior to that date, entities that owned the properties and operating companies that we acquired as part of our formation transactions were under the common control of

Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman. Certain line items, such as rental income, depreciation and amortization expense and interest expense, in periods beginning September 10, 2002 may not be comparable to prior periods due to the acquisition of the properties and operating companies in a business combination accounted for as a purchase. In accordance with SEC Accounting Bulletin Topic 5q (SAB 48), the portion of the assets and liabilities that we acquired from Nicholas S. Schorsch and certain of our other executive officers and trustees and their affiliates was recorded at carryover basis and the portion of the assets and liabilities that we acquired from other investors was recorded at their fair values.

Comparison of Three Months Ended March 31, 2003 and 2002

Revenue

Rental income increased approximately $5.9 million, or 91.9%, to approximately $12.3 million for the three month period ended March 31, 2003 from approximately $6.4 million in the comparable 2002 period. The increase was attributable to revenues received from the properties we acquired from Dana Commercial Credit Corporation, properties acquired under our formulated price contracts and $435,000 of lease termination revenue.

Operating expense reimbursements increased approximately $228,000, or 10.3%, to approximately $2.4 million for the three month period ended March 31, 2003 from approximately $2.2 million in the comparable 2002 period. This increase was due to operating expenses of properties we acquired following our formation transactions.

Interest income from investments (other than investments in our residential mortgage-backed securities portfolio) increased $957,000, to $977,000 for the three months ended March 31, 2003 from approximately $20,000 in the comparable 2002 period. This increase was due to interest income generated on investments made with the proceeds of our September 2002 private placement.

Other income decreased approximately $114,000, or 72.6%, to approximately $43,000 for the three month period ended March 31, 2003 from approximately $157,000 in the comparable 2002 period. This decrease was primarily due to non-recurring brokerage commissions earned in the prior period.

Expenses

Total expenses increased approximately $7.8 million, or 81.6%, to approximately $17.3 million for the three month period ended March 31, 2003 from approximately $9.5 million in the comparable 2002 period.

Property operating expenses increased approximately $737,000, or 28.3%, to approximately $3.3 million for the three month period ended March 31, 2003 from approximately $2.6 million in the comparable 2002 period. This increase was due to additional expenses associated with properties we acquired following our formation transactions.

General and administrative expenses increased approximately $1.7 million, or 136.2%, to approximately $3.0 million for the three month period ended March 31, 2003 from approximately $1.3 million in the comparable 2002 period. This increase was due to increases in compensation for additional personnel we hired following our formation transactions and increases in insurance expense and professional fees.

Interest expense on mortgages and other debt increased $1.2 million, or 34.0%, to approximately $4.8 million for the three month period ended March 31, 2003 from approximately $3.6 million in the comparable 2002 period. This increase is due to borrowings under the $200 million bridge loan used to finance the acquisition of properties from a wholly owned subsidiary of Dana Commercial Credit Corporation.

Depreciation and amortization expense increased approximately $4.1 million, or 195.9%, to approximately $6.2 million for the three month period ended March 31, 2003 from approximately $2.1 million in the comparable 2002 period. This increase was due to an increase in the cost basis of the properties we acquired in our formation transactions and to the depreciation expense related to properties we acquired following our formation transactions. This increase was partially offset by the elimination of depreciation expense related to properties owned by our predecessor entities that we did not acquire in our formation transactions.

Net Interest Income on Residential Mortgage-Backed Securities.    Interest income from our residential mortgage-backed securities portfolio was approximately $6.9 million for the three month period ended March 31, 2003. We did not invest in residential mortgage-backed securities prior to September 2002. Interest income from our residential mortgage-backed securities portfolio is net of investment advisory expenses paid to FBR Investment Management, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., for services rendered in connection with this portfolio. A member of our board of trustees is head of investment banking at Friedman, Billings, Ramsey & Co., Inc.

Interest expense on reverse repurchase agreements was approximately $2.8 million for the three month period ended March 31, 2003 and represents interest expense on borrowings incurred in connection with our residential mortgage-backed securities portfolio. We did not have this portfolio during the comparable prior period.

Net Gain (loss) on Sales of Properties.    Net gain (loss) on sales of properties, including continuing and discontinued operations decreased approximately $2.2 million to a net loss of approximately $11,000 for the three month period ended March 31, 2003 from a net gain of approximately $2.2 million in the comparable 2002 period. In the 2003 period, we sold three properties and in 2002, we sold seven properties. As a result of our status as a REIT, we expect that property sales will be less frequent than in the past. Accordingly, gains from property sales may be lower than historical amounts, which may adversely impact our net income. We have established investment criteria for properties included in our real estate portfolio and a policy to dispose of individual properties acquired as part of a larger portfolio transaction that do not meet such criteria. Pursuant to that policy, we generally intend to commence our efforts to dispose of these properties within 30 days of acquisition and dispose of them within 12 months of acquisition. If we sell properties at a gain we may incur income taxes on those gains.

Realized Gain on the Sale of Investments.    Realized gain on the sale of investments was approximately $1.1 million for the three month period ended March 31, 2003 and represents gain on the sale of investments in our residential mortgage-backed securities portfolio of approximately $1.4 million, offset by a $300,000 realized loss on the sale of other marketable investments. We did not have this portfolio during 2002.

Minority Interest.    Minority interest was approximately $303,000 for the three month period ended March 31, 2003 and represents an allocation of net income to the other unitholders in our operating partnership, First States Group, L.P., during the three month period ended March 31, 2003.

Discontinued Operations—(loss) from operations.    Loss from discontinued operations increased approximately $260,000, or 172.2% to approximately $411,000 for the three month period ended March 31, 2003, from a loss of approximately $151,000 in the comparable 2002 period. This increase was due to an impairment loss related to the sale of a bank branch acquired under one of our formulated price contracts.

Comparison of Combined Year Ended December 31, 2002 and Year Ended December 31, 2001

We believe that the combined results of operations of our company and accounting predecessor for the full year 2002 make the most meaningful comparison to our predecessor entities’ operating results for 2001, as we acquired a significant portion of the properties owned and operated by our predecessor entities and there was continuity of management and operations.

As discussed above, fair value adjustments were applied to certain asset and liability accounts, in connection our acquisition of the initial properties in the formation transactions. A description of the adjustments and the resulting impact on the more significant captions in the statement of operations follows:

•	increase the carrying value of real estate investments by $28.1 million, resulting in an increase in depreciation expense by approximately $380,000 for the period from September 10, 2002 to December 31, 2002;

•	decrease accrued straightline rental income by $1.9 million, resulting in an increase in rental income of approximately $120,000 for the period from September 10, 2002 to December 31, 2002;

•	record intangible assets and liabilities (fair value of leases), resulting in a net increase in rental revenue and a net increase in amortization expense of approximately $40,000 and $40,000, respectively, for the period from September 10, 2002 to December 31, 2002;

•	decrease deferred costs by approximately $900,000, resulting in a decrease in amortization expense of approximately $60,000 for the period from September 10, 2002 to December 31, 2002; and

•	increase the carrying value of mortgage notes payable by $4.9 million, resulting in a decrease in interest expense of approximately $225,000 for the period from September 10, 2002 to December 31, 2002.

We have not included any comparison of the period from our commencement of operations on September 10, 2002 to December 31, 2002, as we do not believe that there is a prior period with respect to which a comparison would be meaningful.

AMERICAN FINANCIAL REALTY TRUST

Consolidated and Combined Income Statement Data

(in thousands)

	Combined Year Ended December 31, 2002(1)	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002	Year Ended December 31,
				2001	2000
	(unaudited)
Revenues:
Rental income	$25,652	$8,338	$17,314	$25,815	$13,483
Operating expense reimbursements	8,390	2,813	5,577	7,663	2,085
Interest income	2,456	2,351	105	188	485
Other income	859	37	822	582	1,173

Total revenues	37,357	13,539	23,818	34,248	17,226

Expenses:
Property operating expenses	11,028	3,828	7,200	9,770	5,194
General and administrative expenses	8,340	3,645	4,695	8,212	7,185
Interest expense on mortgages and other debt	13,158	3,421	9,737	14,071	6,042
Depreciation and amortization	8,760	2,911	5,849	8,468	3,082

Total expenses	41,286	13,805	27,481	40,521	21,503

Income (loss) before investment income and expenses, net realized gain on sales of properties and investments, minority interest and discontinued operations	(3,929)	(266)	(3,663)	(6,273)	(4,277)
Interest income from residential mortgage-backed securities, net of expenses of $918	16,385	16,385	—	—	—
Interest expense on reverse repurchase agreements	6,578	6,578	—	—	—

Net interest income on residential mortgage-backed securities	9,807	9,807	—	—	—

Net gain on sales of properties, net of income tax expense of $131 in 2002	715	715	—	4,107	8,934
Realized loss on sales of investments, net	(280)	(280)	—	—	—

Income (loss) before minority interest	6,313	9,976	(3,663)	(2,166)	4,657
Minority interest	(849)	(849)	—	—	—

Income (loss) before discontinued operations	5,464	9,127	(3,663)	(2,166)	4,657

Discontinued operations:
Income (loss) from operations, net of minority interest income of $22 from September 10, 2002 to December 31, 2002	(391)	(211)	(180)	(114)	499
Gains on disposals, net of minority interest expense of $3 from September 10, 2002 to December 31, 2002	9,528	28	9,500	—	—

Income (loss) from discontinued operations	9,137	(183)	9,320	(114)	499

Net income (loss)	$14,601	$8,944	$5,657	$(2,280)	$5,156

(1)	These amounts represent the unaudited combined results of operations for the year ended December 31, 2002 which management believes makes for the most meaningful comparison to the prior year information. As discussed in Note 2 to our financial statements, the periods before and after September 10, 2002 are presented on a different basis of accounting. Accordingly, certain line items, such as rental income and depreciation and amortization expense, may not be comparable to the prior period.

Revenue

Rental income decreased approximately $163,000, or 0.6%, to approximately $25.7 million for the year ended December 31, 2002 from approximately $25.8 million for the year ended December 31, 2001. The decrease was attributable to the loss of revenue from properties owned by our predecessor entities that we did not acquire in our formation transactions. This decrease was partially offset by revenues received from rent on properties we acquired following our formation transactions with the proceeds of our September 2002 private placement.

Operating expense reimbursements increased approximately $727,000, or 9.5%, to approximately $8.4 million for the year ended December 31, 2002 from approximately $7.7 million for the year ended December 31, 2001. This increase was due to higher real estate taxes at our 123 South Broad Street property, additional insurance premiums for terrorism coverage, increases in utilities and operating expenses of properties we acquired following our formation transactions with the proceeds of our September 2002 private placement.

Interest income from investments (other than investments in our residential mortgage-backed securities portfolio) increased approximately $2.3 million, to approximately $2.5 million for the year ended December 31, 2002 from approximately $188,000 for the year ended December 31, 2001. This increase was due to interest income generated on investments made with the proceeds of our September 2002 private placement.

Other income increased approximately $277,000, or 47.6%, to approximately $859,000 for the year ended December 31, 2002 from approximately $582,000 for the year ended December 31, 2001. This increase was due to commission income earned in 2002 by our wholly owned subsidiary, Strategic Alliance Realty LLC, which was partially offset by a reduction in accounting and support service fees charged by our predecessor entities. Strategic Alliance Realty LLC conducts leasing and brokerage activities on our behalf.

Expenses

Total expenses increased approximately $7.3 million, or 18.1%, to approximately $47.9 million for the year ended December 31, 2002 from approximately $40.5 million for the year ended December 31, 2001. This increase resulted primarily from an increase in property operating expenses, and depreciation and amortization expenses partially offset by decreases in interest expense.

Property operating expenses increased approximately $1.3 million, or 12.9%, to approximately $11.0 million for the year ended December 31, 2002 from approximately $9.8 million for the year ended December 31, 2001. This increase was due to higher real estate taxes, additional insurance premiums for terrorism insurance, leasehold rent expense for leases assumed during 2002 and additional expenses associated with properties acquired with the proceeds of our September 2002 private placement.

General and administrative expenses increased approximately $128,000, or 1.6%, to approximately $8.3 million for the year ended December 31, 2002 from approximately $8.2 million for the year ended December 31, 2001. This increase was due to increases in compensation for additional personnel we hired following our September 2002 private placement.

Interest expense on mortgages and other debt decreased approximately $913,000, or 6.5%, to approximately $13.2 million for the year ended December 31, 2002 from approximately $14.1 million for the year ended December 31, 2001. This decrease was due to the repayment of the credit facility held by First States Holdings, L.P., and the elimination of interest expense relating to mortgages on properties owned by AFREG that we did not acquire in our formation transactions.

Depreciation and amortization expense increased approximately $292,000, or 3.4%, to approximately $8.8 million for the year ended December 31, 2002 from approximately $8.5 million for the year ended December 31, 2001. This increase was due to an increase in the cost basis of the properties we acquired in our formation transactions and to the depreciation expense related to properties we acquired following our formation transactions with the proceeds of our September 2002 private placement. This increase was partially offset by the elimination of depreciation expense related to properties owned by our predecessor entities that we did not acquire in our formation transactions.

Net Interest Income on Residential Mortgage-Backed Securities.     Interest income from our residential mortgage-backed securities portfolio was approximately $16.4 million for the year ended December 31, 2002. We did not invest in residential mortgage-backed securities prior to 2002. Interest income from our residential mortgage-backed securities portfolio is net of investment advisory expenses paid to FBR Investment Management, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., for services rendered in connection with this portfolio. A member of our board of trustees is head of investment banking at Friedman, Billings, Ramsey & Co., Inc.

Interest expense on reverse repurchase agreements was approximately $6.6 million for the year ended December 31, 2002 and represents interest expense on borrowings incurred in connection with our residential mortgage-backed securities portfolio. We did not have this portfolio during 2001.

Net Gain on Sales of Properties.    Net gain on sales of properties, including continuing and discontinued operations increased approximately $6.1 million to approximately $10.2 million for the year ended December 31, 2002 from approximately $4.1 million for the year ended December 31, 2001. The gain on sales of properties in 2002 is net of income tax expense of approximately $131,000. This expense represents federal and state corporate income taxes due on the sale of core real estate properties sold through our taxable REIT subsidiary. In 2002, we sold 27 properties in 22 separate transactions consisting primarily of occupied bank branch properties, whereas in 2001, we sold 45 properties in 40 separate transactions, consisting primarily of vacant bank branch properties. As a result of our status as a REIT, we expect that property sales will be less frequent than in the past. Accordingly, gains from property sales may be lower than historical amounts, which may adversely impact our net income. We have established investment criteria for properties included in our real estate portfolio and a policy to dispose of individual properties acquired as part of a larger portfolio transaction that do not meet such criteria. Pursuant to that policy, we generally intend to commence our efforts to dispose of these properties within 30 days of acquisition and dispose of them within 12 months of acquisition. If we sell properties at a gain we may incur income taxes on those gains.

Realized Loss on the Sale of Investments.    Realized loss on the sale of investments was approximately $280,000 for the year ended December 31, 2002 and represents aggregate losses on the sale of investments in our residential mortgage-backed securities portfolio. We did not have this portfolio during 2001.

Minority Interest.    Minority interest was approximately $849,000 for the year ended December 31, 2002 and represents an allocation of net income to the other unitholders in our operating partnership, First States Group, L.P., during the period from September 10, 2002 to December 31, 2002.

Comparison of Years Ended December 31, 2001 and December 31, 2000

Revenue

Rental income increased approximately $12.3 million, or 91.5%, to approximately $25.8 million for the year ended December 31, 2001 from approximately $13.5 million for the year ended December 31, 2000. This increase was primarily due to rental revenues from a full year of operations of our 123 South Broad Street, Jenkins Court and 177 Meeting Street properties acquired during the year ended December 31, 2000. This increase was partially offset by the loss of rental income from properties disposed of during 2001.

Operating expense reimbursements increased approximately $5.6 million, or 268%, to approximately $7.7 million for the year ended December 31, 2001 from approximately $2.1 million for the period ended December 31, 2000. This increase was primarily due to reimbursements associated with a full year of operations at our 123 South Broad Street, Jenkins Court and 177 Meeting Street properties. This increase was partially offset by the elimination of reimbursements associated with properties disposed of during 2001.

Interest income decreased approximately $297,000, or 61.2%, to approximately $188,000 for the year ended December 31, 2001 from approximately $485,000 for the year ended December 31, 2000. This decrease was primarily due to lower money market interest rates and a lower cash reserve balance, the latter of which resulted from our use of cash in 2001 to acquire properties.

Other income decreased by approximately $591,000, or 50.4%, to approximately $582,000 for the year ended December 31, 2001 from approximately $1.2 million for the year ended December 31, 2000. The decrease was principally due to the cessation of construction activities provided to related and third parties during 2001.

Expenses

Total expenses increased approximately $19.0 million, or 88.4%, to approximately $40.5 million for the year ended December 31, 2001 from approximately $21.5 million for the year ended December 31, 2000. This increase resulted from increases in property operating expenses, general and administrative expenses, interest expense and depreciation expense.

Property operating expenses increased approximately $4.6 million, or 88.1%, to approximately $9.8 million for the year ended December 31, 2001 from approximately $5.2 million for the year ended December 31, 2000. This increase was primarily due to expenses associated with a full year of operations of our 123 South Broad Street, Jenkins Court and 177 Meeting Street properties during 2001. This increase was partially offset by the elimination of property operating expenses associated with properties disposed of during 2001.

General and administrative expenses increased approximately $1.0 million, or 14.3%, to approximately $8.2 million for the year ended December 31, 2001 from approximately $7.2 million for the year ended December 31, 2000. This increase was primarily due to $625,000 of organizational and start-up expenses associated with the formation of First States Holdings, L.P., as well as the cost of hiring additional personnel for property management, corporate and marketing functions, and employing the maintenance staff at 123 South Broad Street, for which we are partially reimbursed by the tenants at 123 South Broad Street under triple net leases. This increase was partially offset by an approximately $800,000 reduction in commissions paid by Strategic Alliance Realty LLC.

Interest expense on mortgages and other debt increased approximately $8.0 million, or 132.9%, to approximately $14.1 million for the year ended December 31, 2001 from approximately $6.0 million for the year ended December 31, 2000. This increase was primarily due to debt associated with a full year of operations of our 123 South Broad Street, Jenkins Court and 177 Meeting Street properties during 2001. This increase was partially offset by the repayment of mortgages on properties disposed of during 2001.

Depreciation and amortization expense increased approximately $5.4 million, or 174.8%, to approximately $8.5 million for the year ended December 31, 2001 from approximately $3.1 million for the year ended December 31, 2000. This increase was primarily due to a full year of operations at our 123 South Broad Street, Jenkins Court and 177 Meeting Street properties during 2001.

Net Gain on Sale of Properties.    Net gain on sale of properties was approximately $4.1 million for the year ended December 31, 2001, as compared to approximately $8.9 million for the year ended December 31, 2000. In 2001 we sold 45 properties in 40 separate transactions, consisting primarily of vacant bank branch properties, whereas in 2000 we sold 33 properties in 29 separate transactions consisting primarily of occupied bank branch properties.

Discontinued Operations—(Loss) Income from Operations.    Loss from discontinued operations was approximately $114,000 for the year ended December 31, 2001, as compared to income from discontinued operations of approximately $499,000 for the year ended December 31, 2000. This decrease was due to 12 additional properties being classified as held for sale and the recognition of a $200,000 impairment loss related to the January 2002 sale of three bank branches acquired under one of our formulated price contracts.

Cash Flows

For the three month period ended March 31, 2003

We have cash and cash equivalents totaling approximately $16.7 million and $30.2 million in short-term investments at March 31, 2003. During the three month period ended March 31, 2003, net cash provided from operating activities was approximately $46.8 million. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses. In January 2003, we received a rental payment of approximately $40.4 million from Bank of America under the terms of the lease we assumed in connection with the acquisition of a 14 office building portfolio from a wholly owned subsidiary of Dana Commercial Credit Corporation.

Net cash provided by investing activities was approximately $362.7 million, including (i) sales of residential mortgage-backed securities of approximately $314.1 million, (ii) receipt of principal payments on residential mortgage-backed securities of approximately $65.5 million, (iii) net sales of marketable investments of approximately $114.0 million, (iv) acquisitions of real estate investments, net of proceeds on sales of real estate investments of approximately $127.5 million, (v) capital expenditures of approximately $523,000, and (vi) an increase in restricted cash of approximately $2.8 million.

Net cash used in financing activities of approximately $453.6 million included (i) repayments of reverse repurchase agreements of approximately $355.1 million, (ii) repayment of other long-term debt of approximately $361.7 million, (iii) payment of dividends and distributions to operating partnership unitholders of approximately $10.3 million, (iv) repayment of mortgage notes payable of approximately $641,000, (v) payment of financing costs of approximately $805,000 and (vi) borrowings under bridge loans totalling approximately $275.0 million.

For the three month period ended March 31, 2002

For the three month period ended March 31, 2002, net cash provided from operating activities was approximately $883,000. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses.

Net cash provided by investing activities of approximately $2.8 million included proceeds of approximately $4.3 million from the sale of seven properties during the period partially offset by capital expenditures of approximately $1.2 million.

Net cash used in financing activities was approximately $4.2 million, consisting of repayment of mortgage notes payable of approximately $4.1 million, repayment of other long-term debt of approximately $411,000 million, payments for deferred financing costs of approximately $63,000 and distributions to limited partners of approximately $2.4 million, net of proceeds from mortgage notes payable of approximately $2.4 million and proceeds from limited partner contributions of approximately $417,000.

For the period from September 10, 2002 through December 31, 2002

We have cash and cash equivalents totaling approximately $60.8 million at December 31, 2002. During the period ended December 31, 2002, net cash provided from operating activities was approximately $12.6 million. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses.

Net cash used in investing activities was approximately $1,378.3 million, including (i) the purchase of residential mortgage-backed securities of approximately $2,447.8 million, (ii) sales of residential mortgage-backed securities of approximately $1,280.2 million, (iii) acquisitions of real estate investments, net of proceeds on sales of real estate investments of approximately $58.8 million, (iv) receipt of principal payments on residential mortgage-backed securities of approximately $32.7 million, (v) net purchases of short-term investments of approximately $140.4 million, (vi) an increase in restricted cash of approximately $13.3 million and (vii) cash paid for our initial properties, net of cash acquired, of approximately $30.9 million.

Net cash provided by financing activities of approximately $1,426.5 million included (i) proceeds from reverse repurchase agreements of $1,053.5 million, (ii) proceeds from the issuance of common shares of approximately $378.6 million, (iii) repayment of mortgage notes payable of approximately $667,000, (iv) repayment on line of credit borrowings of approximately $530,000 and (v) repayment of other long-term debt of approximately $4.4 million.

For the period from January 1, 2002 through September 9, 2002

For the period from January 1, 2002 to September 9, 2002, net cash provided from operating activities was approximately $2.4 million. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses.

Net cash from investing activities was $12.4 million and included proceeds of approximately $14.7 million from the sale of 22 properties during the period and an increase in restricted cash of approximately $5.8 million, partially offset by net purchases of marketable investments of approximately $3.0 million, an investment in a limited partnership of approximately $3.0 million, capital expenditures of approximately $1.2 million and approximately $797,000 related to the acquisition of real estate investments.

Net cash used in financing activities was approximately $13.2 million, consisting of repayment of mortgage notes payable of approximately $20.9 million, repayment of other long-term debt of approximately $0.3 million, payments for deferred financing costs of approximately $114,000 and distributions to limited partners of approximately $3.9 million, net of proceeds from mortgage notes payable of approximately $10.4 million and proceeds from limited partner contributions of approximately $1.7 million.

For the year ended December 31, 2001

During the year ended December 31, 2001, net cash provided from operating activities was approximately $4.6 million. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses.

Net cash used for investing activities was approximately $5.7 million, consisting of the acquisition of 58 bank branch properties and leasehold interests in 13 properties in 2001 for total consideration of approximately $24.1 million, an increase in restricted cash of approximately $2.9 million, capital expenditures of approximately $1.1 million and net purchases of marketable investments of approximately $532,000, net of proceeds of approximately $22.9 million from the sale of 45 bank branch properties during the year.

Net cash provided from financing activities was approximately $949,000, including proceeds from mortgage notes payable and other borrowings of approximately $10.2 million proceeds from limited partner contributions of approximately $9.4 million, offset by repayment of mortgage notes payable of approximately $7.0 million, repayment of other long-term debt of approximately $339,000, payments for deferred financing costs of approximately $907,000 and distributions to limited partners of approximately $10.6 million.

For the year ended December 31, 2000

During the year ended December 31, 2000, net cash provided from operating activities was approximately $112,000. The level of cash flows provided by operating activities is affected by timing of receipts of rent and payment of operating and interest expenses.

Net cash used for investing activities was approximately $116.7 million, consisting of the acquisition of five bank branch properties and three office properties for approximately $142.9 million, an increase in restricted cash of approximately $1.4 million and capital expenditures of approximately $680,000, net of proceeds of approximately $21.9 million from the sale of 33 bank branch properties during the year and proceeds from sales of marketable investments of approximately $6.3 million.

Net cash provided from financing activities was approximately $118.1 million, including proceeds from mortgage notes payable and other borrowings of approximately $118.3 million and proceeds from limited partner contributions of approximately $20.9 million, offset by advances to owners of approximately $1.2 million, repayments of mortgage notes payable and line of credit borrowings of approximately $8.3 million, payments for deferred financing costs of approximately $1.6 million and distributions to limited partners of approximately $9.9 million.

Reconciliation of Non-GAAP Financial Measures

We believe that funds from operations (FFO) and adjusted funds from operations (AFFO) are helpful to investors as measures of our performance as an equity REIT because along with cash flows from operating, financing and investing activities, these measures provide investors with an understanding of our ability to incur and service debt, meet capital expenditures and pay dividends. In addition, because these measures are commonly used in the REIT industry, our use of FFO and AFFO enables investors to compare our performance with that of other REITs.

We define FFO as net income (loss) before minority interest in our operating partnership (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Funds from operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flow provided by operating activities determined in accordance with GAAP.

AFFO is a computation made by analysts and investors to measure a real estate company’s cash available for distribution to shareholders. AFFO is generally calculated by subtracting from or adding to FFO (i) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream (e.g., leasing commissions and tenant improvement allowances), (ii) straightlining of rents and (iii) amortization of deferred costs.

Set forth below is a reconciliation of our calculations of FFO and AFFO to net income:

	Three Months Ended March 31, 2003	September 10, 2002 to December 31, 2002
	(in thousands, except per share data)
Funds from operations:
Net income	$2,873	$8,944
Minority interest in operating partnership	301	938
Depreciation and amortization	5,278	2,911
Non real estate depreciation	(17)	(15)

Funds from operations	$8,435	$12,778

Funds from operations per share (diluted)	$0.18	$0.27

Adjusted funds from operations:
Funds from operations	$8,435	$12,778
Straightline rental income	5,624	(593)
Straightline rent expense	38	44
Tenant improvements and leasing commissions	(250)	(134)
Amortization of deferred costs, including the value of in-place leases, customer relationship value and financing costs	1,362	90
Amortization of fair market rental adjustment, net	(93)	(36)
Amortization of deferred compensation	175	215
Realized (gain) loss on sale of investments, net	(1,089)	280

Adjusted funds from operations	$14,202	$12,644

Adjusted funds from operations per share (diluted)	$0.30	$0.26

Liquidity and Capital Resources

As of March 31, 2003, we had approximately $16.7 million in available cash and cash equivalents and approximately $30.2 million in short-term investments. In addition to our cash and cash equivalents and short-term investments, our primary sources of liquidity will be the proceeds from this offering, proceeds from credit facilities and cash provided by operations. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders on an annual basis, and we intend to distribute all or substantially all of our REIT taxable income in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to enable us to continue to qualify as a REIT.

Short-Term Liquidity Requirements

Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our properties, including:

•	recurring maintenance, repairs and other operating expenses necessary to properly maintain our properties;

•	property taxes and insurance expenses;

•	interest expense and scheduled principal payments on outstanding indebtedness;

•	capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions;

•	general and administrative expenses; and

•	future distributions paid to our shareholders.

Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations. We believe that our existing working capital, credit facilities and cash provided by operations will continue to be sufficient to meet our short-term liquidity requirements.

There are a number of factors that could adversely affect our cash flow. An economic downturn in one or more of our markets may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or lease space as leases expire. In addition, an economic downturn or recession could also lead to an increase in tenant bankruptcies or insolvencies, increases in our overall vacancy rates or declines in rental rates on new leases. In all of these cases, our cash flow would be adversely affected.

Under the terms of our triple net and bond net leases, the tenant is responsible for substantially all expenses associated with the operation of the related property, such as taxes, insurance, utilities, maintenance and capital improvements. As a result of these arrangements, we do not anticipate incurring substantial expenses in connection with most of these properties during the terms of the leases. We expect to incur operating and capital expenditures at some of our office buildings that have tenants with leases that are not triple net or bond net. These expenditures may include, among other things, parking lot improvements, roof replacements and other non-revenue enhancing capital expenditures. We also expect to incur revenue enhancing capital expenditures such as tenant improvements and leasing commissions in connection with the leasing of space in our office buildings.

We believe that our existing working capital and cash provided by operations will be sufficient to fund our costs of operations for the next 12 months. As of May 1, 2003, we have entered into contracts to acquire approximately $975.6 million of properties. We expect to be able to fund the equity portion of the purchase price of these acquisitions through existing cash and the proceeds from this offering. As of March 31, 2003, we had two bridge loans outstanding with Bank of America, N.A. for $200 million and $75 million with maturities of May 23, 2003 and April 30, 2003, respectively. We replaced the $200 million loan on May 23, 2003 with long-term financing arranged by Banc of America Securities LLC. We replaced the $75 million loan on April 30, 2003 with long-term financing arranged by Lehman Brothers Bank FSB in the amount of $80 million. No portion of the proceeds from this offering will be utilized to retire existing indebtedness. We intend to fund the remaining portion of the purchase price through borrowings, which we intend to arrange in accordance with our general borrowings policies. If we identify significant additional acquisitions in the next 12 months, we may seek to finance these acquisitions either through borrowings or by raising equity capital, or a combination of both.

As of March 31, 2003, we had an aggregate of approximately $698.4 million in indebtedness under reverse repurchase agreements, which typically mature in 90 days, and an aggregate of approximately $734.2 million in residential mortgage-backed securities. Prior to this offering, we sold our portfolio of leveraged mortgage-backed securities, began repaying the related reverse repurchase agreements and terminated a related hedging arrangement, which resulted in a loss of approximately $10.2 million in the quarter ending June 30, 2003.

We believe that we qualify, and we intend to continue to qualify, as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions paid to shareholders. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to enable us to continue to qualify as a REIT.

Bank of America, N.A., is a national bank that provides a diversified range of retail and commercial banking services. Based on the credit ratings for Bank of America, as published by Standard & Poor’s, we believe that Bank of America will be able to meet its payment obligations to us with respect to its leases with us, as well as under our other agreements with Bank of America.

Long-Term Liquidity Requirements

Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, equity contributions from investors, long-term property mortgage indebtedness and sales of properties. In the future we will be dependent on cash generated from operations and external sources of capital, but not from sales of properties, to meet our long-term liquidity requirements.

Our properties are encumbered by mortgages aggregating approximately $149.2 million in outstanding principal amount as of March 31, 2003, all of which are secured by first liens on individual properties with an aggregate cost basis of approximately $183.3 million before accumulated depreciation. The mortgages on the properties bear interest at variable rates ranging from 6.08% to 7.79% with various terms extending to the year 2027.

Certain of the mortgage notes payable contain financial and non-financial covenants customarily found in mortgage notes, as well as a requirement that certain individual properties maintain a debt service coverage ratio of 1.1 to 1.0, calculated at the end of each quarter using a trailing 12 month period. As of March 31, 2003, we were in compliance with all of these covenants.

We partially funded our acquisition of 14 office buildings from a wholly owned subsidiary of Dana Commercial Credit Corporation with $200.0 million of long-term financing arranged through Banc of America Securities LLC. See “Our Business and Properties—Our Properties—Dana Commercial Credit Corporation Sale Leaseback Portfolio.” Under the terms of our net lease with Bank of America, N.A., we will receive annual minimum rental payments of approximately $40.4 million from January 2003 through January 2010. From January 2011 through 2022, Bank of America is not required to pay any base rental income (except for a $3.0 million payment with respect to the month of January 2011). The rental income to be paid through the term of the master lease for this portfolio by Bank of America will provide for approximately $150.0 million in amortization of this financing. Over the life of the lease, Bank of America is permitted to vacate space totaling 50.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation. The annual rental payments under this lease of $40.4 million are fixed regardless of the square feet leased by Bank of America. If Bank of America does not vacate space as otherwise required under this lease, Bank of America will pay additional rent as provided in the lease agreement for the space it does not vacate. The additional rent to be paid by Bank of America if they fail to vacate space under the terms of the master lease, or the additional rent to be paid by third party tenants to the extent that Bank of America does vacate such space, we believe will provide sufficient cash flow to refinance and amortize the remaining $50.0 million in debt. As a result, we believe that this transaction will not have an impact on our long-term liquidity. During the 20 year lease term, we will recognize the fixed portion of the rental payments as rental income on a straightline basis without regard to the amount of space occupied and we will recognize additional rent as rental income in the period earned. Including the amortization of our assumed lease obligation, in order to recognize rental income from the assumed leases at a market rental rate, we will recognize minimum rental income of approximately $17.2 million annually.

Commitments and Contingencies

The following table outlines the timing of payment requirements related to our commitments as of  March 31, 2003:

Maturities due by Period

	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in thousands)
Mortgage notes payable—fixed rate	$2,350	$5,256	$59,705	$81,934	$149,245
Bridge loans—variable rate	274,963	—	—	—	274,963
Reverse repurchase agreements(1)	698,404	—	—	—	698,404
Operating lease commitments	1,732	2,661	2,788	9,452	16,633

(1)	Prior to the commencement of this offering, we sold our portfolio of leveraged residential mortgage-backed securities, began repaying the reverse repurchase agreements and terminated our Eurodollar future contracts that were designated as cash flow hedges associated with the reverse repurchase agreements.

We intend to refinance our mortgage notes payable as they become due or repay them if they relate to properties being sold.

The following table illustrates the amount of our obligations to purchase properties under our three transaction structures:

Commitments by Acquisition Structure

Acquisition Structure	Number of Buildings	Rentable Square Feet	Projected Purchase Price
			(in thousands)
Sale leaseback transactions	173	3,827,087	$420,878
Formulated price contracts	43	275,045	61,842
Specifically tailored transactions	117	5,188,611	522,913

Total	333	9,290,743	$1,005,633

Under our conditional commitment from German American Capital Corporation for a bridge loan of up to $400 million and permanent financing of up to $440 million, we would be required to pay a bridge loan exit fee, equal to 1.50% of the permanent loan amount, if we refinance the bridge loan with another lender.

Cash Distribution Policy

We will elect to be taxed as a REIT under the Internal Revenue Code commencing as of our taxable year ended December 31, 2002. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our ordinary taxable income to our shareholders. It is our current intention to comply with these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute (in accordance with the Internal Revenue Code and applicable regulations) to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Internal Revenue Code and applicable regulations thereunder.

It is our intention to pay to our shareholders, within the time periods prescribed by the Internal Revenue Code, all or substantially all of our annual taxable income, including gains from the sale of real estate and recognized gains on sale of securities. We will continue our policy of making sufficient cash distributions to shareholders in order for us to maintain our REIT status under the Internal Revenue Code and to avoid corporate income and excise tax on undistributed income.

Inflation

Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We are exposed to market risk as a result of our residential mortgage-backed securities and fixed-rate mortgage borrowings. We use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Market Risk Related to Residential Mortgage-Backed Securities Portfolio

We are subject to interest rate risk as a result of our investments in residential mortgage-backed securities, which are interest rate sensitive financial instruments. We are exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve. Our primary risk is related to changes in both short-term and long-term interest rates, which affect us in several ways. As interest rates increase, the market value of the residential mortgage-backed securities declines, prepayment rates may slow and durations may extend.

In the past, we have leveraged our investments in residential mortgage-backed securities through the purchase of reverse repurchase agreements. On May 27, 2003, we began repaying these reverse repurchase agreements and terminated a related hedging arrangement, which will result in a loss of approximately $10.2 million in the quarter ending June 30, 2003.

During February 2003, we entered into a treasury lock agreement with an aggregate notional amount of $200 million. These derivatives were designated as a hedge of the variability of cash flows relating to forecasted interest payments associated with the expected refinancing of $200 million of debt received to finance a portion of the portfolio acquired from Dana Commercial Credit Corporation. These treasury lock agreements were reported at their fair value as a liability of $3.3 million at March 31, 2003.

The sensitivity analysis for our current residential mortgage-backed securities assumes an immediate 100 basis point move in interest rates from their actual March 31, 2003 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our residential mortgage-backed securities by $11.1 million, or 1.5%, at March 31, 2003. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our residential mortgage-backed securities by $6.2 million, or 0.1%, at March 31, 2003. As a result, the residential mortgage-backed securities generally will benefit from a decline in interest rates and are negatively impacted by a same scale increase in interest rates. This may effectively limit an investor’s upside potential opportunity in a market rally.

Interest rates are defined by the U.S. Treasury yield curve. The changes in rates are assumed to occur instantaneously. It is further assumed that the changes in rates occur uniformly across the yield curve and that the level of LIBOR changes by the same amount as the yield curve. Actual changes in market conditions are likely to be different from these assumptions.

The change in value of the residential mortgage-backed securities incorporates assumptions regarding prepayments and forecasts prepayment speeds based, in part, on each security’s issuing agency (Fannie Mae or Freddie Mac), coupon, age, prior exposure to refinancing opportunities, the interest rate distribution of the underlying loans and an overall analysis of historical prepayment patterns under a variety of past interest rate conditions.

Market Risk Related to Fixed-Rate Debt

As of March 31, 2003, our debt included fixed-rate mortgage notes with a carrying value of $149.2 million and a fair value of $160.1 million. Changes in market interest rates on our fixed-rate debt impacts the fair value of the debt, but it has no impact on interest incurred or cash flow. The sensitivity analysis related to our fixed debt assumes an immediate 100 basis point move in interest rates from their actual March 31, 2003 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by $8.1 million at March 31, 2003. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt by $8.7 million at March 31, 2003.

As of March 31, 2003, a 100 basis point increase or decrease in variable interest rates on our bridge notes would have increased or decreased our interest expense by $2.75 million annually.

OUR BUSINESS AND PROPERTIES

Our Company

We are a self-managed, self-administered REIT, and upon completion of this offering will be the only public REIT focused primarily on acquiring and operating properties leased to regulated financial institutions. As banks continue to divest their corporate real estate, we believe that our contractual relationships, our growing visibility within the banking industry and our flexible acquisition and lease structures position us for continued growth. We seek to lease our properties to banks and other financial institutions using long-term net leases with terms ranging from 10 to 20 years, resulting in stable risk-adjusted returns on our capital.

Our innovative approach is designed to provide banks and other financial institutions with operational flexibility and the benefits of reduced real estate exposure. We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that our strategy gives us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financial institutions. We also believe that our recent transactions with Bank of America, N.A., Wachovia Bank, N.A., KeyBank, N.A. and AmSouth Bank demonstrate our ability to cultivate mutually beneficial relationships with leading financial institutions. We acquire both core and underutilized real estate from banks through our three acquisition structures: sale leaseback transactions, formulated price contracts and specifically tailored transactions.

Since 1998, our management team has worked to acquire bank-related real estate. We believe that our real estate focus and our ability to lease space at market rates allow us to manage our real estate portfolio more effectively than many major financial institutions.

By focusing on real estate occupied by banks and other financial institutions, we believe that we can acquire properties that provide stable risk-adjusted returns due to the credit quality of our tenants. As of May 1, 2003, 91.6% of our 2003 contractual rent from our current portfolio will be derived from financial institutions in the aggregate and 82.5% will be derived from financial institutions with current credit ratings of A or better as reported by Standard & Poor’s. Assuming we complete our acquisitions under contract, as of May 1, 2003, 86.0% of our 2003 contractual rent will be derived from financial institutions in the aggregate and 81.0% will be derived from financial institutions with current credit ratings of A or better.

We completed a private placement of common shares in September 2002, in which we raised net proceeds of approximately $378.6 million. At that time, we acquired our initial properties in our formation transactions. As of May 1, 2003, our portfolio consisted of 219 bank branches and 55 office buildings, containing an aggregate of approximately 7.4 million rentable square feet. In addition, as of May 1, 2003, we have entered into contracts to acquire approximately $975.6 million of properties including 162 office buildings and 171 bank branches containing approximately 9.3 million rentable square feet, most of which we anticipate closing by the end of the second quarter of 2003.

We were formed as a Maryland real estate investment trust, or REIT, on May 23, 2002, and commenced operations on September 10, 2002.

Market Opportunity

According to the FDIC, commercial banks and savings institutions in the U.S. that are FDIC-insured owned approximately $92.5 billion in operating real estate as of December 31, 2002.

We have identified two major trends that we believe will continue to generate significant opportunities to acquire core, surplus and underutilized real estate from banks and other financial institutions.

•	Disposition of real estate. We believe that banks and other financial institutions will continue to sell real estate, enter into long-term leases with the acquiror and reinvest the proceeds from these sales into their primary operating businesses.

•	Consolidation within the banking industry. We anticipate that continued consolidation within the banking industry will create an environment in which larger banks will sell surplus bank branches that other banks will seek to lease as they expand their market presence.

Generally, banks are limited by law and regulation to investment in real estate necessary for the transaction of their business, including premises owned and occupied by the banks. In addition, recent accounting rules enacted by FASB effective December 31, 2002 require that companies write off the cost of unused real estate when they cease using the space. Previously, accounting standards permitted companies to avoid taking charges for unused space until they had developed a “facility exit plan.” As a result of the reduced flexibility that companies will have under the new rules in determining when they must take charges for unused space, we believe that banks and other financial institutions may have an increased desire to sell their real estate to third parties such as us and to utilize our flexible acquisition structures.

Through the sale of their office buildings, other core real estate and bank branches to us, we believe financial institutions may be able to:

•	improve their liquidity;

•	eliminate depreciation expense associated with owning real estate;

•	avoid regulatory concerns;

•	redeploy the proceeds from these sales into their primary business; and

•	increase earnings and key financial ratios.

Office Buildings and Other Core Real Estate

We believe that the sale leaseback of office buildings and other core real estate by financial institutions reflects a general trend among these institutions to focus on their primary businesses and reduce their ownership and management of real estate. We believe that financial institutions are focused on the control of their real estate through long-term leases with a preferred landlord, rather than ownership. This parallels trends that have occurred in other industries, such as retail, where location and quality of real estate are key elements of the business. Many banks and other financial institutions have only recently begun to enter into sale leaseback transactions with real estate owners relating to their office buildings and other core real estate.

In addition to providing an efficient means for these companies to divest their real estate, we are able to effectively meet their occupancy needs. In our experience, many of the office buildings that we acquire from financial institutions have not been managed so as to realize the property’s full potential and may contain vacant space that we can lease either to other financial institutions or other high credit quality businesses.

Bank Branches

We acquire bank branches from banks and other sellers. At the time we acquire them, some of these bank branches are vacant and some are leased. Our strategy of acquiring surplus bank branches and leasing them to other banks is driven primarily by two main factors:

•	consolidation in the banking industry, which often results in the surviving entity disposing of duplicative bank branches that have overlapping service areas; and

•	ongoing sale of lower deposit level branches from the portfolios of, and relocation of existing branches by, larger banks.

Additionally, we acquire portfolios of leased bank branches from banks that seek to complete sale leaseback transactions in order to reduce their ownership of real estate and the associated costs.

Industry consolidation can be measured by the total dollar volume of mergers and acquisitions among banks, which totaled more than $508.0 billion from January 1, 1998 through January 1, 2003 according to Securities Data Corporation. Although the number of commercial banks and savings institutions has been declining due to consolidation, the number of bank branches in the U.S. has grown modestly as banks have been expanding their branch networks. According to the FDIC, the number of commercial banks and savings institutions that are FDIC-insured declined from 10,461 as of December 31, 1998 to 9,354 as of December 31, 2002. However, the FDIC reported that, during the same period, the number of FDIC-insured bank branches increased from 74,224 to 77,872. In addition, according to an April 21, 2003 article in BusinessWeek magazine, the nation’s six largest banks intend to open approximately 550 new branches in 2004 alone. The following chart shows the total number of bank branches and other financial institutions that are FDIC-insured and operating in the United States from 1998 through 2002 as reported by the FDIC:

FDIC-Insured Financial Institutions and Bank Branches

Banks typically require minimum deposit levels at their branches to support their cost structure and to operate profitably, and often will close branches that do not meet these minimum levels. Smaller community banks are typically able to operate profitably on lower deposit levels than larger banks. In our experience, significant demand exists among smaller banks for leasing well-located branches vacated by larger banks. We believe that this demand will continue among smaller banks based on our track record of leasing vacant bank branches under our formulated price contracts. Of the 139 bank branches acquired through formulated price contracts that we owned as of May 1, 2003, 61 branches, or 43.9%, are leased to regional and local banks. We believe that smaller banks are attracted to locations formerly occupied by larger banks because a main impediment to the expansion of smaller banks is the high cost associated with constructing new branches and the time required to build a deposit base at those branches. Bank branches vacated by larger financial institutions contain customary bank layouts, fixtures and security features that are required by bank regulators which can save smaller banks significant capital expenditures. Moreover, a smaller bank that leases space that has been vacated by a larger bank can often attract deposits from a portion of the vacating bank’s customer base, thereby reducing the time required to build its deposit base.

As of May 1, 2003, we have successfully leased or sold a total of 42 vacant bank branches which collectively represent 66.7% of the surplus bank branches acquired pursuant to our formulated price contracts over the last nine months. Of the surplus bank branches that we have acquired over the last nine months, at the time of acquisition, 22.8% were leased to the seller, 58.1% were subject to leases with other tenants, and 19.1% were vacant at that time. With respect to the bank branches that are included in our acquisitions under contract as of May 1, 2003, we anticipate that at the time of acquisition 5.3% will be leased to the seller, 75.4% will be subject to leases with other tenants, and 19.3% will be vacant.

In addition, although bank branches are typically considered specialty-use properties, they can be adapted for use by restaurants, law firms, accounting firms, drug stores and other commercial tenants. As a result, if we are unable to lease a bank branch to a bank, we will attempt to sell the property to non-bank tenants. In some cases, we may, pending such a sale, lease the property for a non-bank use. In either case, when we sell a bank branch to a business other than a bank, the costs associated with refitting the property for another use are generally paid by the acquiror or taken into consideration in the purchase price.

Our Strategy

We seek to become the preferred landlord of leading banks and other financial institutions through the development of mutually beneficial relationships and by offering flexible acquisition structures and lease terms. We believe that this strategy gives us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financial institutions. Our strategy is designed to provide us with both external and internal growth opportunities.

External Growth

We believe that the following strengths and advantages will allow us to realize significant external growth:

•	Offering Flexible Acquisition Structures. We use a variety of innovative acquisition and lease structures designed to meet the occupancy needs of banks and other financial institutions, while at the same time allowing them to improve their financial condition and operating results. We are able to tailor our acquisition structures to meet the specific needs of the seller. In addition, we acquire a range of real estate from financial institutions, including core operating properties, underutilized office buildings and surplus bank branches. Our three acquisition structures are sale leaseback transactions, formulated price contracts and specifically tailored transactions.

As of May 1, 2003, our portfolio consisted of properties acquired from financial institutions using our three acquisition structures referred to in the following table:

Our Portfolio as of May 1, 2003

Acquisition Structure	Number of Buildings	Rentable Square Feet	Percentage of 2003 Contractual Rent
Sale leaseback transactions	112	5,086,637	65.2%
Formulated price contracts	142	655,311	10.9
Specifically tailored transactions	20	1,639,480	23.9

Total	274	7,381,428	100.0%

The following table presents our portfolio as of May 1, 2003 and assumes the acquisition of all of the properties described under “Our Business and Properties—Acquisitions Under Contract”:

Our Portfolio Including Acquisitions Under Contract

Acquisition Structure	Number of Buildings	Rentable Square Feet	Percentage of 2003 Contractual Rent
Sale leaseback transactions	285	8,913,724	58.7%
Formulated price contracts	185	930,356	6.6
Specifically tailored transactions	137	6,828,091	34.7

Total	607	16,672,171	100.0%

We use the following three acquisition structures to acquire our properties:

Sale Leaseback Transactions.    Under a sale leaseback transaction, we acquire office buildings and bank branches and lease the properties back to the seller pursuant to a triple net or bond net lease, under which the agreed rental rate is based largely upon the purchase price of the property, the credit of the tenant and prevailing market rental rates. Sale leasebacks offer financial institutions the opportunity to sell us their corporate real estate while continuing to occupy buildings and locations they value highly. Our leases under sale leaseback transactions are typically for initial terms of 10 to 20 years, with an option on the part of the tenant to renew for extended periods. To date, we have accomplished many of our sale leaseback transactions by acquiring portfolios of properties that were originally acquired by the sellers pursuant to sale leaseback transactions with financial institutions. In these acquisitions, we either assume the existing leases or enter into new leases with the existing tenants, typically large financial institutions. We are able to participate in these transactions as a direct result of our relationships with the underlying tenants.

Sale leaseback transactions provide significant benefits to us, including the following:

•	allowing us to acquire a financial institution’s valued real estate, such as a headquarters building;

•	retaining the existing financial institution as a primary, long-term tenant;

•	enabling us to generate predictable, consistent returns and attractive financing alternatives as a result of the long-term nature of the leases, the high credit quality of the tenants and an absence of rental set-off rights under our net leases; and

•	providing us the ability to own properties debt-free at the end of the lease term due to the self-amortizing nature of the debt on the property.

Formulated Price Contracts.    Formulated price contracts offer financial institutions a method to sell us their surplus bank branches in an efficient manner during a specified period based on a formulated price. Pursuant to these agreements, we acquire, or assume leasehold interests in, the surplus bank branches of an institution as defined in these contracts at a formulated price generally based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. If either party believes that the independent appraisal does not represent actual fair market value, then we typically will negotiate a price with the other party. If we are unable to negotiate a price with the other party, then either party may request a valuation of the property from another independent appraiser, which then will be averaged with the value from the first independent appraisal.

The bank branches are typically occupied at the time we receive notice of their availability and are typically vacant at the time we acquire them. Bank regulations require banks to notify the account holders at a branch at least 90 days before closing that branch. As a result, we generally receive more than three months notice before we are required to close on the acquisition of a property. When we know a property will be vacant at the time of acquisition, we typically begin marketing the property for lease or sublease prior to acquisition. We have enjoyed frequent success in pre-leasing properties for occupancy upon completion of the acquisition.

We are not obligated to acquire properties with structural or environmental defects unless we are compensated for the cost of repairing or remediating the defects.

While our formulated price contracts require that we assume the obligations of the financial institutions with respect to surplus bank branches that the financial institutions lease, we are not obligated under our formulated price contracts to assume lease obligations from financial institutions where the leases have a duration, including renewal periods at the tenant’s discretion, of less than seven years. At times, when we assume the lease obligations of a financial institution at a vacant property owned by a third party, we receive a payment equal to a fixed percentage of the remaining lease liability for that property. In addition, our assumption of these leases is sometimes conditioned on obtaining the consent of the landlord. If the financial institution from which we acquire the leasehold interest is not released from liability under the lease at the time we acquire it, we are required to provide security, typically through a letter of credit, for our obligations under the lease. Where a transaction requires a landlord’s consent, we frequently will obtain the consent of the landlord not only to assume the lease on the property, but also to sublease the property to other financial institutions in the future, thereby providing us with the opportunity to sublease these properties quickly.

When purchasing bank branches, either by acquiring title or assuming the financial institution’s rights and obligations under a lease, we are sometimes restricted from leasing or subleasing the property to a financial institution, other than the seller, for a period of time, typically not more than six months.

When leasing properties we acquire under our formulated price contracts, we seek to lease to local, regional and national banks. If we are unable to lease a property that we acquire under a formulated price contract to a financial institution, or if a property otherwise does not meet our investment criteria, we will typically seek to dispose of the property.

Formulated price contracts provide significant benefits to us, including:

•	the ability to actively market a substantial number of properties prior to acquiring them;

•	efficient and attractive tenanting options due to the appeal of the prime locations and the intrinsic value of the improvements; and

•	the ability to lease properties to tenants without expending significant funds on improvements.

Specifically Tailored Transactions.    These transactions, which typically relate to the acquisition of office buildings from financial institutions and often include a partial sale leaseback with the seller, apply leasing and pricing structures that we tailor to meet the seller’s specific needs. In partial sale leaseback transactions, we acquire a property and lease a portion of it back to the seller, which becomes the anchor tenant, and lease the balance of the property to other tenants, which may include financial institutions or other commercial tenants.

We typically acquire properties in specifically tailored transactions at a purchase price reflecting their current occupancy that is based on the cash flow to be generated from the leases to be in place at the time of the acquisition. We market and lease the vacant space in the property in accordance with our customary practices.

Specifically tailored transactions provide significant benefits to us, including:

•	the opportunity to acquire properties through our relationships with financial institutions that otherwise would not be available for purchase and that have not been publicly marketed;

•	the ability to structure a transaction to provide the most economically advantageous terms for all parties;

•	the opportunity to acquire properties with the potential for stable, long-term revenue;

•	the ability to attract high quality tenants due to an established anchor tenant in the properties; and

•	the ability to increase the value of the properties by leasing vacant space under long-term leases or renegotiate existing leases at market rates, providing increased cash flow.

•	Fostering Relationships. We currently have contractual relationships with AmSouth Bank, Bank of America, N.A., Citigroup Inc., KeyBank, N.A., SouthTrust Bank and Wachovia Bank, N.A. relating to the purchase and repositioning of their bank branches. In addition, we have leased properties to over 35 financial institutions. We have also had discussions with numerous other top 100 banks, as well as smaller institutions, which we believe will generate significant opportunities to expand our business.

Our strong relationships often serve as a key element in the marketing of new properties, as these financial institutions often contact us to determine product availability in areas in which they are looking to open a new bank branch or lease office space.

We expect that we will provide financial institutions with otherwise unavailable bank branch locations to meet their specific expansion needs and with the means to efficiently dispose of underperforming real estate. In addition, we expect that these same financial institutions will provide us with a potential tenant base for our vacant properties. As we grow our network of relationships with financial institutions, we expect that our ability to leverage these relationships into mutually beneficially arrangements for all parties, including us, will continue to increase.

In order to enhance our existing relationships and our ability to develop new ones, we are in the process of increasing the size of our marketing group, which plays a primary role in building our relationship network.

•	Acquisition Pipeline. As of May 1, 2003, we had entered into contracts to acquire approximately $975.6 million of properties, including 162 office buildings and 171 bank branches, most of which we anticipate closing by the end of the second quarter of 2003. See “—Acquisitions Under Contract.” These properties contain an aggregate of approximately 9.3 million rentable square feet and are located in 22 states.

Internal Growth

We believe that our significant sources for internal growth include:

•	Underutilized Real Estate. Through our specifically tailored transactions, we often acquire properties with underutilized space at prices reflecting their current occupancy. We acquire vacant bank branches under our formulated price contracts based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Leasing these properties to quality tenants under long-term leases provides us with the opportunity to increase cash flow from our portfolio of existing leases.

•	Market Rate Leases. Many of the leases in place on properties we acquire are below the current market rates when we acquire those properties. We seek to renegotiate short-term and below market leases to achieve longer lease terms at market rates, and we also actively manage our portfolio to achieve higher lease rates when leases on our properties expire or come up for renewal.

•	Scheduled Rent Increases. We strive to include scheduled rent increases in our leases, which provide us with reliable growth in cash flow and protection from inflation.

Investment Criteria

In analyzing proposed acquisitions, we consider various factors including, among others, the following:

•	the ability to increase rent and maximize cash flow from the properties under consideration;

•	whether the properties are accretive to our per share financial measures;

•	the terms of existing or proposed leases, including a comparison of current or proposed rents and market rents;

•	the creditworthiness of the tenant;

•	local demographics and the occupancy of and demand for similar properties in the market area, specifically population and rental trends;

•	the ability to efficiently lease or sublease any vacant space;

•	the ability of the property to achieve long-term capital appreciation;

•	the ability of the property to produce free cash flow for distribution to our shareholders;

•	the projected residual value of the property; and

•	the opportunity to expand our network of relationships with financial institutions.

Our existing formulated price contracts require us to purchase individual properties as part of a larger portfolio or transaction that, in some cases, do not meet our investment criteria. Subject to maintaining our qualification as a REIT, we intend to dispose of such properties where we determine that a sale of a property would be in our best interests and holding the property would be inconsistent with the investment parameters for our real estate portfolio. We typically dispose of bank branches that we are unable to lease to financial institutions. Our board of trustees has approved a policy to dispose of such non-core or unwanted properties. Pursuant to that policy, we generally intend to commence our efforts to dispose of a non-core property within 30 days of acquiring that property and to dispose of each non-core property within 12 months of acquiring it. If for any reason we wish to dispose of a core property that does not meet our investment criteria or we believe that a disposition of a property might be subject to the prohibited transactions tax, we generally will dispose of the property through a taxable REIT subsidiary. In some cases, we may hold properties that we identify as candidates for sale in one or more taxable REIT subsidiaries. The disposition policy adopted by our board of trustees may be changed at any time without the consent of our shareholders.

Financing Strategy

We use a variety of financing methods to accomplish our goal of maintaining indebtedness at a targeted leverage ratio of between 55% and 65%. See “—Other Types of Investments and Policies—Leverage Ratio Target.” We generally choose a financing method based upon the most attractive interest rate, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each type of transaction. When possible, we match the maturity of the debt to the lease term on the property securing the debt. Our financing strategies include:

•	Sale Leaseback Financing. Sale leaseback properties provide unique financing opportunities as a result of the credit tenant or net lease nature of the underlying lease obligations and the rated or ratable credit of the tenants supporting those obligations. Unlike financings that rely heavily on the quality of the underlying real estate for property valuation and loan terms, our sale leaseback financings focus almost exclusively on the quality of the tenant’s credit and on the completeness of the underlying lease obligations to provide an uninterrupted source of funds for loan repayment. Sale leaseback financings frequently permit an attractive loan-to-value ratio depending on the needs and desires of the borrower. Similar to securitized mortgage financings, sale leaseback financings usually prohibit prepayment entirely or require the payment of make-whole premiums or the posting of defeasance collateral.

•	Formulated Price Contract Financing. We frequently lease surplus bank branches to banks and other financial institutions, which often provide us mortgage financing with respect to the leased property on favorable terms. Because the lender, as tenant under a long-term, triple net lease at the property, is also the primary, if not exclusive, funding source for repayment of the loan, loan underwriting issues are minimal. The lease and loan documents typically account for the relationship between the tenant and the lender by including set-off provisions that release us as the landlord/borrower from default under the loan documents to the extent that the default is attributable to the actions or inactions of the tenant/lender under the lease. In cases where we do not finance the property through the financial institution tenant, we typically obtain mortgage financing from another lender, often a financial institution with whom we have an ongoing relationship.

•

Specifically Tailored Transaction Financing.    We usually finance office buildings that we acquire in specifically tailored transactions with mortgages that will be securitized individually or contributed to multiple loan securitizations, using collateralized mortgage-backed securities underwriting criteria and documentation, at fixed or variable interest rates, depending on the nature of the underlying tailored transaction. This financing structure typically contains provisions that provide for lock-out periods on prepayments, make-whole premiums or defeasance provisions, and reserves for capital expenditures and tenant improvement costs. By incorporating these restrictions in the financing structure, lenders are able to provide more advantageous loan-to-value ratios and interest rates. Mortgage financing loans that are contributed to securitizations are usually written on a non-recourse basis to the borrower, with carve- outs for fraud, misapplication of funds and other bad acts by the borrower or persons under the borrower’s control. In some cases, we use traditional non-securitized mortgage financing.

We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties to be acquired with debt financing;

•	our long-term objectives with respect to the property;

•	our target investment return;

•	the terms of any existing leases;

•	the credit of tenants leasing the property;

•	the estimated market value of our properties upon refinancing; and

•	the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.

We will also consider the impact of individual financings on our corporate financial structure. Among the factors we will consider are:

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

We intend to continue to employ our current financing methods as well as additional methods, including obtaining from banks, institutional investors or other lenders financing through lines of credit, bridge loans, and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our properties. In addition, we may incur debt in the form of publicly or privately placed debt instruments. When possible, we seek to replace short-term sources of capital with long-term financing in which we match the maturity of the debt to the lease term on the property securing the debt.

Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase additional interests in partnerships or joint ventures. If necessary, we may also borrow funds to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. We may also incur indebtedness for other purposes when, in our opinion, it is advisable.

Real Estate Operations

Both directly and by outsourcing functions to third party service providers, we perform asset management, leasing, property management, and accounting and finance services relating to our properties.

Asset Management.    We focus on maximizing the value of our portfolio, monitoring property performance and operating costs, managing our investment opportunities and pursuing the acquisition of additional properties and, where necessary, the disposition of selected properties. Our asset management team directly oversees our entire portfolio and seeks to increase operating cash flow through aggressive oversight of our leasing, acquisition and property management functions.

Leasing.    Our leasing team is a key component of our success. Members of our leasing team have developed relationships with large financial institutions and community banks and also have significant experience in leasing to other types of tenants.

Our marketing process begins prior to acquisition of a property, when our leasing agents visit each site to determine how to most effectively market the property for leasing. For our bank branches, we regularly contact community banks and other financial institutions in our geographic target markets to determine their property needs, and we attempt to match the properties in our pipeline with the needs of these prospective tenants. For our office buildings, we will visit the location and seek to renegotiate and extend existing leases at market rates and identify new tenants for vacant space. We may also engage, when necessary, a local broker to begin marketing any vacancies within the property.

Property Management.    Our property management functions include the coordination and oversight of tenant improvements and building services. For our office buildings and vacant bank branches, we currently outsource all day-to-day property management functions except with respect to the properties located in the Philadelphia, PA metropolitan area. For our properties leased to tenants under triple net and bond net leases, the tenant is responsible for expenses related to all such functions. As of May 1, 2003, payments received under bond net or triple net leases totaled approximately $82.6 million, or 90.5% of our 2003 contractual rent. In the future, we may open a regional management office in any area where we acquire a sufficient number of office properties.

As of May 1, 2003, our property management business managed and operated approximately 3.6 million rentable square feet of real estate. In addition to providing fully-integrated services to our tenants, we also generate additional fee revenue through our property management services.

Accounting and Finance.    We perform accounting and finance services that relate to the management of our real estate. Through our use of Timberline real estate management software, our accounting and finance team can quickly integrate a large number of properties into our portfolio without a need to substantially increase the number of employees. Our accounting and finance personnel perform management of accounts payable, collection of receivables and budgeting of our operating expenses through consultation with our asset management group. Additionally in April 2003, we engaged a qualified internal auditor.

Our Formation

We sold 40,263,441 common shares on September 10, 2002 in a private placement, and completed the sale of an additional 501,800 common shares on October 7, 2002 pursuant to the exercise by Friedman, Billings, Ramsey & Co., Inc. of its option to purchase additional shares. These sales resulted in aggregate net proceeds of approximately $378.6 million. On September 10, 2002, in our formation transactions, we acquired, for an aggregate purchase price of $217.0 million, including assumption of indebtedness, a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet from:

•	several individuals, including Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, and others affiliated or associated with us, including Shelley D. Schorsch, our Senior Vice President—Corporate Affairs and the wife of Mr. Schorsch, and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions; and

•	several entities in which the persons mentioned above were equity holders.

We also acquired American Financial Resources Group, Inc., or AFRG, from Nicholas S. Schorsch, Strategic Alliance Realty Group, LLC, or Strategic Alliance, from Mr. Schorsch and Jeffrey C. Kahn, and several other affiliated entities that now provide our properties with asset management, leasing, property management and accounting and finance services. We paid a purchase price of approximately $13.5 million for these entities.

In connection with these transactions, we assumed contracts and letters of intent to purchase additional properties, subject to satisfactory completion of our due diligence, from financial institutions such as Bank of America, N.A. and Wachovia Bank, N.A., having a potential aggregate gross purchase price of approximately $256.0 million.

As part of these formation transactions, we acquired 89% of the partnership interests, including the general partnership interest, in First States Partners II, L.P., the entity which at the time of the transactions owned our 123 South Broad Street property in Philadelphia, PA. The aggregate purchase price for the 89% partnership interests was approximately $24.3 million, including the issuance of 991,205 units of our operating partnership valued at approximately $9.9 million. Certain of the sellers in this transaction, including Nicholas S. Schorsch, Shelley D. Schorsch and Jeffrey C. Kahn, continue to own an aggregate 11% limited partnership interest in First States Partners II. Our operating partnership, as the owner of the general partner of First States Partners II, controls the decisions relating to the operations of First States Partners II. However, a majority of the owners of the 11% partnership interest retain the right to approve certain major transactions involving our 123 South Broad Street property, including its sale or refinancing for a period of three years, or until 2005.

In the event our operating partnership does not offer to purchase the 11% partnership interest within the 30 days preceding November 1, 2005, that interest will increase to a 15% partnership interest, and the partnership interest of our ownership percentage in First States Partners II will be correspondingly reduced to 85%.

We refer to the entities from whom we acquired our initial properties, including First States Partners II, together with the entities we acquired at the same time, collectively as our predecessor entities.

Investment Considerations

We believe that our business strategy and operating model distinguish us from developers and other owners, operators, acquirors of real estate in a number of ways, including:

•	Banking Industry Focus. The extensive real estate holdings of the banking industry present us with the opportunity to continue to grow our portfolio in the future. We believe that consolidation activity, the sale of underutilized real estate, regulatory restrictions affecting banks’ ability to hold real estate for investment purposes and other trends in the banking industry are likely to continue to result in acquisition opportunities for us.

•	Limited Competition. We believe that we are the first real estate company that acquires the full range of real estate from banks and other financial institutions utilizing our unique formulated price contract structure as well as sale leasebacks and specifically tailored transactions. Most of our acquisitions have not resulted from a competitive bidding process. We believe that our strategy affords us a competitive advantage over more traditional real estate companies in acquiring real estate owned by banks and other financial institutions.

•	High Credit Quality Tenants. Our tenant base consists principally of banks and other financial institutions that are highly regulated. As of May 1, 2003, 91.6% of our 2003 contractual rent from our current portfolio will be derived from financial institutions in the aggregate and 82.5% will be derived from financial institutions with current credit ratings of A or better as reported by Standard & Poor’s. Assuming we complete our acquisitions under contract, as of May 1, 2003, 86.0% of our 2003 contractual rent will be derived from financial institutions in the aggregate, and 81.0% will be derived from financial institutions with current credit ratings of A or better. Our bank tenants are subject to regulatory oversight by government agencies that is intended to ensure ongoing financial viability.

As of May 1, 2003, 8.4% of our 2003 contractual rent from our current portfolio is expected to come from non-financial institution tenants. Including our acquisitions under contract, this percentage is 14.0%. While our non-financial institution tenants typically do not have credit ratings by Standard & Poor’s or other similar credit-reporting agencies, and are not required to have any minimum credit rating, we typically assess the credit of such prospective tenants by performing background analysis consistent with industry practices to evaluate the credit quality and general desirability of the tenants to ensure that they will be able to comply with the financial and other terms of our leases.

•	Diversified Real Estate Strategy. Our portfolio is diversified geographically and by asset type within the banking industry. As of May 1, 2003, our portfolio included both small and large office buildings, as well as bank branches, leased to 157 different tenants in 22 states and Washington D.C., including our two largest tenants, Bank of America, N.A. and Wachovia Bank, N.A. Assuming we complete our acquisitions under contract, our portfolio will include properties in 28 states and Washington, D.C. Our business strategy includes traditional principles of diversification that we believe will help to insulate us from regional changes in economic conditions and the financial condition of specific tenants.

•	External Growth Opportunities. We believe that our focus on the banking industry, our existing relationships with financial institutions, our growing visibility in the banking industry and our flexible acquisition structures will continue to provide us with opportunities to acquire properties that meet our portfolio criteria.

•	Internal Growth Opportunities. Through our specifically tailored transactions, we often acquire properties at prices based on rental income being generated at the time of the acquisition. These prices reflect the underutilized space and below market rents at those properties. We also acquire vacant bank branches under our formulated price contracts based on independent appraisals using a valuation methodology that values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Through our active management and leasing efforts, we believe that we are well-positioned to maximize the value of the underutilized real estate we acquire. In addition, we strive to increase cash flow from these properties by obtaining leases with scheduled rent increases.

•	Stable Risk-Adjusted Returns. We typically enter into long-term triple net or bond net leases with our tenants, many of which are the sellers of the properties. As of May 1, 2003, the weighted average lease term of our leases, including our acquisitions under contract, is 13.8 years based on 2003 contractual rent. In addition, we anticipate that approximately 85.4% of the 2003 contractual rent, including our acquisitions under contract, from our leases as of May 1, 2003 will be generated from triple net and bond net leases under which we are not responsible for operating expenses. We believe that these types of leases generate consistent and predictable returns, protecting us from market fluctuations and increases in operating expenses.

Our Properties

As of May 1, 2003, we owned or held leasehold interests in 274 properties located in 22 states and Washington, D.C., containing an aggregate of approximately 7.4 million rentable square feet. As of that date, the 2003 contractual rent expected from our properties was approximately $91.3 million. The following table presents our portfolio as of May 1, 2003:

Our Portfolio as of May 1, 2003

Properties(1)	Number of Buildings	Rentable Square Feet	Occupancy Rate	Percentage of 2003 Contractual Rent
Large office buildings	21	5,321,814	99.2%	67.1%
Small office buildings	34	953,938	77.1	11.7
Bank branches	219	1,105,676	85.2	21.2

Total	274	7,381,428	94.2%	100.0%

	Weighted Average Remaining Lease Term(2)	Percentage of 2003 Contractual Rent from Financial Institutions	Percentage of 2003 Contractual Rent from Net Leases
Total properties	13.6 years	91.6%	90.5%

(1)	Large office buildings represent properties with 60,000 rentable square feet or more. Small office buildings represent properties with fewer than 60,000 rentable square feet.

(2)	Weighted based on 2003 contractual rent.

The following table presents our portfolio as of May 1, 2003 and assumes the acquisition of all of our acquisitions under contract as described in the section entitled “Our Business and Properties—Acquisitions Under Contract” below. As of May 1, 2003, the aggregate 2003 contractual rent expected from these properties, including acquisitions under contract, was approximately $166.2 million.

Our Portfolio Including Acquisitions Under Contract

Properties(1)	Number of Buildings	Rentable Square Feet	Occupancy Rate(2)	Percentage of 2003 Contractual Rent
Large office buildings	48	10,463,410	86.9%	59.5%
Small office buildings	169	4,222,172	75.5	21.0
Bank branches	390	1,986,589	83.2	19.5

Total	607	16,672,171	83.6%	100.0%

	Weighted Average Remaining Lease Term(3)	Percentage of 2003 Contractual Rent from Financial Institutions	Percentage of 2003 Contractual Rent from Net Leases
Total properties	13.8 years	86.0%	85.4%

(1)	Large office buildings represent properties with 60,000 rentable square feet or more. Small office buildings represent properties with fewer than 60,000 rentable square feet.

(2)	Excluding the seven properties to be acquired from Bank of America, N.A. that we expect not to be occupied by Bank of America within 12 months after the acquisition, which we would attempt to sell if they are not leased, our overall occupancy rate would be approximately 88.0%.

(3)	Weighted based on 2003 contractual rent.

Set forth below is information regarding lease expirations for our properties as of May 1, 2003:

Lease Expirations for Our Portfolio as of May 1, 2003

Year of Lease Expiration	Number of Expiring Leases		2003 Contractual Rent		Percentage of 2003 Contractual Rent
2003	35		$2,024,958	(1)	2.2%
2004	32		2,309,103		2.5
2005	20		3,542,866		3.9
2006	12		713,131		0.8
2007	14		921,661		1.0
2008	16		1,315,337		1.4
2009	23		1,837,101		2.0
2010	70		20,475,584		22.4
2011	12		3,124,664		3.4
2012	16	(2)	3,119,458		3.4
2013	3		247,362		0.3
2014	6		559,913		0.6
2015 and thereafter	65		51,111,710	(3)	56.1

(1)	Includes leases for 24 bank branches that are subject to termination by the tenant, Wachovia Bank, N.A. The related rent from these leases is included in the 2003 contractual rent.

(2)	Assumes Bank of America, N.A., the tenant under these 16 leases, does not exercise its right to terminate the leases early in 2007.

(3)	The master lease on 14 office buildings acquired on January 9, 2003, from a wholly owned subsidiary of Dana Commercial Credit Corporation, which contain in the aggregate approximately 3.8 million rentable square feet, expires in 2022. However, the annual rental payments by Bank of America, N.A. under the lease of approximately $40.4 million will terminate after 2010, with a final payment of $3.0 million due in January 2011 with respect to that month.

Set forth below is information regarding lease expirations for our portfolio, including acquisitions under contract:

Lease Expirations for Our Portfolio Including Acquisitions Under Contract

Year of Lease Expiration	Number of Expiring Leases		2003 Contractual Rent		Percentage of 2003 Contractual Rent
2003	108		$3,968,985	(1)	2.4%
2004	80		4,018,406		2.4
2005	53		6,558,249		3.9
2006	38		2,144,894		1.3
2007	23		2,606,602		1.6
2008	117		11,444,105		6.9
2009	29		2,884,917		1.7
2010	71		20,778,794		12.5
2011	47		7,113,426		4.3
2012	23	(2)	8,060,071		4.8
2013	3		247,362		0.1
2014	10		1,257,696		0.8
2015 and thereafter	66		95,140,921	(3)	57.2

(1)	Includes leases for 31 bank branches that are subject to termination by the tenant, Wachovia Bank, N.A. The related rent from these leases is included in the 2003 contractual rent.

(2)	Assumes Bank of America, N.A., the tenant under 16 of these leases, which relate in the aggregate to approximately $3.1 million in 2003 contractual rent, does not exercise its right to terminate the leases early in 2007.

(3)	The master lease on 14 office buildings acquired on January 9, 2003, from a wholly owned subsidiary of Dana Commercial Credit Corporation, which contain in the aggregate approximately 3.8 million rentable square feet, expires in 2022. However, the annual rental payments by Bank of America, N.A. under the lease of approximately $40.4 million will terminate after 2010, with a final payment of $3.0 million due in January 2011 with respect to that month.

Set forth below is certain information regarding the 10 states in which we own the most properties as of May 1, 2003:

Top 10 States in Our Portfolio  as of May 1, 2003

State	Number of Buildings	Rentable Square Feet	Percentage of Total Rentable Square Feet
Virginia	9	1,844,627	25.0%
Pennsylvania	30	1,178,682	16.0
Georgia	30	933,774	12.7
Florida	45	877,956	11.9
North Carolina	68	862,660	11.7
Maryland	3	860,533	11.7
South Carolina	13	152,386	2.1
New Jersey	39	150,851	2.0
District of Columbia	1	110,841	1.5
Missouri	6	89,925	1.2

Set forth below is certain information regarding the 10 states in which we own the most properties, including our acquisitions under contract:

Top 10 States in Our Portfolio

Including Acquisitions Under Contract

State	Number of Buildings	Rentable Square Feet	Percentage of Total Rentable Square Feet
Florida	80	3,153,737	18.9%
Virginia	17	2,074,227	12.4
North Carolina	171	1,816,325	10.9
California	73	1,810,597	10.9
Pennsylvania	30	1,178,682	7.1
Georgia	41	1,115,731	6.7
Illinois	2	1,037,236	6.2
Maryland	5	913,939	5.5
Washington	15	769,042	4.6
Arizona	7	538,473	3.2

Set forth below is certain information regarding our 10 largest tenants as of May 1, 2003:

10 Largest Tenants in Our Portfolio

as of May 1, 2003

Tenant	Number of Leases		Leased Square Feet	2003 Contractual Rent	Percentage of 2003 Contractual Rent
Bank of America	31		3,950,929	$43,599,200	47.8%
Wachovia Bank	102		1,716,738	27,176,302	29.8
BB&T	12		274,155	2,611,373	2.9
Montgomery, McCracken, Walker & Rhoads, LLP	1		138,886	1,991,620	2.2
Sovereign Bank	11		52,573	1,437,091	1.6
RBC Centura Bank	7	(1)	34,112	1,309,583	1.4
Sun National Bank	13		46,082	931,038	1.0
Philadelphia Mental Health	1		43,701	662,322	0.7
Capital City Bank	3		54,126	661,883	0.7
Unity Bank	7		28,726	628,154	0.7

(1)	Includes six leases totaling 30,580 rentable square feet that are contingent upon Wachovia Bank, N.A. vacating the properties.

Set forth below is certain information regarding our 10 largest tenants, including our acquisitions under contract:

10 Largest Tenants in Our Portfolio

Including Acquisitions Under Contract

Tenant	Number of Leases		Leased Square Feet	2003 Contractual Rent	Percentage of 2003 Contractual Rent
Bank of America	107		9,562,432	$97,328,400	58.6%
Wachovia Bank	113		1,925,645	29,965,866	18.0
KeyBank	31		153,950	2,789,989	1.7
BB&T	12		274,155	2,611,373	1.6
American International Insurance Company	1		157,835	2,267,122	1.4
Montgomery, McCracken, Woods & Walker, LLP	1		138,886	1,991,620	1.2
Sovereign Bank	11		52,573	1,437,091	0.9
RBC Centura Bank	7	(1)	34,112	1,309,583	0.8
Sun National Bank	13		41,942	931,038	0.6
Philadelphia Mental Health	1		43,701	662,322	0.4

(1)	Includes six leases totaling 30,580 rentable square feet that are contingent upon Wachovia Bank, N.A. vacating the properties.

Office Buildings

As of May 1, 2003, we owned 55 office buildings, which were acquired in sale leaseback and specifically tailored transactions arising out of our relationships with financial institutions. Except for our 123 South Broad Street property, of which we own 89%, we own 100% of all of our owned properties. Set forth below is general information as of May 1, 2003, relating to our office buildings, which are grouped according to the transaction in which we acquired them.

Street Address	City and State	Rentable Square Feet	2003 Contractual Rent	Percentage Leased(1)	Percentage Leased to Primary Tenant(1)	Primary Tenant
Formation Transaction Portfolio
70 Broad Street	Red Bank, NJ	11,223	$194,061	89.3%	36.9%	Sun Bank
102 Pennsylvania Avenue	Avondale, PA	7,000	106,361	100.0	50.9	U.S. Post Office
610 Old York Road	Jenkintown, PA	172,240	2,451,716	95.0 (2)	18.5	ICG Commerce
123 S. Broad Street	Philadelphia, PA	882,586	13,583,189	97.4	69.4	Wachovia Bank
50 W. Market Street	West Chester, PA	21,300	498,403	100.0	56.3	Sovereign Bank
177 Meeting Street	Charleston, SC	59,455	1,126,375	78.9	37.0	Wachovia Bank

Subtotal (6 properties)		1,153,804	$17,960,104	96.1%	59.4%

Bank of America Small Office Portfolio
6551 Van Nuys Boulevard	Van Nuys, CA	35,096	$332,084	55.8%	55.8%	Bank of America
460 E. Altamonte Drive	Altamonte Springs, FL	31,674	123,277	23.0	23.0	Bank of America
3210 Cleveland Avenue	Ft. Myers, FL	28,809	371,157	100.0	54.4	Bank of America
2627 NW 43rd Street	Gainesville, FL	35,923	410,902	67.5	67.5	Bank of America
7347 Forest Oaks Boulevard	Spring Hill, FL	25,472	182,228	71.2	55.5	BAMA LLC
1933 E. Hillsborough	Tampa, FL	27,842	257,928	54.7	54.7	Bank of America
900 E. Prima Vista Boulevard	Tampa, FL	58,067	402,681	48.5	16.5	Dept. of Revenue
1540 Highway 138 SE	Conyers, GA	35,242	301,447	69.2	27.1	Bank of America
401 Carswell Avenue	Waycross, GA	19,056	148,790	63.0	39.7	Bank of America
619 S. Second Street	Dodge City, KS	35,765	168,878	42.5	19.8	Bank of America
35 Court Square	West Plains, MO	24,210	100,514	24.5	24.5	Bank of America
10017 E. 63rd Street	Raytown, MO	35,248	158,838	26.6	26.6	Bank of America
5905 South Virginia Street	Reno, NV	29,049	419,431	83.3	36.6	Ledcor Industries
301 S. Main Street	Pendleton, OR	25,968	160,076	36.4	36.4	Bank of America
1616 West Market Street	Johnson City, TN	15,278	92,242	47.0	47.0	Bank of America
2201 Nasa One Road	Nassau Bay, TX	32,452	499,028	97.3	72.1	Bank of America
725 Highway 290 West	Austin, TX	30,048	480,928	91.0	29.9	Bank of America

Subtotal (17 properties)		525,199	$4,610,429	58.7%	39.0%

Dana Commercial Credit Corporation Portfolio(3)
730 15th Street, NW	Washington, DC	110,841	$1,190,699	100.0%	100.0%	Bank of America
830 Central Avenue	St. Petersburg, FL	248,024	2,664,374	100.0	100.0	Bank of America
6000 Feldwood Road	College Park, GA	381,422	4,097,388	100.0	100.0	Bank of America
2059 Northlake Parkway	Tucker, GA	233,644	2,509,898	100.0	100.0	Bank of America
225 N. Calvert Street	Baltimore, MD	473,324	5,084,637	100.0	100.0	Bank of America
100 S. Charles Street	Baltimore, MD	27,557	296,028	100.0	100.0	Bank of America
12125 Viers Mill	Silver Springs, MD	359,652	3,863,526	100.0	100.0	Bank of America
4161 Piedmont Avenue	Greensboro, NC	71,962	773,045	100.0	100.0	Bank of America
295 Greystone Boulevard	Columbia, SC	25,624	275,263	100.0	100.0	Bank of America
3401 Columbia Pike	Arlington, VA	339,904	3,651,385	100.0	100.0	Bank of America
One Commercial Place	Norfolk, VA	540,765	5,809,115	100.0	100.0	Bank of America
Two Commercial Place(4)	Norfolk, VA	290,596	3,121,669	100.0	100.0	Bank of America
1111 E. Main Street(4)	Richmond, VA	573,211	6,157,663	100.0	100.0	Bank of America
8011 Villa Park	Richmond, VA	83,108	892,780	100.0	100.0	Bank of America

Subtotal (14 properties)		3,759,634	$40,387,500	100.0%	100.0%

Pitney Bowes–Wachovia Office Portfolio
200 Magnolia Avenue	Eustis, FL	15,548	$482,140	100.0%	100.0%	Wachovia Bank
9580 Regency Square	Jacksonville, FL	15,082	264,596	100.0	100.0	Wachovia Bank
1601 Main Street	Jacksonville, FL	32,623	362,215	100.0	100.0	Wachovia Bank
8324 Baymeadows Ops.	Jacksonville, FL	119,330	1,133,552	100.0	100.0	Wachovia Bank
200 Reid Street	Palatka, FL	21,092	360,381	100.0	100.0	Capital City Bank
1506 South Dale Marbey Highway	Tampa, FL	39,707	489,903	100.0	100.0	Wachovia Bank
5606 Gordon Road	Mableton, GA	31,900	319,218	100.0	100.0	Wachovia Bank
455 Walnut Street	Macon, GA	18,925	227,100	100.0	100.0	Capital City Bank
30 Greenville Street	Newnan, GA	18,300	550,789	100.0	100.0	Wachovia Bank
501 Broad Street	Rome, GA	44,000	410,424	100.0	100.0	Wachovia Bank
82 Patton Avenue	Asheville, NC	59,400	537,460	100.0	100.0	Wachovia Bank
200 Green and Bow Streets	Fayetteville, NC	23,173	312,704	100.0	100.0	Wachovia Bank
100 South State	Lexington, NC	16,236	397,703	100.0	100.0	Wachovia Bank
300 N. Green Street	Morganton, NC	20,830	230,968	100.0	100.0	National Bank of Commerce
418-420 Bushy Mountain Road	N. Wilkesboro, NC	159,072	1,016,288	100.0	100.0	Wachovia Bank

Subtotal (15 properties)		635,218	$7,095,445	100.0%	100.0%

Finova Capital–BB&T
223 W. Nash Boulevard	Wilson, NC	96,723	$912,964	100.0%	100.0%	BB&T
2501 Wooten Boulevard	Wilson, NC	72,774	686,911	100.0	100.0	BB&T
2412 Horton Boulevard	Wilson, NC	32,400	305,822	100.0	100.0	BB&T

Subtotal (3 properties)		201,897	$1,905,697	100.0%	100.0%

Total (55 properties)		6,275,752	$71,959,175	95.8%	87.4%

(1)	Based on rentable square feet.

(2)	Includes a lease with Shurgard Storage Center that is subject to various contingencies, including obtaining local permits.

(3)	The portfolio is leased to Bank of America, N.A. pursuant to a master lease.

(4)	This office building includes an adjacent parking structure.

Set forth below is additional information about selected office buildings listed above.

123 South Broad Street, Philadelphia, Pennsylvania.    This property, a landmark 30-story office building located in Philadelphia along the revitalized Avenue of the Arts, contains approximately 883,000 rentable square feet, of which 97.4% was leased as of May 1, 2003. The property is divided into two condominium units. Unit 1 contains approximately 256,000 rentable square feet and is fully occupied by Wachovia Bank, N.A. pursuant to a triple net lease expiring in 2020, with an annual base rental payment of approximately $4.1 million and an option to renew for two five-year periods. Unit 2 contains approximately 610,000 rentable square feet. The largest tenants of Unit 2 are Wachovia Bank, N.A. and the law firm of Montgomery, McCracken, Walker & Rhoads, LLP. Wachovia Bank occupies 356,104 square feet of Unit 2 pursuant to a triple net lease expiring in 2010, with an option to renew for two five-year periods and an annual base rental payment of approximately $5.8 million. Montgomery McCracken leases 138,886 square feet of Unit 2 pursuant to a base year lease expiring in 2011, with an annual base rental payment of approximately $2.0 million and an option to renew for two five-year periods.

Unit 1 is subject to a mortgage loan having an outstanding balance as of May 1, 2003 of approximately $37.3 million, a 30 year amortization with a $279,000 monthly payment of principal and interest and an effective interest rate of approximately 7.8%. Prepayment of the loan is prohibited prior to October 11, 2010, unless the loan is defeased and a yield maintenance premium is paid to the lender. If the loan is not repaid by October 11, 2010, the interest rate under the loan increases to approximately 10.4%. We anticipate that the remaining outstanding principal balance of the loan at that time will be approximately $33.0 million.

Unit 2 is subject to a mortgage loan having an outstanding balance as of May 1, 2003 of approximately $54.0 million, a 30 year amortization with a $405,127 monthly payment of principal and interest and an effective interest rate of approximately 7.6%. Prepayment of the loan is prohibited prior to October 11, 2007, unless the loan is defeased and a yield maintenance premium is paid to the lender. If the loan is not repaid by October 11, 2007, the interest rate under the loan increases to approximately 10.4%. We anticipate that the remaining outstanding principal balance of the loan at that time will be approximately $49.9 million.

We acquired this property by purchasing 89% of the partnership interests, including the general partnership interest, in First States Partners II, L.P. from a group of investors that included Nicholas S. Schorsch, Shelley D. Schorsch and Jeffrey C. Kahn. See “Our Business and Properties—Our Formation.”

We have no immediate plans for the improvement or renovation of the property and intend to hold the property to lease to tenants. The table below sets forth information regarding our 123 South Broad Street property for each of the last three years:

Year(1)	Weighted Average Occupancy Rate	Average Rent per Square Foot
2000	98.0%	$15.47
2001	98.0	14.87
2002	98.0	15.87

(1)	We did not own this property in 1998 and 1999 and therefore are unable to present information for those years.

Set forth below is information regarding the tenant leases for 123 South Broad Street:

Tenant	Lease Expiration Date	Leased Square Feet	2003 Contractual Rent	Percentage of 2003 Contractual Rent
Wachovia Bank—Unit 2(1)	September 30, 2010	356,104	$5,761,341	42.4%
Wachovia Bank—Unit 1	September 30, 2020	255,992	4,071,780	30.0
Montgomery, McCracken, Walker & Rhoads, LLP	July 31, 2011	138,886	1,991,620	14.7
Philadelphia Mental Health(2)	July 31, 2004	43,701	662,322	4.9
McCabe, Weisberg	February 14, 2008	12,332	216,903	1.6
Domus, Inc.	May 31, 2005	10,835	180,358	1.3
Heard, Linebarger, Graham, Gogg	May 31, 2004	7,292	92,267	0.7
Nicholas Clemente	January 31, 2008	5,412	86,592	0.6
Center City Reporting	May 31, 2005	4,083	65,923	0.5
Dental Manufacturers	March 31, 2005	3,226	56,261	0.4
17 other tenants	December 31, 2007 to July 31, 2009	24,267	397,821	2.9

(1)	Wachovia Bank, N.A. has a right to terminate its obligations with respect to 141,505 square feet, representing approximately $2.3 million in 2003 contractual rent, in September 2005 and with respect to 214,599 square feet, representing approximately $3.5 million in 2003 contractual rent, in September 2007. These termination rights require one year’s prior written notice and payment of a significant termination fee by Wachovia Bank.

(2)	Philadelphia Mental Health’s lease expires in 2004; at the time of the expiration, Montgomery, McCracken, Walker & Rhoads, LLP is required to take the space.

Set forth below is information regarding lease expirations for 123 South Broad Street:

Year	Number of Expiring Leases	Total Rentable Square Feet under Expiring Leases	2003 Contractual Rent under Expiring Leases	Percentage of 2003 Contractual Rent under Expiring Leases
Month-to-month	1	2,382	$—	—%
2003	1	2,286	34,862	0.3
2004	7	54,956	863,233	6.4
2005	4	17,336	300,206	2.2
2006	2	3,544	67,644	0.5
2007	1	3,226	56,261	0.4
2008	6	23,553	407,756	3.0
2009	1	1,483	28,486	0.2
2010(1)	1	356,104	5,761,341	42.4
2011	1	138,886	1,991,620	14.7
2020	1	255,992	4,071,780	29.9

(1)	Wachovia Bank, N.A. has a right to terminate its obligations with respect to 141,505 square feet, representing approximately $2.3 million in 2003 contractual rent, in September 2005 and with respect to 214,599 square feet, representing approximately $3.5 million in 2003 contractual rent, in September 2007. These termination rights require one year’s prior written notice and payment of a significant termination fee by Wachovia Bank.

Dana Commercial Credit Corporation Sale Leaseback Portfolio.    On January 9, 2003, we acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation 14 office buildings containing approximately 3.8 million rentable square feet for an aggregate purchase price of approximately $335.0 million, consisting of cash and the repayment of debt, including a related make-whole premium. The properties are located in Georgia, Florida, Maryland, North Carolina, South Carolina, Virginia and Washington, D.C., and are 100% bond net leased to Bank of America, N.A.

As part of the purchase price for these properties, we repaid debt of approximately $256.0 million in full, together with a make-whole payment of an additional $40.0 million. We funded this transaction with a $200.0 million bridge loan facility with Bank of America, N.A. and approximately $135.0 million in cash. We replaced this bridge loan on May 23, 2003 with $200.0 million of long-term financing arranged through Banc of America Securities LLC. See “—Acquisitions and Transactions since Formation Transactions—Financing Transactions.”

All the properties in this portfolio are leased to Bank of America, N.A. pursuant to a master lease through 2022. Bank of America, N.A.’s obligations under this lease are unconditionally guaranteed by its parent, Bank of America Corporation. Over the life of the lease, Bank of America is permitted to vacate space totaling 50.0% of the value of the portfolio based on the original purchase price paid by a wholly owned subsidiary of Dana Commercial Credit Corporation (approximately 1.9 million rentable square feet), according to the following schedule: 17.0% in 2004; 17.0% in 2009; and 16.0% in 2015. The annual rental payments under the lease are fixed at approximately $40.4 million through 2010, payable in January of each year with a final payment of $3.0 million due in January 2011 with respect to that month, regardless of the number of rentable square feet leased by Bank of America. If Bank of America does not vacate space as contemplated under the lease, it will pay an annual rental rate of 8.5% of the original purchase price allocated to that space on a bond net lease basis. Other than with respect to space that Bank of America leases from us according to this formula, from 2011 through 2022, Bank of America is not required to pay rent on the space that it continues to occupy. We intend to lease the space vacated by Bank of America to third party tenants. Rents received from these third party tenants are in addition to the approximately $40.4 million annual rent payment by Bank of America. Bank of America has subleased space in the portfolio to third party tenants. We are restricted from selling any property in the portfolio while the master lease is in effect.

177 Meeting Street, Charleston, South Carolina.    This property, known as the First Union Center, is prominently located at the corner of Meeting and Market Streets in the heart of the historic and business districts of Charleston. The four-story office building contains approximately 59,455 rentable square feet and is currently occupied by office and retail tenants under triple net leases. Wachovia Bank, N.A. occupies approximately 40.2% of the building pursuant to a triple net lease expiring in December 2020. The property is subject to a mortgage loan having an outstanding balance as of May 1, 2003 of approximately $10.2 million, a 30 year amortization with a $73,800 monthly payment of principal and interest and an annual interest rate of approximately 7.2%. Prepayment of the loan is prohibited prior to January 11, 2011, unless the loan is defeased and a yield maintenance premium is paid to the lender. We anticipate that the remaining outstanding principal balance of the loan at that time will be approximately $8.7 million. We have no immediate plans for the improvement or renovation of the property. Set forth below is information regarding the tenant leases for 177 Meeting Street:

Tenant	Lease Expiration Date	Leased Rentable Square Feet	2003 Contractual Rent	Percentage of 2003 Contractual Rent
Wachovia Bank	December 31, 2020	22,544	$592,562	52.6%
NewSouth Communications	November 30, 2009	7,013	131,754	11.7
Robertson and Associates	October 31, 2011	5,791	87,934	7.8
Robert Half International	October 31, 2004	3,810	71,130	6.3
Emerald’s International	June 30, 2006	1,561	52,707	4.7
Six other tenants	June 30, 2003 to May 31, 2007	6,193	190,288	16.9

Set forth below is information regarding lease expirations for 177 Meeting Street:

Year	Number of Expiring Leases	Total Rentable Square Feet Under Expiring Leases	2003 Contractual Rent Under Expiring Leases	Percentage of 2003 Contractual Rent Under Expiring Leases
2003	2	773	$28,150	2.5%
2004	1	3,810	71,130	6.3
2006	3	5,655	177,133	15.7
2007	1	926	31,093	2.8
2009	1	7,013	131,754	11.7
2011	1	6,191	94,554	8.4
2020	1	22,544	592,562	52.6

Jenkins Court, Jenkintown, Pennsylvania.    Jenkins Court is a two building property consisting of a five-story office building, a one-story building consisting of office and retail tenants and retail space connecting the two buildings. All of the tenants occupy the space pursuant to base year leases. The property is located in Jenkintown, Pennsylvania, a suburb of Philadelphia. The property includes approximately 172,240 rentable square feet. The principal tenants are Morgan Stanley, Prudential Securities, ICG Commerce and Outback Steakhouse. We also lease space in Jenkins Court. The property is subject to a mortgage loan having an outstanding balance as of May 1, 2003 of approximately $16.0 million, a 30 year amortization with a $116,900 monthly payment of principal and interest and an effective annual interest rate of approximately 7.5%. Prepayment of the loan is prohibited prior to June 11, 2010, unless the loan is defeased and a yield maintenance premium is paid to the lender. If the loan is not paid by August 11, 2010, the interest rate under the loan increases to approximately 10.3% for the remainder of the term of the loan. We anticipate the remaining outstanding principal balance of the loan at that time will be approximately $14.0 million. We have no immediate plans for the improvement or renovation of the property and intend to hold the property to lease to tenants.

Set forth below is information regarding the tenant leases for Jenkins Court:

Tenant	Lease Expiration Date	Leased Square Feet	2003 Contractual Rent		Percentage of 2003 Contractual Rent
ICG Commerce	June 3, 2004	31,940	$622,265		25.4%
Morgan Stanley	January 31, 2011	22,498	553,451		22.6
Prudential Securities	May 31, 2005	14,133	342,250		14.0
Semanoff, Ormsby & Greenberg	December 31, 2006	10,500	233,310		9.5
Outback Steakhouse	October 1, 2007	6,670	102,931		4.2
Shurgard Storage Center(1)	— (2)	48,000	—	(2)	—
12 other tenants	Ranges from September 30, 2003 to March 31, 2010	29,850	597,508		24.3

(1)	The effectiveness of this lease is subject to various contingencies. These contingencies relate to obtaining various development permits and approvals to improve this leased space in order for occupancy to occur.

(2)	The lease will expire 20 years after commencing in January 2004.

Set forth below is information regarding lease expirations for Jenkins Court:

Year	Number of Expiring Leases	Total Rentable Square Feet Under Expiring Leases	2003 Contractual Rent Under Expiring Leases		Percentage of 2003 Contractual Rent Under Expiring Leases
2003	1	3,640	$70,980		2.8%
2004	5	40,432	781,081		31.9
2005	2	15,970	373,443		15.2
2006	2	12,606	273,741		11.2
2007	4	13,395	237,085		9.7
2008	1	3,000	69,000		2.8
2010	1	4,050	92,935		3.8
2011	1	22,498	553,451		22.6
2012 and thereafter	1	48,000	—	(1)	—	(1)

(1)	Represents the lease with Shurgard Storage Center, the effectiveness of which is subject to various contingencies and pursuant to which rental payments do not become due until satisfaction of these contingencies. These contingencies relate to obtaining various development permits and approvals to improve this leased space in order for occupancy to occur. As a result, we are unable to determine at this time whether any 2003 contractual rent will be paid until such time as the contingencies for effectiveness of the lease are satisfied.

Bank Branches

Historically, our bank branches have typically been either acquired through sale leaseback transactions or formulated price contracts. Acquisitions under formulated price contracts generally consist of a portfolio of five to 35 bank branches, although we have in the past and may again in the future acquire smaller or larger portfolios. These transactions involve both the acquisition of fee interests in properties as well as the assumption of leasehold interests. Where we assume leasehold interests, we seek to sublease the bank branches to third party tenants. Of the 219 bank branches that are currently in our portfolio as of May 1, 2003, 187 of the properties are leased or subleased and 32 of the properties are vacant. Of the vacant properties, four are currently under contract for sale. The average remaining lease term for the leased locations is approximately 9.8 years.

Our leases generally provide us with internal growth derived from scheduled rent increases. Our goal is to lease properties pursuant to triple net or bond net leases with terms ranging from 10 to 20 years that include contractual rent increases. Periodic contractual rent increases provide reliable increases in future rent payments, while rent increases based on the Consumer Price Index provide protection against inflation.

We believe that long-term leases provide a predictable income stream over the term of the lease, making fluctuations in market rental rates and in real estate values less significant to achieving our overall investment objectives. Long-term leases also make it easier for us to obtain longer-term fixed-rate mortgage financing with principal amortization, thereby moderating the interest rate risk associated with financing or refinancing our property portfolio by reducing the outstanding principal balance over time. In addition, we believe that long-term leases minimize management time and transaction costs. Although we regard long-term leases as a central element of our acquisition strategy, we may acquire properties that are subject to short-term leases where we believe that the properties represent a compelling opportunity.

In connection with our evaluation of potential properties and transactions, we undertake a credit analysis to determine the creditworthiness of a tenant and review the ability of the tenant to meet its operational needs and lease obligations, although we have no minimum credit rating requirement for our tenants. Typically our tenants are community banks or large regional banks. The table below sets forth our top 10 bank branch tenants based on 2003 contractual rent as of May 1, 2003 and assumes completion of all of our acquisitions under contract:

Top 10 Bank Branch Tenants Including Acquisitions Under Contract

Tenant	Number of Branches		2003 Contractual Rent
Wachovia Bank	96		$11,083,224
Bank of America	98		9,600,000
KeyBank	3		2,789,989
RBC Centura Bank	7	(1)	1,309,583	(1)
Sovereign Bank	9		1,000,887
Sun National Bank	13		931,038
BB&T	9		705,676
Capital City Bank	3		661,883
Unity Bank	7		628,154
Liberty Bank	2		297,965

Total	247		$29,008,399

(1)	Agreements have been entered into for the lease of six branches containing an aggregate of 30,580 rentable square feet representing $1,260,000 of 2003 contractual rent. These leases are contingent upon Wachovia Bank, N.A. vacating these branches by December 1, 2003.

Set forth below is general information relating to each of our bank branches owned as of May 1, 2003:

Owned Bank Branches

Location	Tenant	Rentable Square Feet	2003 Contractual Rent	Lease Expiration

Leased Properties
Runnemede, NJ	All Around Town Limousine	2,185	$25,907	5/31/2005
Point Pleasant, NJ	Allaire Community Bank	3,800	84,000	9/30/2010
Winter Park, FL	AmSouth Bank	3,532	67,083	2/28/2023
Moorestown, NJ	Bob Myer Realty, Inc.	4,700	53,346	7/31/2005
Breman, GA	BB&T	8,679	83,002	8/31/2010
Vidalia, GA	BB&T	14,668	161,005	8/31/2010
Apex, NC	BB&T	2,394	22,597	12/31/2005
Charlotte, NC	BB&T	2,400	22,654	12/31/2005
Graham, NC	BB&T	11,200	105,716	12/31/2005
Havelock, NC	BB&T	2,880	27,184	12/31/2005
Morehead City, NC	BB&T	6,600	62,297	12/31/2005
New Bern, NC	BB&T	13,514	127,558	12/31/2005
Plymouth, NC	BB&T	9,923	93,663	12/31/2005
Linden, NJ	Broad National Bank	8,590	160,000	2/28/2014
Waynesboro, GA	Capital City Bank	14,109	74,402	8/31/2010
Collingswood, NJ	Colonial National Bank	3,750	45,000	12/31/2009
Rockingham, NC	Fidelity Bank	6,272	60,015	8/31/2010
Moosic, PA	Fidelity Deposit & Discount	1,860	40,920	3/31/2009
Jefferson, NC	First Charter National Bank	4,736	59,957	8/31/2010
Sparta, NC	First Charter National Bank	4,180	64,493	8/31/2010
W. Jefferson, NC	First Charter National Bank	3,570	73,574	8/31/2010
Goldsboro, NC	First Citizens Bank	4,196	56,805	8/31/2010
Hamilton Square, NJ	First Constitution Bank	4,930	109,383	6/30/2014
Bensalem, PA	Fleet Bank	6,150	73,395	1/31/2011
Warminster, PA	Fleet Bank	4,700	115,026	4/30/2009
San Angelo, TX	Grape Creek School District	6,700	33,001	9/30/2006
Cocoa Beach, FL	John J. Kabboord Jr., Trustee	2,258	47,500	3/12/2004
Campbelltown, PA	Lebanon Valley Farmers Bank	2,720	37,082	2/28/2014
Linden, NJ	Liberty Bank	5,605	168,659	2/28/2019
Abington, PA	Mellon Bank	5,304	90,000	6/30/2008
Canton, NC	National Bank of Commerce	3,519	62,688	8/31/2010
New Bern, NC	New Safeway Taxi Service	2,150	21,000	11/30/2004
Rome, GA	Northwest Georgia Credit Union	2,500	34,500	8/31/2010
Spring Lake, NJ	Ocean Federal Bank	2,200	55,123	10/31/2009
Phillipsburg, NJ	Phillipsburg National Bank	5,600	62,156	12/31/2009
Winter Park, FL	RBC Centura Bank	3,532	49,583	5/01/2013
Cary, NC	RBC Centura Bank (1)	3,608	175,000	12/31/2023
Charlotte, NC	RBC Centura Bank (1)	3,469	160,000	12/31/2023
Charlotte, NC	RBC Centura Bank (1)	3,119	145,000	12/31/2023
Clemmons, NC	RBC Centura Bank (1)	4,060	170,000	12/31/2023
Hilton Head, SC	RBC Centura Bank (1)	12,350	425,000	12/31/2023
Raleigh, NC	RBC Centura Bank (1)	3,974	185,000	12/31/2023
Hilton Head, SC	Regions Bank	8,413	235,564	12/31/2023

Location	Tenant	Rentable Square Feet	2003 Contractual Rent	Lease Expiration

Boyertown, PA	Security National Bank	2,300	$44,765	4/14/2010
Pottstown, PA	Security National Bank	4,026	36,125	2/28/2019
Rockledge, FL	Shiloh Christian Center	1,694	36,000	5/31/2005
Little Rock, AR	Sobel, Inc.	2,341	15,400	10/31/2005
Emmaus, PA	Sovereign Bank	4,800	108,707	2/28/2019
Kennett Square, PA	Sovereign Bank	6,186	193,433	2/28/2019
Phoenixville, PA	Sovereign Bank	5,040	156,578	2/28/2019
Feasterville, PA	Suburban Community	5,500	150,965	12/31/2008
Cherry Hill, NJ	Sun National Bank	2,930	74,904	1/31/2009
Clemmonton, NJ	Sun National Bank	2,100	54,229	8/31/2009
Freehold, NJ	Sun National Bank	3,326	69,088	1/31/2009
Hightstown, NJ	Sun National Bank	4,500	88,062	3/31/2009
Kendall Park, NJ	Sun National Bank	3,000	78,375	8/31/2011
Lawrenceville, NJ	Sun National Bank	4,790	122,337	1/31/2009
Manasquan, NJ	Sun National Bank	4,000	96,050	1/31/2009
Pennington, NJ	Sun National Bank	6,758	70,000	12/31/2011
Somerdale, NJ	Sun National Bank	2,200	55,880	1/31/2009
Ventnor, NJ	Sun National Bank	1,872	58,135	4/30/2009
Plantation, FL	Union Bank of Florida	3,750	80,000	5/01/2023
N. Plainfield, NJ	Union National Bank	1,500	24,761	12/31/2003
Berkeley Heights, NJ	Unity Bank	3,288	82,162	12/31/2009
Edison Township, NJ	Unity Bank	4,500	100,804	2/28/2009
Highland Park, NJ	Unity Bank	3,200	72,270	5/31/2008
Kenilworth, NJ	Unity Bank	6,158	67,203	2/28/2009
Millburn, NJ	Unity Bank	5,180	137,708	12/31/2008
South Plainfield, NJ	Unity Bank	3,400	87,364	3/31/2009
Scotch Plains, NJ	Valley National Bank	4,156	88,000	2/28/2019
Boca Raton, FL	Wachovia Bank	4,545	79,684	3/31/2023
Callahan, FL	Wachovia Bank	9,408	291,740	8/31/2010
Clearwater, FL	Wachovia Bank	9,892	306,749	8/31/2010
Davie, FL	Wachovia Bank	6,286	194,928	8/31/2010
Daytona Beach, FL	Wachovia Bank	8,638	267,863	8/31/2010
Ft. Lauderdale, FL	Wachovia Bank	14,400	446,541	8/31/2010
Green Cove Spring, FL	Wachovia Bank	11,678	362,133	8/31/2010
Hollywood, FL	Wachovia Bank	11,640	360,954	8/31/2010
Jacksonville, FL	Wachovia Bank	11,194	196,256	3/31/2023
Jacksonville, FL	Wachovia Bank	5,200	161,251	8/31/2010
Jacksonville, FL	Wachovia Bank	3,600	63,116	3/31/2023
Lakeland, FL	Wachovia Bank	3,010	52,772	3/31/2023
Lantana, FL	Wachovia Bank	6,087	106,716	3/31/2023
Largo, FL	Wachovia Bank	2,166	67,167	8/31/2010
New Port Richey, FL	Wachovia Bank	2,977	52,192	3/31/2023
North Port, FL	Wachovia Bank	9,499	294,562	8/31/2010
Orlando, FL	Wachovia Bank	6,648	206,153	8/31/2010
Rockledge, FL	Wachovia Bank	3,606	63,220	3/31/2023
St. Petersburg, FL	Wachovia Bank	3,010	93,340	8/31/2010
Atlanta, GA	Wachovia Bank	13,891	236,376	3/31/2023
Atlanta, GA	Wachovia Bank	4,000	68,064	3/31/2023
Augusta, GA	Wachovia Bank	7,800	132,728	3/31/2023

Location	Tenant	Rentable Square Feet	2003 Contractual Rent	Lease Expiration

Augusta, GA	Wachovia Bank	6,814	$115,948	3/31/2023
East Point, GA	Wachovia Bank	6,495	195,485	8/31/2010
Hapeville, GA	Wachovia Bank	11,328	192,764	3/31/2023
Marietta, GA	Wachovia Bank	4,996	150,377	8/31/2010
Marietta, GA	Wachovia Bank	3,200	96,313	8/31/2010
Martinez, GA	Wachovia Bank	7,300	219,714	8/31/2010
Norcross, GA	Wachovia Bank	9,350	281,414	8/31/2010
Norcross, GA	Wachovia Bank	7,800	234,763	8/31/2010
Norcross, GA	Wachovia Bank	4,000	120,391	8/31/2010
Roswell, GA	Wachovia Bank	4,592	138,209	8/31/2010
Savannah, GA	Wachovia Bank	4,200	71,468	3/31/2023
Savannah, GA	Wachovia Bank	2,699	81,234	8/31/2010
Advance, NC	Wachovia Bank	2,520	61,728	8/31/2010
Blowing Rock, NC	Wachovia Bank	1,925	47,153	8/31/2010
Brevard, NC	Wachovia Bank	5,257	128,771	8/31/2010
Burlington, NC	Wachovia Bank	10,965	268,589	8/31/2010
Cary, NC	Wachovia Bank	1,908	46,737	8/31/2010
Charlotte, NC	Wachovia Bank	3,364	46,588	3/31/2023
Charlotte, NC	Wachovia Bank	3,204	78,482	8/31/2010
China Grove, NC	Wachovia Bank	4,508	110,424	8/31/2010
Clemmons, NC	Wachovia Bank	3,754	51,864	3/31/2023
Conover, NC	Wachovia Bank	4,378	107,240	8/31/2010
Forest City, NC	Wachovia Bank	8,000	195,961	8/31/2010
Gastonia, NC	Wachovia Bank	2,898	70,987	8/31/2010
Graham, NC	Wachovia Bank	8,180	200,370	8/31/2010
Greensboro, NC	Wachovia Bank	3,400	83,284	8/31/2010
Harrisburg, NC	Wachovia Bank	3,408	83,479	8/31/2010
Hickory, NC	Wachovia Bank	4,794	66,392	3/31/2023
Kannapolis, NC	Wachovia Bank	3,532	86,517	8/31/2010
King, NC	Wachovia Bank	3,997	55,352	3/31/2023
Knightdale, NC	Wachovia Bank	1,666	40,809	8/31/2010
Marion, NC	Wachovia Bank	6,136	84,976	3/31/2023
Newton, NC	Wachovia Bank	5,967	146,163	8/31/2010
Rocky Mount, NC	Wachovia Bank	11,270	276,060	8/31/2010
Rocky Mount, NC	Wachovia Bank	2,209	54,110	8/31/2010
Roxboro, NC	Wachovia Bank	9,371	129,776	3/31/2023
Valdese, NC	Wachovia Bank	7,876	109,072	3/31/2023
Waynesville, NC	Wachovia Bank	6,484	89,796	3/31/2023
Wilkesboro, NC	Wachovia Bank	4,139	57,320	3/31/2023
Yadkinville, NC	Wachovia Bank	3,589	87,913	8/31/2010
Dresher, PA	Wachovia Bank	3,900	101,500	6/30/2020
Rhawnhurst, PA	Willow Grove Bank	3,100	89,000	12/31/2009

Subtotal	(133 branches)	714,742	$15,334,141

Location	Tenant	Rentable Square Feet	2003 Contractual Rent	Lease Expiration

Wachovia Portfolio(2)
Augusta, GA	Wachovia Bank	2,681	$48,234	12/9/2004
Dalton, GA	Wachovia Bank	3,821	76,676	12/9/2004
Albemarle, NC	Wachovia Bank	9,696	91,878	12/9/2004
Archdale, NC	Wachovia Bank	3,258	27,596	12/9/2004
Cornelius, NC	Wachovia Bank	5,116	100,047	12/9/2004
Hickory, NC	Wachovia Bank	14,663	105,533	12/9/2004
Hickory, NC	Wachovia Bank	3,010	54,584	12/9/2004
Huntersville, NC	Wachovia Bank	3,643	84,219	12/9/2004
Lexington, NC	Wachovia Bank	9,837	104,691	12/9/2004
Rocky Mount, NC	Wachovia Bank	3,252	54,194	12/9/2004
Southern Pines, NC	Wachovia Bank	3,265	49,389	12/9/2004
Statesville, NC	Wachovia Bank	9,567	98,083	12/9/2004
Wilson, NC	Wachovia Bank	4,858	62,015	12/9/2004
Clover, SC	Wachovia Bank	2,557	31,487	12/9/2004
Columbia, SC	Wachovia Bank	3,227	27,557	12/9/2004
Florence, SC	Wachovia Bank	13,356	58,298	12/9/2004
Greenville, SC	Wachovia Bank	3,894	39,738	12/9/2004
Greenwood, SC	Wachovia Bank	11,692	70,101	12/9/2004
Greenwood, SC	Wachovia Bank	2,095	50,923	12/9/2004
Rockhill, SC	Wachovia Bank	3,186	51,802	12/9/2004
Portsmouth, VA	Wachovia Bank	3,550	38,243	12/9/2004
Harrisonburg, VA	Wachovia Bank	3,190	38,239	12/9/2004
Richmond, VA	Wachovia Bank	7,976	91,461	12/9/2004
Virginia Beach, VA	Wachovia Bank	2,327	48,635	12/9/2004

Subtotal	(24 branches)	133,717	$1,503,624

Vacant Properties
Decatur, AL	Vacant	3,044	—
Little Rock, AR	Vacant	2,074	—
Riverside, CA	Vacant	9,537	—
Cape Canaveral, FL	Vacant	1,600	—
Melbourne, FL	Vacant	6,612	—
Pembroke Pines, FL	Vacant	3,741	—
Titusville, FL	Vacant	2,358	—
Warner Robbin, GA	Vacant	6,362	—
Zeigler, IL	Vacant	9,453	—
Derby, KS	Vacant	17,434	—
Aurora, MO	Vacant	9,660	—
Butler, MO	Vacant	9,000	—
Kansas City, MO	Vacant	6,502	—
Vandalia, MO	Vacant	5,305	—
Jackson, MS	Vacant	2,817	—
Shallotte, NC	Vacant	5,462	—
Central Kingston, NY	Vacant	12,000	—
Johnstown, NY	Vacant	9,900	—
Newberry, SC	Vacant	2,937	—
Columbia, TN	Vacant	3,608	—

Location	Tenant	Rentable Square Feet	2003 Contractual Rent	Lease Expiration

Columbia, TN	Vacant	2,000	—
Gray, TN	Vacant	1,400	—
Morrison, TN	Vacant	2,600	—
Paris, TN	Vacant	3,500	—
Vanleer, TN	Vacant	2,948	—
White Bluff, TN	Vacant	2,540	—

Subtotal	(26 branches)	144,394	—

Total	(183 branches)	992,853	$16,837,765

(1)    These leases are contingent on Wachovia Bank, N.A. vacating the property prior to the expiration of the lease terms.

(2)    These properties are leased to Wachovia Bank, N.A. under a two year lease that expires on December 9, 2004. Wachovia Bank has the right to terminate or vacate the properties without penalty upon 60 days’ prior written notice.

Leased Bank Branches

Location	Tenant	Rentable Square Feet	2003 Contractual Rent	Lease Expiration

Subleased Properties
Fort Washington, PA	Abington Bank	3,000	$77,660	8/15/2008
Tulsa, OK	Banc First	7,310	162,286	1/31/2009
Tulsa, OK	Bank of Commerce	6,527	54,996	10/30/2005
Montgomeryville, PA	Beneficial Savings Bank	2,738	89,533	12/31/2008
West Orange, NJ	Broad National Bank	2,772	110,000	12/31/2004
Ardmore, PA	Citizens Bank	2,960	121,200	12/31/2019
Manchester, NJ	Commerce Bank	4,760	63,070	4/30/2036
West Chester, PA	Downingtown National Bank	3,000	83,799	8/21/2022
Greenville, SC	First Citizens Bank & Trust	3,600	93,403	6/30/2008
Chattanooga, TN	Half Price Optical	2,880	43,500	12/31/2014
Concordia, NJ	Liberty Bank	2,732	129,305	8/30/2014
N. Miami Beach, FL	Point Bank	3,085	127,042	9/30/2008
Bayville, NJ	Pulaski Savings Bank	3,000	67,490	7/31/2011
Milltown, NJ	Pulaski Savings Bank	3,500	80,522	5/31/2011
Little Rock, AR	Simmons First National Bank	1,750	44,608	10/31/2003
Mendham, NJ	Somerset National	3,000	97,390	12/31/2010
Allentown, PA	Sovereign Bank	10,173	231,337	1/31/2019
Devon, PA	Sovereign Bank	2,990	92,890	2/28/2018
Exton, PA	Sovereign Bank	2,500	77,668	3/31/2004
Reading, PA	Sovereign Bank	1,676	32,608	2/28/2004
Thorndale, PA	Sovereign Bank	2,500	77,668	4/30/2005
Wind Gap, PA	Sovereign Bank	1,273	30,000	2/27/2019
Howell, NJ	Sun National Bank	1,456	36,982	12/30/2011
Jackson, NJ	Sun National Bank	2,070	52,322	1/30/2009
Whiting, NJ	Sun National Bank	2,940	74,675	12/30/2011
Bethlehem, PA	Twin Rivers Community Bank	2,355	118,683	12/23/2007
Bethlehem, PA	Twin Rivers Community Bank	2,355	118,683	3/31/2016
Middleton, NJ	Two Rivers Community Bank	2,180	36,645	8/31/2007
East Brunswick, NJ	Unity Bank	3,000	80,643	4/29/2014

Subtotal	(29 branches)	94,082	$2,506,608

Vacant Properties
Pinebluff, AR	Vacant	1,974	—
Juno Beach, FL	Vacant	2,646	—
Lakeland, FL	Vacant	7,934	—
Orlando, FL	Vacant	2,537	—
Allentown, PA	Vacant	2,450	—
Kingston, TN	Vacant	1,200	—

Subtotal	(6 branches)	18,741	—

Total	(35 branches)	112,823	$2,506,608

Acquisitions and Transactions since Formation Transactions

Financing Transactions

Since we completed our private placement in September 2002, we have engaged in the following financing transactions:

•	On May 23, 2003, we completed a long-term financing arranged through Banc of America Securities LLC for an aggregate principal amount of $200.0 million. In connection with this financing, we have issued a note for the full principal amount of the loan to Wells Fargo Bank Northwest, N.A., as trustee for a group of institutional investors. This note is due on January 10, 2011, bears interest at a fixed annual rate of 4.04%, and is secured by mortgages on, and an assignment of leases and rents for, 14 office buildings acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation. We utilized the proceeds of this financing to fund the repayment of a bridge loan from Bank of America, N.A.

•	On April 30, 2003, we obtained a $100.0 million credit facility from a syndicate of lenders, including Bank of America, N.A., UBS AG, Cayman Islands Branch, and Wachovia Bank, N.A. The credit facility has a term of three years and bears interest at an annual rate of LIBOR plus 1.25%, and will be secured by a pledge of membership interests in a special purpose entity that is the borrower under this facility, as well as, when applicable, an assignment of leases and rents that would only be recorded in the event of a default. Availability under this credit facility will be determined based on the net present value of the monthly base rent payments on the properties securing the loan. Only properties under bond net leases with terms of at least five years, and with tenants having senior corporate debt with a minimum credit rating of A- or better, may be used to secure our obligations under this credit facility by the borrower.

•	On April 30, 2003, we completed a long-term financing through Lehman Brothers Bank, FSB for an aggregate principal amount of $80.0 million. We have issued to Lehman Brothers Bank, a total of 64 promissory notes secured by leases on 64 properties that are leased to Wachovia Bank, N.A. We utilized $75.0 million to fund the repayment of a bridge loan from Bank of America, N.A. The notes have been issued in two series. The notes in the first series relate to 23 properties, are due on June 10, 2023, bear interest at a fixed annual rate of 5.496% and are secured by mortgages on, and assignments of rents and leases for, the properties to which the notes relate. The notes in the second series relate to the remaining 41 properties, are due on September 10, 2010, bear interest at a fixed annual rate of 4.066% and are secured by mortgages on, and assignments of leases and rents for, the properties to which the notes relate. Interest on both series of notes is payable quarterly on the 10th day of each March, June, September and December, beginning on June 10, 2003. Principal payments are also payable quarterly beginning on September 10, 2003. Lehman Brothers Bank will securitize the notes through an offering of lease-backed pass through certificates to one or more institutional investors.

•

On May 8, 2003, we obtained a conditional commitment from Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, for a $300.0 million warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to acquire a specific property. Borrowings under this facility may be used only to acquire properties that may be financed on a long-term basis through credit-tenant lease or conduit commercial mortgage-backed securities financing. Advances under credit facility will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the amount of subsequent financing that can be secured by the properties that we acquire with borrowings under this facility or (ii) the acquisition cost of those properties. The lender has the right to reassess this ratio from time to time, and if it determines at any time that the outstanding principal amount of any advance would constitute an effective ratio of 90% or greater, the lender may require that we owe this deficit with cash or property. This facility has a term of three years and bears interest at an annual rate of LIBOR plus either (x) with respect to conduit properties, 1.75%, or (y) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being purchased with the proceeds of the specific advance. We will be required to pay a fee of 1.25% of the total availability in connection with this facility, including $500,000 paid upon signing the commitment. This commitment is contingent upon the condition of the capital markets, the negotiation of legal documentation, the completion of this offering and that the closing of this facility occurs prior to August 31, 2003.

•	On May 30, 2003, we signed an engagement letter with, and received a conditional commitment letter from, German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., to provide a bridge loan, as well as permanent financing to replace the bridge loan, for our pending acquisition of 159 properties from Bank of America, N.A. in a specifically tailored transaction. Closing of the bridge loan and the subsequent permanent financing is subject to various conditions, including our consummating the acquisition of the properties, confirmatory due diligence by German American Capital Corporation (including, without limitation, the receipt of acceptable appraisals, site inspections, environmental and engineering reports and property operating histories), the negotiation of legal documentation, the negotiation of acceptable revisions to the form of master lease with Bank of America regarding the 159 properties, no material adverse change in our company, Bank of America or the 159 properties we intend to acquire, no material adverse change in the financial markets and, in connection with the permanent refinancing only, receipt of acceptable credit ratings for the financing.

The bridge loan will be for up to $400 million, accrue interest at a variable rate equal to LIBOR plus 1.50%, be secured by a first lien mortgage and an assignment of rents and leases on the properties and mature on December 31, 2003.

The permanent financing will be for up to $440 million, accrue interest at a fixed rate based on U.S. Treasury bonds plus a spread and be secured by a first lien mortgage and an assignment of rents and leases on the properties. The term sheet attached to the conditional commitment contemplates a 10 year term, fixed rate interest at the 10 year U.S. Treasury bond rate plus 1.60% (determined at the time of closing or earlier rate lock), 119 equal monthly payments of principal and interest calculated using 30 year amortization and a balloon payment for unamortized principal at maturity. We have agreed to work with German American Capital Corporation in good faith prior to closing the permanent financing to consider alternative structures, including the possibility of all or a portion of the permanent refinancing having a fixed rate for a 20 year term.

We have agreed to pay German American Capital Corporation a structuring fee for the two loans equal to 0.50% multiplied by the permanent loan amount. The lender has agreed to refund the entire structuring fee (less lender’s out-of-pocket expenses) if we do not acquire the 159 properties from Bank of America. If we close on the bridge loan financing with German American Capital Corporation and subsequently refinance the, bridge loan other than with German American Capital Corporation, we must pay German American Capital Corporation a bridge loan exit fee equal to 1.50% multiplied by the permanent loan amount.

Property Acquisitions

Pitney Bowes—Wachovia Bank Sale Leaseback Portfolio.    On August 9, 2002, we entered into an agreement with Pitney Bowes to acquire a portfolio of properties acquired in 1988 by Pitney Bowes through a sale leaseback arrangement with Wachovia Bank, N.A. The portfolio consisted of 72 bank branches and 15 office buildings leased by Wachovia Bank, containing an aggregate of approximately 1.1 million rentable square feet. On March 31, 2003, we closed this transaction, including payment of the remaindermen interests and repayment of the outstanding debt, for an aggregate purchase price of approximately $144.9 million. Wachovia Bank leases 23 of these properties through 2023 and 51 properties through 2010. In addition, Wachovia Bank has indicated that by the end of 2003 it will put 10 branches to us under our formulated price contract with them. The remaining 13 properties are subleased to other financial institutions through 2010, at which time we may lease to the current tenant or other third party tenants. We financed the acquisitions with a combination of equity and indebtedness drawn from the $75 million bridge loan we obtained from Bank of America, N.A. on March 31, 2003. On April 30, 2003, we repaid in full this bridge loan, when we refinanced 64 of these properties on a long-term basis with financing provided by Lehman Brothers Bank, FSB. Based on the leases currently in place on the properties in this portfolio, the 2003 contractual rent for these properties is approximately $13.3 million.

Dana Commercial Credit Corporation Sale Leaseback Portfolio.    On January 9, 2003, we acquired a portfolio of 14 office buildings containing approximately 3.8 million rentable square feet from a wholly owned subsidiary of Dana Commercial Credit Corporation for an aggregate purchase price of approximately $335.0 million. See “Properties—Office Buildings.”

Bank of America Small Office Portfolio.    On August 7, 2002, we entered into an agreement to acquire 18 office buildings in 10 states from Bank of America, N.A. for a purchase price of approximately $34.1 million. This specifically tailored transaction is designed to provide Bank of America with the flexibility to increase or decrease its occupancy in these facilities over time as well as to remove these assets from their balance sheet. In total, the 18 buildings contain approximately 554,000 rentable square feet. Each of these office buildings contains a single bank branch with additional office space. The transaction requires Bank of America to lease, on average, 35.0% of the rentable square footage of each property for a 10 year term on a triple net lease basis with annual rent payments of approximately $3.3 million.

On December 16, 2002, we acquired 16 of these 18 office buildings, containing approximately 510,000 rentable square feet, for an aggregate purchase price of approximately $32.8 million. On March 20, 2003 we acquired one additional property containing approximately 15,000 rentable square feet for a purchase price of $768,000. We anticipate closing on the remaining building under this agreement by the end of June 2003. We anticipate that approximately 195,000 rentable square feet of the portfolio will be leased back to Bank of America, N.A., approximately 84.0% of which constitutes bank branches. In addition, as of May 1, 2003, an aggregate of approximately 118,000 rentable square feet was leased to third parties under leases with Bank of America, which we have assumed, and the remaining 216,000 rentable square feet was vacant. Bank of America has the right to terminate these leases after seven years. In addition, Bank of America has customary termination and rent abatement rights if we default on our obligations as landlord.

Wachovia Bank Formulated Price Contract.    On September 12, 2002, we entered into a formulated price contract with Wachovia Bank, N.A. for the purchase of surplus bank branches in the bank’s entire retail banking territory, which covers East Coast states from Connecticut to Florida. Since commencement of the agreement, we have acquired 40 bank branches under this agreement, containing approximately 202,000 square feet for an aggregate purchase price of approximately $33.1 million. As of May 1, 2003, we have leased 24 sites to Wachovia Bank, N.A. and 12 to other parties. On December 6, 2002, we acquired 26 bank branches under this contract containing approximately 157,000 rentable square feet for an aggregate purchase price of approximately $24.6 million. On February 5, 2003, we acquired five additional vacant bank branches containing approximately 16,000 rentable square feet for an aggregate purchase price of approximately $2.8 million. On February 19, 2003, we acquired nine additional vacant bank branches containing an aggregate of approximately 29,000 square feet for an aggregate purchase price of approximately $5.9 million. Except for the properties acquired on February 19, 2003, all of these branches are leased by Wachovia Bank under short-term leases that are terminable on 60 days’ notice by Wachovia Bank without penalty.

Bank of America Formulated Price Contract.    On November 22, 2000, we entered into a formulated price contract with Bank of America, N.A., for the purchase of surplus bank branches in Bank of America’s retail territory in 21 states and Washington, D.C. Prior to our private placement in September 2002, we acquired 73 bank branches pursuant to this contract containing approximately 400,000 rentable square feet. On October 24, 2002, we acquired four additional branches including the assumption of a leasehold interest containing approximately 62,000 rentable square feet for an aggregate purchase price of approximately $2.7 million. On May 1, 2003, we acquired five additional vacant bank branches containing approximately 39,800 rentable square feet for a purchase price of approximately $1.8 million.

AmSouth Formulated Price Contract I.    On June 28, 2002, we entered into an agreement with AmSouth Bank to acquire 14 vacant bank branches located in Florida, Mississippi and Tennessee containing approximately 38,000 rentable square feet. On December 20, 2002, we acquired 11 of these properties for an aggregate purchase price of approximately $1.9 million. Of these 11 properties, 10 were acquired directly and one was acquired through the acquisition of leasehold interests. On February 13, 2003, we acquired one of the remaining properties for approximately $268,000. As of May 1, 2003 we had sold two properties. We have rejected the remaining two properties as a result of our due diligence review of the properties.

KeyBank Formulated Price Contract.    On April 11, 2002, we entered into a formulated price contract with KeyBank, N.A. for the purchase of surplus bank branches in KeyBank’s retail territory in Indiana, Maine, Michigan, New Hampshire, New York, Ohio and Vermont. Since our private placement in September 2002, we have acquired two bank branches containing approximately 22,000 rentable square feet for an aggregate purchase price of approximately $456,000. An additional two properties were sold by KeyBank directly to a third party. We received an assignment fee of approximately $100,000 in connection with this sale.

Finova Capital—BB&T Sale Leaseback Portfolio.    On April 15, 2003, we acquired from Finova Capital Corporation three office buildings and seven bank branches located in North Carolina consisting of approximately 251,000 rentable square feet. The total purchase price for these properties was approximately $21.1 million including the extinguishment of $2.6 million of debt. Each of these properties is leased to BB&T Corporation under a master lease, which expires on December 31, 2005. The lease may be renewed in whole but not in part at the option of the tenant for up to six additional terms of five years each. The 2003 contractual rent under the lease is approximately $2.3 million. With respect to one of the properties in this portfolio, we acquired the improvements and a ground lease interest. Upon expiration of the ground lease in 2005, we have the right to purchase the ground lease estate for $475,000.

Acquisitions Under Contract

As of May 1, 2003, we are a party to agreements relating to the potential purchase of additional properties consisting of approximately 171 bank branches and 162 office buildings. All of our acquisitions under contract are subject to satisfactory completion of due diligence. We cannot assure you that we will be able to complete any of the acquisitions that we have under contract or that the terms we have negotiated will not change. Set forth below is summary information regarding these properties:

Acquisitions Under Contract as of May 1, 2003

Seller	Property Type	Acquisition Structure	Anticipated Closing	Number of Buildings		Rentable Square Feet		Projected Purchase Price (1)
								(in thousands)
Wachovia Bank	Bank branches	Formulated Price	June 2003	9		73,684		$7,601

Bank of America	Small office	Specifically Tailored	June 2003	1		28,094		1,741

Bank of America	Small office	Specifically Tailored	June 2003	102	(2)	2,367,017	(2)	227,554	(2)
	Large office	Specifically Tailored	June 2003	13	(2)	2,530,442	(2)	243,266	(2)
	Small office	Sale Leaseback	June 2003	31	(2)	843,123	(2)	81,054	(2)
	Large office	Sale Leaseback	June 2003	13	(2)	2,348,096	(2)	225,735	(2)

Wachovia Bank	Small office	Formulated Price(3)	July 2003	1		30,000		3,080

Citigroup	Bank branches	Formulated Price	July 2003	26	(4)	139,622		13,721

SouthTrust Bank	Bank branches	Formulated Price	Aug. 2003	7		31,739		7,440	(5)

Pitney Bowes—KeyBank	Bank branches	Sale Leaseback	Aug. 2003	31		153,950		29,367

Pitney Bowes—Bank of America	Bank branches	Sale Leaseback	Aug. 2003	98		481,918		84,722

First States Wilmington, L.P.	Large office	Specifically Tailored	— (6)	1		263,058		50,352

				333		9,290,743		$975,633

(1)	Includes all estimated acquisition costs.

(2)	Under our agreement with Bank of America, N.A. for the purchase of 159 office buildings, Bank of America has the right, during our due diligence period, to reduce the size of the portfolio by up to 10% of the total purchase price. The aggregate purchase price for the portfolio will be adjusted to account for any reductions.

(3)	Small office buildings may in limited circumstances be purchased under our formulated price contract with Wachovia Bank, N.A.

(4)	Includes 17 properties in which we will acquire leasehold interests.

(5)	This purchase price includes the acquisition costs associated with nine vacant parcels of land, to which we have allocated an aggregate amount of approximately $3.9 million.

(6)	We have an option to purchase this property at any time prior to May 24, 2007.

Set forth below is additional information regarding the properties listed above.

Bank of America Specifically Tailored Transaction.    On February 14, 2003, we entered into an agreement with Bank of America, N.A., which was amended and restated on April 16, 2003, under which we have agreed to acquire a portfolio of 26 large office buildings and 133 small office buildings containing approximately an aggregate of 8.1 million rentable square feet. The aggregate purchase price for the properties is expected to be approximately $777.6 million, approximately 43.0% of which we expect to fund using the proceeds from this offering, with the remainder of the purchase price to be financed.

The parties have agreed upon a form of lease agreement which will be executed and become effective upon the closing of the acquisition. We have a due diligence period to examine the properties which ends on June 26, 2003. Prior to closing, Bank of America, N.A. has the right, during our due diligence period, to reduce the size of the portfolio by up to 10% of the total purchase price. The aggregate purchase price for the properties will be adjusted to account for any reduction.

Upon consummating the transaction, Bank of America, N.A. will lease all or a portion of each of the acquired properties from us for an initial lease term of 20 years at an annual net rent per square foot equal to our blended average acquisition cost per square foot for the portion of the acquired properties leased by Bank of America, multiplied by a rental factor of 0.08309, which equals a blended rental rate of $8.35 per square foot if we acquire all 159 properties identified in the amended and restated purchase agreement. This blended rental rate per square foot is subject to recalculation if we do not purchase all 159 properties. The rental rate increases by 1.5% on the first day of the sixth, eleventh and sixteenth lease years. Bank of America, N.A.’s obligations under this lease are unconditionally guaranteed by its parent, Bank of America Corporation. Bank of America will have the option to renew the lease for up to six successive five year terms. In the case of a renewal, the rent will be the fair market value of the premises, as determined in accordance with the lease, provided that during the first renewal period, the aggregate renewal rent will not exceed 110% of the rent paid during the prior lease year on the entire portfolio. During all subsequent renewal periods, the aggregate renewal rent will not exceed 105% of the rent paid during the prior lease year on the entire portfolio. In addition to the portion of the premises subject to the 20 year lease, Bank of America currently occupies approximately 736,000 rentable square feet that it may rent at a reduced rate for up to 12 months after the commencement of the lease. Bank of America is required to notify us, within 12 months after the commencement of the 20 year lease, whether it intends to vacate the additional square footage or add it to the lease at a fair market rate or at the rate established under the 20 year lease, depending on the length of the term selected. Subject to the terms and conditions of the lease agreement, Bank of America has various expansion and relocation rights with respect to additional space in our portfolio. Bank of America will also have certain rights of first refusal and first offer on the acquired properties.

Bank of America, N.A. has the right to terminate the lease with respect to up to 2% of rentable square feet under the lease upon six months’ notice in each of the fifth, tenth and fifteenth lease years. These termination rights are cumulative. In addition, Bank of America has customary rights of set off and termination for landlord defaults on our obligations as landlord. Subject to satisfactory completion of our due diligence, we anticipate closing this acquisition by the end of the second quarter of 2003. We currently expect that seven of these properties will not be occupied by Bank of America by the end of the first 12 months following the acquisition of this portfolio. If we are unable to lease these seven properties to other financial institutions, we will attempt to sell them. These properties represent approximately 12.3% of the aggregate rentable square feet in the portfolio. Upon completion of the transaction, Bank of America will initially lease an aggregate of approximately 63.3% of the rentable area of the acquired properties, excluding the 736,000 rentable square feet that Bank of America is permitted to occupy on a reduced rent basis. Excluding the seven unoccupied sites, Bank of America will lease approximately 70.0% of the remaining rentable square feet for the term of the 20 year lease. Approximately 10.0% of the rentable square feet is leased to third parties. Upon completion of this acquisition, we anticipate that Bank of America will pay us approximately $44.0 million in annual base rent under the 20 year lease for this portfolio, plus their portion of the operating expenses associated with leased space.

Bank of America, N.A., is a national bank that provides a diversified range of retail and commercial banking services. Based on the credit ratings for Bank of America, as published by Standard & Poor’s, we believe that Bank of America will be able to meet its payment obligations to us with respect to this lease, as well as under our other agreements with Bank of America.

Pitney Bowes—Bank of America Sale Leaseback Portfolio.    On January 30, 2003, we entered into an agreement with Pitney Bowes to acquire a portfolio of 98 properties, containing an aggregate of approximately 482,000 rentable square feet, acquired in 1998 by Pitney Bowes through a sale leaseback transaction with Bank of America, N.A. Of the 98 properties:

•	64 of the properties will be leased by Bank of America, N.A. through 2023;

•	17 of the bank branches will be leased upon acquisition to Bank of America for four years. After these leases expire, we may lease either to Bank of America or to other third party tenants;

•	13 properties are subleased to third parties with leases that terminate in August 2010; and

•	the remaining four properties are vacant.

We anticipate that the total acquisition cost of the portfolio, including payment of the remaindermen interests and assumption of the outstanding debt, will be approximately $84.7 million. Based on the leases currently in place on the properties in this portfolio, the 2003 contractual rent for these properties is approximately $9.6 million.

We intend to lease the vacant bank branches or sell them to third parties. Subject to satisfactory completion of our due diligence, we anticipate closing this acquisition by the end of August 2003.

Bank of America Small Office Specifically Tailored Transaction.    Subject to satisfactory completion of our due diligence, we anticipate closing on the purchase of the remaining building under this contract by May 31, 2003 for an aggregate purchase price of approximately $1.7 million.

Wachovia Bank Formulated Price Contract.    Wachovia Bank, N.A. has given us notice of nine additional bank branches, which, subject to satisfactory completion of due diligence, we anticipate acquiring by the end of June 2003 for an aggregate purchase price of approximately $7.6 million. We anticipate the acquisition of up to an additional 150 to 200 bank branches pursuant to this contract for an aggregate purchase price that will be dependent upon the exact number of properties we actually purchase from Wachovia Bank. In addition, Wachovia Bank has notified us that it intends to sell a small office building containing approximately 30,000 rentable square feet for an aggregate purchase price of approximately $3.1 million, which we anticipate acquiring by July 2003.

SouthTrust Bank Formulated Price Contract.    On April 7, 2003, we entered into an agreement with SouthTrust Bank for the purchase of seven bank branches consisting of approximately 32,000 rentable square feet, and 10 parcels of vacant land consisting of approximately 10 acres. The land parcels were originally purchased by SouthTrust in order to develop bank branches. We will be marketing the land parcels for sale. The aggregate purchase price of approximately $7.4 million was determined on the basis of a 10% to 30% discount on the appraised value of each property. Subject to completion of our standard due diligence for these properties, we anticipate closing this transaction in August 2003. No additional properties will be subject to this agreement.

Pitney Bowes—KeyBank Sale Leaseback Portfolio.    On April 30, 2003, we entered into an agreement with Pitney Bowes to acquire 31 bank branches consisting of approximately 154,000 rentable square feet. Under the agreement, the total purchase price for these properties will be approximately $29.4 million, including the assumption of $12.0 million in debt bearing interest at an annual rate of 9.5% and the satisfaction of remaindermen interests. Each of these properties is leased to KeyBank, N.A. through a master lease which expires on November 7, 2011, and may be renewed at the option of the tenant for up to four additional terms of five years each. The 2003 contractual rent under the lease is approximately $2.8 million. Subject to the satisfactory completion of our due diligence, we anticipate acquiring these properties by August 2003.

AmSouth Formulated Price Contract II.    On May 5, 2003, we entered into a formulated price contract with AmSouth Bank for the purchase of surplus bank branches in the bank’s entire retail banking territory. We have not received notice from AmSouth Bank of any bank branches to be acquired under this contract.

Citigroup Formulated Price Contract.    On May 8, 2003, we entered into a letter of understanding with Citigroup Inc. for a formulated price contract contemplating the purchase of nine bank branches and leasehold interests in an additional 17 bank branches, all located in California and Nevada. The aggregate purchase price under the letter of understanding is approximately $13.7 million. In addition, there are several tenants to whom we are restricted from leasing these bank branches with occupancy to begin within six months after the date of the acquisition. We anticipate closing the acquisition, assuming satisfactory completion of our due diligence, in July 2003.

Option Agreement

Three Beaver Valley Road is a five-story office building containing approximately 263,000 rentable square feet located in Wilmington, Delaware. First States Wilmington, L.P., a partnership controlled by Nicholas S. Schorsch, acquired the property from Wachovia Bank, N.A. in May 2002 for a purchase price of approximately $42.7 million. The office building is fully occupied by two tenants under triple net leases. The tenants are American International Insurance Company (a wholly owned subsidiary of American International Group) and Wachovia Bank. In addition to the office building, construction on a parking garage has been approved and is currently pending. Upon the completion of the parking garage, American International Insurance Company will become the sole tenant of Three Beaver Valley Road.

In connection with a loan that our operating partnership made to First States Wilmington to help facilitate First States Wilmington’s purchase of Three Beaver Valley Road, which loan has since been repaid, First States Wilmington granted us an option, exercisable at any time prior to May 24, 2007. The option allows us to purchase all limited and general partnership interests of First States Wilmington for a purchase price of approximately $50.4 million, including the repayment of approximately $42.8 million in associated debt, payment of a make-whole payment of approximately $1.6 million, and $6.0 million in cash, which includes an amount estimated to equal a 13% annual return on the initial equity capital invested by the First States Wilmington partners in First States Wilmington. Because this property is controlled by Nicholas S. Schorsch, the decision as to whether or not we acquire this property will be made by a majority of our independent, non-affiliated trustees. We intend to exercise this option during the third quarter of 2003 using proceeds of this offering.

Set forth below is additional general information as of May 1, 2003, relating to our acquisitions under contract:

City and State	Rentable Square Feet	2003 Contractual Rent	Percentage Leased(1)	Percentage Leased to Primary Tenant(1)	Primary Tenant
Wachovia Bank Formulated Price Contract(2)
Dalton, GA	2,972	$24,588	100.0%	100.0%	Wachovia Bank
Augusta, GA	4,530	37,477	100.0	100.0	Wachovia Bank
Evans, GA	5,220	43,186	100.0	100.0	Wachovia Bank
Wilmington, NC	2,837	23,471	100.0	100.0	Wachovia Bank
Elizabeth City, NC	10,669	88,266	100.0	100.0	Wachovia Bank
Gastonia, NC	15,514	128,350	100.0	100.0	Wachovia Bank
Cayce, SC	19,655	162,609	100.0	100.0	Wachovia Bank
Harrisonburg, VA	4,375	36,195	100.0	100.0	Wachovia Bank
Charlottesville, VA	7,912	65,457	100.0	100.0	Wachovia Bank

Subtotal (9 properties)	73,684	$609,600	100.0%	100.0%

Bank of America Small Office Specifically Tailored Transaction
Fort Dodge, IA	28,094	$131,795	30.8%	21.0%	Bank of America

Bank of America Specifically Tailored Transaction
Hot Springs, AR	13,394	$0	0.0%	0.0%
Harrison, AR	23,059	18,760	15.8	15.8	Bank of America
Phoenix, AZ	10,067	6,860	99.8	65.0	Bank of America
Mesa, AZ	20,847	240,035	100.0	100.0	Bank of America
Phoenix, AZ	62,457	66,927	100.0	100.0	Bank of America
Phoenix, AZ	62,469	59,424	100.0	100.0	Bank of America
Phoenix, AZ	62,482	81,634	90.1	90.1	Bank of America
Phoenix, AZ	150,000	303,729	48.1	48.1	Bank of America
Phoenix, AZ	170,151	1,371,963	76.3	76.3	Bank of America
Sacramento, CA	10,560	46,752	81.1	81.1	Bank of America
Los Angeles, CA	10,660	53,370	71.9	71.9	Bank of America
Long Beach, CA	10,736	75,366	81.4	81.4	Bank of America
Compton, CA	10,990	74,029	81.8	81.8	Bank of America
Long Beach, CA	11,937	67,972	83.2	83.2	Bank of America
Lynwood, CA	12,720	112,077	84.3	84.3	Bank of America
Fresno, CA	12,971	71,778	65.3	65.3	Bank of America
El Segundo, CA	13,117	120,716	77.1	77.1	Bank of America
Palmdale, CA	13,278	149,169	77.4	77.4	Bank of America
Sacramento, CA	14,437	104,585	72.3	72.3	Bank of America
Fresno, CA	14,539	147,139	72.5	72.5	Bank of America
Bakersfield, CA	14,860	78,329	86.5	86.5	Bank of America
Auburn, CA	15,900	61,797	84.3	84.3	Bank of America
Bakersfield, CA	16,000	138,447	75.0	75.0	Bank of America
Mission Hills, CA	16,178	101,427	81.5	58.3	Bank of America
Torrance, CA	16,200	110,175	84.1	84.1	Bank of America
Los Angeles, CA	16,285	95,863	75.4	75.4	Bank of America
Yuba City, CA	18,900	144,408	63.0	63.0	Bank of America
Red Bluff, CA	20,320	87,146	68.0	68.0	Bank of America
Santa Maria, CA	20,956	78,395	100.0	100.0	Bank of America
Salinas, CA	20,967	84,790	97.4	97.4	Bank of America
Coronado, CA	21,356	297,073	100.0	58.2	Bank of America
Newport Beach, CA	21,511	128,332	100.0	100.0	Bank of America
Ventura, CA	21,576	115,747	100.0	100.0	Bank of America
Fresno, CA	22,065	115,688	48.0	48.0	Bank of America
Escondido, CA	22,400	119,958	100.0	100.0	Bank of America
Merced, CA	22,613	111,374	100.0	100.0	Bank of America
North Hollywood, CA	22,780	192,722	78.1	78.1	Bank of America
Santa Barbara, CA	24,406	305,798	93.4	93.4	Bank of America
Gardena, CA	27,906	171,475	83.0	71.9	Bank of America
Inglewood, CA	28,909	100,966	86.6	86.6	Bank of America
La Jolla, CA	31,482	139,382	55.7	50.9	Bank of America
Redding, CA	32,200	113,837	72.0	72.0	Bank of America
Pasadena, CA	33,033	411,129	98.1	98.1	Bank of America
Pomona, CA	33,513	184,236	82.1	82.1	Bank of America
Sunnyvale, CA	34,559	243,651	100.0	100.0	Bank of America
Stockton, CA	36,250	149,107	98.3	98.3	Bank of America
Whittier, CA	37,996	184,085	76.6	76.6	Bank of America
Riverside, CA	38,500	370,053	100.0	100.0	Bank of America
Pleasant Hill, CA	42,766	485,815	100.0	100.0	Bank of America
Long Beach, CA	42,941	425,937	91.2	91.2	Bank of America
Pleasant Hill, CA	42,971	0	0.0	0.0
Pleasant Hill, CA	43,104	501,786	100.0	100.0	Bank of America
San Bernardino, CA	46,273	105,683	65.7	65.7	Bank of America
Glendale, CA	46,338	522,540	98.1	98.1	Bank of America
Ontario, CA	62,659	271,693	73.0	73.0	Bank of America
San Francisco, CA	481,064	2,082,734	28.5	3.1	CA Pacific Medical Center
Hialeah, FL	10,212	54,450	70.6	70.6	Bank of America
Jacksonville, FL	10,670	108,672	90.6	90.6	Bank of America
Port Charlotte, FL	13,119	112,333	87.0	87.0	Bank of America
Clermont, FL	13,572	25,503	59.0	59.0	Bank of America
Jacksonville, FL	13,970	522,774	100.0	100.0	Bank of America

City and State	Rentable Square Feet	2003 Contractual Rent	Percentage Leased(1)	Percentage Leased to Primary Tenant(1)	Primary Tenant
Clearwater, FL	17,191	$297,306	90.7%	90.7%	Bank of America
Tampa, FL	20,740	357,620	100.0	100.0	Bank of America
Jacksonville, FL	21,425	18,649	100.0	100.0	Bank of America
Jacksonville, FL	21,879	176,771	100.0	100.0	Bank of America
North Miami, FL	26,186	79,550	27.7	21.0	Bank of America
Lighthouse, Point FL	26,659	175,461	100.0	79.4	Bank of America
Pensacola, FL	27,585	125,576	67.9	48.3	Bank of America
Palmetto, FL	28,909	68,565	44.3	25.8	Bank of America
Ocala, FL	31,532	80,266	64.8	64.8	Bank of America
Sebring, FL	31,699	38,525	25.8	25.8	Bank of America
Winter Park, FL	32,951	153,209	42.0	42.0	Bank of America
Stuart, FL	35,389	253,148	75.0	70.5	Bank of America
North Miami Beach, FL	36,578	437,762	73.7	15.7	Tradex Group Corporations
Hallandale, FL	42,944	187,751	55.9	55.9	Bank of America
Deland, FL	59,915	398,062	23.9	12.7	Central FL Career Institute
Tampa, FL	68,868	726,743	96.1	96.1	Bank of America
Orlando, FL	112,217	147,893	11.0	11.0	Bank of America
Jacksonville, FL	113,861	1,274,555	97.5	97.5	Bank of America
Jacksonville, FL	115,029	0	0.0	0.0
Miami Lakes, FL	115,662	1,384,026	100.0	100.0	Bank of America
Jacksonville, FL	116,749	988,266	94.7	94.7	Bank of America
Jacksonville, FL	118,963	737,542	99.8	99.8	Bank of America
Jacksonville, FL	122,666	1,052,511	98.2	98.2	Bank of America
Miami Lakes, FL	141,366	0	0.0	0.0
Jacksonville, FL	172,511	881,443	91.8	91.8	Bank of America
Jacksonville, FL	218,471	4,465,589	100.0	100.0	Bank of America
Jacksonville, FL	295,895	2,128,123	86.1	86.1	Bank of America
Hollywood, FL	27,712	38,748	31.0	31.0	Bank of America
Winder, GA	11,500	36,908	69.6	69.6	Bank of America
Cartersville, GA	21,455	24,705	35.0	35.0	Bank of America
Duluth, GA	22,152	211,709	100.0	100.0	Bank of America
Moultrie, GA	22,692	45,704	46.8	33.0	Bank of America
Savannah, GA	23,969	178,825	100.0	100.0	Bank of America
Valdosta, GA	29,343	147,533	76.1	43.0	Bank of America
Albany, GA	35,610	71,101	41.1	22.6	Bank of America
Coeur D’Alene, ID	18,229	111,469	48.0	25.2	Bank of America
Chicago, IL	1,027,783	9,783,352	66.4	64.0	Bank of America
Independence, KS	24,150	38,533	39.3	39.3	Bank of America
Overland Park, KS	24,405	85,176	74.4	72.2	Bank of America
Annapolis, MD	24,922	123,481	100.0	100.0	Bank of America
Baltimore, MD	28,484	13,143	25.9	25.9	Bank of America
Richland, MO	10,789	20,398	39.8	39.8	Bank of America
Lexington, MO	12,300	48,469	50.0	44.3	Bank of America
Rolla, MO	12,715	17,880	48.8	48.8	Bank of America
Springfield, MO	15,904	58,370	100.0	100.0	Bank of America
Springfield, MO	15,946	60,352	100.0	100.0	Bank of America
Columbia, MO	20,094	63,252	69.6	69.6	Bank of America
St. Louis, MO	20,429	144,306	97.5	75.0	Bank of America
Florissant, MO	21,600	63,012	50.3	50.3	Bank of America
St. Louis, MO	24,416	89,811	61.2	61.2	Bank of America
Mexico, MO	25,668	81,021	92.7	54.9	Bank of America
Cape Girardeau, MO	29,301	48,599	32.8	32.8	Bank of America
Independence, MO	32,530	56,026	58.9	34.9	Bank of America
North Kansas City, MO	34,145	151,845	75.2	57.6	Bank of America
Charlotte, NC	412,727	6,267,446	100.0	65.5	Bank of America
Albuquerque, NM	23,855	39,110	30.4	30.4	Bank of America
Albuquerque, NM	59,489	285,114	50.4	50.4	Bank of America
Henderson, NV	12,642	108,909	65.3	48.8	Bank of America
Las Vegas, NV	19,908	98,258	36.8	36.8	Bank of America
Tulsa, OK	19,088	61,382	47.2	47.2	Bank of America
Muskogee, OK	27,304	54,586	32.2	28.5	Bank of America
Aiken, SC	20,918	47,482	65.6	62.2	Bank of America
Murfreesboro, TN	25,655	83,241	58.8	50.1	Bank of America
Nashville, TN	86,874	0	0.0	0.0
Mission, TX	11,611	63,502	74.2	74.2	Bank of America
Carrollton, TX	12,853	207,402	87.6	87.6	Bank of America
Aransas Pass, TX	12,870	69,287	80.6	80.6	Bank of America
Dumas, TX	19,176	44,208	71.9	71.9	Bank of America
Dalhart, TX	21,292	70,192	62.4	48.3	Bank of America
Mt. Pleasant, TX	21,710	53,986	42.2	42.2	Bank of America
Brownwood, TX	22,643	72,250	65.2	42.0	Bank of America
Denison, TX	23,236	54,223	46.6	35.2	Bank of America
Austin, TX	26,417	69,870	70.8	62.0	Bank of America
Fort Worth, TX	28,562	43,582	38.9	38.9	Bank of America
Waco, TX	34,108	147,988	87.8	87.8	Bank of America
Houston, TX	37,846	117,041	90.7	90.7	Bank of America
San Antonio, TX	59,305	338,991	100.0	100.0	Bank of America

City and State	Rentable Square Feet	2003 Contractual Rent	Percentage Leased(1)	Percentage Leased to Primary Tenant(1)	Primary Tenant
Norton, VA	20,058	$24,771	36.5%	28.1%	Bank of America
Hampton, VA	24,059	62,341	59.8	39.9	Bank of America
South Boston, VA	24,151	47,525	34.6	20.7	Bank of America
Roanoke, VA	27,726	38,592	71.2	71.2	Bank of America
Charlottesville, VA	57,945	129,611	100.0	79.7	Bank of America
Lynchburg, VA	63,374	243,263	70.9	14.2	Bank of America
Wenatchee, WA	11,413	47,539	66.6	66.6	Bank of America
Forks, WA	12,327	63,297	50.1	50.1	Bank of America
Walla Walla, WA	14,450	191,233	78.4	78.4	Bank of America
Port Angeles, WA	16,187	48,841	50.8	43.8	Bank of America
Moses Lake, WA	16,540	80,571	85.3	85.3	Bank of America
Seattle, WA	20,076	87,027	100.0	100.0	Bank of America
Bremerton, WA	20,435	30,159	46.8	46.8	Bank of America
Pasco, WA	23,709	21,854	39.0	39.0	Bank of America
Bellingham, WA	24,361	192,185	100.0	100.0	Bank of America
Richland, WA	25,878	115,773	83.2	83.2	Bank of America
Yakima, WA	28,702	37,562	23.9	23.9	Bank of America
Aberdeen, WA	30,724	263,510	94.5	32.9	Bank of America
Tacoma, WA	79,243	696,048	81.0	39.8	Bank of America
Spokane, WA	85,154	376,681	100.0	99.3	Bank of America
Spokane, WA	359,843	4,869,736	86.9	21.2	Bank of America

Subtotal (159 properties)	8,088,678	$57,342,408	73.4%	60.6%

Wachovia Bank Formulated Price Contract
Winchester, VA	30,000	$308,000	100.0%	100.0%	Wachovia Bank

Citigroup Formulated Price Contract
Los Gatos, CA	2,085	$—	0.0%
Millbrae, CA	2,500	—	0.0
Woodland Hills, CA	3,026	—	0.0
San Jose, CA	3,136	—	0.0
Santa Monica, CA	3,471	—	0.0
Los Altos, CA	3,504	—	0.0
Downey, CA	3,790	—	0.0
San Francisco, CA	4,000	—	0.0
Canyon Country, CA	4,088	—	0.0
San Francisco, CA	4,152	—	0.0
Van Nuys, CA	4,166	—	0.0
Encino, CA	4,201	—	0.0
Reseda, CA	4,238	—	0.0
San Francisco, CA	4,323	—	0.0
San Ramon, CA	4,548	—	0.0
Walnut Creek, CA	4,650	—	0.0
Los Angeles, CA	5,020	—	0.0
Rolling Hills Estates, CA	5,166	—	0.0
San Jose, CA	5,842	—	0.0
San Mateo, CA	5,865	—	0.0
Torrance, CA	6,442	—	0.0
Milpitas, CA	6,700	—	0.0
San Rafael, CA	11,262	—	0.0
San Mateo, CA	26,107	—	0.0
Las Vegas, NV	3,500	—	0.0
Las Vegas, NV	3,840	—	0.0

Subtotal (26 properties)	139,622	$—	0.0%

SouthTrust Bank Formulated Price Contract
Hueytown, AL	2,519	$—	0.0%
Piedmont, AL	7,968	—	0.0
Mcclenny, FL	3,306	—	0.0
Amelia Island, FL	9,380	—	0.0
Augusta, GA	2,514	—	0.0
Myrtle Beach, SC	4,556	—	0.0
Venus, TX	1,496	—	0.0

Subtotal (7 properties)	31,739	$—	0.0%

Pitney Bowes—KeyBank Sale Leaseback Portfolio
Kent, OH	560	$10,149	100.0%	100.0%	KeyBank
Mason, OH	1,828	33,128	100.0	100.0	KeyBank
Springfield Township, OH	1,898	34,397	100.0	100.0	KeyBank
Rock Creek, OH	1,936	35,086	100.0	100.0	KeyBank
Cincinnati, OH	2,532	45,887	100.0	100.0	KeyBank
Ashtabula, OH	2,683	48,623	100.0	100.0	KeyBank
Euclid, OH	2,880	52,193	100.0	100.0	KeyBank
Mentor, OH	3,048	55,238	100.0	100.0	KeyBank
Cincinnati, OH	3,270	59,261	100.0	100.0	KeyBank
Pepper Pike, OH	3,353	60,765	100.0	100.0	KeyBank
Cleveland, OH	3,595	65,151	100.0	100.0	KeyBank
Garfield Heights, OH	3,725	67,507	100.0	100.0	KeyBank

City and State	Rentable Square Feet	2003 Contractual Rent	Percent Leased(1)	Percent Leased to Primary Tenant(1)	Primary Tenant
Medina, OH	3,777	$68,449	100.0%	100.0%	KeyBank
Cleveland, OH	4,010	72,672	100.0	100.0	KeyBank
Mentor, OH	4,231	76,677	100.0	100.0	KeyBank
Beachwood, OH	4,460	80,827	100.0	100.0	KeyBank
Cleveland, OH	4,768	86,409	100.0	100.0	KeyBank
Conneaut, OH	5,364	97,210	100.0	100.0	KeyBank
Cleveland, OH	6,000	108,736	100.0	100.0	KeyBank
Bedford, OH	6,258	113,412	100.0	100.0	KeyBank
Cleveland, OH	6,345	114,988	100.0	100.0	KeyBank
Cleveland, OH	6,413	116,221	100.0	100.0	KeyBank
Milford, OH	6,525	118,251	100.0	100.0	KeyBank
Berea, OH	6,619	119,954	100.0	100.0	KeyBank
Cleveland, OH	6,627	120,099	100.0	100.0	KeyBank
Strongsville, OH	6,982	126,533	100.0	100.0	KeyBank
Shaker Heights, OH	7,049	127,747	100.0	100.0	KeyBank
Euclid, OH	7,879	142,789	100.0	100.0	KeyBank
Geneva, OH	7,880	142,807	100.0	100.0	KeyBank
Jefferson, OH	8,095	146,703	100.0	100.0	KeyBank
Cincinnati, OH	13,360	242,119	100.0	100.0	KeyBank

Subtotal (31 properties)	153,950	$2,789,989	100.0%	100.0%

Pitney Bowes—Bank of America Sale Leaseback Portfolio
Hillsborough, NC	1,200	$29,164	100.0%	100.0%	Bank of America
Candler, NC	1,200	59,871	100.0	100.0	Bank of America
Wilmington, NC	1,408	153,342	100.0	100.0	Bank of America
Cornelius, NC	1,500	213,657	100.0	100.0	Bank of America
Raleigh, NC	1,594	115,255	100.0	100.0	Bank of America
Durham, NC	1,800	64,638	100.0	100.0	Bank of America
Charlotte, NC	1,916	116,237	100.0	100.0	Bank of America
Pleasant Garden, NC	1,920	35,334	100.0	100.0	Bank of America
Raleigh, NC	2,000	98,149	100.0	100.0	Bank of America
Wilmington, NC	2,033	127,314	100.0	100.0	Bank of America
Raleigh, NC	2,048	68,424	100.0	100.0	Bank of America
Charlotte, NC	2,048	146,102	100.0	100.0	Bank of America
Winston-Salem, NC	2,048	184,011	100.0	100.0	Bank of America
Greensboro, NC	2,048	104,880	100.0	100.0	Bank of America
Charlotte, NC	2,048	189,288	100.0	100.0	Bank of America
Cary, NC	2,100	65,900	100.0	100.0	Bank of America
Raleigh, NC	2,145	204,457	100.0	100.0	Bank of America
Spring Lake, NC	2,148	127,785	100.0	100.0	Bank of America
Marion, NC	2,158	162,087	100.0	100.0	Bank of America
Southern Pines, NC	2,200	116,658	100.0	100.0	Bank of America
Statesville, NC	2,240	257,292	100.0	100.0	Bank of America
High Point, NC	2,300	107,263	100.0	100.0	Bank of America
Carolina Beach, NC	2,325	126,192	100.0	100.0	Bank of America
Greensboro, NC	2,350	83,287	100.0	100.0	Bank of America
Statesville, NC	2,400	110,348	100.0	100.0	Bank of America
Burlington, NC	2,400	77,258	100.0	100.0	Bank of America
Kinston, NC	2,400	123,388	100.0	100.0	Bank of America
Salisbury, NC	2,495	52,580	100.0	100.0	Bank of America
Greenville, NC	2,500	112,451	100.0	100.0	Bank of America
High Point, NC	2,500	59,731	100.0	100.0	Bank of America
Tryon, NC	2,562	120,584	100.0	100.0	Bank of America
Elizabethtown, NC	2,562	69,686	100.0	100.0	Bank of America
Columbus, NC	2,566	38,699	100.0	100.0	Bank of America
Gastonia, NC	2,599	147,925	100.0	100.0	Bank of America
New Bern, NC	2,626	68,284	100.0	100.0	Bank of America
Mooresville, NC	2,649	99,552	100.0	100.0	Bank of America
Henderson, NC	2,677	72,631	100.0	100.0	Bank of America
Charlotte, NC	2,700	136,147	100.0	100.0	Bank of America
Denver, NC	2,736	43,186	100.0	100.0	Bank of America
Spruce Pine, NC	2,750	94,644	100.0	100.0	Bank of America
Pinehurst, NC	2,800	85,530	100.0	100.0	Bank of America
Reidsville, NC	2,800	73,612	100.0	100.0	Bank of America
Fayetteville, NC	2,819	74,874	100.0	100.0	Bank of America
Swansboro, NC	2,854	37,577	100.0	100.0	Bank of America
Boone, NC	2,859	91,980	100.0	100.0	Bank of America
Charlotte, NC	2,925	64,498	100.0	100.0	Bank of America
Henderson, NC	2,942	16,970	100.0	100.0	Bank of America
Asheville, NC	2,965	51,879	100.0	100.0	Bank of America
Monroe, NC	2,980	127,785	100.0	100.0	Bank of America
Asheville, NC	3,010	48,514	100.0	100.0	Bank of America
Washington, NC	3,062	84,829	100.0	100.0	Bank of America
Charlotte, NC	3,200	70,527	100.0	100.0	Bank of America
Burlington, NC	3,200	168,256	100.0	100.0	Bank of America
Winston-Salem, NC	3,200	77,818	100.0	100.0	Bank of America
Fayetteville, NC	3,298	71,649	100.0	100.0	Bank of America
Greenville, NC	3,364	74,173	100.0	100.0	Bank of America
Durham, NC	3,375	77,117	100.0	100.0	Bank of America

City and State	Rentable Square Feet	2003 Contractual Rent	Percentage Leased(1)	Percentage Leased to Primary Tenant(1)	Primary Tenant
Gastonia, NC	3,380	$306,685	100.0%	100.0%	Bank of America
Charlotte, NC	3,381	77,538	100.0	100.0	Bank of America
Salisbury, NC	3,400	140,213	100.0	100.0	Bank of America
Garner, NC	3,600	84,268	100.0	100.0	Bank of America
Charlotte, NC	3,630	82,305	100.0	100.0	Bank of America
Asheville, NC	3,654	357,413	100.0	100.0	Bank of America
Charlotte, NC	3,800	141,475	100.0	100.0	Bank of America
Burgaw, NC	3,840	51,178	100.0	100.0	Bank of America
Henderson, NC	3,860	52,580	100.0	100.0	Bank of America
Farmville, NC	3,890	105,020	100.0	100.0	Bank of America
Dallas, NC	4,032	51,599	100.0	100.0	Bank of America
Mt. Olive, NC	4,186	70,948	100.0	100.0	Bank of America
Eden, NC	4,200	114,975	100.0	100.0	Bank of America
Gastonia, NC	4,823	65,900	100.0	100.0	Bank of America
Lincolnton, NC	5,070	78,520	100.0	100.0	Bank of America
Stanley, NC	5,216	61,413	100.0	100.0	Bank of America
Fayetteville, NC	5,445	70,107	100.0	100.0	Bank of America
Cherryville, NC	5,457	59,451	100.0	100.0	Bank of America
Troutman, NC	5,542	69,546	100.0	100.0	Bank of America
Mt. Airy, NC	5,574	51,318	100.0	100.0	Bank of America
Kenansville, NC	5,681	58,189	100.0	100.0	Bank of America
Greenville, NC	5,688	63,096	100.0	100.0	Bank of America
Greenville, NC	5,800	329,555	100.0	100.0	Bank of America
Wilmington, NC	5,915	40,241	100.0	100.0	Bank of America
Lincolnton, NC	6,147	292,147	100.0	100.0	Bank of America
Thomasville, NC	6,200	130,118	100.0	100.0	Bank of America
Eden, NC	6,500	66,882	100.0	100.0	Bank of America
Washington, NC	7,116	39,120	100.0	100.0	Bank of America
Washington, NC	7,582	55,805	100.0	100.0	Other Financial Institution
Chapel Hill, NC	7,878	85,951	100.0	100.0	Other Financial Institution
Kinston, NC	8,900	49,215	100.0	100.0	Other Financial Institution
Richlands, NC	10,643	48,374	100.0	100.0	Other Financial Institution
Calabash, NC	10,900	72,911	100.0	100.0	Other Financial Institution
North Wilkesboro, NC	11,824	62,255	100.0	100.0	Other Financial Institution
Dunn, NC	12,130	133,203	100.0	100.0	Other Financial Institution
Tarboro, NC	13,248	29,445	100.0	100.0	Other Financial Institution
Black Mountain, NC	16,046	28,183	100.0	100.0	Other Financial Institution
Eden, NC	22,016	26,500	100.0	100.0	Other Financial Institution
Havelock, NC	24,113	77,117	100.0	100.0	Other Financial Institution
Tarboro, NC	24,352	91,700	100.0	100.0	Other Financial Institution
Brevard, NC	37,707	46,270	100.0	100.0	Other Financial Institution

Subtotal (98 properties)	481,918	$9,600,000	100.0%	100.0%

First States Wilmington, L.P.
Wilmington, DE	263,058	$4,139,086	100.0%	60.0%	American International Insurance Co.

Total (333 properties)	9,290,743	$74,920,878	75.1%	67.5%

(1)	Based on rentable square feet.
(2)	These properties are leased to Wachovia Bank, N.A. under a two year lease that expires on December 9, 2004. Wachovia Bank has the right to terminate or vacate the properties without penalty upon 60 days’ prior written notice.

Property Improvements

Most of our bank branches and many of our office buildings are leased on a triple net or bond net basis. For these properties, the tenants are responsible for all improvements and are contractually obligated to perform all maintenance on the properties as well, or reimburse us for all of the expenses relating to these functions. For non-financial institution tenants in our office buildings, we provide a tenant improvement allocation in accordance with prevailing market conditions. In our multi-tenant office buildings, maintenance and improvements to common areas are incorporated into operating expenses for the buildings, which are passed along to the tenants. All of our tenant improvements are coordinated by our property management group and are performed by local outside contractors.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

While we purchase many of our properties on an “as is” basis, all of our purchase contracts contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property.

We believe that our portfolio is in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.

Competition

While we believe that our strategy and market focus represent an innovative approach, we nevertheless compete in acquiring properties with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors.

Among the positive factors relating to our ability to compete to acquire properties are our existing relationships with financial institutions, our growing visibility within the banking industry, our creative and innovative acquisition structures and our ability to purchase the range of real estate assets owned by financial institutions.

Among the negative factors relating to our ability to compete are the following:

•	we may have less knowledge than our competitors of certain markets in which we seek to purchase properties;

•	many of our competitors have greater financial and operational resources than we have; and

•	our competitors or other entities may determine to pursue a strategy similar to ours.

We also face competition in leasing or subleasing available properties to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market.

Insurance

We carry comprehensive liability, casualty, flood and rental loss insurance covering all of the properties in our portfolio. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We have also obtained terrorism insurance on some of our larger office buildings, which is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We intend to obtain similar terrorism insurance on office buildings that we acquire in the future to the extent required by our lenders. In addition, in certain areas, we pay additional premiums to obtain flood or earthquake insurance. We do not carry insurance for generally uninsured losses such as loss from riots.

Employees

We employed 60 full-time employees as of June 10, 2003. We believe that our relations with our employees are good.

Legal Proceedings

We are not involved in any litigation other than routine litigation arising in the ordinary course of business that we expect to be covered by insurance.

Other Types of Investments and Policies

Investment Approval Policy

We have no set limitation regarding (i) the number of properties in which we may invest, (ii) the amount or percentage of our assets that we may invest in any specific property or property type that falls within our overall strategy of acquiring properties leased to regulated financial institutions or (iii) the concentration of our investments in any geographic area in the United States or abroad. Our board of trustees has adopted an investment approval policy pursuant to which our board must approve any acquisition or joint venture that requires an equity investment of $150 million or greater or a total purchase price, including any assumed or incurred debt, of $400 million or greater.

Leverage Ratio Target.    We have no restriction in our declaration of trust or bylaws regarding the amount of indebtedness we may incur. Our debt level changes as we acquire properties and refinance existing properties. The amount of total indebtedness we decide to incur during any particular period depends on our mix of acquisition structures and the current market cost of debt. We have set a leverage range as a target for the amount of indebtedness that we incur from time to time. We have established 55% to 65% as the target range for our leverage ratio.

We define our leverage ratio as:

Total debt - Non-restricted cash - Short-term investments

Real estate investments, at cost + Intangible assets - Acquired lease liability

At March 31, 2003, our leverage ratio was 51.1%. Pro forma for this offering and our acquisitions under contract, our leverage ratio was 45.2%. These calculations exclude indebtedness under reverse repurchase agreements. We expect that our actual leverage ratio will fluctuate within the target range from quarter to quarter. It is possible that our leverage ratio may exceed or fall below our target range for our leverage ratio from time to time.

Investments in Mortgages and Residential Mortgage-Backed Securities.     Since we commenced operations in September 2002, we implemented a short-term cash management strategy pursuant to which we have invested a substantial portion of our excess cash directly in whole-pool fixed- and adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We intend to continue this strategy by investing on a short-term basis a portion of the proceeds from this offering in residential mortgage-backed securities, pending completion of the acquisitions we have under contract and completion of other future acquisitions. We will not leverage these investments.

Whole-pool residential mortgage-backed securities represent the entire ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers and commercial banks. Various government and government-related agencies assemble the pools of loans for sale to investors.

At March 31, 2003, we owned residential mortgage-backed securities guaranteed by Fannie Mae or Freddie Mac that had a market value of approximately $734.2 million, and had borrowed approximately $698.4 million through reverse repurchase agreements to finance our investments in those securities. We began repaying these reverse repurchase agreements, and terminated a related hedging arrangement, prior to the completion of this offering. We also have an unleveraged investment of $27.0 million in shares of an institutional mutual fund which invests primarily in residential mortgage-backed securities. Mortgage-backed securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Mortgage-backed securities, on the other hand, provide for a monthly payment that consists of both interest and principal. In effect, these payments are a “pass through” of the monthly interest and principal payments made by borrowers on the mortgage loans that back the securities, net of any fees paid to the issuer or guarantor of the securities.

The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage- backed securities, as described above, and the possibility that principal may be prepaid at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the underlying property, and other social and demographic conditions. Generally, prepayments on pass-through mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on our investments.

We have in the past leveraged our existing investments in residential mortgage-backed securities by entering into reverse repurchase agreements. We will no longer leverage these investments following the currently ongoing repayment of our reverse repurchase agreements.

We used the proceeds from these reverse repurchase agreement borrowings to invest in additional residential mortgage-backed securities, while continually monitoring our use of leverage. Based on book values, our debt-to-equity ratio as of March 31, 2003, on our total portfolio of residential mortgage-backed securities, excluding our investment in the institutional mutual fund, was approximately 20 to 1. This ratio would be 9 to 1 if our investment in the institutional mutual fund were included as equity. Traditionally, lenders have permitted repurchase agreement borrowings against residential mortgage-backed securities such as ours at a debt-to-equity ratio of up to 19 to 1. These agreements expire, and are then renewed, on a regular basis. As of March 31, 2003, the reverse repurchase agreements we held had stated maturity dates of no more than 90 days from the date of the agreement.

As a result of repaying our reverse repurchase agreements and terminating the related hedging arrangement, we are required to recognize a loss of approximately $10.2 million in the quarter ending June 30, 2003.

Our declaration of trust and bylaws do not impose any specific limits on permissible leverage and we may increase our leverage ratio in the future. Our board, however, has adopted a policy under which management is not permitted to leverage any of our investments in residential mortgage-backed securities, including those purchased with net proceeds from the offering. Our board of trustees may amend or waive at any time our current policy which prohibits leveraging our investments in residential mortgage-backed securities.

Hedging and Interest Rate Management.    We acquire derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We do not intend to acquire derivative instruments for speculative purposes. Our hedging activities may include entering into interest rate swaps and caps and options to purchase swaps and caps. Under the tax laws applicable to REITs, we generally will be able to enter into swap or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments to hedge indebtedness that we incur to finance our acquisitions of real estate or real estate-related assets. Interest rate management techniques do not eliminate risk.

Investments in Other Securities or Entities.    We have no current intention of acquiring loans secured by properties. We do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors or with financial institutions. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, typically general or limited partnership or limited liability company interests in special purpose entities owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Lending Policies.    Our board of trustees has adopted a policy that prohibits us from making loans to our executive officers, key employees or trustees. Other than this policy, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Equity Capital Policies.    Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue common shares or units of our operating partnership in connection with acquisitions.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. Additionally, preferred shares could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, upon approval by our board of trustees but without obtaining shareholder approval, repurchase common shares from our shareholders. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Common shares would be acquired pursuant to the dividend reinvestment plan at a price equal to the then prevailing market price or a slight discount thereto, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared.

Conflicts of Interest Policy.    We have adopted a code of business conduct and ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where a majority of our disinterested trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with SEC requirements. We cannot assure you that our conflicts of interest policy will eliminate all conflicts of interest.

Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our company’s interest. The policy prohibits us, absent the approval of a majority of our disinterested trustees, from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest. For example, under our conflicts of interest policy we are prohibited from, among other things:

•	acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of more than 5%; or

•	permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our board and its committees.

Our declaration of trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made by the trustees to the Maryland General Corporate Law, or MGCL. The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

MANAGEMENT

Trustees and Executive Officers

Our board of trustees currently consists of 10 members. The trustees are divided into three classes and serve staggered terms of three years. Our board of trustees has unanimously approved a proposal to amend our declaration of trust to eliminate the staggered terms and have trustees serve for one year terms and thus be subject to election annually. This proposal is subject to shareholder approval, which will be sought at our next annual meeting of shareholders, to be held in the Fall of 2003. We have provided below information regarding our executive officers and current trustees.

Name	Age	Position
Nicholas S. Schorsch	42	President, Chief Executive Officer and Vice Chairman of the Board of Trustees
Glenn Blumenthal	45	Senior Vice President—Asset Management, Chief Operating Officer and Trustee
William P. Ciorletti	46	Senior Vice President—Finance and Chief Financial Officer
Jeffrey C. Kahn	41	Senior Vice President—Acquisitions and Dispositions
Edward J. Matey Jr.	49	Senior Vice President and General Counsel
Sonya A. Huffman	29	Senior Vice President—Operations
Shelley D. Schorsch	41	Senior Vice President—Corporate Affairs
Lewis S. Ranieri	56	Chairman of the Board of Trustees
John M. Eggemeyer III	57	Trustee
Raymond Garea	53	Trustee
Michael J. Hagan	40	Trustee
John P. Hollihan III	53	Trustee
William M. Kahane	55	Trustee
Richard A. Kraemer	59	Trustee
J. Rock Tonkel, Jr.	40	Trustee

Each of our executive officers, other than Mr. Matey, has served as an officer since we commenced operations on September 10, 2002, and prior to that time was employed by American Financial Resource Group, Inc., or AFRG, which was founded in 1995 for the purpose of acquiring operating companies and other assets in a variety of industries including financial services and real estate. Each of our executive officers, other than Mr. Matey and Ms. Schorsch, also was an officer of, although not employed by, our REIT from its formation on May 23, 2002 until it commenced operations on September 10, 2002.

Nicholas S. Schorsch has served as our Chief Executive Officer, President and Vice Chairman of our board of trustees since our formation as a REIT. From 1995 to September 2002, Mr. Schorsch was President and Chief Executive Officer of AFRG, which he founded in 1995. From 1980 to 1994, Mr. Schorsch was Chairman of the Board and President of Thermal Reduction Company, a non-ferrous metal products manufacturing business that Mr. Schorsch sold in 1994. Mr. Schorsch is Assistant Clerk (Assistant Chairman) of the board of trustees of Abington Friends School. Mr. Schorsch also serves as Chairman of the Board of the Performing Arts Center of Abington. Mr. Schorsch is the spouse of Shelley D. Schorsch, our Senior Vice President—Corporate Affairs.

Glenn Blumenthal has served as our Senior Vice President—Asset Management and Chief Operating Officer and a member of our board of trustees since our formation as a REIT. From April 1999 to September 2002, Mr. Blumenthal was a Senior Vice President of AFRG. Mr. Blumenthal has over 20 years experience specializing in the acquisition and disposition of large real estate portfolios. His background also includes property management, leasing, site selection and land development. From 1992 to April 1999, Mr. Blumenthal was a Vice President at First Union National Bank (now known as Wachovia Bank) responsible for acquisition and asset management of major offices, capital and expense budgeting and reporting. In this position, he was an integral part of our predecessor’s 1998 acquisition from First Union of 105 bank branches that First Union sold after its merger with CoreStates Bank. From 1988 to 1992, Mr. Blumenthal was with the Resolution Trust Corporation where he managed a $120 million real estate portfolio.

William P. Ciorletti has served as our Senior Vice President—Finance and Chief Financial Officer since our formation as a REIT. From April 1998 to September 2002, Mr. Ciorletti was Chief Financial Officer of AFRG and president of AFRG’s operating companies. Mr. Ciorletti has over 22 years of experience in financial and operational management and has been active in the merger and acquisition activity of all AFRG affiliates. From August 1982 to January 1992, Mr. Ciorletti served as President and CEO of Central Atlantic Distributors, Inc., an engineering and commercial building equipment distributor, and also served on the boards of several industry organizations, until he sold the company in 1992. From January 1992 to 1995, he worked for the company that acquired Central Atlantic Distributors, and from 1995 to April 1998, he was involved with restructurings and acquisitions for various companies. Mr. Ciorletti began his career with Touche Ross & Co., an international accounting and consulting firm. Mr. Ciorletti is a Certified Public Accountant.

Jeffrey C. Kahn has served as our Senior Vice President—Acquisitions and Dispositions since our formation as a REIT. He manages our local, regional and national sales and leasing activities, participates in our acquisition activities, and also directs the execution of our disposition strategy. In 1999, Mr. Kahn formed Strategic Alliance, the exclusive real estate brokerage operations of AFRG. Mr. Kahn served for over 20 years as Vice President of Kahn & Co., specializing in real estate brokerage, investment management and consulting, managing a portfolio containing gasoline service stations, retail sites, multi-tenant office buildings and large corporate offices. He has been active in the commercial real estate market in the Pennsylvania, New Jersey and Delaware area for over 20 years. Mr. Kahn has developed large commercial retail centers, performed feasibility analysis on distressed properties, acquired local, state and federal permit approvals, and performed institutional land purchases and appraisal review. Mr. Kahn is currently a licensed real estate broker in Pennsylvania and New Jersey. He is a member of the National Association of Realtors, Pennsylvania Association of Realtors and International Council of Shopping Centers and has served on the Board of the Southern Home Services for Children and the Abington YMCA.

Edward J. Matey Jr. has served as our Senior Vice President and General Counsel since October 2002. From October 1991 to September 2002, Mr. Matey was a partner in the law firm of Morgan, Lewis & Bockius LLP where his practice focused on real estate law, including property acquisition and disposition, commercial leasing, construction contracting and complex financings. From 1986 to September 1991, Mr. Matey was an associate at Morgan, Lewis & Bockius LLP, and from 1982 to 1986, Mr. Matey was an associate at Clark, Ladner, Fortenbaugh & Young. Active in professional organizations, Mr. Matey is a member of the Real Property, Probate and Trust Law Section of the American Bar Association and a member of the Real Property Section of the Philadelphia Bar Association. For his last three years at Morgan Lewis, Mr. Matey led the team of attorneys that represented AFRG and its related entities in the acquisition, disposition, leasing and financing of real estate properties. Mr. Matey is licensed to practice law in Pennsylvania and New Jersey.

Sonya A. Huffman has served as our Senior Vice President—Operations since our formation as a REIT, and previously had been with AFRG in the same position since January 2001. Ms. Huffman is responsible for due diligence and settlement of all acquisitions and dispositions of our real estate. From October 1998 to January 2001, Ms. Huffman worked for the law firm of Morgan, Lewis & Bockius LLP where she primarily worked on the team that represented AFRG and its investment partnerships in their real estate acquisitions and dispositions. From January 1996 to October 1998, Ms. Huffman worked for Rite Aid Corporation on the acquisition and disposition of retail real estate assets.

Shelley D. Schorsch has served as our Senior Vice President—Corporate Affairs since October 2002, and as Director of Building Design and Coordination since our formation as a REIT. Prior to that, Ms. Schorsch was a co-founder of AFRG and served as its chief creative officer since 1995. Ms. Schorsch has been responsible for corporate communications, brand strategy, interior design, space utilization, and project management for us and AFRG. Prior to her affiliation with AFRG, Ms. Schorsch held various senior management positions in corporate communications, business development and brand strategy for Thermal Reduction Company and L.D. Davis Company. Ms. Schorsch is the spouse of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees.

Lewis S. Ranieri has served as a member of our board of trustees and served as non-executive Chairman of our board of trustees since our formation as a REIT. Mr. Ranieri is Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation, which he founded in 1988. Mr. Ranieri has served as the Chairman since June 2002, and prior to that as Vice Chairman from November 1988, of Hyperion Capital Management, Inc., a registered investment advisor, which he founded in 1988. He is the founder and prime originator of Hyperion Partners L.P. and Hyperion Partners II L.P. He also served as Chairman of Bank United Corp. and as a director of Bank United Corp., from its inception in 1988 until its merger with Washington Mutual in February 2001. Mr. Ranieri was also instrumental in the founding of Camden Property Trust.

Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc., where he was employed from July 1968 to December 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon Brothers, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon Brothers’ then leading position in the mortgage-backed securities area.

Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable since 1986. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recent recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc. and subsequently inducted into their Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed-income securities and portfolios.

Mr. Ranieri serves on the boards of directors of each of Reckson Associates Realty Corp. and Delphi Financial Group, Inc. In addition, in 2002 Mr. Ranieri was appointed and currently serves as the lead independent director of Computer Associates International, Inc. in connection with their adoption of new corporate governance principles. He is also Chairman of two registered investment funds, The Hyperion Total Return Fund, Inc. and The Hyperion Strategic Mortgage Income Fund, Inc., and a director of one registered investment fund, The Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. Mr. Ranieri also acts as a trustee or director of various environmental, religious and cultural institutions such as Environmental Defense, Shrine of Elizabeth Ann Seton/Our Lady of the Rosary Church, The Metropolitan Opera and the American Ballet Theatre (Chairman).

John M. Eggemeyer III has served as a member of our board of trustees since April 2003. Mr. Eggemeyer is the Founder and Chief Executive Officer of Castle Creek Capital LLC and Castle Creek Financial LLC, which together form a merchant banking organization serving the banking industry, and each of which he founded in 1990. Mr. Eggemeyer has been the Chairman of the Board of First Community Bancorp since May 2000 and was the Chairman of the Board of Rancho Santa Fe National Bank from February 1995 until the formation of the First Community Bancorp. He has also been a director of TCF Financial Corporation since 1994 and Union Acceptance Corporation since October 2000 (non-executive Chairman since September 2002).

Raymond Garea has served as a member of our board of trustees since our formation as a REIT. Mr. Garea is currently Chief Executive Officer of Axia Capital Management, LLC, which he founded in November 1991. From 1991 until October 2001, Mr. Garea was a senior member of the Portfolio Management team at Franklin Mutual Advisors (and its predecessor firm, Heine Securities), the investment advisor for the Mutual Series Fund Group. He was the Portfolio Manager for Mutual Financial Services since its inception in August 1997 and for Mutual Qualified from October 1998 until February 2002. From 1987 to 1991, Mr. Garea was Vice President and Senior Analyst in the High Yield Research Group at Donaldson, Lufkin & Jenrette. Mr. Garea started his career as a financial analyst at Cates Consulting in 1981. At the time of his departure in 1987, he was president of Cates Consulting. From 1973 to 1981, Mr. Garea was Director of Education and Research at the Conference of State Bank Supervisors, a national association for state bank regulators.

Michael J. Hagan has served as a member of our board of trustees since April 2003. Mr. Hagan has been the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc., a weight management company, since December 2002. Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business internet and software company, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to the present, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990, and was formerly a Certified Public Accountant. Mr. Hagan serves as Chairman of Verticalnet’s board of directors and as a member of the board of trustees of Saint Joseph’s University.

John P. Hollihan III has served as a member of our board of trustees since April 2003. Mr. Hollihan was a Managing Director and Head of European Industry Investment Banking with Banc of America Securities LLC (London) from 2000 to 2002, where he was also a member of the Board of Directors and Operating and Capital Commitment Committees. From 1992 to 2000, Mr. Hollihan served as Managing Director and Head of Global Project Finance and European Utilities and Energy Investment Banking for Morgan Stanley International (London). From 1986 to 1992, he was a Managing Director and Head of Asset-Based Lease Finance Group and Global Project Finance Group with Morgan Stanley & Co. Prior to that time, he was a Senior Vice President, Institutional Leasing with Lazard Freres and an attorney with Donovan Leisure Newton & Irvine.

William M. Kahane has served as a member of our board of trustees since April 2003. Mr. Kahane is a Managing Director of GF Capital Management & Advisors, LLC, a financial advisory, real estate and wealth management firm providing services to entrepreneurial-oriented clients through its subsidiary, TAG Associates Ltd., a family office and portfolio management services company with approximately $3 billion of assets under management. Mr. Kahane is a member of the board of directors of Catellus Development Corporation, a diversified real estate development company, and served as Non-Executive Chairman of the Catellus board of directors from May 1998 until May 2000. Mr. Kahane has served as Chief Executive Officer and as a director of Peracon, Inc., an Internet platform that facilitates the delivery of information in connection with the purchase and sale of commercial real estate, since April 2000. Mr. Kahane has also served as Chairman of Milestone Partners Limited, a real estate investment banking company, since 1992. From 1981 until 1992, Mr. Kahane held a number of positions, most recently as a Managing Director, in the real estate group of the investment banking department of Morgan Stanley & Co.

Richard A. Kraemer has served as a member of our board of trustees since our formation as a REIT. Mr. Kraemer is Vice Chairman of the board of directors and Chairman of the audit committee of Saxon Capital, Inc., a mortgage loan origination company, and a director and Chairman of the audit committee of The Community’s Bank, positions which he has held since 2001. From 1996 to 1999, he was Vice Chairman of Republic New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was Chairman and Chief Executive Officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank.

J. Rock Tonkel, Jr. has served as a member of our board of trustees since our formation as a REIT. Since April 2003, Mr. Tonkel has been an executive officer of Friedman, Billings, Ramsey Group Inc. and a member of its Strategic Oversight Committee. Since March 2001, Mr. Tonkel has been Executive Vice President and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc. In addition to overseeing Friedman Billing Ramsey’s focused investment banking activity in Real Estate, Energy, Technology, Healthcare and Diversified Industries, he is Senior Managing Director of Friedman Billing Ramsey’s Financial Institutions Group, a position to which he was named in November 2000. Prior to joining Friedman Billings Ramsey in 1994, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, or OTS, the federal regulatory agency for the savings and loan industry. At the OTS, Mr. Tonkel oversaw the restructuring of many of the nation’s largest troubled thrifts and savings banks, including Glendale Federal Bank, California Federal Bank, and Dime Savings Bank of New York. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette & Woods, Inc. in New York City.

Mr. Tonkel’s service on our board of trustees commenced in connection with our private placement completed in September 2002, in which Friedman Billings Ramsey was the initial purchaser. Mr. Tonkel has agreed to continue to serve on our board for an additional six months after the completion of this offering, after which time he may elect to withdraw from service. In the event Mr. Tonkel does elect to withdraw from our board before his term expires, we expect that our board would be reduced in size to a total of nine trustees.

Promoters.    Messrs. Schorsch, Ranieri, Blumenthal, Ciorletti, Kahn and Matey, Mmes. Huffman and Schorsch and Friedman, Billings, Ramsey & Co., Inc., acted as promoters of our company, which means that they took initiative in founding and organizing our business. Mr. Tonkel serves as Executive Vice President and Head of Investment Banking of Friedman, Billings, Ramsey & Co., Inc.

Corporate Governance—Board of Trustees and Committees

Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of 10 members, of whom two are insiders, one is a non-management trustee who is not “independent” and seven are “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange. At no time will our board have more than three insider trustees, and at all times two-thirds of the members of our board will be independent. All nominees for election as trustee will be selected by our nominating and corporate governance committee. Nicholas S. Schorsch will have the right, so long as he is our chief executive officer, to nominate our then current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by our corporate governance and nominating committee, and satisfy the standards established by that committee for membership on our board.

The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management trustees expect to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

Our corporate governance structure was initially established in September 2002 in connection with our formation as a REIT. We have enhanced our corporate governance structure in several respects in light of recent regulatory developments intended to improve corporate governance practices. We expect to make our corporate governance documents available on our website after the offering. These documents include our declaration of trust, bylaws, board of trustees guidelines on corporate governance, committee charters and code of business conduct and ethics.

The board has established three committees whose principal functions are briefly described below.

Audit Committee

Our board of trustees has established an audit committee, which is composed of three independent trustees, Messrs. Kraemer (Chairman), Hagan and Kahane. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of trustees has determined that at least one member of our audit committee will qualify as an audit committee financial expert as defined under current SEC regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under current SEC regulations.

Compensation and Human Resources Committee

Our board of trustees has established a compensation and human resources committee, which will be composed of three independent trustees after the offering, Messrs. Hollihan (Chairman), Kahane and Ranieri. Mr. Schorsch is currently a member of the committee, but will not be a member of the committee after the completion of the offering. The principal functions of the committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the board the chief executive officer’s compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation.

The compensation and human resources committee will administer our 2002 Equity Incentive Plan, 2003 Outperformance Plan and Supplemental Executive Retirement Plan.

While it is not the policy of the committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which the common shares are then listed or quoted, as the case may be.

Nominating and Corporate Governance Committee

Our board of trustees has established a nominating and corporate governance committee, which is composed of four independent trustees, Messrs. Garea (Chairman), Eggemeyer, Hollihan, Kraemer and Ranieri. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustee’s performance as a whole and of the individual trustees and reports thereon to the board. The committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates. Shareholders wishing to recommend trustee candidates for consideration by the committee can do so by writing to the Secretary of the Trust at our corporate headquarters in Jenkintown, Pennsylvania, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for trustee candidates prepared in accordance with our bylaws to the nominating and corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a trustee.

Interlocks and Insider Participation

Upon completion of this offering, there will be no compensation committee interlocks, none of our employees will participate on the compensation and human resources committee and the committee will consist of three independent trustees. Prior to this offering, our compensation and human resources committee included Mr. Schorsch, our President, Chief Executive Officer, and Vice Chairman of our board of trustees. For more information on the relationships between us and Mr. Schorsch, please see “Certain Relationships and Related Transactions,” beginning on page 164.

Compensation of Trustees

Each trustee who is not an employee will be paid a trustee’s fee of $20,000 per year other than the Chairperson who will receive a $25,000 annual fee. Non-employee trustees will also receive a fee of $2,000 for each board of trustees meeting attended and, if conducted on a different date than a board meeting, each committee meeting attended. In addition, we will pay non-employee trustees a fee of $3,000 per year for service as Chairman of a board committee and the Chairman of each board committee will be paid a fee of $3,000 per committee meeting attended regardless of whether the committee meeting is on the same day as a board meeting. Mr. Tonkel has waived his right to receive these fees. Trustees who are employees will receive no additional compensation for their service as a trustee. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

During the fiscal year ended December 31, 2002, we issued to Mr. Ranieri 150,000 restricted common shares and options to purchase 150,000 common shares. The grants of options and restricted common shares to Mr. Ranieri vest over a period of three years in equal annual installments and the exercise price for the options is $10.00 per share. In the event Mr. Ranieri is removed from service or resigns as a trustee prior to September 10, 2005, we have a right to repurchase all unvested restricted common shares for nominal consideration; provided, if we fail to nominate Mr. Ranieri for re-election to the board of trustees or our shareholders do not re-elect Mr. Ranieri and, in either case, Mr. Ranieri is willing to continue to serve as a trustee, all unvested options owned at that time by Mr. Ranieri will accelerate and become vested and we will have no further repurchase rights with respect to any restricted common shares owned by Mr. Ranieri at that time. During the fiscal year ended December 31, 2002, we issued to both of Messrs. Garea and Kraemer 20,000 restricted common shares. These restricted common shares vest over a three year period in equal annual installments. If they are removed from service or resign as trustees prior to September 10, 2005, we have a right to repurchase all unvested restricted common shares for nominal consideration and all unvested options will terminate in accordance with their terms; provided, if we fail to nominate a trustee for re-election to the board of trustees or our shareholders do not re-elect that trustee and, in either case, that trustee is willing to continue to serve as a trustee, all unvested options owned at that time will accelerate and become vested and we will have no further repurchase rights with respect to any restricted common shares owned by that trustee at such time.

We intend to award to each of Messrs. Eggemeyer, Hagan, Hollihan and Kahane 20,000 restricted common shares at such time as our shareholders approve an increase in the number of authorized restricted shares issuable under the 2002 Equity Incentive Plan. These grants will have the same vesting schedule as the grants of restricted shares issued to Messrs. Garea and Kraemer. Until these restricted shares are issued, Messrs. Eggemeyer, Hagan, Hollihan and Kahane will receive dividend-equivalent cash payments, and the vesting with respect to their grants will be deemed to have commenced at the time they began serving on our board of trustees in April 2003.

The board of trustees may determine to make grants of restricted common shares or options to purchase common shares from time to time to non-employee trustees.

Executive Compensation

The following table sets forth the salary and other compensation paid to our President and Chief Executive Officer and each of our other four highest paid employees for the fiscal year ended December 31, 2002. We were organized in May 2002, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the years ended December 31, 2001 and 2000. We have assigned the rights and obligations under the employment agreements that we maintain with our executive officers to our operating partnership, which will also employ the executive officers and will pay their compensation.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation	All Other Compensation
Name and Principal Position	Year	Salary		Bonus(1)		Other Annual Compensation		Securities Underlying Options
Nicholas S. Schorsch	2002	$129,583	(2)	$240,950	(3)	$6,000	(4)	1,515,625	$—
President and Chief Executive Officer
Glenn Blumenthal	2002	$40,042	(2)	$152,784	(5)(6)	$2,250	(4)	468,750	$—
Senior Vice President—Asset Management and Chief Operating Officer
Edward J. Matey Jr.	2002	$90,000	(7)	$49,726	(8)	$1,500	(4)	37,500	$—
Senior Vice President and General Counsel
William P. Ciorletti	2002	$39,792	(2)	$151,778	(6)(9)	$2,250	(4)	150,000	$—
Senior Vice President—Finance and Chief Financial Officer
Sonya A. Huffman	2002	$31,667	(2)	$138,021	(6)(10)	$2,250	(4)	125,000	$—
Senior Vice President—Operations

(1)	Beginning in 2003, the executive officers will be eligible to participate in the 2003 Outperformance Plan.

(2)	Reflects base salary for the period from September 10, 2002 through December 31, 2002.

(3)	Mr. Schorsch’s employment agreement guarantees him a minimum bonus of $375,000 per year and allows him to earn an additional bonus as determined by our compensation and human resources committee. For the 2002 fiscal year, Mr. Schorsch received bonuses of $109,375, the prorated portion of his guaranteed minimum bonus, and $131,575, awarded based on 2002 operating results.

(4)	This amount reflects car allowance payments made under the executive officer’s employment agreement.

(5)	Mr. Blumenthal’s employment agreement guarantees him a minimum bonus of $90,000 per year and allows him to earn up to two times his base salary as a bonus. For the 2002 fiscal year, Mr. Blumenthal received bonuses of $26,250, the prorated portion of his guaranteed minimum bonus, and $51,534, awarded based on 2002 operating results.

(6)	Includes a special bonus of $75,000 paid in recognition of the executive’s work toward completion of our September 2002 private placement.

(7)	Reflects base salary for the period from October 1, 2002 through December 31, 2002.

(8)	Mr. Matey’s employment agreement allows him to earn up to one-half his base salary as a bonus. For the 2002 fiscal year, Mr. Matey received a bonus of $49,726, awarded based on 2002 operating results.

(9)	Mr. Ciorletti’s employment agreement guarantees him a minimum bonus of $75,000 per year and allows him to earn up to two times his base salary as a bonus. For the 2002 fiscal year, Mr. Ciorletti received bonuses of $20,600, the prorated portion of his guaranteed minimum bonus, and $56,178, awarded based on 2002 operating results.

(10)	Ms. Huffman’s employment agreement guarantees her a minimum bonus of $50,000 per year and allows her to earn up to two times her base salary as a bonus. For the 2002 fiscal year, Ms. Huffman received bonuses of $14,583, the prorated portion of her guaranteed minimum bonus, and $48,438, awarded based on 2002 operating results.

Internal Revenue Code Section 162(m) disallows a tax deduction to public companies for compensation paid in excess of $1,000,000 for any fiscal year to the company’s chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Internal Revenue Code Section 162(m), compensation in excess of the $1,000,000 annual maximum paid to these executive officers must be “performance-based” compensation, as determined under Internal Revenue Code Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and nonqualified benefits. While it is our intention to structure compensation so that it satisfies the “performance-based” compensation requirements under Internal Revenue Code Section 162(m) to the fullest extent possible, if we become subject to the provisions of Internal Revenue Code Section 162(m), the compensation and human resources committee will balance the costs and burdens involved in doing so against the value to us and our shareholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Internal Revenue Code Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Internal Revenue Code Section 162(m).

Employment Agreements

Our operating partnership has entered into employment agreements with each of the executive officers named in the summary compensation table above and with our other executive officers. The employment agreements provide that these executive officers are eligible to participate in the 2002 Equity Incentive Plan, as described in the section below entitled “2002 Equity Incentive Plan.” No restricted shares were awarded under the 2002 Equity Incentive Plan to any of these executive officers during the fiscal year 2002. For a list of stock options granted under the 2002 Equity Incentive Plan to each of these executive officers during the fiscal year 2002, see the section entitled “Option Grants” below. Restricted share awards that have been approved by our compensation and human resources committee and will be issued immediately following completion of this offering are shown below in the section entitled “Management—2002 Equity Incentive Plan.” The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans. See “Management—2003 Annual Bonus Criteria” below.

These employment agreements are for a three year term (a five year term in the case of Mr. Schorsch) and provide the following annual base salaries and guaranteed minimum bonuses: Nicholas S. Schorsch, $400,000 and $375,000, respectively; Glenn Blumenthal, $125,000 and $90,000, respectively; Edward J. Matey Jr., $360,000, with no guaranteed bonus; William P. Ciorletti, $125,000 and $75,000, respectively; and Sonya A. Huffman, $100,000 and $50,000, respectively. The base salaries and guaranteed minimum bonuses will be increased by 6% on January 1, 2004 and, on each January 1 thereafter will receive a minimum increase equal to the increase in the Consumer Price Index. These agreements provide that the executive officers agree to devote substantially all of their business time to our operation (except as we otherwise agree, including on behalf of our operating partnership). In the case of Mr. Schorsch, he is obligated to devote a substantial majority of his business time to our operation, except with respect to properties that he currently owns or controls and that were not acquired in the connection with the acquisition of our initial properties and operating companies in September 2002. See “Our Business and Properties—Our Formation.” At the end of the three year term for the executive officers other than Mr. Schorsch, the employment agreements automatically extend for additional one year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. In the case of Mr. Schorsch, his employment agreement is for a five year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party terminates the agreement not later than six months prior to the anniversary of a one year period. These employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•

conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the board of trustees, or the failure to follow the lawful directives of the board of trustees provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

In addition, Mr. Schorsch has the right under his employment agreement to resign for “good reason” in the event of his removal from the board of trustees; any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; the termination of certain incentive compensation programs; a reduction in his annual base salary or guaranteed minimum bonus; the termination or diminution of certain employee benefit plans, programs or material fringe benefits; relocation of our offices outside of a 50 mile radius of Jenkintown, Pennsylvania; a failure to renew his employment agreement; or our breach of his employment agreement which continues for a period of 30 days after written notice.

Pursuant to his employment agreement, Mr. Schorsch will receive a monthly car allowance of $2,000, will be reimbursed for the cost of tax preparation and financial planning services and for the cost of a financial assistant, as well as the income tax he incurs on the receipt of these amounts, and will receive eight weeks of paid vacation annually and various other customary benefits. In addition, we will pay the premiums on a whole life insurance policy for Mr. Schorsch, with a death benefit of $15.0 million, and will also reimburse Mr. Schorsch for the income tax he incurs on the receipt of these premiums.

We have the right to obtain a key man life insurance policy for the benefit of the company on the life of Mr. Schorsch with a death benefit of $15.0 million.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

If the executives’ employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the executives’ employment without cause (and in the case of Mr. Schorsch, if he resigns for good reason), we will be obligated to pay (i) a lump sum payment of severance equal to the salary and guaranteed bonus payable under the agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months (and in the case of Mr. Schorsch, for a five year term), with an offset for salaries earned from other employment for periods after the first 24 months (and in the case of Mr. Schorsch, after the first 18 months), (ii) the incentive bonus prorated for the year in which the termination occurred (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in said employment agreement (in the case of Mr. Schorsch, full vesting of benefits under our Supplemental Executive Retirement Plan). Additionally, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

Upon a change in control, the named executive officers will become fully vested in their options and restricted shares. Mr. Schorsch will also become 100% vested in his Supplemental Executive Retirement Plan benefit upon a change in control. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

•	if a majority of our board votes in favor of a resolution stating that a change in control has occurred.

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For a 24 month period (an 18 month period in the case of Mr. Schorsch) after termination of an executive’s employment for any reason other than termination by us without cause, the executives under these employment agreements have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than the severance period if the executive’s employment is terminated by us without cause.

2003 Annual Bonus Criteria.    In December 2002, our compensation and human resources committee approved cash incentive bonus criteria for 2003 based on our company’s achievement of specified AFFO targets in 2003. Our executive officers who are entitled to receive cash bonuses under their employment agreements will receive a proportionate amount of the maximum non-guaranteed portion of the incentive bonus that they are eligible to receive under their employment agreements based on our actual AFFO earned in 2003 relative to the targets specified in the approved criteria; provided that Nicholas S. Schorsch will receive an amount of up to two times his annual base salary, subject to his guaranteed minimum incentive bonus and any additional amount that may be awarded by the compensation and human resources committee. Except for Messrs. Matey and Kahn each of our executive officers is eligible to receive up to two times his or her annual base salary. Mr. Matey is eligible to receive up to one-half his annual base salary. Mr. Kahn’s employment agreement provides for payment of incentive bonuses based on criteria adopted by our compensation and human resources committee for our leasing group, which relate to the volume of acquisition, leasing and brokerage transactions that the group completes during the year. Our compensation and human resources committee will reevaluate the annual incentive bonus criteria for our executive officers on an annual basis. In addition, the compensation and human resources committee may change the annual bonus criteria with respect to any executive officer, and may approve any additional bonus awards to any executive officer.

401(k) Plan

We have established and maintained a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match each eligible employee’s annual contributions, within prescribed limits, on a dollar-for-dollar basis up to 4% of the participant’s compensation. Our matching contributions vest immediately. All of our full time employees are eligible to participate in the 401(k) plan, subject to eligibility requirements defined within the plan.

2002 Equity Incentive Plan

On September 5, 2002, our board of trustees adopted, and our shareholders approved, our 2002 Equity Incentive Plan, or Incentive Plan, for the purpose of attracting and retaining trustees, executive officers and other key employees, including officers and employees of our operating partnership. The Incentive Plan provides for the issuance of options to purchase common shares and restricted share awards. Each option granted pursuant to the Incentive Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

Awards.    The Incentive Plan authorizes the issuance of options to purchase 3,125,000 common shares and 1,500,000 restricted shares. The Incentive Plan contains an award limit on the maximum number of common shares that may be awarded to an individual in any fiscal year of 1,516,000 common shares underlying options and 600,000 restricted shares. As of May 1, 2003, we had issued options to purchase 2,851,875 common shares and have awarded 1,500,000 restricted common shares of which 210,000 restricted shares are outstanding, 1,141,000 restricted shares will be issued immediately after this offering, and 149,000 restricted shares will be issued as of January 1, 2004. No other bonuses are payable upon completion of this offering.

Vesting.    Our board of trustees or our compensation and human resources committee determines the vesting of options and restricted share awards granted under the Incentive Plan. In addition, our board of trustees has established a standard schedule for options and restricted shares to vest with respect to 33.33% of the underlying common shares on the one year anniversary of the date of grant for any grant made on the date this offering is completed or thereafter, and 8.33% on the last day of each quarter thereafter until fully vested, unless a different vesting schedule is established by the compensation and human resources committee. As noted elsewhere in this prospectus, certain grants of options and restricted shares made prior to the date of this prospectus had vesting schedules different from the standard vesting schedule established by our board for future grants.

Options.    The Incentive Plan authorizes our compensation and human resources committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted unless otherwise determined by our compensation and human resources committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of common shares. The Incentive Plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the Incentive Plan permits optionholders to exercise their options prior to the date on which the options will vest. The optionholder will, upon payment for the shares, receive restricted shares having vesting terms on transferability that are identical to the vesting terms under the original option and subject to repurchase by us upon termination of the holder’s employment to the extent the restrictions on vesting are in effect at the time of termination.

The following table shows the number of options that will be held by our executive officers and trustees immediately after this offering.

Name of Grantee	Options Outstanding Under Incentive Plan(1)
Nicholas S. Schorsch	1,515,625
Glenn Blumenthal	468,750
William P. Ciorletti	150,000
Jeffrey C. Kahn	120,000
Edward J. Matey Jr.	37,500
Sonya A. Huffman	125,000
Shelley D. Schorsch	100,000
Lewis S. Ranieri(2)	150,000

All executive officers and trustees as a group	2,666,875

(1)	Except for Mr. Ranieri’s options, these options will vest 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.
(2)	Mr. Ranieri’s options are exercisable for a period of 10 years from September 4, 2002, and vest over three years in equal annual installments.

In connection with certain extraordinary events, the compensation and human resources committee may make adjustments in the aggregate number and kind of shares of beneficial interest reserved for issuance, the number and kind of shares of beneficial interest covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

Restricted Shares.    The Incentive Plan also provides for the grant of restricted share awards. A restricted common share award is an award of common shares that are subject to restrictions on transferability and other restrictions, if any, as our compensation and human resources committee may impose at the date of grant. Restricted common shares are subject to vesting as our compensation and human resources committee may approve. The restrictions may lapse separately or in combination at these times, under these circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation and human resources committee may determine. Except to the extent restricted under the award agreement relating to the restricted common shares, a participant granted restricted common shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common shares.

Upon the termination of employment during the applicable restriction period due to death, permanent disability, or termination by us without cause (and in the case of Mr. Schorsch, if he resigns for good reason), then all unvested restricted common shares will immediately become vested and all restrictions will lapse. If an executive voluntarily terminates his employment with us during the term of his or her employment agreement (and in the case of Mr. Schorsch, if he terminates without good reason), all unvested restricted common shares are forfeited. In addition, if we do not renew any of our executive officer’s employment agreements at the end of its term and the executive ceases to be an employee of ours as a result, then, subject to approval of our compensation and human resources committee, all unvested restricted common shares held by the executive will become fully vested. All unvested and vested restricted common shares are forfeited if an executive is terminated for cause except for Mr. Schorsch, who will forfeit only his unvested restricted common shares. The compensation and human resources committee may in other cases waive, in whole or in part, the forfeiture provisions of restricted common shares.

Upon completion of our September 2002 private placement of common shares, the Incentive Plan was established to provide for 1,500,000 authorized restricted shares, at which time 210,000 restricted shares were issued to independent trustees. The compensation and human resources committee has awarded an additional 1,290,000 restricted shares under the Incentive Plan to executive officers. The awards of 1,141,000 of these restricted shares will become effective under the terms of the Incentive Plan upon the closing of this offering. The award of 149,000 of these restricted shares will become effective as of January 1, 2004. The following table shows the number of restricted shares that will be held by our executive officers and trustees immediately after this offering.

Name of Grantee	Restricted Shares Issued Under Incentive Plan(1)		Restricted Shares To Be Issued Under Incentive Plan(2)(3)		Total Restricted Shares Issued After This Offering
Nicholas S. Schorsch	—		600,000	(4)	600,000	(4)
Glenn Blumenthal	—		218,000		218,000
William P. Ciorletti	—		72,000		72,000
Jeffrey C. Kahn	—		60,000		60,000
Edward J. Matey Jr.	—		72,000		72,000
Sonya A. Huffman	—		72,000		72,000
Shelley D. Schorsch	—		47,000		47,000
Lewis S. Ranieri	150,000		—		150,000
Raymond Garea	20,000		—		20,000
Richard A. Kraemer	20,000		—		20,000

All executive officers and trustees as a group	190,000	(5)	1,141,000		1,331,000	(5)

(1)	These restricted shares vest 33.33% on each anniversary of the date of issuance.
(2)	These restricted shares vest 33.33% on the first anniversary of the date of issuance and 8.33% at the end of each quarter thereafter.
(3)	These restricted shares have been awarded by our compensation and human resources committee, but will not be issued until immediately following this offering.
(4)	This does not include an additional 149,000 restricted shares that have been awarded to Mr. Schorsch by our compensation and human resources committee, but will be issued as of January 1, 2004.
(5)	This total does not include 20,000 restricted shares issued in September 2002 to an independent trustee who is deceased.

Administration of the Plan.    The Incentive Plan is administered by our compensation and human resources committee. Mr. Schorsch determines which consultants, executive officers and other employees, other than himself and Ms. Schorsch, will be eligible to participate, subject to compensation and human resources committee review and approval. Awards to non-executive trustees may only be made by our board of trustees. The compensation and human resources committee, in its absolute discretion, will determine the effect of an employee’s termination on unvested options and restricted common shares, unless otherwise provided in the Incentive Plan, the participant’s employment or award agreement.

Option Grants

The following table contains information concerning the grant of options under the Incentive Plan made for the fiscal year ended December 31, 2002 to the executive officers named in the summary compensation table. The table also lists potential realizable values of such options on the basis of assumed annual compounded share appreciation rates of 5% and 10% over the life of the options.

	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share		Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
Name of Grantee				Expiration Date(2)	5%(3)	10%(3)
Nicholas S. Schorsch	1,515,625	55.6%	$10.00	September 10, 2012	$9,531,684	$24,155,159
Glenn Blumenthal	468,750	17.2	10.00	September 10, 2012	2,947,944	7,470,668
Edward J. Matey Jr.	37,500	1.4	10.00	September 10, 2012	235,835	597,653
William P. Ciorletti	150,000	5.5	10.00	September 10, 2012	943,342	2,390,614
Sonya A. Huffman	125,000	4.6	10.00	September 10, 2012	786,118	1,992,178

(1)	The options granted will vest and become exercisable at a rate of 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.

(2)	The expiration date of the options will be 10 years after the date of the grant.

(3)	The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% from the date of grant to the expiration date of the options.

Option Exercises

The following table contains information concerning option holdings with respect to each of the executive officers named in the summary compensation table. None of these officers exercised any options during the year ended December 31, 2002.

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name of Grantee			Exercisable	Unexercisable	Exercisable	Unexercisable
Nicholas S. Schorsch	—	$—	—	1,515,625	$—	$3,334,375
Glenn Blumenthal	—	—	—	468,750	—	1,031,250
Edward J. Matey Jr.	—	—	—	37,500	—	82,500
William P. Ciorletti	—	—	—	150,000	—	330,000
Sonya A. Huffman	—	—	—	125,000	—	275,000

(1)	For purposes of determining the fair market value of the common shares underlying these options, we used a value of $12.20, the last reported trading price of which we are aware for a trade effected on The PortalSM Market on December 30, 2002, which was the last day during 2002 of which we are aware that a trade was effected on The PortalSM Market.

2003 Outperformance Plan

Our compensation and human resources committee has adopted an incentive bonus plan known as the 2003 Outperformance Plan, or OPP. The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is designed to provide meaningful incentives to management to generate shareholder value by aligning the interests of management with the interests of shareholders. Our compensation and human resources committee retained an independent compensation consultant with expertise in the real estate industry to assist the committee with respect to the OPP.

The OPP is a three year plan with an initial effective date of January 1, 2003. The value of the reward under the OPP will be measured annually on January 1, 2004, January 1, 2005 and January 1, 2006, with the aggregate reward amount to be determined at the end of the three year OPP term on January 1, 2006 based on the compounded annual performance under the plan during the three year measurement period.

The OPP uses total return to shareholders as the performance criteria at each annual valuation date during the three year term. Total return to shareholders is equal to the change in per share common share value from January 1, 2003 to the applicable valuation date, plus dividends earned during the same period.

•	Initial Share Value. The OPP uses a beginning share value of $11.00, which was selected by our compensation and human resources committee because it is greater than the $10.91 weighted average trading price of our common shares on The PortalSM Market for the 25 days that our common shares traded prior to January 1, 2003, during which period more than three million shares traded.

•	Valuation Date Share Value. The OPP will use a share price that reflects the approximate fair market value of our common shares at January 1 of each plan year, which will be the average closing price of our common shares on the New York Stock Exchange for the 25 trading days ending immediately prior to January 1 for each plan year.

Determining the OPP Reward Amount.    The aggregate OPP reward amount is determined at each valuation date based on the amount by which total return to our shareholders exceeds a performance threshold equal to the greater of (a) 115% of the Morgan Stanley REIT Index total return from January 1, 2003 to the applicable valuation date and (b) an annual compounded return of 12% from the $11.00 per share initial share value to the valuation date. The excess total return to shareholders, if any, above the threshold amount is referred to as the outperformance amount. The Morgan Stanley REIT Index is a capitalization-weighted index that is comprised, as of January 1, 2003, of 114 real estate investment trusts selected by Morgan Stanley Incorporated. The index is a total return index, and therefore increases with the amount of dividends paid.

The aggregate OPP reward is equal to 6.5% of the outperformance amount. The OPP reward will be comprised 20% of cash measured and paid at each annual valuation date during the three year term, and 80% of restricted common shares determined and paid only at the final valuation date under the OPP, or January 1, 2006.

•	20% Annual Cash Award. The 20% cash component of the OPP reward will be measured on an annual basis on each valuation date during the three year plan term and will reflect a “compounding average” of performance. The 20% cash reward previously paid based on the OPP reward calculated on an earlier valuation date will reduce the total cash reward paid under the OPP on a subsequent valuation date on a cumulative compounded basis. If the cash previously paid at the end of year one exceeds 20% of the OPP reward calculated at the conclusion of year two, then there will be no cash payment at the end of year two. If the cash previously paid at the end of years one and two exceeds 20% of the total OPP reward calculated at the conclusion of the three year measurement period, then there will be no cash payment at the end of year three and that excess amount will reduce the 80% restricted stock award described below.

•	80% Three-Year Restricted Share Award. The 80% restricted share component of the OPP reward will be determined at the end of the three year measurement period. The restricted shares will be issued out of restricted shares available for issuance under our 2002 Equity Incentive Plan, which currently has no authorized restricted shares available for issuance. We intend to solicit the approval of our shareholders within three years to amend the 2002 Equity Incentive Plan to allow for the issuance of restricted shares as the form of compensation for the 80% reward granted at the end of the three-year measurement period. If restricted shares are not available for the 80% reward, then our compensation and human resources committee may, in its discretion, utilize cash as a means of payment, payable in accordance with the same vesting schedule that would have applied to any restricted share reward.

The OPP takes into account subsequent issuances of common shares and units of our operating partnership by using an annual weighted average number of common shares and units of our operating partnership outstanding during each valuation period in determining the total return to shareholders and the OPP reward amount.

The restricted share portion of the OPP reward will be subject to a dilution cap of 2% of the total common shares and units of our operating partnership outstanding at January 1, 2006. The dilution cap will still be applied even if the 80% reward is paid in cash instead of restricted shares.

Dividends.    Dividends will be paid on the restricted share portion of the reward after the completion of year three. Thus, dividend payments will commence for any dividend record date on or after January 1, 2006, and will be paid on both the vested and unvested portions of the restricted share award. No dividends will be paid on the 80% reward if it is in cash in lieu of restricted shares.

Vesting.    The restricted share portion of the OPP reward will vest for a participant in three equal annual installments beginning on the later of January 1, 2005 or the second anniversary of the commencement of the participant’s employment with us.

Death or Permanent Disability.    The OPP provides that, upon the permanent disability or death of any participant, the participant (or the participant’s estate) would be entitled to receive a percentage of allocation equal to 33.3% for permanent disability or death during the first year of the OPP, 66.7% for permanent disability or death during the second year of the OPP, and 100% for permanent disability or death after the second full year of the OPP, in lieu of the standard vesting schedule described above. The vested reward would be paid after the OPP reward is determined at the end of the plan term.

Termination of Employment.    If employment of a participant who is not an executive officer is terminated without cause, or if any participant voluntarily leaves the company (except, in the case of Nicholas S. Schorsch, in the event of a resignation for one of the “good reasons” described below) or is terminated with cause, then the participant retains the vested portion of his or her OPP reward and the unvested portion of the reward is forfeited. Retaining the vested portion of an OPP reward will not change the timing of the determination of the outperformance amount for the plan or the payouts of OPP reward amounts, even for individuals who are no longer employees of the company.

If a participant who is an executive officer (other than Mr. Schorsch) is terminated without cause, then under the terms of the executive’s employment agreement, the executive would be entitled to receive a percentage of the allocation equal to the number of complete months the executive had participated in the OPP as of his or her termination date divided by 36 (i.e. the total number of months in the OPP term), in lieu of the standard vesting schedule described above. This would be paid after the OPP reward is determined at the end of the plan term. The remaining unvested allocated percentage would be forfeited.

The employment agreement for Nicholas S. Schorsch provides that, if he is terminated without cause, or resigns for one of the good reasons listed below, or becomes permanently disabled or dies, then, if this occurs during the first 12 months of the OPP term, he would be entitled to receive 75% of his allocation, and if this occurs after the first 12 months of the OPP term, he would be entitled to receive his full allocation. This would apply for the following “good reasons” under Mr. Schorsch’s employment agreement: (i) removal from our board of trustees and (ii) a reduction in his compensation or a material reduction in his duties, responsibilities or reporting requirements, or the assignment to him of any duties, responsibilities or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer and Vice Chairman of our board. The allocation would be paid to Mr. Schorsch after the OPP reward is determined at the end of the plan term, and would be reduced by a minimum amount paid as severance at the effective time of termination of his employment. This minimum amount would be equal to the OPP reward for Mr. Schorsch determined at the date of termination of his employment (applying the reduced allocation during the first 12 months, if applicable), and our compensation and human resources committee would have the discretion to pay the minimum amount in cash or restricted shares or a combination of cash and restricted shares.

Change of control.    Upon a “change of control” all participants shall become 100% vested in the OPP rewards using the change of control date as the final valuation date, and we shall be required to pay the full reward in cash, although a participant may elect to receive common shares with the consent of our Board or compensation and human resources committee.

Allocation to Plan Participants.    The OPP specifies in advance each participant’s initial percentage allocation of the total OPP reward and provides that no participant shall at any time have an allocation of more than 49.99%. Our compensation and human resources committee has established under Mr. Schorsch’s employment agreement that he will receive a minimum allocation of at least 40.0% of the outperformance reward under the OPP or any outperformance plan that replaces the OPP. The OPP reward allocation for our executive officers named in the summary compensation table is as follows:

Outperformance Plan Participants	Percentage Allocation
Nicholas S. Schorsch	40.0%
Glenn Blumenthal	11.5
Sonya A. Huffman	5.5
William P. Ciorletti	5.0
Edward J. Matey Jr.	4.5

If any participant forfeits any of his or her unvested OPP reward, then our compensation and human resources committee will have the right at any time to re-allocate all or a portion of the forfeited reward to the remaining plan participants, subject to the individual allocation cap of 49.99%. These forfeitures will not be considered unallocated initial allocations.

Plan Participants.    Each of our executive officers and certain other key employees will participate in the OPP. In addition, subject to approval of our compensation and human resources committee, one or more existing or newly hired senior managers may be permitted to participate. Non-employee trustees are not be entitled to participate in the OPP.

Outperformance Programs for Future Executives.    Our compensation and human resources committee may establish a new plan or a tracking plan for senior executives that are hired in the future, in which case the reward would be based on the “value created” through the total return to shareholders from that time.

Supplemental Executive Retirement Plan

We have established a non-qualified supplemental executive retirement plan. Mr. Schorsch is eligible to participate in the Supplemental Executive Retirement Plan as part of his total compensation package, and is the only current participant in the Supplemental Executive Retirement Plan. Other employees may become eligible to participate in the future. The benefit payable under the Supplemental Executive Retirement Plan is based on a specified percentage of each participant’s average annual compensation from us, including base compensation and bonuses paid for the three calendar years out of the last 10 calendar years of employment with us that produces the highest average amount, referred to as the average annual compensation, and subject to an annual maximum benefit. If the participant has not been employed with us for at least three years, the participant’s average actual compensation will be used to determine his or her average annual compensation. Participants may begin to receive Supplemental Executive Retirement Plan payments once they have attained the later of age 60 or retirement. Benefits paid under the Supplemental Executive Retirement Plan are for life with 10 years of guaranteed payments and terminate upon the participant’s death. The participant may elect, within 30 days after the date the participant’s employment with us terminates (or a later date as established by the compensation and human resources committee or other committee of the board of trustees charged with administering the plan), when the participant wants payment of his or her vested Supplemental Executive Retirement Plan benefit to begin. If the participant elects to receive his or her Supplemental Executive Retirement Plan benefit prior to attaining age 60, the participant’s benefit payment will be actuarially reduced to reflect the longer period over which payments are expected to be made.

Under the terms of Mr. Schorsch’s employment agreement, he is entitled to a Supplemental Executive Retirement Plan benefit equal to 50% of his average annual compensation, subject to reduction in certain circumstances, with a maximum annual benefit of $475,000.

Mr. Schorsch will vest in his Supplemental Executive Retirement Plan benefit over a period of five years, subject to the following vesting schedule:

	Year 1	Year 2	Year 3	Year 4	Year 5
Vested Percentage	22%	43%	63%	82%	100%

Under the plan, a year of vesting service for Mr. Schorsch is measured by the 12 month period ending on each anniversary of his employment agreement. Mr. Schorsch also will become 100% vested in his Supplemental Executive Retirement Plan benefit if he becomes permanently disabled, he dies, if there is a change in control (as described above), he is terminated by us without cause, or if he terminates for good reason.

The following table shows estimated annual retirement benefits payable to Mr. Schorsch in the Supplemental Executive Retirement Plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

Average Annual Compensation	Service (in years)
	Three	Five	10 or More
$ 500,000	$157,500	$250,000	$250,000
750,000	236,250	375,000	375,000
1,000,000	315,000	475,000	475,000
1,250,000	393,750	475,000	475,000
1,500,000	472,500	475,000	475,000
1,750,000	475,000	475,000	475,000
2,000,000	475,000	475,000	475,000
2,250,000	475,000	475,000	475,000
2,500,000	475,000	475,000	475,000

Mr. Schorsch’s minimum 2003 compensation covered by the plan is $775,000 which equals Mr. Schorsch’s annual base salary, as set forth in his employment agreement, plus his guaranteed minimum yearly bonus. The initial year covered by the plan was 2002.

Supplemental Executive Retirement Plan benefits are payable for life with a guaranteed period of 10 years commencing at the later of retirement or age 60 for Mr. Schorsch. If he dies prior to receiving 10 years of guaranteed payments to which he is entitled, the actuarial equivalent of the remaining guaranteed payments will be paid to his surviving spouse or designated beneficiary in a single lump sum. If he dies prior to the time benefit payments are scheduled to begin, his surviving spouse or designated beneficiary will receive the actuarial equivalent of his vested Supplemental Executive Retirement Plan benefit, determined on the date of his death, in a single lump sum cash payment.

The Supplemental Executive Retirement Plan is an unfunded plan that is not intended to meet the requirements of Internal Revenue Code Section 401(a). Supplemental Executive Retirement Plan payments may be made from our general assets and a participant is a general, unsecured creditor of us. We will establish a “rabbi” trust in connection with the plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of common shares by (i) each of our trustees, (ii) each of our executive officers, (iii) all of our trustees and executive officers as a group and (iv) each of our shareholders known to us to be the beneficial owner of more than 5% of our common shares, as of May 1, 2003, as adjusted to give effect to the issuance of the restricted common shares issuable upon completion of this offering. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of All Common Shares(1) (pre-offering)	Percentage of All Common Shares(1) (post-offering)
Trustees and Executive Officers

Nicholas S. Schorsch	3,225,559	(2)(3)	7.2%	3.4%
Glenn Blumenthal	219,000	(3)(4)	*	*
William P. Ciorletti	73,000	(3)(4)	*	*
Sonya A. Huffman	72,500	(3)(4)	*	*
Jeffrey C. Kahn	398,150	(3)(5)	*	*
Edward J. Matey Jr.	72,000	(3)(4)	*	*
Shelley D. Schorsch	3,225,559	(3)(6)	7.2	3.4
Lewis S. Ranieri	450,000	(3)(7)	1.0	*
John M. Eggemeyer III	—	(8)	—	—
Raymond Garea	20,000	(4)	*	*
Michael J. Hagan	—	(8)	—	—
John P. Hollihan III	—	(8)	—	—
William M. Kahane	—	(8)	—	—
Richard A. Kraemer	35,000	(9)	*	*
J. Rock Tonkel, Jr.	85,000	(10)	*	*
All executive officers and trustees as a group (15 persons)	4,650,209	(11)	10.3	4.9

5% Shareholders

Friedman, Billings, Ramsey Group, Inc.	4,373,441	(12)(13)	10.0	4.7
Kensington Investment Group, Inc.	3,830,900	(14)	8.8	4.1
Alex Brown Investment Management	3,000,000	(14)	6.9	3.2
Boston Partners	2,600,000		6.0	2.8
Hunter Global Investors	2,400,000		5.5	2.6

*	Represents less than 1%.

(1)	Pre-offering calculations assume 42,498,008 common shares outstanding as of May 1, 2003 and the issuance of an additional 1,141,000 restricted common shares. Post-offering calculations assume 93,639,008 common shares outstanding. Common shares that are deemed to be beneficially owned by a shareholder within 60 days after May 1, 2003 are deemed outstanding for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.

(2)	Mr. Schorsch’s shares consist of 1,264,707 common shares, 209,050 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children, 600,000 restricted common shares, units of our operating partnership convertible into 1,104,802 common shares (which are held by a grantor retained annuity trust, of which Mr. Schorsch is the sole settlor and trustee), and 47,000 restricted common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs. See Note (6) below.

(3)	Does not include unvested options to purchase common shares held by Mr. Schorsch (1,515,625), Mr. Blumenthal (468,750), Mr. Ciorletti (150,000), Ms. Huffman (125,000), Mr. Kahn (120,000), Mr. Matey (37,500), Ms. Schorsch (100,000) and Mr. Ranieri (150,000).

(4)	Consists of restricted common shares and, in the case of Messrs. Blumenthal and Ciorletti and Ms. Huffman, includes 1,000, 1,000 and 500 units of our operating partnership, respectively.

(5)	Mr. Kahn’s shares consist of 60,000 restricted common shares and units of our operating partnership convertible into 338,150 common shares, of which 95,000 units are held by a family trust.

(6)	Ms. Schorsch’s shares consist of 47,000 restricted common shares, 209,050 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children and 2,969,509 common shares held by Ms. Schorsch’s spouse, Nicholas S. Schorsch, our President, CEO and Vice Chairman of our board of trustees. See Note (2) above.

(7)	Mr. Ranieri’s shares consist of 300,000 common shares and 150,000 restricted common shares.

(8)	We intend to issue to each of Messrs. Eggemeyer, Hagan, Hollihan and Kahane 20,000 restricted common shares at such time as our shareholders approve an increase in the number of authorized restricted shares issuable under the 2002 Equity Incentive Plan. See “Management—Compensation of Trustees.”

(9)	Mr. Kraemer’s shares consist of 15,000 common shares held with his spouse as tenants-in-common and 20,000 restricted common shares.

(10)	Mr. Tonkel’s shares consist of units of our operating partnership convertible into 85,000 common shares. These units were transferred to Mr. Tonkel by Friedman, Billings, Ramsey & Co., Inc. See “Certain Relationships and Related Transactions.”

(11)	Consists of 1,579,708 common shares held of record by our trustees and executive officers, 209,050 common shares held by trusts for the behalf of Mr. and Mrs. Schorsch’s children, 1,331,000 restricted common shares and units of our operating partnership convertible into 1,530,452 common shares.

(12)	J. Rock Tonkel, Jr., one of our trustees, is an Executive Vice President and the Head of Investment Banking for Friedman, Billings, Ramsey & Co., Inc., one of the underwriters in this offering. Friedman, Billings, Ramsey Group, Inc. is an affiliate of Friedman, Billings, Ramsey & Co., Inc.

(13)	Includes units of our operating partnership convertible into 610,000 common shares held by Friedman, Billings, Ramsey & Co., Inc. Friedman, Billings, Ramsey Group, Inc. disclaims beneficial ownership of any common shares issuable to Mr. Tonkel or James C. Neuhauser, a Senior Managing Director of Friedman, Billings, Ramsey & Co., Inc., pursuant to the redemption of their 140,000 aggregate units of our operating partnership, which shares are also included in this amount.

(14)	These common shares are held in various managed funds or accounts.

SELLING SHAREHOLDER

The following table sets forth the beneficial ownership of common shares by the selling shareholder as of May 1, 2003, the maximum number of common shares being offered by the selling shareholder under this prospectus and the beneficial ownership of common shares by the selling shareholder on May 1, 2003 as adjusted to give effect to the sale of the common shares offered by this prospectus. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that the shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares may also be sold by donees, pledgees or other transferees or successors in interest of the selling shareholders.

Pursuant to registration rights agreements between us and our existing shareholders, these shareholders have the right to sell in this offering all or a portion of their common shares. In accordance with notices that we received pursuant to these registration rights, we are including 200,000 common shares in this offering. The underwriters have the right to reduce this number at their discretion, and the selling shareholder may withdraw its common shares from this offering at any time up until 10 days prior to the effective date of the registration statement of which this prospectus is a part.

	Number of Shares Beneficially Owned	Maximum Number of Shares Being Offered	Percentage of All Common Shares Beneficially Owned Before Resale(1)	Beneficial Ownership After Resale of Shares
Selling Shareholder				Number of Shares	Percentage(2)
Bear Wagner Specialists LLC	925,000	200,000	2.2	725,000	*

*	Represents less than 1%.

(1)	Assumes 42,498,008 common shares outstanding as of May 1, 2003.

(2)	Assumes 93,639,008 common shares outstanding as of May 1, 2003, including 50,000,000 shares issued in this offering.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS

In accordance with registration rights agreements that we entered into at the time of our formation transactions and September 2002 private placement with various holders of our common shares and units of our operating partnership, we have:

•	agreed to include shares held by some of these holders in this offering; and

•	have filed a registration statement under the Securities Act covering the resale of common shares not included in this offering, which we refer to as the resale registration statement.

We will use our best commercially practicable efforts to cause the resale registration statement to be declared effective as promptly as practicable following the date of this prospectus.

At the request of the underwriters, various holders of our common shares and units of our operating partnership have entered into lock-up agreements that prohibit them from selling, contracting to sell or otherwise disposing of or hedging their common shares and units for specified periods of time following the date of this prospectus. These registration rights and lock-up agreements are described in detail below. The summaries of the registration rights agreements are not complete and are subject to and qualified in their entireties by reference to the registration rights agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Arrangements with Current Shareholders and Operating Partnership Unitholders

Inclusion of Common Shares in this Offering.    On January 23, 2003, we sent to all of our shareholders, as reflected in our books and records as of that date, notice of our intention to file a registration statement with the SEC for this offering. We sent this notice pursuant to registration rights agreements between us and our shareholders, under which the shareholders have the right to sell in this offering all or a portion of their common shares, subject to various rights of the underwriters and other conditions referred to below.

Because this offering is underwritten, these registration rights agreements:

•	require the selling shareholders to enter into the underwriting agreement for this offering;

•	permit the underwriters, based on marketing factors, to limit the number of shares a selling shareholder may sell in this offering; and

•	condition the selling shareholders’ participation in this offering on compliance with applicable provisions of the registration rights agreement.

As of May 22, 2003, we had received notices from shareholders to include 200,000 common shares in this offering. The underwriters have the right to reduce this number at their discretion, and the selling shareholder may withdraw its common shares from this offering at any time until 10 days prior to the effective date of the registration statement of which this prospectus is a part.

Resale Registration Statement.    Under our registration rights agreement with the holders of common shares purchased in our September 2002 private placement, we are required to file with the SEC, no later than June 6, 2003, a registration statement registering for resale under the Securities Act the common shares they purchased in the private placement. Accordingly, we have filed a resale registration statement covering the resale of any of these common shares not included in this offering. We will use our best commercially practicable efforts to cause this resale registration statement to be declared effective as promptly as practicable following the date of this prospectus.

We have agreed to maintain the effectiveness of the resale registration statement until the later of:

•	the first trading day after 90 days have elapsed following the effective date of the resale registration statement, not including days we have prohibited the selling shareholders from selling shares; and

•	September 10, 2003.

We will also include in the resale registration statement common shares issuable upon the conversion of units of our operating partnership.

The plan of distribution included in the resale registration statement will cover resales into the market and will also cover all other possible types of distributions by the selling shareholders, including firm underwritten offerings, bought transactions and block trades. We are obligated to file any necessary prospectus supplements to facilitate any particular firm underwriting that may be arranged by any selling shareholders.

We may suspend sales under the resale registration statement by the selling shareholders holding common shares issued in our private placement for up to 60 days in any 12 month period during the pendency of merger negotiations or other undisclosed material events, and up to an additional 90 days per year to effectuate any lock-up requested by the managing underwriter(s) of a public offering of our common shares. In addition, we may suspend sales by the selling shareholders holding common shares issuable upon conversion of units of our operating partnership for up to 45 days per occurrence and an aggregate of 90 days in any 12 month period during the pendency of merger negotiations or other undisclosed material events.

Lock-Up Agreements

Trustees, Executive Officers and Certain Other Parties.    On September 3, 2002, all of our executive officers and trustees entered into an agreement with Friedman, Billings, Ramsey & Co., Inc., in its capacity as the initial purchaser in our September 2002 private placement, pursuant to which each of these individuals agreed that he or she will not, without the prior written approval of Friedman, Billings, Ramsey & Co., Inc., directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act, or otherwise dispose of any common shares, options or warrants to acquire common shares, or other securities exchangeable or exercisable for or convertible into common shares owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) by the undersigned (other than as a bona fide gift, provided that the donee thereof agrees in writing to be bound by the September 3, 2002 lock-up agreement), or publicly announce that individual’s intention to do any of the foregoing, for a period commencing on September 3, 2002 and ending on September 2, 2003.

In addition, under the underwriting agreement for this offering, we, our trustees, our executive officers Friedman, Billings, Ramsey & Co., Inc., one of the underwriters in this offering, and Friedman, Billings, Ramsey Group, Inc., the successor-by-merger to FBR Asset Investment Corporation and an affiliate of Friedman, Billings, Ramsey & Co., Inc., have entered into lock-up agreements with the underwriters under which we and each of these securityholders may not, for a period of 180 days after the date of this prospectus, without the prior written approval of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., offer, sell, pledge, contract to sell or otherwise dispose of, hedge or transfer our common shares, except for underwritten common shares, or securities convertible into or exchangeable for our common shares. The lock-up agreements with our executive officers and trustees contain certain exceptions that permit transfers such as gifts to family members so long as the family members agree to the terms of the lock-up agreement and, in the case of Nicholas S. Schorsch, donations of up to $5.0 million of our common shares to certain specified charitable organizations.

Other Shareholders.    All shareholders whose shares will be included in the resale registration statement are restricted from, without the prior written consent of both Banc of America Securities LLC and Friedman,

Billings, Ramsey & Co., Inc., directly or indirectly offering, selling, contracting to sell or otherwise disposing of or hedging their common shares covered by that registration statement for 45 days following the date of this prospectus. This 45 day lock-up period will automatically terminate, however, upon the later to occur of (i) exercise in full of the underwriters’ over-allotment option and (ii) the fifth consecutive day on which the closing price of our common shares on the New York Stock Exchange equals at least 120% of the public offering price of our common shares, or $            .

Operating Partnership Unitholders.    Holders of units of our operating partnership will be prohibited from, without the prior written consent of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., directly or indirectly, offering, selling, contracting to sell or otherwise disposing of or hedging their common shares and securities convertible into or exchangeable for our common shares for a period of 45 days after the date of this prospectus.

The following table illustrates the various lock-up agreements described above, and the duration of the lock-up periods agreed to in those agreements:

Holder	Number of Common Shares of Beneficial Interest		Duration of Lock-Up Period After Date of this Prospectus	Expiration of Lock-up Period
Trustees and Executive Officers	3,509,209	(1)	180 days	, 2003
Common Shareholders	36,555,810	(2)	45 days(3)	, 2003
Friedman, Billings, Ramsey Group, Inc.(4)	3,763,441		180 days	, 2003
Operating Partnership Unitholders	2,260,514	(5)	45 days	, 2003
Friedman, Billings, Ramsey & Co., Inc.	665,000	(6)	180 days	, 2003

(1)	Consists of 1,579,707 common shares held of record, 209,050 common shares held by trusts for the behalf of Mr. and Mrs. Schorsch’s children, 190,000 issued restricted common shares and units of our operating partnership convertible into 1,530,452 common shares (which are held by a grantor retained annuity trust, of which Mr. Schorsch is the sole settlor and trustee).

(2)	Consists of common shares issued in connection with a private placement of common shares completed in September 2002.

(3)	This lock-up period will automatically terminate upon the later to occur of (i) exercise in full of the underwriters’ over-allotment option and (ii) the fifth consecutive day on which the closing price of our common shares on the New York Stock Exchange equals at least 120% of the public offering price of our common shares, or $ .

(4)	Friedman, Billings, Ramsey Group, Inc. is the sucessor-by-merger to FBR Asset Investment Corporation and an affiliate of Friedman, Billings, Ramsey & Co., Inc. FBR Asset Investment Corporation purchased these 3,763,441 common shares in our September 2002 private placement.

(5)	Consists of common shares issuable upon the conversion of an equal number of units of our operating partnership, issued to contributors in connection with our formation, excluding units held by our trustees and executive officers.

(6)	Includes 55,000 common shares issuable upon conversion of an equal number of units of our operating partnership issued to James C. Neuhauser, a Senior Managing Director of Friedman, Billings, Ramsey & Co., Inc. and 610,000 common shares issuable upon the conversion of an equal number of units of our operating partnership, issued to Friedman, Billings, Ramsey & Co., Inc. in connection with our formation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Benefits

Person Receiving the Benefit	Nature and Amount of Benefit
Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees

Nicholas S. Schorsch controls First States Wilmington, L.P., the entity that owns the Three Beaver Valley Road property in Wilmington, Delaware and from which we acquired an option to purchase all of its limited and general partnership interests in May 2002. We acquired this option in return for a loan by our operating partnership to First States Wilmington, which has since been repaid. See “Our Business and Properties—Option Agreement.”

In addition, Mr. Schorsch was one of the sellers of 89% of the limited partnership interests in First States Partners II, L.P. the entity that owns our 123 South Broad Street property, that we acquired in September 2002. Mr. Schorsch beneficially owned 45.5% of the limited partnership interests that we acquired and received approximately $11.1 million as consideration for the sale of his interests. Mr. Schorsch continues to beneficially own a 5.0% limited partnership interest in First States Partners II, and in connection with the sale was issued 1,104,802 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. Because Mr. Schorsch controls a large portion of the 11% minority interest in First States Partners II, he has the ability to significantly influence the approval of major transactions involving 123 South Broad Street. See “Our Business and Properties—Our Properties.”

Mr. Schorsch’s spouse, Shelley D. Schorsch, is our Senior Vice President—Corporate Affairs, and is also a party to an employment agreement with us, pursuant to which we have agreed to pay her an annual base salary of $125,000 and an annual bonus in the amount of up to two times her annual base salary, consistent with the agreements described under “Management—Employment Agreements.” Ms. Schorsch is also entitled to participate in our 2002 Equity Incentive Plan, pursuant to which we have awarded and may again in the future award to her share options and restricted share awards, and she will also receive a 5.0% allocation in our 2003 Outperformance Plan. See “Management—2002 Equity Incentive Plan,” “—2003 Annual Bonus Criteria,” and “—2003 Outperformance Plan.”

Person Receiving the Benefit	Nature and Amount of Benefit
Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions	Mr. Kahn owns a 33.3% interest in Kahn & Co., a leasing company that has previously provided leasing services with respect to certain of our initial properties that we acquired in September 2002. We have assumed obligations to pay this leasing company approximately $199,000 in residual leasing commission payments annually over the remaining terms of the leases brokered by this company. The average remaining lease term for these leases is approximately nine years.

In addition, Mr. Kahn was one of the sellers of 89% of the limited partnership interests in First States Partners II that we acquired in September 2002. Mr. Kahn owned 4.4% of the limited partnership interests that we acquired in this transaction. Mr. Kahn continues to own a 0.5% limited partnership interest in First States Partners II, and in connection with the sale, was issued 33,819 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. See “Our Business and Properties—Our Properties.”

Mr. Kahn is also a limited partner in First States Wilmington, L.P., the entity that owns the Three Beaver Valley Road property.

Friedman, Billings, Ramsey & Co., Inc., the co-lead and joint book-running manager of this offering	We and Friedman, Billings, Ramsey & Co., Inc. entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which Friedman Billings Ramsey contributed to us certain intellectual property, including but not limited to (i) valuable contributions of proprietary information, trade secrets and know-how related to the development of the business plan, corporate structure and economic model upon which our business is based, (ii) contributions of significant amounts of time and resources and (iii) other in-kind contributions of capital, in exchange for the issuance by our operating partnership to Friedman Billings Ramsey of 750,000 units of our operating partnership. Friedman Billings Ramsey informed us that it has transferred 85,000 of these units to J. Rock Tonkel, Jr., one of our trustees and an Executive Vice President and the Head of Investment Banking at Friedman Billings Ramsey. We have also provided Friedman Billings Ramsey and its transferee with demand and piggyback registration rights relating to the common shares for which these units may be converted, similar to the piggyback registration rights provided to the investors in our private placement of common shares in September 2002. See “Registration Rights and Lock-up Agreements.”

Person Receiving the Benefit	Nature and Amount of Benefit

On May 24, 2002, we entered into an agreement with Friedman Billings Ramsey pursuant to which Friedman Billings Ramsey agreed to provide us with certain marketing, referral and origination services for a term of four years commencing as of the completion of our September 2002 private placement of common shares. In consideration for providing these services, we agreed to pay Friedman Billings Ramsey a base monthly retainer fee of $50,000 payable for 24 months and certain incentive fees, with the monthly retainer fee to be applied against incentive fees payable under the agreement. Friedman Billings Ramsey is entitled to a 1% incentive fee on the first $150 million of acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman Billings Ramsey and that we complete and a 1.5% incentive fee on acquisitions of real property, leasehold interests and non-recourse mortgage debt that is sourced by Friedman Billings Ramsey and that we complete in excess of $150 million. In December 2002, we amended this agreement with Friedman Billings Ramsey to eliminate the monthly retainer fee. Monthly retainer fees were paid in full to Friedman Billings Ramsey through December 2002, pro-rated for partial months.

On May 28, 2002, we and our predecessor entity entered into an engagement letter agreement with Friedman Billings Ramsey pursuant to which we engaged Friedman Billings Ramsey to:

	•	serve as placement agent with respect to our September 2002 private placement of common shares; and

	•	act as financial advisor to us with respect to a variety of other possible future transactions.

Under the May 2002 engagement letter agreement, we and our predecessor agreed to compensate Friedman Billings Ramsey with a cash fee equal to 7.0% of the gross proceeds received from our September 2002 private placement of common shares for its services as placement agent, and agreed to compensate Friedman Billings Ramsey for certain other financial services performed by Friedman Billings Ramsey on customary terms upon future agreement, subject to minimum compensation of not less than: 6.0% for private placements or public offerings of our equity securities following an initial public offering; 4.0% for any private placements or public offerings of debt securities; 2.0% for securitization financings; 0.40% for non-warehouse bank credit facilities; and 1.5% for warehouse financings.

On December 17, 2002, we entered into a joint engagement letter agreement with Banc of America Securities LLC and Friedman Billings Ramsey to serve as co-lead, joint book-running managers of this offering. Under the December 2002 joint engagement letter agreement, we agreed to gross underwriting discounts and commissions of 7.0% of the gross proceeds of this offering, to be paid in the form of a discount from the public offering price of our common shares in this offering.

Person Receiving the Benefit	Nature and Amount of Benefit
Immediately following our joint engagement of Banc of America Securities LLC and Friedman Billings Ramsey, we entered into a new engagement letter with Friedman Billings Ramsey to replace and supersede the May 2002 engagement letter. This new engagement letter agreement gives Friedman Billings Ramsey the right to serve as our exclusive financial advisor with respect to any future extraordinary transaction such as a merger, acquisition outside of the ordinary course of business, sale of all or substantially all of our shares or assets or other business combination transaction we undertake, subject to certain exceptions and conditions, during the engagement term, which expires on the earlier of April 30, 2004 or 12 months after the date of completion of this offering. Friedman Billings Ramsey also has the right under the new engagement letter agreement to participate as a co-lead manager in future public or private capital transactions, other than traditional bank credit facilities and mortgage financings, as well as certain other origination and referral services during the engagement term. Friedman Billings Ramsey will receive customary fees to be agreed upon for each transaction under the new engagement letter. We have entered into an agreement, dated September 20, 2002, with FBR Investment Management, Inc., an affiliate of Friedman Billings Ramsey, to assist us with the management of our residential mortgage-backed securities investments. Under the terms of this agreement, we paid FBR Investment Management a monthly asset management fee of 0.20% of the month end market value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter, through January 31, 2003. We amended the agreement effective February 1, 2003, to reduce the monthly asset management fee to 0.15% of the month-end market value of our residential mortgage-backed securities, subject to a cap of $725,000 per quarter. Pursuant to the agreement, we paid FBR Investment Management $725,000 for the fourth quarter of 2002 and $280,092 for the first quarter of 2003 for asset management services. Although FBR Investment Management acquires the residential mortgage-backed securities it manages for us, and may do so with a portion of the proceeds of this offering, FBR Investment Management has not received, and will not receive, fees related to the initial acquisition of these securities. The agreement will remain in effect until terminated by either party with 30 days’ prior written notice. See “Our Business and Properties—Other Types of Investments and Policies.”

Person Receiving the Benefit	Nature and Amount of Benefit
Friedman, Billings, Ramsey Group, Inc., successor-by-merger to FBR Asset Investment Corporation, and an affiliate of Friedman, Billings, Ramsey & Co., Inc.	In connection with a loan that FBR Asset Investment Corporation made to our operating partnership in the principal amount of $5.0 million, which loan has since been repaid, we issued to FBR Asset warrants to purchase up to $25.0 million of our common shares at $9.30 per share, which was the per share offering price of our common shares in our September 2002 private placement less the initial purchaser’s discount. FBR Asset elected to terminate these warrants at the time of our September 2002 private placement and to instead purchase $35.0 million of our common shares in the offering at a price per share equal to $9.30. In addition, we have granted to FBR Asset the right to have one non-voting observer at all of our board meetings, subject to confidentiality and other limitations. Assuming this offering is completed, this right will expire upon the earlier of FBR Asset’s failure to own at least 100,000 of our common shares and March 5, 2005. Effective March 31, 2003, FBR Asset Investment Corporation merged with and into Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc., as the surviving corporation, succeeded to all of FBR Asset’s rights and interests in our company as described above.

Benefits Received by Our Trustees and Executive Officers in Our Formation Transactions

Some of our executive officers and trustees, and their family members and affiliated entities, owned interests in the properties and operating companies that we acquired in our formation transactions, in which we paid consideration, including assumed indebtedness, of approximately $228.0 million in the aggregate. Material terms of our formation transactions are discussed in “Our Business and Properties—Our Formation Transactions.” They received consideration as follows:

Name(1)	Cash	Common Shares(2)	Units of Operating Partnership(2)	Total Consideration Received
Nicholas S. Schorsch and Shelley D. Schorsch	$20,743,412	1,204,940	1,104,802	$43,840,832

Jeffery C. Kahn	—	—	341,650	3,416,500

Total	$20,743,412	1,204,940	1,446,452	$47,257,332

(1)	The consideration shown as received by each individual includes consideration paid and issued to the individual’s family members and affiliated entities.

(2)	Each common share and unit of our operating partnership issued in our formation transactions was valued at $10.00.

In addition to the consideration described above, Mr. Schorsch received an aggregate of approximately $4.1 million payable to an entity controlled by him as a disposition fee in his capacity as the general partner of the entities from which we purchased our initial properties.

Other Information Regarding Related Party Transactions

Properties Acquired

The following chart shows certain information relating to the 12 bank branches and two office buildings in which three of our executive officers or trustees and their family members and affiliates invested during the two year period prior to the date on which we acquired these properties in our formation transactions in September 2002. Each investor was paid, through a combination of cash and units of our operating partnership, a proportionate share of the purchase price we paid for the properties in our formation transactions based on their respective ownership percentages.

Property	Executive Officer or Trustee(1)	Investment Dates	Amount Invested	Amount Received in Contribution
12 Bank Branches(2)	Nicholas S. Schorsch and Shelley D. Schorsch	September 20, 2000- March 15, 2002	$2,015,786	$4,920,257
	Jeffrey C. Kahn		187,372	449,672

123 South Broad Street	Nicholas S. Schorsch and Shelley D. Schorsch	September 25, 2000	12,971,404	24,012,975
	Jeffrey C. Kahn		1,483,145	2,745,633

177 Meeting Street	Nicholas S. Schorsch and Shelley D. Schorsch	December 29, 2000	2,169,159	2,888,608
	Jeffrey C. Kahn		248,021	330,282

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.

(2)	Of these 12 bank branches, 11 were acquired pursuant to our formulated price contract with Bank of America, N.A. and the remaining bank branch was acquired pursuant to our formulated price contract with Wachovia Bank, N.A.

At the time of our formation, we determined the value of the properties in which these executive officers or trustees and their family members and affiliates held interests by dividing the estimated 2003 earnings before interest, taxes and depreciation for each property by a capitalization rate of 9.75%.

Leasehold Interests

The following chart shows certain information relating to leasehold interests in four bank branches in which three of our executive officers or trustees and their family members and affiliates invested during the two year period prior to the date on which we acquired these leasehold interests in our formation transactions in September 2002. Each investor was paid, through a combination of cash and units of our operating partnership, a proportionate share of the purchase price we paid for the leasehold interests in our formation transactions based on their respective ownership percentages.

Property	Executive Officer or Trustee(1)	Investment Dates	Amount Invested	Amount Received in Contribution
Leasehold interests in bank branches(2)	Nicholas S. Schorsch and Shelley D. Schorsch	May 9, 2001- May 22, 2001	$0	$202,817

	Jeffrey C. Kahn		0	17,308

(1)	The amounts shown include amounts invested and received by family members and other affiliates of the named persons.

(2)	The four leasehold interests were acquired pursuant to our formulated price contract with Bank of America, N.A.

At the time of our formation, we determined the value of the leasehold interests in which these executive officers or trustees and their family members and affiliates held interests by dividing the earnings before interest, taxes and depreciation at each property by a capitalization rate of 9.75%.

Related Party Leases

We lease 4,000 square feet in a converted bank branch owned by Nicholas S. Schorsch under a lease expiring in July 2009 which has aggregate annual rent of $66,000 in 2002, subject to increases of the greater of 3% or increases in the Consumer Price Index per year through the expiration of the lease. This property is the first bank branch that Mr. Schorsch acquired. We lease 2,500 square feet in an office building owned by Mr. Schorsch’s wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, under a lease with aggregate annual rent of $46,350, which lease expires in 2008 and is subject to annual rent increases of the greater of 3% or the Consumer Price Index. This property is currently for sale.

Related Party Management Services

We currently provide property and asset management services for four bank branches and the Three Beaver Valley Road property, a five-story office building, containing approximately 263,000 rentable square feet, all of which are owned by Mr. Schorsch and Mr. Kahn and other entities affiliated with them. We collect fees in return for performing these services. These fees are determined on an arm’s length basis, and totaled approximately $110,000 in 2002. The three bank branches are currently under agreement for sale, with closing anticipated within 12 months, and one bank branch is currently leased to a third party which is subject to a purchase option by the third party.

DESCRIPTION OF SHARES

The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest and 100,000,000 preferred shares of beneficial interest, par value $0.001 per share. As of March 31, 2003, 42,498,008 common shares were issued and outstanding, no preferred shares were issued and outstanding, and 4,455,966 common shares were issuable upon conversion of units of our operating partnership. As of March 31, 2003, there were approximately 18 record holders of our common shares. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a vote of two-thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. Our ability to pay dividends is not restricted by the terms of any of our credit facilities. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares or Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, referred to as the Aggregate Share Ownership Limit, in value of our outstanding shares of beneficial interest. In addition, the declaration of trust prohibits any person from acquiring or holding, directly or indirectly, common shares in excess of 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares, referred to as the Common Share Ownership Limit.

Our board of trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, referred to as an Excepted Holder. However, the board of trustees may not grant such an exemption to any person if such exemption would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our board of trustees that such holder will not violate the two aforementioned restrictions. The person must also agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Trust (as defined below). Our board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

Our declaration of trust further prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above transfer or ownership limitations, referred to as a Prohibited Owner, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust, referred to as the Trust, for the exclusive benefit of one or more charitable beneficiaries, referred to as the Charitable Beneficiary, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust, referred to as the Trustee, shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Trust, the Trustee shall have the authority, at the Trustee’s sole discretion, (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Trust, the Trustee shall sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of beneficial interest held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

CERTAIN PROVISIONS OF MARYLAND LAW AND  OF OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees shall be initially seven, and may only be increased or decreased by a vote of a majority of the members of our board of trustees. We increased the number of our trustees to 10 in April 2003. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Our bylaws provide that at least two-thirds of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange, and will be nominated by our nominating and corporate governance committee. Pursuant to our bylaws, Mr. Schorsch will have the right, so long as he is our chief executive officer, to nominate our current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by the members of our corporate governance and nominating committee, and satisfy the standards established by that committee for membership on our board.

Classification of Our Board of Trustees

Pursuant to our declaration of trust, our board of trustees is currently divided into three classes of trustees. Trustees of each class are elected for a three year term, and each year one class of trustees will be elected by the shareholders. The initial terms of the Class I, Class II and Class III trustees are scheduled to expire in 2003, 2004 and 2005, respectively, and when their respective successors are duly elected and qualify. Our board of trustees has, however, unanimously approved a proposal to amend our declaration of trust to eliminate the staggered terms and have trustees serve for one year terms and thus be subject to election annually. This proposal is subject to shareholder approval, which will be sought at our 2003 annual meeting of shareholders, to be held in the Fall of 2003. There can be no assurance that this proposal will be approved by our shareholders. If it is approved, all of our current trustees will be nominated for election at the 2003 meeting of shareholders for a term to expire at the annual meeting of shareholders in 2004. If it is not, our board will remain staggered in three classes. Any trustee elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a plurality of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult, thus increasing the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, deter or prevent a tender offer or an attempt to change control in us or another transaction that might involve a premium price for holders of common shares that might be in the best interest of our shareholders.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Article II, Section 16 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held in June of each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer, and must be called by our Secretary upon the written request of the shareholders entitled to cast not less than a majority of all the voted entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination, fiduciary duty and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on classification of our board of trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest; and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest. The “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the amended and restated agreement of limited partnership of our operating partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Formation; Management

Our operating partnership was organized as a Delaware limited partnership on May 22, 2002. The initial partnership agreement was entered into on that date, amended and restated on May 24, 2002 and amended and restated again on September 10, 2002. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the conversion rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

The affirmative vote of at least two-thirds of the limited partnership units of our operating partnership, excluding those held by us, is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership. Upon completion of this offering, and assuming no exercise by the underwriters of their over-allotment option, we will own approximately 95.5% of the partnership interests, including the 0.5% general partnership interest.

Transferability of Interests

In general, we may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership without the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their conversion rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

Capital Contribution

The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow these funds from a financial institution or other lender and lend these funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation. Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise, which would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

Conversion Rights

Pursuant to Section 8.04 of the partnership agreement, all of the current holders of the units of our operating partnership, other than us, have conversion rights, which enable them to cause us to convert their units into common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or, at our option, to redeem their units for a cash amount equal to the value of the common shares for which the units would otherwise be converted. These holders own, in the aggregate, approximately 9.5% of the issued units of our operating partnership, while we own the remainder. The holders of these units of our operating partnership have been entitled to exercise their conversion rights since March 10, 2003, which was the six month anniversary of the completion of our private placement. Under Section 8.04 of our partnership agreement, holders of units of our operating partnership issued after the date of this prospectus will be prohibited from converting their units into common shares for 12 months after they are issued, unless this waiting period is waived or shortened by our board of trustees, as it was in the case of our current limited partners, who received their units in our formation transactions. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its conversion rights to the extent that the issuance of common shares to the converting limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our declaration of trust;

•	result in our shares of beneficial interest being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•	be likely to cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or units of our operating partnership for purposes of complying with the Securities Act.

In all cases, however,

•	each limited partner may not exercise the conversion right for fewer than 1,000 units of our operating partnership or, if such limited partner holds fewer than 1,000 units, all of the units held by such limited partner;

•	each limited partner may not exercise the conversion right with respect to more than the number of units that would, upon conversion, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the applicable ownership limitation; and

•	each limited partner may not exercise the conversion right more than two times annually.

As of May 1, 2003, the aggregate number of common shares issuable upon exercise of the conversion rights was approximately 4,455,966. The number of common shares issuable upon exercise of the conversion rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code, other than any federal income tax liability associated with our retained capital gains, and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the partnership.

Distributions

The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership.

Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Internal Revenue Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. The partnership will use the “traditional method” under Internal Revenue Code Section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

Term

The partnership will have perpetual existence, unless dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the conversion of all units of our operating partnership, other than those held by us, if any; or

•	an election by us in our capacity as the owner of the sole general partner of our operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of the partnership. Accordingly, through our ownership of the general partner of our operating partnership, we have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Morgan, Lewis & Bockius LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein summarizes the federal income tax consequences that are material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “ —Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in “ — Taxation of Non-U.S. Shareholders”).

The statements in this section and the opinion of Morgan Lewis, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our initial short taxable year ending December 31, 2002. We believe that we are organized and have operated in such a manner to enable us to qualify for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Morgan Lewis has opined that, for Federal income tax purposes, we have properly elected and otherwise qualified to be taxed as a REIT under the Internal Revenue Code commencing with our initial short taxable year ended December 31, 2002, and our current and proposed method of operations as described in this prospectus and as represented to Morgan Lewis by us will enable us to continue to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below, and Morgan Lewis has not reviewed in the past, and may not review in the future, our compliance with these tests. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Morgan Lewis will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “ —Failure to Qualify.”

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We are subject to tax, at the highest corporate rate, on:

—	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

—	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “ — Requirements for Qualification — Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

—	the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

—	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

Organizational Requirements.    A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6)	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than  12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of the common shares so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of the common shares are described in “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries”. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

Gross Income Tests.    We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Morgan Lewis that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

As described above, we may in the future own up to 100% of the stock of one or more taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Morgan Lewis that we will not perform noncustomary services which would jeopardize our REIT status.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from the loan will be treated as gain from the sale of the secured property.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.    To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any taxable REIT subsidiary of ours owns, in that corporation or of a partnership if we own at least a 20% profits interest in the partnership).

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements.    Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

—	90% of our “REIT taxable income,” computed without regard to the dividends- paid deduction or our net capital gain or loss, and

—	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “ — Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements.    We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares. We have complied and intend to continue to comply with these requirements.

Failure to Qualify.    If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Taxation of Taxable U.S. Shareholders.    As long as we qualify as a REIT, a taxable “U.S. shareholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. The term “U.S. shareholder” means a holder of Common Shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares.    In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses.    The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring after May 6, 2003 through December 31, 2008. A 15% tax rate applies to sales and exchanges of assets held for more than one year and occurring on or before May 6, 2003. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15%, 20% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding.    We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 30% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders.    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

—	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

—	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders.    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of “U.S. real property interests” (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service, or IRS, Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder’s Common Shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of Common Shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of “U.S. real property interests” under the “FIRPTA” provisions of the Internal Revenue Code. The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are “regularly traded” on an established securities market. Because the common shares will be regularly traded on an established securities market after this offering, a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of common shares unless it owns more than 5% of the common shares. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Legislative or Other Actions Affecting REITs

On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends are generally not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

(1)	your long-term capital gains, if any, recognized on the disposition of our shares;

(2)	our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

(3)	our dividends distributed to you that are in turn attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

(4)	our dividends distributed to you to the extent they are in turn attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.    The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Income Tests” and “ —Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership has selected to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.    Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.    The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-

year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Under recently enacted legislation, a first-year bonus depreciation of 30% may be available for certain tenant improvements.

Sale of a Partnership’s Property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Pursuant to the contribution agreement that we entered into in September 2002 with Nicholas Schorsch and several other individuals and entities relating to our acquisition of our initial properties and operating companies, we are required to pay these sellers a tax indemnity in the event of a taxable disposition of a property contributed by the these sellers prior to the earlier of (i) five years after the contribution of such property and (ii) the date on which these sellers no longer own in the aggregate at least 25% of the units of our operating partnership issued to these sellers at the time of their contribution of property to our operating partnership, referred to as the Expiration Date. The tax indemnity will equal the amount, if any, by which (i) the amount of the federal and state income tax liability (using an assumed combined federal and state income tax rate of 35%) incurred by these sellers with respect to the gain allocated to these sellers under Section 704(c) of the Internal Revenue Code exceeds (ii) the present value of such tax liability as of the end of the taxable year in which the disposition occurs, assuming such tax liability is not due until the end of the taxable year in which the Expiration Date is scheduled to occur. The discount rate to be used in the present value computation is 10% per annum.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “ — Requirements for Qualification — Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Taxable REIT Subsidiaries.    As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

State and Local Taxes.    We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common shares.

UNDERWRITING

We are offering our common shares of beneficial interest described in this prospectus through a number of underwriters. Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of common shares of beneficial interest listed next to its name in the following table:

Underwriters	Number of Shares
Banc of America Securities LLC
Friedman, Billings, Ramsey & Co., Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC
Wachovia Securities, LLC
Legg Mason Wood Walker, Incorporated
Raymond James & Associates, Inc.

Total

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $             per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $             per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our common shares are offered subject to a number of conditions, including:

•	receipt and acceptance of our common shares by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We have granted the underwriters an option to purchase up to 7,530,000 additional common shares of beneficial interest at the public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common shares approximately in proportion to the amounts specified in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$
Total	$

We estimate that the total expenses of this offering to be paid by us, not including the underwriting discounts and commissions, will be approximately $6.0 million.

We and the following parties have entered into lock-up agreements with the underwriters:

•	our trustees and executive officers;

•	Friedman, Billings, Ramsey & Co., Inc.;

•	Friedman, Billings, Ramsey Group, Inc., the successor-by-merger to FBR Asset Investment Corporation and an affiliate of Friedman, Billing, Ramsey & Co., Inc.;

•	holders of units of our operating partnership; and

•	substantially all of our existing shareholders.

Under these agreements, we and each of these securityholders may not, without the prior written approval of both Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc., as representatives of the underwriters, offer, sell, contract to sell or otherwise dispose of or hedge our common shares or securities convertible into or exchangeable for our common shares. These restrictions will be in effect for a period of 45 days after the date of this prospectus with respect to holders of units of our operating partnership (except that this period will be 180 days for Friedman, Billings, Ramsey & Co., Inc.) and holders of common shares issued in our private placement in September 2002, and 180 days after the date of this prospectus with respect to our trustees, executive officers and Friedman, Billings, Ramsey Group, Inc. under these lock-up agreements. As to the current holders of our common shares, the 45 day lock-up period will automatically terminate upon the later to occur of (i) exercise in full of the underwriters’ over-allotment option and (ii) the fifth consecutive day on which the closing price of our common shares on the New York Stock Exchange equals at least 120% of the public offering price of our common shares, or $            . At any time and without notice, Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. may, in their joint discretion, release all or some of the securities from the 45 day or 180 day lock-up agreements.

In addition, Friedman, Billings, Ramsey Group, Inc., J. Rock Tonkel, Jr. and James C. Neuhauser may not offer, sell, contract to sell or otherwise transfer or dispose of our common shares or securities convertible into or exchangeable for our common shares during this offering or for a period of 90 days after the date of this prospectus in accordance with Rule 2710(c)(7)(C) of the National Association of Securities Dealers, Inc.

We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

We have applied and have received approval to have our common shares listed on the New York Stock Exchange under the symbol “AFR.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell shares to a minimum of 2,000 beneficial owners in lots of 100 or more shares.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of common shares of beneficial interest offered by this prospectus.

Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters. The primary factors to be considered in determining the initial public offering price include:

•	the economic conditions in and future prospects for the industry in which we compete;

•	our past and present operating performance and financial condition;

•	our prospects for future earnings;

•	an assessment of our management;

•	the present state of our development;

•	the prevailing conditions of the equity securities markets at the time of this offering; and

•	current market valuations of publicly traded companies considered comparable to our company.

At our request, the underwriters have reserved up to 5% of the common shares being offered by this prospectus for sale to our trustees, employees, business associates and related persons at the public offering price. The sales will be made by Banc of America Securities LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any trustees, employees or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus. The common shares issued in connection with the directed share program will be issued as part of the underwritten public offering.

Some of the underwriters in this offering and their affiliates have provided certain commercial banking, financial advisory and investment banking services to us and our affiliates for which they received customary fees. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

J. Rock Tonkel, Jr., a member of our board of trustees, is an Executive Vice President of Friedman, Billings, Ramsey Group, Inc. and Head of Investment Banking at Friedman, Billings, Ramsey & Co., Inc. Please refer to the section in this prospectus entitled “Certain Relationships and Related Transactions” beginning on page 164 for a description of the contractual relationships we have with Friedman, Billings, Ramsey & Co., Inc. and its affiliates.

Immediately following our joint engagement on December 17, 2002 of Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. to serve as co-lead, joint book-running managers of this offering, we entered into a separate engagement letter agreement with Banc of America Securities LLC pursuant to which Banc of America Securities LLC has the right, subject to certain exceptions, until April 30, 2004, to participate in any future public or private capital raising transactions we undertake, other than traditional bank credit facilities and mortgage financings.

We have entered into agreements with Bank of America, N.A., an affiliate of Banc of America Securities LLC, and Wachovia Bank, N.A., an affiliate of Wachovia Securities, LLC, pursuant to which:

•	we have purchased, or will purchase in the future, bank branches and office buildings; and

•	we have leased or will lease in the future space in our properties to these banks.

In addition, Bank of America, N.A. has provided us with debt financing in the past and has provided us with a new bank credit facility, along with a syndicate of lenders including UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC, and Wachovia Bank, N.A. Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., has provided us with a commitment to provide us with a warehouse facility to finance the acquisition of properties that satisfy certain criteria. German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., has provided us with a conditional commitment to provide bridge and permanent financing with respect to our acquisition of 159 properties from Bank of America, N.A.

We may enter into similar agreements in the future with members of our underwriting group or their affiliates. We believe that the agreements we have with certain of our underwriters and their affiliates have been entered into through arms-length negotiations and are on customary terms. Details regarding the terms of these agreements are set forth elsewhere in this prospectus under the headings, “Our Business and Properties—Our Properties”; “—Recent Developments and Completed Transactions” and “—Acquisitions Under Contract” on pages 105-132.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and for the underwriters by Hunton & Williams LLP. Saul Ewing LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby.

EXPERTS

The consolidated balance sheet and related financial statement schedules of American Financial Realty Trust as of December 31, 2002 and the combined balance sheet of our predecessor entities, as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the period from September 10, 2002 (commencement of operation) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period from January 1, 2002 to September 9, 2002 and for each of the years in the two year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of our predecessor entities in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The report of KPMG LLP also indicates that effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Disposable Long-Lived Assets.”

The combined statement of revenues and certain expenses of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002, and the combined statement of revenues and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

GLOSSARY

2003 contractual rent	Represents annualized contractual rent due during the effective period under a lease for 2003, excluding reimbursements and operating expenses. For purposes of calculating 2003 contractual rent for properties included in our acquisitions under contract, the effective period of leases for properties acquired during the year and under our acquisitions under contract, is deemed to begin on January 1, 2003.

AFFO or adjusted funds from operations	AFFO is a computation made by analysts and investors to measure a real estate company’s cash available for distribution to shareholders. AFFO is generally calculated by subtracting from or adding to funds from operations (see FFO, below) (1) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream (e.g., leasing commissions and tenant improvement allowances), (2) straightlining of rents and (3) amortization of defined costs.

AFRG	American Financial Resources Group, Inc., a Pennsylvania corporation.

Base year lease	In a base year lease, tenants are required to pay their pro-rata share of operating expenses in excess of the amount paid in the initial year of the lease.

Bond net lease	In a bond net lease, the tenant is typically responsible for real estate taxes, insurance, all repairs and maintenance and assumes the risk of condemnation and casualty.

Fannie Mae	Federal National Mortgage Association

FASB	The Financial Accounting Standards Board

FDIC	Federal Deposit Insurance Corporation

FFO or funds from operations	FFO represents net income (loss) before minority interest in our operating partnership (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP.

Formation transactions	Formation transactions include the acquisition in September 2002 of our initial portfolio of 87 bank branches and six office buildings, AFRG and several other affiliated entities that now provide our properties with various management and financial services. We used the proceeds of our private placement of common shares in September 2002 to consummate these acquisitions.

Formulated price contract	Under a formulated price contract, we acquire or assume leasehold interests in the surplus bank branches of financial institutions at a pre-formulated price typically based on the fair market value of the property as determined through an independent appraisal process.

Freddie Mac	Federal Home Loan Mortgage Corporation

GAAP	Generally accepted accounting principles, as defined by FASB.

Ginnie Mae	Government National Mortgage Association

Gross lease	In a gross lease, we are required to pay all operating expenses associated with a property, including any increases in expenses over the base year.

IRS	Internal Revenue Service

Leverage ratio	(Total debt - Non-restricted cash - Short-term investments) divided by (Real estate investments, at cost + Intangible assets - Acquired lease liability).

LIBOR	London Interbank Offered Rate

NAREIT	National Association of Real Estate Investment Trusts

Operating partnership	First States Group, L.P., a Delaware limited partnership.

Predecessor entities	The term predecessor entities includes the following companies: American Financial Resource Group, Inc., First States Management Corp., Strategic Alliance Realty LLC, First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P. and First States Holdings, L.P. In this prospectus, the financial statements of our predecessor entities consist of the accounts and operations of these companies.

REIT	Real estate investment trust

Sale leaseback	Under this structure, we acquire a property and lease it back to the seller pursuant to a bond net lease or triple net lease, where rent is based largely upon the property’s purchase price and the tenant’s credit.

SEC	United States Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended.

Securities Exchange Act	Securities Exchange Act of 1934, as amended.

Specifically tailored transaction	These transactions, which typically relate to the acquisition of office building properties and often include a partial sale leaseback with the seller, apply more traditional leasing and pricing structures that we modify based on the seller’s specific needs.

Standard & Poor’s	Standard & Poor’s Corporation

Straightlining	Recognition of income or expense on a consistent basis throughout the term of the lease, regardless of when payments are actually due.

Triple net lease	In a triple net lease, the tenant is typically directly responsible for paying, or will reimburse the landlord in full, for real estate taxes, insurance and all repairs and maintenance.

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

AMERICAN FINANCIAL REALTY TRUST—MARCH 31, 2003 (Unaudited)	Page

Consolidated Balance Sheet, March 31, 2003 and December 31, 2002 (Unaudited)	F-2

Consolidated and Combined Statements of Income, Three Month periods ended March 31, 2003 and 2002 (Unaudited)	F-3

Consolidated Statement of Shareholders’ Equity and Comprehensive Income (Loss), Three Month period ended March 31, 2003 (Unaudited)	F-4

Consolidated and Combined Statements of Cash Flows, Three Month periods ended March 31, 2003 and 2002 (Unaudited)	F-5

Notes to Consolidated Financial Statements, March 31, 2003 (Unaudited)	F-6

AMERICAN FINANCIAL REALTY TRUST—DECEMBER 31, 2002

Independent Auditors’ Report	F-17

Consolidated Balance Sheet, December 31, 2002 and Combined Balance Sheet, December 31, 2001	F-18

Consolidated Statement of Operations, period from September 10, 2002 (commencement of operations) to December 31, 2002, Combined Statements of Operations, period from January 1, 2002 to September 9, 2002, and Years ended December 31, 2001 and 2000

F-19

Consolidated Statement of Shareholders’ Equity and Comprehensive Income (Loss), period from September 10, 2002 (commencement of operations) to December 31, 2002, and Combined Statements of Owners’ Net Investment, period from January 1, 2002 to September 9, 2002, and Years ended December 31, 2001 and 2000

F-20

Consolidated Statement of Cash Flows, period from September 10, 2002 (commencement of operations) to December 31, 2002, and Combined Statements of Cash Flows, period from January 1, 2002 to September 9, 2002, and Years ended December 31, 2001 and 2000

F-21

Notes to Consolidated and Combined Financial Statements	F-22

Schedule II—Valuation and Qualifying Accounts	F-45

Schedule III—Real Estate Investments	F-46

BANK OF AMERICA SMALL OFFICE PORTFOLIO—CLOSED

Report of Independent Auditors	F-52

Combined Statement of Revenues and Certain Expenses for the Eleven Months ended November 30, 2002	F-53

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION—PENDING

Report of Independent Auditors	F-56

Combined Statement of Revenues and Certain Expenses for the Year ended December 31, 2002	F-57

BANK OF AMERICA CORPORATION AND SUBSIDIARIES—HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR

Consolidated Balance Sheets, March 31, 2003, December 31, 2002 and 2001	F-65

Consolidated Statements of Operations, Three Month periods ended March 31, 2003 and 2002 and Years ended December 31, 2002, 2001 and 2000	F-66

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED BALANCE SHEETS

March 31, 2003 and December 31, 2002

(Unaudited and in thousands, except share and per share data)

	March 31, 2003	December 31, 2002
Assets
Real estate investments, at cost:
Land	$107,860	$30,079
Building and improvements	479,491	180,241
Equipment and fixtures	82,866	35,462
Leasehold interests	4,763	4,762

Total real estate investments, at cost	674,980	250,544
Less accumulated depreciation	(20,693)	(15,217)

Real estate investments, net	654,287	235,327
Cash and cash equivalents	16,739	60,842
Restricted cash	16,840	14,010
Marketable investments	30,190	144,326
Available for sale residential mortgage-backed securities pledged as collateral for reverse repurchase agreements	734,159	1,116,119
Accrued interest on residential mortgage-backed securities portfolio	16,931	19,070
Accounts receivable	1,459	643
Accrued rental income	4,399	4,003
Due from affiliates	1	22
Prepaid expenses and other assets	6,569	4,396
Notes receivable	691	693
Assets held for sale	3,369	1,757
Intangible assets, net of accumulated amortization of $780 and $90	109,903	2,413
Deferred costs, net of accumulated amortization of $708 and $333	1,921	1,544

Total assets	$1,597,458	$1,605,165

Liabilities and Shareholders’ Equity
Mortgage notes payable	$149,245	$149,886
Bridge notes payable	274,963	—
Reverse repurchase agreements	698,404	1,053,529

Total debt	1,122,612	1,203,415
Fair value of derivative instruments	10,636	6,192
Accounts payable	1,567	2,533
Accrued expenses and other liabilities	4,196	5,776
Dividends payable	12,061	10,330
Value of assumed lease obligation, net	46,160	1,268
Deferred revenue	39,642	1,870
Tenant security deposits	606	606

Total liabilities	1,237,480	1,231,990
Minority interest	35,135	36,513
Shareholders’ equity
Preferred shares, 100,000,000 shares authorized at $.001 per share, no shares issued and outstanding at March 31, 2003 and December 31, 2002	—	—
Common shares, 500,000,000 shares authorized at $.001 per share, 42,498,008 issued and outstanding at March 31, 2003 and December 31, 2002	42	42
Capital contributed in excess of par	343,389	343,389
Deferred compensation	(1,709)	(1,885)
Retained earnings (accumulated deficit)	(8,105)	(406)
Accumulated other comprehensive income (loss)	(8,774)	(4,478)

Total real estate investments, at cost	324,843	336,662

Total liabilities and shareholders’ equity	$1,597,458	$1,605,165

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

For the Three Month Periods Ended March 31, 2003 and 2002

(Unaudited)

(In thousands, except per share data)

	2003	Predecessor 2002
Revenue:
Rental income	$12,280	$6,396
Operating expense reimbursements	2,433	2,205
Interest income	977	20
Other income	43	157

Total revenue	15,733	8,778

Expenses:
Property operating expenses	3,340	2,603
General and administrative	2,993	1,267
Interest expense on mortgages and other debt	4,762	3,553
Depreciation and amortization	6,187	2,091

Total expenses	17,282	9,514

Loss before investment income and expenses, net realized loss on sales of properties and investments, minority interest and discontinued operations	(1,549)	(736)

Interest income from residential mortgage-backed securities, net of expenses of $328 in 2003	6,872	—
Interest expense on reverse purchase agreements	2,815	—

Net interest income on residential mortgage-backed securities	4,057	—

Net realized loss on sales of properties	(21)	—
Realized gain on sales of investments	1,089	—

Income (loss) from continuing operations before minority interest	3,576	(736)
Minority interest	(303)	—

Income (loss) from continuing operations	3,273	(736)

Discontinued operations:
Loss from operations, net of minority interest of $43 in 2003	(411)	(151)
Gains on disposals, net of minority interest of $1 in 2003	11	2,190

(Loss) income from discontinued operations	(400)	2,039

Net income	$2,873	$1,303

Basic earnings per share:
From continuing operations	$0.08
From discontinued operations	(.01)

Total basic earnings per share	$0.07

Diluted earnings per share
From continuing operations	$0.08
From discontinued operations	(.01)

Total diluted earnings per share	$0.07

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

Period From January 1, 2003 To March 31, 2003

(Unaudited)

(In thousands, except share and per share data)

	Shares of beneficial interest	Common shares at Par	Capital contributed in excess of par	Deferred compensation	Retained earnings (Accumulated Deficit)	Accumulated other comprehensive income	Total
Balance, January 1, 2003	42,498,008	$42	$343,389	$(1,885)	$(406)	$(4,478)	$336,662
Net income	—	—	—	—	2,873	—	2,873
Comprehensive income:
Reclassification adjustments for income reclassified into operations	—	—	—	—	—	(1,390)	(1,390)
Unrealized loss on derivative financial instruments	—	—	—	—	—	(5,803)	(5,803)
Unrealized gain on available for sale securities	—	—	—	—	—	2,437	2,437
Minority interest allocation	—	—	—	—	—	460	460

Total comprehensive income	—	—	—	—	—	—	(1,423)

Amortization of deferred compensation	—	—	—	176	—	—	176
Dividends declared at $0.25 per share	—	—	—	—	(10,572)	—	(10,572)

Balance, March 31, 2003	42,498,008	$42	$343,389	$(1,709)	$(8,105)	$(8,774)	$324,843

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the Three Month Periods Ended March 31, 2003 and 2002

(Unaudited)

(In thousands)

		Predecessor
	2003	2002
Cash flows from operating activities:
Net income	$2,873	$1,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,278	2,157
Minority interest	260	—
Amortization of leasehold interests and intangible assets	945	—
Amortization of acquired leases to revenue	(93)	—
Amortization of deferred financing costs	427	184
Amortization of deferred compensation	175	—
Non-cash compensation charge	375	—
Impairment loss	459	110
Net loss (gain) on sales of properties	9	(2,191)
Realized gain on sales of investments	(1,089)	—
Premium amortization on residential mortgage-backed securities	1,685	—
Cash distributions to minority partners	(69)	—
Increase (decrease) in operating assets:
Accounts receivable	(816)	323
Accrued rental income	(396)	(304)
Due from affiliates	21	274
Prepaid expenses and other assets	(2,170)	(2,361)
Accrued interest income on residential mortgage-backed securities	3,731	—
(Increase) decrease in operating liabilities:
Accounts payable	(987)	(467)
Accrued expenses and other liabilities	(1,580)	904
Deferred revenue and security deposits	37,773	951

Net cash provided by operating activities	46,811	883

Cash flows from investing activities:
Sales of residential mortgage-backed securities	314,096	—
Receipt of principal payments on residential mortgage-backed securities	65,544	—
Capital expenditures and leasehold acquisition costs	(523)	(1,164)
Payments for acquisition of real estate investments	(128,799)	—
Proceeds from sales of real estate investments	1,261	4,267
Increase in restricted cash	(2,830)	(518)
Sales of marketable investments, net	113,960	260

Net cash provided by investing activities	362,709	2,845

Cash flows from financing activities:
Repayment of reverse repurchase agreements	(355,125)	—
Dividends and distributions to operating partnership unitholders	(10,330)	(2,355)
Repayment of mortgage notes payable	(641)	(4,110)
Bridge loan proceeds	274,963	—
Proceeds from mortgage notes payable	—	2,355
Other long-term debt repayments	(361,685)	(411)
Contributions	—	417
Payments for deferred financing costs	(805)	(63)

Net cash used in financing activities	(453,623)	(4,167)

Decrease in cash and cash equivalents	(44,103)	(439)
Cash and cash equivalents, beginning of period	60,842	1,597

Cash and cash equivalents, end of period	$16,739	$1,158

Supplemental cash flow information:
Cash paid for interest	$6,270	$3,454

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

(1)    Basis of Presentation

American Financial Realty Trust (AFR or the Company) prepared the consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or consolidated pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not to be misleading. The consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included on pages F-17 through F-51. In management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company and the consolidated results of its operations and its cash flows, are included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

The Company’s interest in its properties is held through its operating partnership, First States Group, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership. As of March 31, 2003, the Company holds a 90.51% interest in the Operating Partnership.

(2)    Equity-Based Compensation

At March 31, 2003, the Company has a share-based employee compensation plan. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No share-based employee compensation cost for options is reflected in net income (loss), as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to share-based employee compensation. The Company recognizes compensation cost related to restricted share awards on a straightline basis over the respective vesting periods.

For the three month period ended March 31, 2003
Net income	$2,873
Add: Total share-based employee compensation expense included in net income	551
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards	(593)

Pro forma net income	$2,831

Basic earnings per share—as reported	$0.07
Basic earnings per share—pro forma	0.07

Diluted earnings per share—as reported	$0.07
Diluted earnings per share—pro forma	0.07

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

(3)    Acquisitions and Divestitures

The following table presents information regarding the property acquisitions completed during the three month period ended March 31, 2003:

Seller	Property Type	Closing Date	Number of Buildings	Purchase Price
Dana Commercial Credit	Large office	Jan. 9, 2003	14	$334,989	(1)
Wachovia Bank	Bank branches	Feb. 5, 2003	5	2,810
AmSouth Bank	Bank branches	Feb. 12, 2003	1	260
Wachovia Bank	Bank branches	Feb. 19, 2003	9	5,884
Bank of America	Small office	Mar. 20, 2003	1	736
Pitney Bowes—Wachovia	Large office	Mar. 31, 2003	2	34,442
	Small office	Mar. 31, 2003	13	50,747
	Bank Branches	Mar. 31, 2003	72	59,732

Total 2003 Transactions			117	$489,600

(1)	Excludes value of assumed lease obligation of $36,000.

The purchase price for the acquisitions was allocated to the individual properties and leasehold interests based on their relative fair values. The significant terms of each acquisition, the associated leasing arrangements and the method used to record rental revenues that will be derived from the associated leases are described as follows:

Dana Commercial Credit Portfolio:    In January 2003, the Company acquired 14 office buildings, containing 3.8 million net rentable square feet, from a wholly owned subsidiary of Dana Commercial Credit Corporation. All of the properties in this portfolio are leased to Bank of America pursuant to a master lease through 2022. Over the lease term, Bank of America is permitted to vacate space totaling 50.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation according to the following schedule: 17.0% in 2004; 17.0% in 2009; and 16.0% in 2015. The annual rental payments under this net lease are fixed at approximately $40.4 million through January 2010, with a final payment of $3.0 million due in January 2011, regardless of the rentable square feet leased by Bank of America. If Bank of America does not vacate space as contemplated under the lease, it will pay an annual rent rate of 8.5% of the original purchase price allocated to that space on a triple net lease basis.

Wachovia Bank Formulated Price Contracts:    In September 2002, the Company entered into a formulated price contract with Wachovia Bank, N.A. for the purchase of surplus bank branches in the bank’s entire retail banking territory. In February 2003, the Company acquired 14 vacant bank branches containing approximately 45,000 square feet. Concurrent with this acquisition, the Company leased five bank branches to Wachovia Bank, N.A. under triple net leases that expire in 2005. Wachovia Bank, N.A. may terminate these leases at any time, without penalty, with 60 days notice. Subsequent to this acquisition, the Company has leased six of the remaining nine bank branches to various local and regional financial institutions under net leases expiring at various dates from 2005 through 2023.

AmSouth Formulated Price Contract:    In June 2002, the Company entered into an agreement to acquire 14 vacant bank branches. In February 2003, the Company acquired one of these bank branches. This bank branch was vacant when acquired and, as a result, no lease agreements are currently in place.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

Bank of America Specifically Tailored Transaction:    In August 2002, the Company entered into an agreement to acquire 18 office buildings from Bank of America, N.A. In March 2003, the Company acquired one of these office properties containing 15,000 square feet. Concurrent with this acquisition, the Company entered into a net lease with Bank of America, N.A. to lease a portion of this office building. The lease agreement expires in 2012. The remaining portion of the office building was vacant when acquired.

Pitney Bowes — Wachovia Portfolio:    In August 2002, the Company entered into an agreement with Pitney Bowes to acquire a portfolio of 87 properties acquired by Pitney Bowes through a sale leaseback arrangement with Wachovia Bank, N.A. In March 2003, the Company closed this transaction. Concurrent with this acquisition, the Company entered into net lease agreements with Wachovia Bank, N.A. for 74 properties expiring at various dates from 2010 through 2023. In addition, in conjunction with this acquisition, the Company assumed net leases on the 13 remaining properties that are currently leased to various third party financial institutions expiring at various dates through 2010.

The Company is recognizing rental income from these various transactions on a straight-line basis over the respective lease term. Furthermore, the Company is amortizing to rental revenue the value of assumed lease obligations over the term of the respective leases.

For the three month period ended March 31, 2003, the Company sold three bank branch properties in three separate transactions for net sales proceeds of $1,261. The sales transactions resulted in a net gain, after taxes, of approximately $11.

For the three month period ended March 31, 2002, the Company sold seven bank branches properties in seven separate transactions for net sales proceeds of $4,267. The sales transactions resulted in a net gain, after taxes, of approximately $2,190.

The unaudited pro forma information relating to the acquisition of operating properties are presented below as if these transaction had been consummated on January 1, 2002. These results are not necessarily indicative of the results which actually would have occurred if they would have occurred on January 1, 2002, nor does the pro forma financial information purport to represent the results of operations for future periods.

	For the three month periods ended March 31,
	2003	Predecessor 2002
Pro forma revenue	$20,847	$20,250
Pro forma income (loss) from continuing operations	2,521	(38)
Pro forma income (loss) from discontinued operations	(400)	2,039
Pro forma net income	2,121	2,001
Basic pro forma earnings per share:
From continuing operations	$0.06
From discontinued operations	(0.01)

Basic pro forma net income per share	$0.05

Diluted pro forma earnings per share:
From continuing operations	$0.05
From discontinued operations	(0.01)

Diluted pro forma net income per share	$0.04

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

(4)    Residential Mortgage-Backed Securities

The Company invests in residential mortgage-backed securities. Residential mortgage-backed securities (which are also known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages; the principal and interest payments are passed from the mortgage originators through intermediaries (generally U.S. Government agencies and U.S. Government sponsored enterprises) that pool and repackage the participation interests in the form of securities to investors such as the Company. The Company’s investment in residential mortgage-backed securities is financed by entering into reverse repurchase agreements to leverage the overall return on capital invested in the portfolio. At March 31, 2003, the Company held residential mortgage-backed securities with amortized cost and market values of $731,811 and $734,159, respectively. These securities were pledged as collateral with respect to reverse repurchase agreements of $698,404.

The following table summarizes the Company’s residential mortgage-backed securities as of March 31, 2003:

	Freddie Mac	Fannie Mae	Total
Mortgage-backed securities available for sale, face	$338,060	$373,825	$711,885
Unamortized net premium	9,200	10,726	19,926

Amortized cost	347,260	384,551	731,811
Gross unrealized gains	1,448	900	2,348

Fair value	$348,708	$385,451	$734,159

The following table summarizes the estimated maturities of our residential mortgage-backed securities based on their estimated average lives as of March 31, 2003:

Due within one year	$14,650
Due after 1 within 5 years	56,227
Due after 5 within 10 years	85,502
Due after 10 years	575,432

Total amortized cost	$731,811

During the three month period ended March 31, 2003, the Company received proceeds of approximately $314,100 from the sale of residential mortgage-backed securities. The Company recorded a realized gain of approximately $1,089 related to these sales, net of a realized loss of $301 from the sale of other marketable investments. For the three month period ended March 31, 2003, the weighted average coupon rate on mortgage-backed securities was 4.34% and the weighted average effective yield was 3.17%. The weighted average expected life of the residential mortgage-backed securities based on assumptions used to determine fair value was 1.8 years at March 31, 2003.

(5)    Reverse Repurchase Agreements

The Company has entered into short-term repurchase agreements to finance a significant portion of its residential mortgage-backed securities. The repurchase agreements are secured by the Company’s residential mortgage-backed securities and bear interest at rates that have historically related closely to LIBOR for a corresponding period.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

At March 31, 2003, the Company had obligations totaling $698,404 under reverse repurchase agreements with a weighted average borrowing rate of 1.33%. At March 31, 2003, the reverse repurchase agreements had remaining maturities of between 15 and 79 days. At March 31, 2003, residential mortgage-backed securities pledged had an estimated fair value of approximately $734,159. At March 31, 2003, the Company had a current overall loan-to-value (reverse repurchase agreements divided by pledged residential mortgage-backed securities) of 95%. For the three month period ended March 31, 2003, the weighted average borrowing rate was approximately 1.35% and the weighted average reverse repurchase agreement balance was approximately $832,000.

(6)     Intangible Assets and Assumed Lease Obligations

The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) management’s estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, as an indicator of their respective fair values, are amortized on a straightline basis over the remaining lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The Company utilizes independent appraisals or management’s estimates to determine the respective property values. Management’s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in their analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 24 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from five to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

As of March 31, 2003, the Company’s intangible assets and assumed lease obligations are comprised as follows:

March 31, 2003
Intangible assets:
Customer relationship value	$72,751
Value of in-place leases	27,090
Above-market lease assets	10,142
Other	700

Total intangible assets	110,683
Less—Accumulated amortization	(780)

Intangible assets, net	$109,903

Assumed lease obligations, net of accumulated amortization of $185 and $68	$46,160

(7)    Derivative Instruments

The Company uses Eurodollar futures contracts to hedge cash flows associated with expected borrowings under reverse repurchase agreements. At March 31, 2003, the Company had Eurodollar futures contracts which were designated as hedges of future interest payments associated with $555,000 of reverse repurchase debt during the period from June 2003 through September 2004. At March 31, 2003, the futures contracts were reported at their fair value as a liability of approximately $7,300.

During February 2003, the Company entered into a treasury lock agreement with an aggregate notional amount of $200,000. These derivatives were designated as a hedge of the variability of cash flows relating to forecasted interest payments associated with the expected refinancing of $200,000 incurred to finance a portion of the portfolio acquired from Dana Commercial Credit Corporation. At March 31, 2003, these treasury lock agreements were reported at their fair value as a liability of $3,300 at March 31, 2003.

Interest rate hedges are designated as cash flow hedges of future cash outflows associated with floating rate borrowings. The unrealized gains and losses in the fair value of these hedges are reported in the consolidated balance sheet with a corresponding adjustment to accumulated other comprehensive income. If the hedging transaction is a cash flow hedge, the gains and losses are reported in accumulated other comprehensive income (loss). Over time, the unrealized gains or losses recorded in accumulated other comprehensive income (loss) will

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

be charged to earnings. This treatment matches the amounts recorded when the hedged items are also recognized in earnings. Within the next 12 months, the Company expects to record a charge to earnings of approximately $5.0 million of the current balance in accumulated other comprehensive loss.

(8)    Indebtedness

(a)    Mortgage Notes Payable

The Company financed the purchase of certain of its real estate investments with the proceeds from mortgage notes payable. The following is a summary of mortgage notes payable as of March 31, 2003:

Mortgage notes payable, secured by an office building divided into two condominium units; monthly payments of principal and interest with effective fixed interest rates ranging from 7.57% to 7.79% through the anticipated maturity dates of October 2010 for Unit I and October 2007 for Unit II; after the anticipated maturity dates, 2% or 5% will be added to the interest rate if the loans remain outstanding:

Unit I, including unamortized debt premium of $1,411 at March 31, 2003	$37,346
Unit II, including unamortized debt premium of $1,840 at March 31, 2003	53,977
Mortgage notes payable, secured by 38 bank branches and 4 office properties; monthly payments of principal and interest at effective fixed interest rates ranging from 6.08% to 7.54%; maturing from 2007 through 2027, including unamortized debt premium of $1,210 at March 31, 2003	57,922

Total mortgage notes payable	$149,245

For the three month periods ended March 31, 2003 and 2002, the mortgage notes payable had weighted average effective interest rates of 7.6% and 8.6%, respectively.

Certain of the mortgage notes payable contain financial and nonfinancial covenants customarily found in mortgage notes of this type, as well as a requirement that certain individual properties maintain a debt service coverage ratio, as defined, of 1.1 to 1.0, calculated at the end of each quarter using a trailing 12-month period. As of March 31, 2003, the Company was in compliance with all such covenants.

(b)    Bridge Notes Payable

As of March 31, 2003, other long-term debt is composed of two bridge loans payable used to finance the acquisition of certain real estate investments. The following is a summary of the bridge loans payable as of March 31, 2003:

Bridge loan payable, secured by 14 office and bank branch properties; monthly payments of principal and interest with a variable rate interest rate based on LIBOR plus 1.25% (LIBOR was 1.3% at March 31, 2003) through the maturity date of May 23, 2003.	$200,000
Bridge loan payable, secured by 87 office and bank branch properties; monthly payments of principal and interest with a variable rate interest rate based on LIBOR plus 1.25% through the maturity date of April 30, 2003	74,963

Total bridge notes payable	$274,963

For the three-month period ended March 31, 2003, the bridge loans payable had a weighted average interest rate of 2.8%.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

In April 2003, the Company replaced the $74,963 bridge loan with two permanent notes payable in the aggregate amount of $80,000. The permanent notes payable bear interest at fixed interest rates of 4.1% and 5.5%. The permanent notes payable require quarterly principal and interest payments and mature in 2010 and 2023.

(9)    Shareholders’ Equity

On March 21, 2003, the Company declared a distribution of $0.25 per Common Share, totaling $10,572, which was paid on April 17, 2003 to shareholders of record as of March 31, 2003. The Operating Partnership simultaneously declared a distribution of $0.25 per operating partnership unit, totaling $1,100, which was paid on April 17, 2003. In addition, the Company declared a distribution of $0.25 per restricted share, totaling $375, which was paid on April 17, 2003.

(10)    Transactions with Related Parties

The Company provides management and other services to entities affiliated with the Chief Executive Officer. Total revenue received by the Company from these affiliated entities was approximately $43 and $157 for the three month periods ended March 31, 2003 and 2002, respectively. Such amounts are included in other income in the accompanying consolidated and combined statements of operations. The Company currently provides property and asset management services for four bank branches and a five story office building, all of which are owned by certain executive officers and trustees and other entities affiliated with them. The Company has an option to acquire the office building property. During the three month period ended March 31, 2002, the Company sold two bank branches to affiliates of the chief executive officer for an aggregate price of $3.0 million. A net gain of $2.2 million was recognized on the sale of these properties.

As of March 31, 2003, accounts receivable included approximately $102 for amounts due from related parties. As of March 31, 2003, accounts payable included approximately $72, respectively, for amounts due to related parties.

In addition, the Company leases space in two office buildings from real estate partnerships controlled by related parties. Total rent payments under these office leases were approximately $28 and $23 for the three month periods ended March 31, 2003 and 2002. One lease expires in July 2009 and has aggregate annual rent of $66 and the other lease has an aggregate annual rent of $46, and expires in 2008. Both leases are subject to annual rent increases of the greater of 3.0% or the Consumer Price Index. All of these amounts are included in general and administrative expenses in the accompanying consolidated and combined statements of income.

An officer of the Company owns a one-third interest in a leasing company that provided leasing services with respect to certain properties. Leasing commissions charged to expense related to these services were approximately $52 and $62, respectively, for the three month periods ended March 31, 2003 and 2002, respectively.

A member of the Company’s Board of Trustees is Head of Investment Banking at Friedman Billings Ramsey & Co., Inc. (FBR). FBR served as placement agent in connection with the Company’s September 2002 private placement of common shares. The Company and FBR entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which FBR contributed certain intellectual property and other in-kind capital in exchange for the issuance of 750,000 Operating Partnership units. FBR Investment Management, Inc., an affiliate of FBR, is entitled to receive investment advisory fees based on the

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

month-end balance invested in the residential mortgage-backed securities investment account. Total fees paid for such services during the three month period ended March 31, 2003 were $328. Under the terms of an engagement letter, FBR will provide customary investment banking and financial advisory services for a one year period following the completion of an initial public offering.

(11)    Discontinued Operations and Assets Held for Sale

In accordance with the provisions of SFAS No. 144, the Company has classified seven and 18 bank branch properties as held for sale as of March 31, 2003 and 2002, respectively. Operating results of the properties held for sale as of March 31, 2003 and 2002 and three and seven properties sold during the three month periods ended March 31, 2003 and 2002 are included in discontinued operations for all periods presented.

March 31, 2003
Assets held for sale:
Real estate investments, at cost:
Land	$525
Building	2,459
Equipment and fixtures	451

Total real estate investments, at cost	3,435
Less accumulated depreciation	(66)

Total assets held for sale	$3,369

		Predecessor
	For the three month period ended March 31, 2003	For the three month period ended March 31, 2002

Operating Results:
Revenues	$62	$214
Operating expenses	20	80
Impairment loss	460	110
Interest Expense	—	109
Depreciation	36	66

Loss from operations before minority interest	(454)	(151)
Minority interest	43	—

Loss from operations, net	(411)	(151)

Gain (loss) on disposals	12	2,190
Minority interest	(1)	—

Gain on disposals, net	11	2,190

(Loss) income from discontinued operations	$(400)	$2,039

For the three month periods ended March 31, 2003 and 2002 operating expenses include an impairment loss of $460 and $110, respectively, for properties under contract with sales prices less than the related asset’s carrying value.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(In thousands, except share and per share data)

Discontinued operations have not been segregated in the consolidated and combined statements of cash flows. Therefore, amounts for certain captions will not agree with the respective consolidated and combined statements of operations.

(12)    Earnings Per Share (EPS)

The following is a reconciliation of the numerator and denominators of the basic and diluted EPS computations for the three month period ended March 31, 2003 only, as no common shares were issued by the Predecessor prior to September 10, 2002:

	For the three month period ended March 31, 2003
	Basic	Diluted
Income from continuing operations	$3,273	$3,273
Add: Minority interest in Operating Partnership	—	343

Income from continuing operations	$3,273	$3,616

Loss from discontinued operations	$(400)	$(400)
Add: Minority interest in Operating Partnership	—	(42)

Loss from discontinued operations	$(400)	$(442)

Weighted average number of common shares outstanding	42,288,008	42,288,008
Effect of share options issued	—	473,945
Dilutive operating partnership units	—	4,455,966

Total weighted average shares outstanding	42,288,008	47,217,919

Earnings per share from continuing operations	$0.08	$0.08

Loss per share from discontinued operations	$(0.01)	$(0.01)

Diluted earnings per share includes common share equivalents which would arise from the exercise of share options using the treasury stock method and assumes the conversion of all Operating Partnership units into an equivalent number of common shares. No securities for the three month period ended March 31, 2003 were excluded from the earnings per share computations above as all common share equivalents had a dilutive effect on earnings per share from continuing operations.

(13)    Subsequent Events

During the period from April 1 through May 1, 2003, the Company acquired 15 properties for total consideration of approximately $22.9 million.

On April 30, 2003, we obtained a $100,000 credit facility from a syndicate of lenders, including Bank of America, N.A., UBS AG, Cayman Islands Branch, and Wachovia Bank, N.A. The credit facility has a term of three years and bears interest at an annual rate of LIBOR plus 1.25%, and will be secured by a pledge of

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

March 31, 2003 (unaudited)

(Dollars in thousands, except share and per share data)

membership interests in a special purpose entity that is the borrower under the facility, as well as, when applicable, an assignment of leases and rents that would only be recorded in the event of a default. Availability under this credit facility will be determined based on the net present value of the monthly base rent payments on the properties securing the loan. Only properties under bond net leases with terms of at least five years, and with tenants having senior corporate debt with a minimum credit rating of A- or better may be used to secure our obligations under this credit facility by the borrower.

On April 30, 2003, we completed long-term financing through Lehman Brothers Bank, FSB for an aggregate principal amount of $80,000. We have issued to Lehman Brothers Bank a total of 64 promissory notes secured by leases on 64 properties that are leased to Wachovia Bank, N.A. We utilized $75,000 of this $80,000 financing to fund the repayment of a bridge loan from Bank of America, N.A. The notes have been issued in two series. The notes in the first series relate to 23 properties, are due on June 10, 2023, bear interest at a fixed annual rate of 5.496% and are secured by mortgages on, and assignments of leases and rents for, properties to which the notes relate. The notes in the second series relate to the remaining 41 properties, are due on September 10, 2010, bear interest at a fixed annual rate of 4.066% and are secured by mortgages on, and assignments of leases and rents for, the properties to which the notes relate.

In May 2003, the Company’s Board of Trustees approved the 2003 Outperformance Plan. The Plan is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the Plan will consist of annual cash awards and a three year restricted stock award. Award amounts determined under the Plan represent a percentage of the value created for shareholders in excess of established performance thresholds. The Plan is a three year plan with an effective date of January 1, 2003. The aggregate amount of the award will be determined at the end of the three year term on January 1, 2006. The restricted share portion of the reward will vest in three equal annual installments beginning on the later of January 1, 2005 or the second anniversary of the commencement of employment. The Company will measure and record compensation expense over the service period in accordance with the provisions of Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 28 based upon an interim estimate of the reward.

On May 8, 2003, we obtained a conditional commitment from Deutsche Bank Securities Inc., on behalf of Deutsche Bank AG, for a $300,000 warehouse facility. Borrowings under this facility will be extended in a series of advances, each of which will be used to acquire a specific property. Borrowings under this facility may be used only to acquire properties that may be financed on a long-term basis through credit-tenant lease or conduit commercial mortgage-backed securities financing. Advances under this facility will be made in the aggregate principal amount of up to 80% of the lesser of either (i) the estimated amount of subsequent financing that can be secured by the properties that we acquire with borrowings under this facility or (ii) the acquisition cost of those properties. This facility has a term of three years and bears interest at an annual rate of LIBOR plus either (x) with respect to conduct properties, 1.75%, or (y) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.05%, based on the credit rating of the tenant(s) in the property being purchased with the proceeds of the specific advance. This commitment is contingent upon the condition of the capital markets, the negotiation of legal documentation, the completion of the Company’s initial public offering and the closing of this facility prior to August 31, 2003.

On May 21, 2003, the Company’s Board of Trustees approved the repayment of all borrowings under reverse repurchase agreements associated with the Company’s residential mortgage-backed securities portfolio, and the termination of a related hedging arrangement. These actions will result in a loss of approximately $10,200 to be recorded in the three months ending June 30, 2003.

Independent Auditors’ Report

To the Shareholders and Board of Trustees

American Financial Realty Trust:

We have audited the accompanying consolidated balance sheet of American Financial Realty Trust and subsidiaries (Successor) as of December 31, 2002, and the combined balance sheet of American Financial Real Estate Group (Predecessor) as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the period from September 10, 2002 (commencement of operations) to December 31, 2002 (Successor period), and the related combined statements of operations, owners’ net investment and cash flows for the period from January 1, 2002 to September 9, 2002 and for each of the years in the two-year period ended December 31, 2001 (Predecessor periods). In connection with our audits of the consolidated and combined financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated and combined financial statements and financial statement schedules are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of American Financial Realty Trust and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the Successor period in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the financial position of American Financial Real Estate Group as of December 31, 2001, and the results of their operations and their cash flows for the Predecessor periods in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated or combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated and combined financial statements, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in Note 2 to the consolidated and combined financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/    KPMG LLP

Philadelphia, Pennsylvania

February 27, 2003

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED BALANCE SHEETS

December 31, 2002 and 2001

(In thousands, except share and per share data)

		Predecessor
Assets	2002	2001
Real estate investments, at cost:
Land	$30,079	$19,795
Building and improvements	180,241	122,030
Equipment and fixtures	35,462	32,893
Leasehold interests	4,762	2,860

Total real estate investments, at cost	250,544	177,578
Less accumulated depreciation	(15,217)	(12,538)

Real estate investments, net	235,327	165,040
Cash and cash equivalents	60,842	1,597
Restricted cash	14,010	6,515
Marketable investments	144,326	546
Available for sale residential mortgage-backed securities portfolio, pledged as collateral for reverse repurchase agreements (amortized cost of $1,114,727)	1,116,119	—
Accrued interest and principal due on mortgage-backed securities portfolio	19,070	—
Accounts receivable, net	643	310
Accrued rental income	4,003	4,740
Due from affiliates	22	651
Prepaid expenses and other assets	4,396	1,107
Notes receivable	693	—
Assets held for sale	1,757	744
Intangible assets, net of accumulated amortization of $90	2,413	—
Deferred costs, net of accumulated amortization of $333 and $557 in 2002 and 2001, respectively	1,544	2,510

Total assets	$1,605,165	$183,760

Liabilities and Shareholders’ Equity and Owners’ Net Investment
Mortgage notes payable	$149,886	$158,587
Line of credit borrowings	—	3,791
Other long-term debt	—	4,754
Reverse repurchase agreements	1,053,529	—

Total debt	1,203,415	167,132
Fair value of derivative instruments	6,192	—
Accounts payable	2,533	2,305
Accrued expenses and other liabilities	5,776	3,314
Dividends payable	10,330	—
Value of assumed lease obligations, net of accumulated amortization of $68	1,268	—
Deferred revenue	1,870	1,319
Tenant security deposits	606	541

Total liabilities	1,231,990	174,611

Commitments and contingencies (notes 8 and 13)
Minority interest	36,513	—
Shareholders’ equity and owners’ net investment
Owners’ net investment	—	9,149
Preferred shares, 100,000,000 shares authorized at $.001 par value, no shares issued and outstanding at December 31, 2002	—	—
Common shares, 500,000,000 shares authorized at $.001 par value, 42,498,008 issued and outstanding at December 31, 2002	42	—
Capital contributed in excess of par	343,389	—
Deferred compensation	(1,885)	—
Retained earnings (accumulated deficit)	(406)	—
Accumulated other comprehensive loss	(4,478)	—

Total shareholders’ equity and owners’ net investment	336,662	9,149

Total liabilities and shareholders’ equity and owners’ net investment	$1,605,165	$183,760

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Period from September 10, 2002 (commencement of operations) to December 31, 2002, Period from January 1, 2002 to September 9, 2002, and Years ended December 31, 2001 and 2000

(In thousands, except per share data)

		Predecessor
	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002	Year ended December 31,
			2001	2000
Revenues:
Rental income	$8,338	$17,314	$25,815	$13,483
Operating expense reimbursements	2,813	5,577	7,663	2,085
Interest income	2,351	105	188	485
Other income	37	822	582	1,173

Total revenues	13,539	23,818	34,248	17,226

Expenses:
Property operating expenses	3,828	7,200	9,770	5,194
General and administrative expenses	3,645	4,695	8,212	7,185
Interest expense on mortgages and other debt	3,421	9,737	14,071	6,042
Depreciation and amortization	2,911	5,849	8,468	3,082

Total expenses	13,805	27,481	40,521	21,503

Loss before investment income and expenses, net realized gain on sales of properties and investments, minority interest and discontinued operations	(266)	(3,663)	(6,273)	(4,277)
Interest income from residential mortgage-backed securities, net of expenses of $918	16,385	—	—	—
Interest expense on reverse repurchase agreements	6,578	—	—	—

Net interest income on residential mortgage-backed securities	9,807	—	—	—
Net gain on sales of properties, net of income tax expense of $131	715	—	4,107	8,934
Realized loss on sales of investments, net	(280)	—	—	—

Income (loss) from continuing operations before minority interest	9,976	(3,663)	(2,166)	4,657
Minority interest	(849)	—	—	—

Income (loss) from continuing operations	9,127	(3,663)	(2,166)	4,657

Discontinued operations:
Income (loss) from operations, net of minority interest of $22 from September 10, 2002 to December 31, 2002	(211)	(180)	(114)	499
Gains on disposals, net of minority interest of $3 from September 10, 2002 to December 31, 2002	28	9,500	—	—

Income (loss) from discontinued operations	(183)	9,320	(114)	499

Net income (loss)	$8,944	$5,657	$(2,280)	$5,156

Basic earnings per share:
From continuing operations	$0.22
From discontinued operations	—

Total basic earnings per share	$0.22

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.21
Loss per share from discontinued operations	—

Total diluted earnings per share	$0.21

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS) AND OWNERS’ NET INVESTMENT

Period from September 10, 2002 (commencement of operations) to December 31, 2002, Period from

January 1, 2002 to September 9, 2002, and Years ended December 31, 2001 and 2000

(In thousands, except share and per share data)

	Predecessor		American Financial Realty Trust
	Owners’ Net Investment	Subscription Receivable	Shares of Beneficial Interest	Common Shares at Par	Capital Contributed In excess of Par	Deferred Compensation	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2000	$(2,234)	$(204)	—	$—	$—	$—	$—	$—	$(2,438)
Capital contributions and share issuances	20,888	—	—	—	—	—	—	—	20,888
Distributions	(9,915)	—	—	—	—	—	—	—	(9,915)
Advances to owner, net	(1,175)	—	—	—	—	—	—	—	(1,175)
Net income	5,156	—	—	—	—	—	—	—	5,156

Balance, December 31, 2000	12,720	(204)	—	—	—	—	—	—	12,516
Capital contributions and share issuances	9,209	204	—	—	—	—	—	—	9,413
Distributions	(10,558)	—	—	—	—	—	—	—	(10,558)
Receipts from owner, net	58	—	—	—	—	—	—	—	58
Net loss	(2,280)	—	—	—	—	—	—	—	(2,280)

Balance, December 31, 2001	9,149	—	—	—	—	—	—	—	9,149
Capital contributions and share issuances	1,695	—	—	—	—	—	—	—	1,695
Distributions	(3,902)	—	—	—	—	—	—	—	(3,902)
Net income	5,657	—	—	—	—	—	—	—	5,657

Balance, September 9, 2002	12,599	—	—	—	—	—	—	—	12,599
Distribution of net assets not acquired	(1,015)	—	—	—	—	—	—	—	(1,015)
Transfer of historical equity	(11,584)	—	—	—	11,584	—	—	—	—
Excess of fair value over net assets acquired from control group	—	—	—	—	(48,971)	—	—	—	(48,971)
Adjustment to establish minority interest in majority owned partnership	—	—	—	—	(1,449)	—	—	—	(1,449)
Adjustment for minority interest of unit holders in Operating Partnership	—	—	—	—	1,310	—	—	—	1,310
Issuance of common shares, net of expenses	—	—	42,288,008	42	378,815	—	—	—	378,857

Balance, September 10, 2002	—	—	42,288,008	42	341,289	—	—	—	341,331
Net income	—	—	—	—	—	—	8,944	—	8,944
Comprehensive income:
Reclassification adjustment for losses reclassified into operations	—	—	—	—	—	—	—	280	280
Unrealized loss on derivative financial instruments	—	—	—	—	—	—	—	(6,192)	(6,192)
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	964	964
Minority interest allocation	—	—	—	—	—	—	—	470	470

Total comprehensive income	—	—	—	—	—	—	—	—	4,466

Dividends declared at $.22 per share	—	—	—	—	—	—	(9,350)	—	(9,350)
Issuance of restricted shares	—	—	210,000	—	2,100	(2,100)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	215	—	—	215

Balance, December 31, 2002	$—	$—	42,498,008	$42	$343,389	$(1,885)	$(406)	$(4,478)	$336,662

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Period from September 10, 2002 (commencement of operations) to December 31, 2002, Period from

January 1, 2002 to September 9, 2002, and Years ended December 31, 2001 and 2000

(In thousands)

		Predecessor
	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002	Year ended December 31,
			2001	2000
Cash flows from operating activities:
Net income (loss)	$8,944	$5,657	$(2,280)	$5,156
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,629	5,831	8,671	3,243
Minority interest	830	—	—	—
Amortization of leasehold interests and intangible assets	308	190	141	122
Amortization of acquired leases to revenue	(36)	—	—	—
Amortization of deferred financing costs	90	550	493	206
Amortization of deferred compensation and other share based compensation	437	—	—	—
Provision for doubtful accounts	—	89	360	—
Net gain on sales of properties	(877)	(9,500)	(3,907)	(8,934)
Realized loss on sale of investments	280	—	—	—
Premium amortization on residential mortgage-backed securities	995	—	—	—
Cash distributions to minority unitholders	(51)	—	—	—
(Increase) decrease in operating assets:
Accounts receivable	(643)	(400)	(238)	(37)
Accrued rental income	(592)	(1,068)	(1,982)	(1,577)
Due from affiliates	(13)	642	342	(38)
Prepaid expenses and other assets	(2,543)	(749)	989	(1,468)
Accrued interest income on residential mortgage-backed securities	(234)	—	—	—
Increase (decrease) in operating liabilities:
Accounts payable	(201)	882	998	1,201
Accrued expenses and other liabilities	3,716	(1,093)	774	951
Accrued rent expense	44	113	162	116
Tenant security deposits	81	(16)	—	419
Deferred revenue	(570)	1,121	183	753
Due to affiliates	—	133	(119)	(1)

Net cash provided by operating activities	12,594	2,382	4,587	112

Cash flows from investing activities:
Purchases of residential mortgage-backed securities	(2,447,754)	—	—	—
Sales of residential mortgage-backed securities	1,280,241	—	—	—
Receipt of principal payments on residential mortgage-backed securities	32,675	—	—	—
Cash paid for initial properties, net of cash acquired of $3,216	(30,944)	—	—	—
Capital expenditures and leasehold acquisition costs	—	(1,228)	(1,112)	(680)
Payments for acquisition of real estate investments	(63,233)	(797)	(24,126)	(142,931)
Proceeds from sales of real estate investments	4,456	14,674	22,921	21,871
Other investments	—	(3,033)	—	—
(Increase) decrease in restricted cash	(13,283)	5,788	(2,896)	(1,353)
(Purchases) sales of marketable investments, net	(140,446)	(2,991)	(532)	6,345

Net cash (used in) provided by investing activities	(1,378,288)	12,413	(5,745)	(116,748)

Cash flows from financing activities:
Proceeds from reverse repurchase agreements, net	1,053,529	—	—	—
Proceeds from contributions and common share issuances	—	1,695	9,413	20,888
Distributions	—	(3,902)	(10,558)	(9,915)
Repayments (advances to) from owner, net	—	—	58	(1,175)
Proceeds from mortgage notes payable	—	10,372	10,142	117,882
Repayment of mortgage notes payable	(667)	(20,934)	(6,964)	(7,910)
Shares of beneficial interest issued, net of issuance costs	378,635	—	—	—
Proceeds from line of credit borrowings	—	30	104	396
Repayment of line of credit borrowings	(530)	—	—	(400)
Other long-term debt repayments, net	(4,431)	(323)	(339)	(12)
Payments for deferred financing costs	—	(114)	(907)	(1,633)

Net cash provided by (used in) financing activities	1,426,536	(13,176)	949	118,121

Increase (decrease) in cash and cash equivalents	60,842	1,619	(209)	1,485
Cash and cash equivalents, beginning of period	—	1,597	1,806	321

Cash and cash equivalents, end of period	$60,842	$3,216	$1,597	$1,806

Supplemental cash flow information:
Cash paid for interest	$3,792	$8,181	$14,100	$5,800

See accompanying notes to consolidated and combined financial statements.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

December 31, 2002 and 2001

(In thousands, except share and per share data)

(1)    Organization and Nature of Business

American Financial Realty Trust (AFR or the Company) is a newly organized, self-administered, and self-managed real estate investment trust (REIT). AFR was formed as a Maryland REIT on May 23, 2002 to acquire and operate properties leased primarily to regulated financial institutions in the United States. On September 10, 2002, AFR completed a private placement of common shares of beneficial interest and acquired from its predecessors entities and other related parties, 87 bank branches and six other buildings.

The Company’s interest in its properties is held through its operating partnership, First States Group, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership. As of December 31, 2002, the Company holds a 90.51% interest in the Operating Partnership.

As more fully described in Note 3, the Operating Partnership acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group (AFREG or the Predecessor). AFREG was comprised of certain operating companies and real estate limited partnerships under the common control of Nicholas S. Schorsch, the Company’s President, Chief Executive Officer and Vice Chairman, or members of his immediate family. Mr. Schorsch was the sole or majority shareholder in each of the operating companies acquired and the sole general partner in each of the real estate limited partnerships whose interests were acquired. In the case of each limited partnership, the general partner had sole discretionary authority over major decisions such as the acquisition, sale or refinancing of principal partnership assets. The other limited partner investors did not have any veto or approval rights over such decisions or any other participating rights.

AFREG acquired corporate-owned real estate assets, primarily bank branches and office buildings from financial institutions, and owned and managed such assets under long-term, triple net leases. AFR and AFREG are herein after referred to as the Company. The Company operates in one segment, focusing on acquiring and operating properties leased to regulated financial institutions.

(2)     Summary of Significant Accounting Policies and Practices

(a)    Basis of Accounting

The accompanying consolidated and combined financial statements of the Company and AFREG, respectively, are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

(b)    Principles of Consolidation and Combination

The Company consolidates its accounts and the accounts of the majority-owned Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. The Operating Partnership holds an 89% interest in a partnership which owns an office building. The remaining 11% partnership interest is reflected as minority interest.

The Predecessor financial statements of AFREG include the accounts of American Financial Resource Group, Inc. (AFRG), First States Management Corp., Strategic Alliance Realty LLC (Strategic Alliance), First States Properties, L.P., First States Partners, L.P., Chester Court Realty, L.P., Dresher Court Realty, L.P., First States Partners II, L.P., First States Partners III, L.P., and First States Holdings, L.P. (Holdings).

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

December 31, 2002 and 2001

(In thousands, except share and per share data)

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated and combined financial statements.

(c)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Real Estate Investments

The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

Leasehold interest assets and liabilities are recorded based on the present value of the difference between (i) management’s estimate of the sublease income expected to be earned over the non-cancelable lease term based on contractual or probable rental amounts and (ii) contractual amounts due under the corresponding operating leases assumed. Amounts allocated to leasehold interests, as an indicator of their respective fair values, are amortized on a straightline basis over the remaining lease term.

The aggregate value of other intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The Company utilizes independent appraisals or management’s estimates to determine the respective property values. Management’s estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in their analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 24 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from five to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Amounts allocated to land, buildings, tenant improvements, equipment and fixtures are based on cost segregation studies performed by independent third parties or on management’s analysis of comparable properties in the existing portfolio. Depreciation is computed using the straightline method over the estimated life of 40 years for buildings, five to seven years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The Statement does not change the fundamental provisions of SFAS No. 121; however, it resolves various implementation issues of SFAS No. 121 and establishes a single accounting model for long-lived assets to be disposed of by sale. It retains the requirement of Opinion No. 30 to report separately discontinued operations, and extends that reporting for all periods presented to a component of an entity that, subsequent to or on January 1, 2002, either has been disposed of or is classified as held for sale. Additionally, SFAS No. 144 requires that assets and liabilities of components held for sale, if material, be disclosed separately in the balance sheet. The Company adopted SFAS No. 144 effective January 1, 2002. In accordance with SFAS No. 144, the Company has restated its Statements of Operations for 2001 and 2000 to present as discontinued operations the operating results of assets sold in 2002 in which the Company does not have significant continuing involvement.

(e) Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group of assets classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet. The Company reviews the carrying value of assets held for sale on a quarterly basis.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

(f)    Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(g)    Restricted Cash

Restricted cash includes amounts escrowed for insurance, taxes, repairs and maintenance, tenant improvements, interest, and debt service and amounts held as collateral under security and pledge agreements relating to leasehold interests. At December 31, 2002, restricted cash includes $12,902 held in margin and custodial accounts related to the Company’s residential mortgage-backed securities and derivative financial instruments.

(h)    Marketable Investments

Marketable investments consist of shares in an institutional mutual fund that invests primarily in mortgage-backed securities. The Company has classified these investments as available-for-sale and recorded them at fair value. These marketable investments had a cost basis of $144,473. The unrealized loss of $147 at December 31, 2002 is excluded from earnings and reported as accumulated other comprehensive income (loss).

(i)     Residential Mortgage-Backed Securities

Residential mortgage-backed security transactions are recorded on the date the securities are purchased or sold. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity

Securities,” the Company accounts for its residential mortgage-backed securities portfolio totaling $1,116,119 at December 31, 2002 as available for sale. Residential mortgage-backed securities classified as available-for-sale are reported at fair value, with unrealized gains and temporary unrealized losses excluded from earnings and reported as accumulated other comprehensive income (loss). Amortization of any premium or discount related to the purchase of securities is included as a component of interest income. Realized gains or losses on the sale of residential mortgage-backed securities are determined on the specific identification method and are included in net income as net gains or losses on sales of securities. Unrealized losses on residential mortgage-backed securities that are determined to be other than temporary are recognized in income. Management regularly reviews its investment portfolio for other than temporary market value decline. There were no such adjustments for residential mortgage-backed securities during the period ended December 31, 2002.

Income from investments in residential mortgage-backed securities is recognized using the effective interest method, using the expected yield over the life of the investment. Income includes contractual interest accrued and the amortization of any premium or discount recorded upon purchase. Changes in anticipated yields result primarily from changes in actual and projected cash flows and estimated prepayments. Changes in the yields that result from changes in the anticipated cash flows and prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the date of original investment.

The Company is exposed to the risk of credit losses on its residential mortgage-backed securities portfolio. The Company limits its exposure to credit losses on its portfolio of residential mortgage-backed securities by purchasing securities issued and guaranteed by Freddie Mac, Fannie Mae, or Ginnie Mae. The payments of

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

principal and interest on the Freddie Mac and Fannie Mae residential mortgage-backed securities are guaranteed by those respective agencies and the payment of principal and interest on the Ginnie Mae residential mortgage-backed securities is backed by the full-faith-and-credit of the U.S. Government. The financing of the residential mortgage-backed securities through repurchase agreements exposes the Company to the risk that margin calls for additional collateral will be made if the market value of the securities declines and that the Company may not be able to meet those margin calls which could result in the Company selling the residential mortgage-backed securities at a loss to cover these margin calls.

(j)    Accounts Receivable

The Company provides for doubtful accounts based on a review of delinquent accounts receivable. Bad debt expense was $0, $89, $360 and $0 for the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000, respectively, for amounts that were deemed to be uncollectible. As of December 31, 2002 and 2001, no individual tenant represents greater than 10% of accounts receivable.

(k)    Prepaid Expenses and Other Assets

The Company makes payments for certain expenses for insurance and property taxes in advance of the period in which they receive the benefit. These payments are capitalized, classified as prepaid expenses and amortized over the respective period of benefit relating to the contractual arrangement. As of December 31, 2002, the Company has included in prepaid expenses and other assets approximately $2,983 relating to deposits made to a title company for pending acquisitions. At closing, these deposits will be applied against the full purchase price for the properties acquired.

(l)    Notes Receivable

The Company holds notes receivable from unrelated parties related to properties sold by AFREG during 2002. These notes receivable have maturity dates ranging from July 2003 to May 2007 and bear interest at annual rates ranging from 9% to 10%.

(m)    Intangible Assets

The purchase method of accounting for real estate acquisitions requires the fair value of in place leases at the time of acquisition be recorded as an intangible asset or liability separated into various components. The origination value intangible asset represents the fair value associated with acquiring in place leases. The acquired lease value results from future cash flows under the contractual lease terms that are either above or below market at the date of acquisition. Accordingly, as of December 31, 2002 the Company recorded an intangible asset related to the origination value of acquired leases of $943, an acquired lease asset of $860 for above market leases, and an acquired lease liability of $1,336 for below market leases. Amortization expense recorded during the period from September 10, 2002 through December 31, 2002 for the origination value of acquired leases totaled $58. The amortization of acquired leases resulted in a net increase in rental income of $36 during the period from September 10, 2002 through December 31, 2002. Management of the Company reviews the carrying value of intangible assets for impairment on an annual basis.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

As of December 31, 2002, intangible assets and acquired lease liabilities consist of the following:

Intangible assets:
Acquired lease asset, net of accumulated amortization of $32	$ 828
Value of in-place leases, net of accumulated amortization of $58	885
Other	700

Total intangible assets	$2,413

Value of assumed lease obligation, net of accumulated amortization of $68	$1,268

(n)    Deferred Costs

The Company has deferred certain expenditures related to the financing and leasing of certain properties. Deferred financing costs are amortized to interest expense using the straightline method over the terms of the related debt. Direct costs of leasing are deferred and amortized over the terms of the related leases.

(o)    Accounting for Derivative Financial Investments and Hedging Activities

The Company accounts for its derivative and hedging activities using SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the income statements in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. The Company is not party to any derivatives designated as fair value hedges.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. The Company uses Eurodollar futures contracts in cash flow hedge transactions. The Eurodollar futures contracts are designed to be highly effective in offsetting changes in the cash flows related to the hedged liability. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

(p)    Owners’ Net Investment

The accompanying combined financial statements of AFREG include the total of shareholders’ equity for the subchapter S-corporations, members’ equity for limited liability corporations, and partners’ equity

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

for the limited partnerships. The combined owners’ net investment balance is increased for capital contributions made by the owners, and any net income of AFREG and is reduced for distributions made to the owners and any net losses of AFREG.

The various partnership and operating agreements of the entities comprising AFREG contain provisions for the allocation of profits, losses, and proceeds from capital transactions. Such amounts are generally allocated in accordance with the owners’ respective percentage interests.

(q)    Comprehensive Income

Comprehensive income or loss is recorded in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Our comprehensive income (loss), is comprised of net income, changes in unrealized gains or losses on derivative financial instruments and unrealized gains or losses on available-for-sale securities.

(r)    Revenue Recognition

Rental income from leases is recognized on a straightline basis regardless of when payments are due. Accrued rental income in the accompanying consolidated and combined balance sheets represents rental income recognized in excess of payments currently due. For the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000, rental revenues recognized in excess of payments due were $592, $1,068, $1,982 and $1,577, respectively.

Certain lease agreements also contain provisions that require tenants to reimburse the Company for real estate taxes and common area maintenance costs. Such amounts are included in both revenues and operating expenses when the Company is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements. Under leases where the tenant pays these expenses directly, such amounts are not included in revenues or expenses.

Deferred revenue represents rental revenue received from tenants prior to their due dates.

AFREG performed various accounting, property management, leasing, and project management services for related entities (Note 9). AFREG recognized revenue for accounting and management services when the service was provided and earned in accordance with the related agreements. Revenue related to the acquisition or disposition of properties was recognized when the related transaction closes. All such revenue was recorded in other income in the accompanying consolidated and combined statements of operations.

(s)    Sales of Real Estate Properties

The Company recognizes sales of real estate properties only upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sales meets the requirements of profit recognition on sales of real estate under FASB Statement No. 66, “Accounting for Sales of Real Estate.”

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

(t)    Rent Expense

Rent expense is recognized on a straightline basis regardless of when payments are due. Accrued expenses and other liabilities in the accompanying consolidated and combined balance sheets include an accrual for rental expense recognized in excess of amounts currently due. For the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000, rent expense recognized in excess of payments due was $44, $113, $162 and $116, respectively.

(u)    Income Taxes

The Company has elected to qualify as a REIT under Sections 856-860 of the Internal Revenue Code and intends to remain so qualified.

Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of the Company’s net income and loss for financial reporting purposes and for tax reporting purposes.

The Company has a wholly-owned taxable REIT subsidiary as defined under the Internal Revenue Code. The asset and liability approach is used by the taxable REIT subsidiary to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established to reduce net deferred tax assets to the amount for which recovery is more likely than not. The Company has recorded an income tax provision in the accompanying consolidated statement of operations of $131 for the period from September 10, 2002 through December 31, 2002 based on the taxable income of the taxable REIT subsidiary. The taxable REIT subsidary’s effective tax rate is approximately 40%, including the effects of state taxes. The TRS does not have deferred tax assets or liabilities as of December 31, 2002.

The aggregate cost basis, net of depreciation, for federal income tax purposes of the Company’s investment in real estate was approximately $217 million at December 31, 2002.

For the period from September 10, 2002 through December 31, 2002, all of the Company’s dividends were characterized as ordinary income for federal income tax purposes.

All of the entities of AFREG included in the Predecessor combined financial statements are limited partnerships, registered subchapter S-corporations, or limited liability companies that are treated as partnerships for income tax purposes. As a result, no federal or state income taxes are payable by AFREG and, accordingly, no provision for income taxes has been recorded in the Predecessor financial statements. The partners, members, or subchapter S-shareholders are required to include their respective shares of AFREG’s profits or losses in their individual tax returns. The tax returns of AFREG and the amount of reported profits or losses are subject to examination by federal and state taxing authorities. If such examinations result in changes to such profits or losses, the tax liability of the respective partners, members, or shareholders would be changed.

(v)    Equity-Based Compensation

At December 31, 2002, the Company has a stock-based employee compensation plan, which is more fully described in Note 11. The Company accounts for this plan under the recognition and measurement

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to share-based employee compensation. The Company recognizes compensation cost related to restricted share awards on a straightline basis over the respective vesting periods.

Period from September 10, 2002 to December 31, 2002
Net income	$8,944
Add: Total share-based employee compensation expense included in net income	437
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards	(484)

Pro forma net income	$8,897

Basic earnings per share—as reported	$0.22
Basic earnings per share—pro forma	0.22

Diluted earnings per share—as reported	0.21
Diluted earnings per share—pro forma	$0.21

(w)    Earnings Per Share

Basic earnings per share (EPS) is based on the weighted average number of shares outstanding during the year. Diluted EPS is based on the weighted average number of shares outstanding during the year, adjusted to give effect to common share equivalents.

(x)    Fair Value Disclosures

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash, restricted cash, accounts receivable, accounts payable and reverse repurchase agreements.     For these marketable instruments, the carrying amounts approximate their fair values.

Investment securities available for sale.    Fair values for residential mortgage-backed securities are based on market prices, where available, provided by independent brokers. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. The fair value of marketable investments are based on quoted market prices as of the balance sheet date. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” securities classified as available-for-sale are reported at fair value, with unrealized gains and temporary unrealized losses excluded from earnings and reported as accumulated other comprehensive income (loss).

Long-term debt.    Fair value is estimated by discounting cash flows using period-end interest rates and market conditions for instruments with similar maturities and credit quality. As of December

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

31, 2002 and 2001, the fair value of the Company’s debt exceeded its carrying value by approximately $12,300 and $6,600, respectively.

(y)    Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees; including Guarantees of Indebtedness of Others.” This interpretation requires that a liability must be recognized at the inception of a guarantee issued or modified after December 31, 2002 whether or not payment under the guarantee is probable. For guarantees entered into prior to December 31, 2002, the interpretation requires certain information related to the guarantees be disclosed in the guarantor’s financial statements. The disclosure requirements of this interpretation are effective for fiscal years ending after December 15, 2002. As of December 31, 2002, the Company has not guaranteed any indebtedness of others.

On January 17, 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, requiring variable interest entities to be consolidated in the financial statements of the holder of the variable interest. The interpretation is effective immediately for all variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. As of December 31, 2002, the Company does not have any unconsolidated variable interest entities.

(z)    Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation.

(3)    Acquisitions and Divestitures

On September 10, 2002, the Operating Partnership acquired substantially all of the assets, liabilities and operations of AFREG (Formation Transaction) in a business combination accounted for as a purchase. The total purchase price consisted of approximately $34 million in cash, the issuance of 1,204,940 of common shares and of 3,705,378 operating partnership units, valued at $10.00 per share/unit, and the assumption of debt with a carrying value of approximately $146 million.

The Formation Transaction was accounted for under Staff Accounting Bulletin Topic 5g(SAB48) with carryover basis for the portion of the net assets acquired from the majority shareholder/general partner and his affiliates and fair value for the remaining portion of the net assets acquired from all other investors. The fair values were determined by management using valuation techniques customary in the real estate industry for such investments. The following table represents the allocation of the purchase price for the Formation Transactions to the assets acquired and liabilities assumed:

Real estate investments	$180,520
Other assets	14,450
Mortgage notes payable and other long-term debt	(155,514)
Other liabilities	(8,512)

Cash paid, net of cash acquired of $3,216	$30,944

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

The following table presents information regarding the property acquisitions completed since the Formation Transaction through February 27, 2003:

Seller	Property Type	Closing Date	Number of Buildings	Purchase Price
KeyBank	Bank branches	Sept. 27, 2002	2	$455
Bank of America	Bank branches	Oct. 24, 2002	5	2,702
Wachovia Bank	Bank branches	Dec. 10, 2002	26	24,598
Bank of America	Small office	Dec. 16, 2002	16	32,786
AmSouth Bank	Bank branches	Dec. 20, 2002	11	2,692

Total 2002 Transactions			60	$63,233

Dana Commercial Credit	Large office	Jan. 10, 2003	14	$334,989
Wachovia Bank	Bank branches	Feb. 5, 2003	5	2,810
AmSouth Bank	Bank branches	Feb. 12, 2003	1	260

Total 2003 Transactions			20	$338,059

From September 10, 2002 through December 31, 2002, the Company sold five bank branch properties in five separate transactions for net sales proceeds of $4,456. The sales transactions resulted in a net gain, after taxes, of approximately $743.

From January 1, 2002 through September 9, 2002, AFREG sold 22 bank branch properties in 17 separate transactions for net sales proceeds of $14,674 in addition to notes receivables from the purchasers of $702. The sales transactions resulted in a net gain of approximately $9,500.

During 2001, AFREG acquired fee interests in 58 bank branch properties and leasehold interests in another 13 bank branch properties for total consideration of approximately $24,126, and sold 45 bank branch properties in 40 separate transactions for net proceeds of approximately $22,921. The sales transactions resulted in a net gain of approximately $4,107.

During 2000, AFREG acquired five bank branch properties and three office properties for total consideration of approximately $142,931 and sold 33 bank branch properties in 29 separate transactions for net proceeds of approximately $21,871. The sales transactions resulted in a net gain of approximately $8,934. One of the properties was sold for net proceeds of $8.1 million and resulted in a net gain of $2.1 million.

The purchase price for the acquisitions was allocated to the individual properties and leasehold interests based on the relative fair values.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

The unaudited pro forma information relating to the Formation Transactions and the acquisition of operating properties from Bank of America are presented below as if these transaction had been consummated on January 1, 2002. These results are not necessarily indicative of the results which actually would have occurred if they would have occurred on January 1, 2002, nor does the pro forma financial information purport to represent the results of operations for future periods.

Pro forma revenue	$59,339
Pro forma income from continuing operations	5,450
Pro forma income from discontinued operations	9,137
Pro forma net income	14,587
Basic pro forma earnings per share:
From continuing operations	$0.13
From discontinued operations	0.22

Basic pro forma net income per share	$0.35

Diluted pro forma earnings per share:
From continuing operations	$0.13
From discontinued operations	0.18

Diluted pro forma net income per share	$0.31

(4)    Residential Mortgage-Backed Securities

After September 10, 2002, the Company invested approximately $75,000 of the total proceeds from a private placement offering (See Note 1) with FBR Investment Management, Inc. for investment in a portfolio of adjustable-rate residential mortgage-backed securities. Residential mortgage-backed securities (which are also known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages; the principal and interest payments are passed from the mortgage originators through intermediaries (generally U.S. Government agencies and U.S. Government sponsored enterprises) that pool and repackage the participation interests in the form of securities to investors such as the Company. The Company’s investment in residential mortgage-backed securities is financed by entering into reverse repurchase agreements to leverage the overall return on capital invested in the portfolio. At December 31, 2002, the Company held residential mortgage-backed securities with amortized cost and market values of $1,114,727 and $1,116,119, respectively. These securities were pledged as collateral with respect to reverse repurchase agreements of $1,053,529.

The following table summarizes the Company’s residential mortgage-backed securities as of December 31, 2002:

	Freddie Mac	Fannie Mae	Total
Mortgage-backed securities available for sale, face	$619,333	$466,670	$1,086,003
Unamortized net premium	15,737	12,987	28,724

Amortized cost	635,070	479,657	1,114,727
Gross unrealized gains	1,567	699	2,266
Gross unrealized losses	(176)	(698)	(874)

Fair value	$636,461	$479,658	$1,116,119

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

The following table summarizes the estimated maturities of residential mortgage-backed securities based on their estimated average lives as of December 31, 2002:

Due within one year	$18,061
Due after 1 within 5 years	86,809
Due after 5 within 10 years	129,668
Due after 10 years	880,189

Total amortized costs	$1,114,727

During the period from September 10, 2002 through December 31, 2002, the Company received proceeds of approximately $1.3 billion from the sale of residential mortgage-backed securities. The Company recorded a net realized loss of approximately $280 related to these sales. For the period September 10, 2002 through December 31, 2002, the weighted average coupon rate on mortgage-backed securities was 4.41% and the weighted average effective yield was 4.40%. The weighted average life of the residential mortgage-backed securities based on assumptions used to determine fair value was 1.7 years at December 31, 2002.

(5)    Reverse Repurchase Agreements

The Company has entered into short-term repurchase agreements to finance a significant portion of its residential mortgage-backed securities. The repurchase agreements are secured by certain of the Company’s residential mortgage-backed securities classified as pledged as collateral on the Company’s consolidated balance sheet and bear interest at rates that have historically related closely to LIBOR for a corresponding period.

At December 31, 2002, the Company had obligations totaling $1,053,529 under reverse repurchase agreements with a weighted average borrowing rate of 1.37%. At December 31, 2002, the reverse repurchase agreements had remaining maturities of between 5 and 15 days. At December 31, 2002, residential mortgage-backed securities pledged had an estimated fair value of approximately $1,116,119. At December 31, 2002, the Company had a current overall loan-to-value (reverse repurchase agreements divided by pledged residential mortgage-backed securities) of 94.3%. For the period from September 10, 2002 through December 31, 2002, the weighted average borrowing rate was approximately 1.62% and the weighted average reverse repurchase agreement balance was approximately $1.5 billion.

The Company uses Eurodollar futures contracts to hedge cash flows associated with expected borrowings under reverse repurchase agreements. At December 31, 2002, the Company had Eurodollar futures contracts with a notional amount of $555 million which were designated as hedges of future interest payments associated with the reverse repurchase debt during the period from June 2003 through September 2004. At December 31, 2002, the futures contracts were reported at their fair value as a liability of $6,192.

Interest rate hedges are designated as cash flow hedges of future cash outflows associated with floating rate borrowings. The unrealized gains and losses in the fair value of these hedges are reported in the consolidated balance sheet with a corresponding adjustment to either accumulated other comprehensive income or net income depending on the type of hedging relationship. If the hedging transaction is a cash flow hedge, the gains and losses are reported in accumulated other comprehensive income (loss). Over time, the unrealized gains or losses recorded in accumulated other comprehensive income (loss) will be charged to earnings. This treatment matches the amounts recorded when the hedged items are also recognized in earnings. Within the next 12 months, the

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

Company expects to record a charge to earnings of approximately $2.9 million of the current balance in accumulated other comprehensive loss.

(6)    Indebtedness

(a)    Mortgage Notes Payable

The Company financed the purchase of certain of its real estate investments with the proceeds from mortgage notes payable. The following is a summary of mortgage notes payable:

	December 31,
	2002	2001

Mortgage notes payable, secured by an office building divided into two condominium units; monthly payments of principal and interest with effective fixed interest rates ranging from 7.57% to 7.79% through the anticipated maturity dates of October 2010 for Unit I and October 2007 for Unit II; after the anticipated maturity dates, 2% or 5% will be added to the interest rate if the loans remain outstanding:

Unit I, including unamortized debt premium of $1,481 at December 31, 2002	$37,495	$36,274
Unit II, including unamortized debt premium of $1,940 at December 31, 2002	54,192	52,630
Mortgage notes payable, secured by 38 bank branches and four office properties; monthly payments of principal and interest at effective fixed interest rates ranging from 6.08% to 7.54%; maturing from 2007 through 2027, including unamortized debt premium of $1,245 at December 31, 2002	58,199	69,683

Total mortgage notes payable	$149,886	$158,587

For the period from September 10, 2002 to December 31, 2002, for the period from January 1, 2002 to December 31, 2002 and for years ended December 31, 2001 and 2000, the mortgage notes payable had weighted average effective interest rates of 7.6%, 8.0%, 8.3% and 7.8%, respectively.

Certain of the mortgage notes payable contain financial and nonfinancial covenants customarily found in mortgage notes of this type, as well as a requirement that certain individual properties maintain a debt service coverage ratio, as defined, of 1.10 to 1, calculated at the end of each quarter using a trailing 12-month period. As of December 31, 2002 and 2001, the Company was in compliance with all such covenants.

Principal payments due on the mortgage notes payable and other long-term debt as of December 31, 2002 are as follows:

2003	$2,295
2004	2,471
2005	2,661
2006	2,866
2007	57,140
2008 and thereafter	82,453

Total	$149,886

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

(b)    Lines of Credit

AFREG utilized a $500,000 unsecured line of credit for working capital purposes. Interest was payable monthly at a rate of Prime minus 1% (Prime was 9.5%, and 8.5% as of December 31, 2001, and 2000, respectively). The outstanding balance at December 31, 2001 represents the largest balance outstanding on this line of credit during that period. AFREG’s weighted average interest rate on the line of credit for the years ended December 31, 2001 and 2000 was 6.3%, and 8.0%, respectively. During September 2002, all outstanding amounts under the line of credit were repaid and the line of credit was canceled by AFREG.

AFREG entered into a revolving loan agreement in May 2001 secured by 18 bank branches owned by Holdings. Monthly payments of interest only were due at various rates ranging from 11% to 35%. As of December 31, 2001, the total amount outstanding was approximately $3,291. All remaining borrowings were paid in full in May 2002 and the revolving loan agreement was cancelled by AFREG.

(c)    Other Long-Term Debt

As of December 31, 2001, other long-term debt consisted of various borrowings (interest rates of 7.9% to 8.9%) with final maturity dates extending through 2011. During September 2002, all amounts outstanding under these borrowings were repaid or distributed, along with the related assets, to the former partners and shareholder of AFREG upon commencement of operations of the Company on September 10, 2002.

(7)    Shareholders’ Equity

On September 10, 2002, the Company issued a total of 42,498,008 common shares of beneficial interest, including 40,765,241 common shares issued pursuant to a private placement (Private Placement) of common shares in accordance with Rule 144A under the Securities Act, 1,522,767 common shares issued to the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees, and certain of his family members and 210,000 restricted shares issued to the Company’s independent trustees. The Company received net proceeds of approximately $378,635 after $29,464 of offering expenses including the initial purchaser’s discount. The net proceeds were used to pay the cash portion of the Formation Transaction.

A total of 317,827 shares purchased by the Company’s President and certain of his family members were purchased at an amount equal to the offering price, net of the initial purchaser’s discount. The net difference of $222 was charged to expense.

Concurrent with the closing of the Private Placement, the Company purchased the majority of the operations of AFREG in the Formation Transaction (as more fully discussed in Note 3). As a result of the Formation Transaction, the Company recognized a reduction in overall equity of $48,971 which represents the fair value of net assets acquired from the majority shareholder/general partner and his affiliates in excess of their historical carrying amounts.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

(8)    Leasing Agreements

The Company’s properties are leased and subleased to tenants under operating leases with expiration dates extending to the year 2024. Future minimum rentals under noncancelable leases excluding reimbursements for operating expenses as of December 31, 2002 are as follows:

2003	$28,447
2004	27,460
2005	25,881
2006	25,654
2007	25,393
2008 and thereafter	161,914

Total	$294,749

Rental income from Wachovia Bank, or its affiliates, represented 43%, 44%, 43% and 22% of total minimum rental income for the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000, respectively. Rental income from Sovereign Bank, or its affiliates, and from Deutsche Bank represented 13% and 11% respectively, of total minimum rental income for the year ended December 31, 2000. No other tenant represented more than 10% of minimum rental income for any of the periods presented.

As of December 31, 2002, the Company leased 36 bank branch properties from third parties with expiration dates extending to the year 2036. In addition, the Company has two ground leases with expiration dates extending through 2086. Future minimum lease payments under non-cancelable operating leases as of December 31, 2002 are as follows:

2003	$1,803
2004	1,587
2005	1,454
2006	1,398
2007	1,390
2008 and thereafter	9,452

Total	$17,084

(9)    Transactions with Related Parties

The Company provides management and other services to entities affiliated with its President, Chief Executive Officer and Vice Chairman of its board of trustees. Total revenue received by the Company from these affiliated entities was approximately $47, $752, $429 and $463 for the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000, respectively. Such amounts are included in other income in the accompanying consolidated and combined statements of operations. The Company currently provides property and asset management services for four bank branches and a five-story office building, all of which are owned by certain executive officers and trustees and other entities affiliated with them. The Company has an option to acquire the office building property. During the period from January 1, 2002 to September 9, 2002, the Company sold two bank branches to

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

affiliates of its President, Chief Executive Officer and Vice Chairman of its board of trustees for an aggregate price of $3.0 million. A net gain of $2.2 million was recognized on the sale of these properties.

As of December 31, 2002 and 2001, accounts receivable included approximately $137 and $114, respectively, for amounts due from related parties. As of December 31, 2002 and 2001, accounts payable included approximately $64 and $0, respectively, for amounts due to related parties.

AFREG paid certain expenses on behalf of related parties totalling approximately $5, $222, and $518 during the period from January 1, 2002 through September 10, 2002 and for the years ended December 31, 2001, and 2000, respectively. In addition, the Company leases space in two office buildings from real estate partnerships controlled by related parties. Total rent payments under these office leases were approximately $91, $56, $67 and $46 for the period from September 10, 2002 to December 31, 2002, the period from January 1, 2002 to September 9, 2002, and the years ended December 31, 2001 and 2000, respectively. One lease expires in July 2009 and has aggregate annual rent of $66 and the other lease has an aggregate annual rent of $46, and expires in 2008. Both leases are subject to annual rent increases of the greater of 3% or the Consumer Price Index. All of these amounts are included in general and administrative expenses in the accompanying consolidated and combined statements of operations.

Certain other related parties historically provided various services to AFREG. During 2002, 2001, and 2000, payments totaling approximately $0, $169, and $101, respectively, were made for design and consulting services. These related party services are included in general and administrative expense in the accompanying combined statements of operations.

An officer of the Company owns a one-third interest in a leasing company that provided leasing services with respect to certain properties. Leasing commissions charged to expense related to these services were approximately $67, $175, $288 and $272, for the period from September 10, 2002 through December 31, 2002, the period from January 1, 2002 through September 9, 2002 and for the years ended December 31, 2001 and 2000, respectively.

AFREG periodically advanced funds to related entities to support the operations of the related entities during the Predecessor periods. These advances were typically provided during the initial operations. These advances were repaid to AFREG from operations of the related entity or upon its sale. At December 31, 2002 and 2001, amounts due from affiliates related to these advances were $22 and $651, respectively.

A member of the Company’s Board of Trustees is Head of Investment Banking at Friedman Billings Ramsey (FBR). FBR served as placement agent in connection with the Company’s September 2002 private placement of common shares. The Company and FBR entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which FBR contributed certain intellectual property and other in-kind capital in exchange for the issuance of 750,000 Operating Partnership units. FBR Investment Management, Inc., an affiliate of FBR, is entitled to receive investment advisory fees based on the month-end balance invested in the residential mortgage-backed securities investment account. Total fees paid for such services during the period from September 10, 2002 through December 31, 2002 were $768. Under the terms of an engagement letter, FBR will provide customary investment banking and financial advisory services for a one-year period following the completion of an initial public offering.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

(10)    Discontinued Operations and Assets Held for Sale

In accordance with the provisions of SFAS No. 144, the Company has classified four bank branch properties as held for sale of December 31, 2002. Operating results of the properties held for sale as of December 31, 2002, one property sold during the period from September 10, 2002 through December 31, 2002 and 22 properties sold during the period from January 1, 2002 through September 9, 2002 are included in discontinued operations for all periods presented.

During the period from September 10, 2002 through December 31, 2002, the Company sold two vacant bank branch properties and recorded the net gain on sale as part of income from continuing operations. Since these properties had no associated revenues or significant operating expenses from their respective of acquisition dates, these properties did not qualify as a component of a business under the provisions of SFAS No. 144.

As of December 31, 2001, certain properties were held for sale under the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”

The operating results of the properties held for sale as of December 31, 2001 are included in continuing operations in all periods presented.

	December 31,
	2002	2001
Assets held for sale:
Real estate investments, at cost:
Land	$293	$145
Building	1,234	430
Equipment and fixtures	296	192

Total real estate investments, at cost	1,823	767
Less accumulated depreciation	(66)	(23)

Total assets held for sale	$1,757	$744

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

		Predecessor
	Period from September 10, 2002 to December 31, 2002	Period from January 1, 2002 to September 9, 2002
			Year ended December 31,
			2001	2000
Operating Results:
Revenues	$—	$454	$1,187	$1,459
Operating expenses	207	209	524	208
Interest expense	—	253	574	591
Depreciation	26	172	203	161

(Loss) income from operations before minority interest	(233)	(180)	(114)	499
Minority interest	22	—	—	—

(Loss) income from operations, net	(211)	(180)	(114)	499

Gain (loss) on disposals	31	9,500	—	—
Minority interest	(3)	—	—	—

Gain on disposals, net	28	9,500	—	—

(Loss) income from discontinued operations	$(183)	$9,320	$(114)	$499

For the period from September 10, 2002 to December 31, 2002, and for the year ended December 31, 2001, operating expenses include an impairment loss of $97 and $200, respectively, for properties under contract with sales prices less than the related asset’s carrying value.

Discontinued operations have not been segregated in the consolidated and combined statements of cash flows. Therefore, amounts for certain captions will not agree with the respective consolidated and combined statements of operations.

(11)    2002 Equity Incentive Plan

The Company has established a 2002 Equity Incentive Plan (Incentive Plan) that authorizes the issuance of up to 3,125,000 options to purchase common shares and 1,500,000 restricted share awards. The terms and conditions of the option awards are determined by the Board of Trustees. Options are granted at the fair market value of the shares on the date of grant. The options vest and are exercisable over periods determined by the Company, but in no event later than 10 years from the grant date. As of December 31, 2002, the Company has 312,375 options to purchase common shares and 1,290,000 restricted share awards available for grant under the Incentive Plan. Of the remaining 1,290,000 restricted share awards that are available for award under the Incentive Plan, the compensation and human resources committee of the board of trustees has approved awards to the Company’s senior management team of 1,141,000 restricted shares, effective upon completion of the Company’s initial public offering.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

The following table summarizes option activity for the period from September 10, 2002 to December 31, 2002 for the Company:

	Number of Shares under the Plan	Weighted Average Exercise Price	Aggregate Purchase Price	Grant Price Range
				From	To
Balance, September 10, 2002	—	$—	$—	$—	$—
Options granted	2,812,625	10.06	28,306	10.00	11.65

Balance, December 31, 2002	2,812,625	$10.06	$28,306	$10.00	$11.65

As of December 31, 2002, there are no exercisable options. The weighted average remaining contractual life is 9.7 years.

The Company accounts for stock-based compensation using the intrinsic value method in Accounting Principles Board Opinion No. 25 as permitted under SFAS No. 123, Accounting for Stock-Based Compensation. The weighted-average fair value of each option granted during the period from September 10, 2002 to December 31, 2002 was $0.20 and was estimated on the grant date using the Black-Scholes options pricing model and the assumptions presented below:

Expected life (in years)	5
Risk-free interest rate	4.05%
Volatility	10.00%
Dividend yield	7.50%

Upon completion of the September 2002 private placement of common shares, 210,000 restricted shares were issued to independent trustees at a value of $10.00 per share. Restricted shares vest ratably over a three year period. Compensation expense of $215 was recorded during the period during September 10, 2002 through December 31, 2002 relating to those awards.

The Company has established a non-qualified supplemental executive retirement plan. The benefit payable under the supplemental executive retirement plan is based on a specified percentage of each participant’s average annual compensation for the three calendar years out of the last 10 calendar years of employment that produces the highest average amount, subject to an annual maximum benefit. As of December 31, 2002, the Company’s CEO is the only participant in the plan. Compensation expense related to the supplemental executive retirement plan was $92 for the period from September 10, 2002 through December 31, 2002.

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

(12)    Earnings Per Share (EPS)

The following is a reconciliation of the numerator and denominators of the basic and diluted EPS computations for the period for September 10, 2002 to December 31, 2002 only, as no common shares were issued by AFREG prior to September 10, 2002:

	Period from September 10, 2002 to December 31, 2002
	Basic	Diluted
Income from continuing operations	$9,127	$9,127
Add: Minority interest in Operating Partnership	—	957

Income from continuing operations	$9,127	$10,084

(Loss) from discontinued operations	$(183)	$(183)
Add: Minority interest in Operating Partnership	—	19

Income from discontinued operations	$(183)	$(164)

Weighted average number of common shares outstanding	42,168,109	42,168,109
Effect of share options issued	—	313,470
Dilutive operating partnership units	—	4,455,966

Total weighted average shares outstanding	42,168,109	46,937,545

Earnings per share from continuing operations	$0.22	$0.21

Earnings per share from discontinued operations	$—	$—

Diluted earnings per share includes common share equivalents which would arise from the exercise of share options using the treasury stock method and assumes the conversion of all Operating Partnership units into an equivalent number of common shares. No securities for the period from September 10, 2002 to December 31, 2002 were excluded from the earnings per share computations above as all common share equivalents had a dilutive effect on earnings per share from continuing operations.

(13)    Commitments and Contingencies

Under agreements with certain financial institutions, the Company is required to purchase properties at a formulated price typically based on the fair market value of the property as determined through an independent appraisal process, which values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Under these agreements, the Company is also required to assume the rights and obligations of the financial institution under leases pursuant to which the financial institution leases surplus bank branches. The obligations the Company assumes include the obligations to pay rent under these leases. In exchange, the Company’s purchase price is reduced by an amount equal to 25-35% of the future rental payments due under the leasehold interest acquired. Current agreements are renewable on an annual basis, and may be terminated upon 90 days prior written notice in the case of two of the agreements, and 30 days prior written notice in the case of the other agreement. The purchase of these properties or assumption of the leasehold interests is done on an “as-is” basis; however, the Company is not required to acquire properties with certain

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

environmental or structural problems or with defects in title that render the property either unmarketable or uninsurable at regular rates or that materially reduce the value of the property or materially impair or restrict its contemplated use. If the Company subsequently discovers issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations, or other significant problems, the Company typically has no recourse against the seller and the value of the property may be less than the amount paid for such property. Should the Company default on its purchase obligation, the Company would forfeit its initial deposit and any supplemental deposits made with the financial institution. In addition, the Company would be liable for any rental payments due under the leasehold interests. At December 31, 2002 and 2001, total deposits of $440 and $250, respectively, were held with financial institutions and included in prepaid expenses and other assets in the accompanying consolidated and combined balance sheets. These deposits will be returned to the Company at the expiration date of the respective agreements.

Pursuant to the formulated price contracts described above and other structured transactions, the Company has signed agreements or letters-of-intent to acquire approximately $544.0 million of real estate properties, subject to execution of agreements, standard due diligence, and customary closing procedures, through February 27, 2003.

The Company may be subject to claims or litigation in the ordinary course of business. When identified, these matters are usually referred to the Company’s legal counsel or insurance carriers. In the opinion of management, at December 31, 2002, there are no outstanding claims against the Company that would have a material adverse effect on the Company’s financial position or results of operations.

(14)    Subsequent Events

Dana Commercial Credit Corporation

On January 9, 2003, the Company acquired a portfolio of 14 office buildings from a wholly owned subsidiary of Dana Commercial Credit Corporation for an aggregate purchase price of approximately $335.0 million, consisting of cash and the fair value of assumed debt. The properties are located in Georgia, Florida, Maryland, North Carolina, South Carolina, Virginia and Washington, D.C., and are 100% bond-net leased to Bank of America, N.A.

In connection with this transaction, the Company repaid non-callable, non-cancelable debt of approximately $256.0 million in full, together with a make-whole payment of an additional $35.7 million which represented a similar rate of return to that which the debt holders would have realized had the debt been held to maturity. The make-whole payment was recorded as part of the purchase price for these properties. This transaction was completed with $200.0 million of borrowings under a bridge loan facility with Bank of America, N.A. and approximately $139.3 million in cash.

All the properties in this portfolio are leased to Bank of America pursuant to a master lease through 2022. Bank of America, N.A.’s obligations under this lease will be unconditionally guaranteed by its parent, Bank of America Corporation. Over the life of the lease, Bank of America is permitted to vacate space totaling 50.0% of the value of the portfolio based on the original purchase price paid by Dana Commercial Credit Corporation, according to the following schedule: 17.0% in 2004; 17.0% in 2009; and 16.0% in 2015. The annual rental payments under this bond net lease are fixed at approximately $40.4 million through January 2010, with a final payment of $3.0 million due in January 2011, regardless of the number of rentable square feet leased by Bank of America. If Bank of America does not vacate space as contemplated under the lease, it will pay an annual rent

AMERICAN FINANCIAL REALTY TRUST

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001

(In thousands, except share and per share data)

rate of 8.5% of the original purchase price allocated to that space on a triple net lease basis. Other than with respect to space that Bank of America leases from the Company according to this formula, from 2011 through 2022, Bank of America is not required to pay rent on the space that it continues to occupy. The Company is restricted from selling any property in the portfolio while Bank of America remains a tenant in that building. The Company and Bank of America agreed to modify the assumed master lease agreement allowing Bank of America to vacate full floors of existing properties instead of entire properties.

Bank of America Specifically Tailored Transaction

On February 14, 2003, the Company entered into an agreement with Bank of America, N.A. to acquire a portfolio of 124 office buildings for an aggregate purchase price of approximately $749.0 million. The parties are currently negotiating a lease agreement for the portfolio. The Company will have a due diligence period of 75 days, beginning upon execution of the lease agreement, to examine the properties. Prior to closing, Bank of America has the right, during the due diligence period, to reduce the size of the portfolio by up to 20% of the total purchase price, and the further ability, subject to the Company’s approval and to other terms and conditions, to add properties to the portfolio or to substitute for any property covered by the agreement another property owned by Bank of America, provided that the new property is of substantially the same value and character as the property being removed from the portfolio. The aggregate purchase price for the properties will be adjusted to account for any addition, reduction or substitution of properties in the portfolio.

Upon consummating the transaction, Bank of America will lease all or a portion of each of the acquired properties from the Company under a lease term of 20 to 29½ years at a rate based on a formula to be set forth in the purchase agreement. Bank of America, N.A.’s obligations under this lease will be unconditionally guaranteed by its parent, Bank of America Corporation. Subject to the terms and conditions of the purchase agreement, Bank of America will be entitled to increase its occupancy of any of the properties, to reduce periodically its occupancy of the acquired properties based on a to be agreed upon schedule, and to vacate space in any property for space at another location within this portfolio. Bank of America will also have certain rights of first refusal and first offer on the acquired properties. Subject to satisfactory completion of due diligence, management of the Company anticipates closing this acquisition in stages beginning in the second quarter of 2003, and the Company is required to close on all of the properties in the portfolio no later than October 2003. Upon completion of the transaction, Bank of America will initially lease an aggregate of approximately 65% of the rentable square feet in this portfolio.

Upon consummating the transaction, the Company will be restricted from selling any property in the portfolio, without Bank of America’s consent, while Bank of America remains a tenant in that building.

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE II

Valuation and Qualifying Accounts

(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Period from September 10, 2002 to December 31, 2002	$25	$—	$—	$25

AMERICAN FINANCIAL REAL ESTATE GROUP

SCHEDULE II

Valuation and Qualifying Accounts

(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Period from January 1, 2002 to September 9, 2002	$—	$89	$(64)	$25

Year ended December 31, 2001	$—	$360	$(360)	$—

Year ended December 31, 2000	$—	$—	$—	$—

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

City	State	Acquisition Date	Encumbrances at December 31, 2002	Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried December 31, 2002(A)
				Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/02(B)	Average Depreciable Life(C)
Abington	PA	8/19/1998	$849	$82	$520	$—	$82	$520	$602	$46	27
Red Bank	NJ	8/20/1998	1,255	141	859	—	141	859	1,000	51	27
Avondale	PA	8/20/1998	627	99	542	—	99	542	641	48	27
Lopatcong	NJ	8/20/1998	454	63	317	—	63	317	380	30	27
Moorestown	NJ	8/20/1998	—	51	249	—	51	249	300	24	27
Berkeley Heights	NJ	8/20/1998	627	84	405	—	84	405	489	35	27
Cherry Hill	NJ	8/20/1998	642	72	354	—	72	354	426	26	27
Campbelltown	PA	8/20/1998	216	40	196	—	40	196	236	19	27
Edison Township	NJ	8/20/1998	773	104	499	—	104	499	603	41	27
Emmaus	PA	8/20/1998	740	111	521	—	111	521	632	41	27
Feasterville	PA	8/20/1998	1,156	125	601	—	125	601	726	24	27
Freehold	NJ	8/20/1998	590	66	322	—	66	322	388	26	27
Gloucester	NJ	8/20/1998	463	52	260	—	52	260	312	21	27
Hamilton Square	NJ	8/20/1998	734	113	519	—	113	519	632	47	27
Highland Park	NJ	8/20/1998	551	67	353	—	67	353	420	24	27
Hightstown	NJ	8/20/1998	756	78	381	—	78	381	459	24	27
Kendall Park	NJ	8/20/1998	716	64	304	—	64	304	368	14	27
Kenilworth	NJ	8/20/1998	514	60	285	—	60	285	345	18	27
Kennett Square	PA	8/20/1998	1,402	174	779	—	174	779	953	26	27
Lawrenceville	NJ	8/20/1998	975	113	548	—	113	548	661	39	27
Linden	NJ	8/20/1998	1,193	147	651	—	147	651	798	31	27
Manasquan	NJ	8/20/1998	826	83	399	—	83	399	482	22	27
Millburn	NJ	8/20/1998	1,046	127	604	—	127	604	731	43	27
Moosic	PA	8/20/1998	340	36	158	—	36	158	194	9	27
North End	PA	8/20/1998	211	32	146	—	32	146	178	8	27
N. Plainfield	NJ	8/20/1998	—	26	130	—	26	130	156	13	27
Phoenixville	PA	8/20/1998	1,133	133	589	—	133	589	722	19	27
Point Pleasant	NJ	8/20/1998	603	78	394	—	78	394	472	25	27

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

City	State	Acquisition Date	Encumbrances at December 31, 2002	Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried December 31, 2002 (A)
				Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/02 (B)	Average Depreciable Life(C)
Runnemede	NJ	8/20/1998	—	20	113	—	20	113	133	18	27
Scotch Plains	NJ	8/20/1998	810	86	405	—	86	405	491	24	27
Somerdale	NJ	8/20/1998	326	49	233	—	49	233	282	14	27
South Plainfield	NJ	8/20/1998	669	80	377	—	80	377	457	26	27
Spring Lake Heights	NJ	8/20/1998	460	56	319	—	56	319	375	20	27
Sunnyside	NJ	8/20/1998	1,156	135	606	—	135	606	741	26	27
Ventnor City	NJ	8/20/1998	499	55	274	—	55	274	329	21	27
Warminster	PA	8/20/1998	840	111	561	—	111	561	672	33	27
West Chester	PA	1/28/1999	3,697	396	3,545	—	396	3,545	3,941	482	27
Dresher	PA	6/17/1999	941	353	957	—	353	957	1,310	168	27
Collingswood	NJ	8/6/1999	401	52	281	—	52	281	333	30	27
Pennington	NJ	8/6/1999	735	92	567	—	92	567	659	58	27
Rhawnhurst	PA	8/6/1999	877	70	349	—	70	349	419	21	27
Boyertown	PA	12/14/1999	380	57	309	—	57	309	366	31	27
Jenkintown	PA	7/11/2000	16,106	2,429	20,424	—	2,429	20,424	22,853	1,756	27
Bensalem	PA	9/20/2000	693	76	424	—	76	424	500	28	27
Philadelphia	PA	9/26/2000	91,638	12,763	108,884	—	12,763	108,884	121,647	9,844	27
Charleston	SC	12/29/2000	10,266	1,425	12,015	—	1,425	12,015	13,440	1,102	27
Neuse Blvd	NC	5/9/2001	—	43	231	—	43	231	274	9	27
Newberry	SC	5/9/2001	—	—	—	—	—	—	—	—	27
Juno Beach	FL	5/9/2001	—	—	182	—	—	182	182	6	27
Grape Creek	TX	6/8/2001	—	42	211	—	42	211	253	6	27
Derby Main	KS	9/21/2001	—	130	698	—	130	698	828	24	27
Shallotte	NC	9/21/2001	—	88	470	—	88	470	558	16	27
SW Little Rock	AR	12/11/2001	—	28	140	—	28	140	168	3	27
Aurora Main	MO	2/28/2002	—	74	397	—	74	397	471	7	27
Baseline	AR	2/28/2002	—	34	182	—	34	182	216	4	27
Woodmoor	MD	10/20/2001	—	43	217	—	43	217	260	6	27
Central Kingston	NY	9/27/2002	—	51	289	—	51	289	340	3	27
Johnstown	NY	9/27/2002	—	17	98	—	17	98	115	1	27

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

City	State	Acquisition Date	Encumbrances at December 31, 2002	Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried December 31, 2002 (A)
				Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/02 (B)	Average Depreciable Life(C)
Dalton	GA	12/10/2002	—	143	813	—	143	813	956	2	27
Archdale	NC	12/10/2002	—	51	291	—	51	291	342	1	27
Charlotte	NC	12/10/2002	—	214	1,212	—	214	1,212	1,426	3	27
Cary	NC	12/10/2002	—	185	1,051	—	185	1,051	1,236	3	27
Wilson	NC	12/10/2002	—	116	657	—	116	657	773	2	27
Rocky Mount	NC	12/10/2002	—	101	574	—	101	574	675	1	27
Hickory	NC	12/10/2002	—	197	1,119	—	197	1,119	1,316	3	27
Hickory	NC	12/10/2002	—	102	578	—	102	578	680	1	27
Lexington	NC	12/10/2002	—	196	1,110	—	196	1,110	1,306	3	27
Cornelius	NC	12/10/2002	—	187	1,061	—	187	1,061	1,248	3	27
Albemarle	NC	12/10/2002	—	172	974	—	172	974	1,146	2	27
Huntersville	NC	12/10/2002	—	158	893	—	158	893	1,051	2	27
Southern Pines	NC	12/10/2002	—	92	523	—	92	523	615	1	27
Statesville	NC	12/10/2002	—	183	1,040	—	183	1,040	1,223	3	27
Raleigh	NC	12/10/2002	—	170	961	—	170	961	1,131	2	27
Charlotte	NC	12/10/2002	—	97	548	—	97	548	645	1	27
Clover	SC	12/10/2002	—	74	417	—	74	417	491	1	27
Hilton Head	SC	12/10/2002	—	252	1,430	—	252	1,430	1,682	4	27
Hilton Head	SC	12/10/2002	—	311	1,760	—	311	1,760	2,071	4	27
Florence	SC	12/10/2002	—	109	617	—	109	617	726	2	27
Greenwood	SC	12/10/2002	—	131	742	—	131	742	873	2	27
Greenwood	SC	12/10/2002	—	37	210	—	37	210	247	1	27
Greenville	SC	12/10/2002	—	97	549	—	97	549	646	1	27
Harrisonburg	VA	12/10/2002	—	71	405	—	71	405	476	1	27
Richmond	VA	12/10/2002	—	171	970	—	171	970	1,141	2	27
Portsmouth	VA	12/10/2002	—	71	405	—	71	405	476	1	27
Altamonte Springs	FL	12/16/2002	—	436	2,473	—	436	2,473	2,909	5	27

AMERICAN FINANCIAL REALTY TRUST

SCHEDULE III

Real Estate Investments

(In thousands)

City	State	Acquisition Date	Encumbrances at December 31, 2002	Initial Costs		Net Improvements (Retirements) Since Acquisition	Gross Amount at Which Carried December 31, 2002 (A)
				Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation 12/31/02 (B)	Average Depreciable Life(C)
Fort Myers	FL	12/16/2002	—	225	1,278	—	225	1,278	1,503	3	27
Dodge City	KS	12/16/2002	—	65	459	—	65	459	524	1	27
Tampa	FL	12/16/2002	—	151	857	—	151	857	1,008	2	27
Spring Hill	FL	12/16/2002	—	166	917	—	166	917	1,083	2	27
West Plains	MO	12/16/2002	—	161	912	—	161	912	1,073	2	27
Reno	NV	12/16/2002	—	779	4,482	—	779	4,482	5,261	9	27
Gainesville	FL	12/16/2002	—	350	1,985	—	350	1,985	2,335	4	27
Nassau Bay	TX	12/16/2002	—	404	2,278	—	404	2,278	2,682	5	27
Austin	TX	12/16/2002	—	498	2,802	—	498	2,802	3,300	6	27
Pendleton	OR	12/16/2002	—	103	583	—	103	583	686	1	27
Port St. Lucie	FL	12/16/2002	—	774	4,388	—	774	4,388	5,162	9	27
Raytown	MO	12/16/2002	—	131	745	—	131	745	876	2	27
Conyers	GA	12/16/2002	—	313	1,774	—	313	1,774	2,087	4	27
Van Nuys	CA	12/16/2002	—	216	1,225	—	216	1,225	1,441	3	27
Waycross	GA	12/16/2002	—	144	867	—	144	867	1,011	2	27
Decatur	AL	12/20/2002	—	33	185	—	33	185	218	—	27
Harbor Oaks	FL	12/20/2002	—	21	119	—	21	119	140	—	27
Hatcher Lane	TN	12/20/2002	—	35	197	—	35	197	232	—	27
White Bluff	TN	12/20/2002	—	31	176	—	31	176	207	—	27
Vanleer	TN	12/20/2002	—	14	81	—	14	81	95	—	27
Mineral Wells	TN	12/20/2002	—	31	173	—	31	173	204	—	27
Columbia	TN	12/20/2002	—	23	129	—	23	129	152	—	27
Morrison	TN	12/20/2002	—	11	65	—	11	65	76	—	27

			$149,886	$30,079	$215,703	$—	$30,079	$215,703	$245,782	$14,693

(A)	Reconciliation of Real Estate:

The following table reconciles the real estate investments for the period from September 10, 2002 to December 31, 2002 (in thousands):

2002
Historical balance	$170,078
Distribution of assets not acquired	(3,517)
Fair value adjustment recorded in formation transaction	22,104

Carrying value at commencement of operations	188,665
Acquisitions	63,233
Assets held for sale	(1,823)
Dispositions	(4,293)

Balance at end of period(1)	$245,782

The following table reconciles the real estate investments for the period from January 1, 2002 to September 9, 2002 and the two years ended December 31, 2001 (in thousands):

	2002	2001	2000
Balance at beginning of period	$174,718	$169,658	$34,340
Acquisitions	797	24,126	142,931
Capital expenditures	1,100	1,025	155
Dispositions	(6,537)	(20,091)	(7,768)

Balance at end of period(1)	$170,078	$174,718	$169,658

(1)	Amounts do not include leasehold interests as reflected in the accompanying consolidated and combined balance sheet.

(B)	Reconciliation of Accumulated Depreciation:

The following table reconciles the accumulated depreciation on real estate investments for the period from September 10, 2002 to December 31, 2002 (in thousands):

2002
Historical balance	$17,483
Distribution of assets not acquired	(289)
Fair value adjustment recorded in formation transaction	(4,766)

Carrying value at commencement of operations	12,428
Depreciation expense	2,629
Assets held for sale	(66)
Dispositions	(298)

$14,693 (2)

(2)	Excludes $524 of accumulated amortization relating to leasehold interests reflected in the accompanying December 31, 2002 consolidated balance sheet.

The following table reconciles the accumulated depreciation on real estate investments for the period from January 1, 2002 to September 9, 2002 and the two years ended December 31, 2001 (in thousands):

	2002	2001		2000
Balance at beginning of period	$12,193	$3,909		$1,360
Depreciation expense	5,831	8,652		3,230
Dispositions	(541)	(368)		(681)

Balance at end of period	$17,483	$12,193	(3)	$3,909

(3)	Excludes $345 of accumulated amortization relating to leasehold interests reflected in the accompanying December 31, 2001 combined balance sheet.

(C)	Represents the average depreciable life. Depreciation is computed over 40 years for buildings, 5 to 7 years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

Report of Independent Auditors

Bank of America Small Office Portfolio

We have audited the accompanying combined statement of revenues and certain expenses of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002. This combined statement is the responsibility of Bank of America’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the requirements with the rules and regulations of the Securities and Exchange Commission (for inclusion on Form S-11 of American Financial Realty Trust) as described in Note 1 and is not intended to be a complete presentation of the Bank of America Small Office Portfolio’s revenues and expenses.

In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of the Bank of America Small Office Portfolio for the eleven months ended November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/    PRICEWATERHOUSECOOPERS LLP

New York, New York

March 15, 2003

BANK OF AMERICA SMALL OFFICE PORTFOLIO

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Eleven Months Ended November 30, 2002

(In thousands)

Revenues:
Rental income	$1,147

Expenses:
Utilities	832
Property taxes	781
Insurance	172
Other building operating	39
Cleaning and janitorial	493
Repairs and maintenance	998
Property management fees	499

Total expenses	3,814

Certain expenses in excess of revenues	$2,667

See accompanying notes

BANK OF AMERICA SMALL OFFICE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Eleven Months Ended November 30, 2002

1.    Business and Basis of Presentation

Business

The accompanying combined statement of revenues and certain expenses relates to the operation of 16 properties formerly owned by Bank of America (the “Bank of America Small Office Portfolio”). The Bank of America Small Office Portfolio was acquired by American Financial Realty Trust (“AFR”) on December 16, 2002.

The Bank of America Small Office Portfolio consists of the following properties:

Property	City	State
Van Nuys Main Office	Van Nuys	CA
Altamonte Springs	Altamonte Springs	FL
Cleveland Ave	Fort Myers	FL
Millhopper	Gainesville	FL
Prima Vista	Port St. Lucie	FL
Forest Oaks	Spring Hill	FL
E. Hillsborough	Tampa	FL
Southside Conyers	Conyers	GA
Waycross	Waycross	GA
Dodge City	Dodge City	KS
Raytown	Raytown	MO
Main Bank (& Jefferson)	West Plains	MO
Meadowood Midrise	Reno	NV
Pendleton	Pendleton	OR
Oak Hill	Austin	TX
Nassau Bay	Nassau Bay	TX

Basis of Presentation

The accompanying combined statement of revenues and certain expenses for the eleven months ended November 30, 2002 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The combined statement of revenues and certain expenses is not representative of the actual operations of the properties for the period presented nor is it indicative of future operations as certain expenses, consisting of interest expense, leasing commissions, tenant improvements, depreciation, and amortization, which may not be comparable to expenses expected to be incurred by AFR in future operations of the properties, have been excluded.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

2.    Significant Accounting Policies

Revenue Recognition

Rental income is recognized on a straightline basis over the terms of the respective lease agreements. Certain tenants are also required to pay percentage rent based on sales above a stated base amount during the lease year. Tenant credit losses are provided for when they become known.

BANK OF AMERICA SMALL OFFICE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

For the Eleven Months Ended November 30, 2002

Recoveries

Certain operating expenses incurred in the operations of the properties are recoverable from the tenants. The recoverable amounts are either adjusted periodically on a prospective basis or adjusted annually based on actual expenses incurred. Expense recoveries are recognized as revenue in the period in which the applicable costs are incurred.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Tenant Leases

The Bank of America Small Office Portfolio includes leases to office and retail tenants under non-cancellable lease agreements with terms ranging from 1 to 15 years. The leases generally provide for fixed annual minimum rents, contingent rents based on sales volume and recoveries of certain operating expenses. Approximate annual future minimum rental commitments to be received from executed operating leases as of December 31, 2002, exclusive of expense recoveries and contingent rents, are as follows (in thousands):

Year Ending December 31,
2003	$924
2004	585
2005	537
2006	421
2007	84
Thereafter	0

4.    Related Party Transactions

Insurance expense incurred by Bank of America under its self-insurance program is allocated by Bank of America to the Bank of America Small Office Portfolio based on the type and size of each individual property.

Security expense incurred by Bank of America under its master security agreement is allocated to the Bank of America Small Office Portfolio based on the actual cost incurred on behalf of each individual property as billed by the service provider.

Bank of America occupies approximately 184,000 square feet representing approximately 36% of the Bank of America Small Office Portfolio. No revenue attributable to the space occupied by Bank of America, and used for their own operations, is included in the combined statement of revenues and certain expenses. Subsequent to the acquisition of the properties by AFR the parties will enter into separate lease agreements for the space occupied by Bank of America.

Report of Independent Auditors

Bank of America Specifically Tailored Transaction

We have audited the accompanying combined statement of revenues and certain expenses of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002. This combined statement is the responsibility of Bank of America’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the requirements with the rules and regulations of the Securities and Exchange Commission (for inclusion on Form S-11 of American Financial Realty Trust) as described in Note 1 and is not intended to be a complete presentation of the Bank of America Specifically Tailored Transaction‘s revenues and expenses.

In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of the Bank of America Specifically Tailored Transaction for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/    PRICEWATERHOUSECOOPERS LLP

New York, New York

April 25, 2003

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the year ended December 31, 2002

(In thousands)

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
	(unaudited)
Revenues:
Rental income	$3,662	$14,107
Garage	164	601
Other	145	459

Total revenues	3,971	15,167

Expenses:
Utilities	3,999	17,310
Property taxes	3,598	13,707
Insurance	1,108	2,793
Other building operating	1,544	5,879
Cleaning and janitorial	2,833	12,167
Repairs and maintenance	4,497	19,042
Property management fees	2,001	8,086
Ground rent expense	332	1,076

Total expenses	19,912	80,060

Certain expenses in excess of revenues	$15,941	$64,893

See accompanying notes

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

Year Ended December 31, 2002

1.    Business and Basis of Presentation

Business

The accompanying combined statement of revenues and certain expenses relates to the operation of 159 properties owned by Bank of America (the “Bank of America Specifically Tailored Transaction”). The Bank of America Specifically Tailored Transaction is expected to be acquired by American Financial Realty Trust (“AFR”).

The Bank of America Specifically Tailored Transaction comprises the following properties:

Property	Address	Location
Harrison Main	204 East Rush	Harrison	AR
Main Annex/ABP	524 Central	Hot Springs	AR
Camelback-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Camelback Uptown	51 E Camelback Rd	Phoenix	AZ
Catalina-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Maricopa-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
McDowell-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Mesa Main	63 W Main St	Mesa	AZ
South Mountain-Bank of America	1825 E. Buckeye Road	Phoenix	AZ
Auburn	900 High Street	Auburn	CA
Bixby-Atlantic	3804 Atlantic Avenue	Long Beach	CA
Calwa	2611 South Cedar Avenue	Fresno	CA
Cedar & Shields	3435 N Cedar Ave	Fresno	CA
Coronado	1199 Orange Ave	Coronado	CA
East Baskerfield	1201 Baker Street	Bakersfield	CA
East Compton	518 So. Long Beach Blvd	Compton	CA
Ellinwood Center #300	300 Ellinwood Way	Pleasant Hill	CA
Ellinwood Center #400	400 Ellinwood Way	Pleasant Hill	CA
Ellinwood Center #500	500 Ellinwood Way	Pleasant Hill	CA
El Segundo	835 North Sepulveda Blvd	El Segundo	CA
Escondido Main	220 South Escondido Blvd	Escondido	CA
Fresno Proof/Vault	2111 Tuolumne Street	Fresno	CA
Gardena Main	1450 W Redondo Beach Blvd	Gardena	CA
Glendale Main	345 No Brand Blvd	Glendale	CA
Inglewood Main	330 East Manchester Blvd	Inglewood	CA
Inland Empire Cash Vault	1275 SO Dupont Ave	Ontario	CA
Irvine Industrial	4101 Mac Arthur Blvd	Newport Beach	CA
La Jolla Main	7680 Girard Avenue	La Jolla	CA
Lake & Colorado	880 E Colorado Blvd	Pasadena	CA
Lincoln Heights	2400 North Broadway	Los Angeles	CA
Long Beach Financial	150 Long Beach Blvd	Long Beach	CA
Lynwood	3505 East Imperial Hiway	Lynwood	CA
Merced	710 West Main Street	Merced	CA
North Hollywood	5025 Lankershim BL	North Hollywood	CA
North Sacramento	1830 Del Paso Boulevard	Sacramento	CA
Oak Park	3810 Broadway	Sacramento	CA

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Property	Address	Location
Palmdale	839 East Palmdale Blvd	Palmdale	CA
Pico-Vermont	1232 South Vermont Avenue	Los Angeles	CA
Pomona Main	444 South Garey Ave	Pomona	CA
Red Bluff	955 Main Street	Red Bluff	CA
Redding Main	1661 East St/Po Box 2127	Redding	CA
Riverside Main	3650-14th Street	Riverside	CA
Salinas Main	405 Main St.	Salinas	CA
San Bernadino Main	303 North D Street	San Bernardino	CA
Santa Barbara	834 State Street	Santa Barbara	CA
Santa Maria	300 Town Center East	Santa Maria	CA
Sepulveda-Devonshire	10300-10306 Sepul Veda Blvd	Mission Hills	CA
Stockdale	5021 California Avenue	Bakersfield	CA
Stockton Main	110 East Weber Street	Stockton	CA
Sunnyvale Main	444 South Mathilda Ave	Sunnyvale	CA
Torrance Sartori	1255 Sartori Avenue	Torrance	CA
Van Ness & Market	One South Van Ness	San Francisco	CA
Ventura Main	1130 S. Victoria	Ventura	CA
Whittier	7255 South Greenleaf Ave	Whittier	CA
Willow-Daisy	600 West Willow Street	Long Beach	CA
Yuba City	1100 Butte House Rd	Yuba City	CA
Century Park	1000 Century Park Rd.	Tampa	FL
Clermont	690 East Highway 50	Clermont	FL
Cordova	5041 Bayou Blvd.	Pensacola	FL
Deland	230 N. Woodland Blvd.	Deland	FL
Downtown Palmetto	700 8th Avenue West	Palmetto	FL
Gulf to Bay	1640 Gulf to Bay Boulevard	Clearwater	FL
Hallandale Beach	801 E. Hallandale Blvd.	Hallandale	FL
Hollywood/Tyler	1900 Tyler Street	Hollywood	FL
Jacksonville Ops CTR/#100	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops Ctr/Garage #2	9000 Southside Blvd	Jacksonville	FL
Jacksonville Ops CTR/#200	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#300	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#400	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#500	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#600	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/#700	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops Ctr/School	9000 Southside Blvd.	Jacksonville	FL
Jacksonville Ops CTR/Daycare	9000 Southside Blvd.	Jacksonville	FL
Lighthouse Point	2850 N. Federal Hwy	Lighthouse Point	FL
Mendham Operations Center	707 Mendham	Orlando	FL
Miami Lakes Operations Center	5875 N.W. 163rd Street	Miami Lakes	FL
North Biscayne	11755 Biscayne Blvd.	North Miami	FL
North Hialeah	1 East 49th Street	Hialeah	FL
Ocala Downtown	35 SE 1st Avenue	Ocala	FL
Plaza	900 S. Federal Hwy	Stuart	FL
Port Charlotte	21175 Olean Blvd.	Port Charlotte	FL

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Property	Address	Location
Ridgewood	231 South Ridgewood Dr.	Sebring	FL
San Jose	3535 University Blvd. West	Jacksonville	FL
South Region TPC	17100 N.W. 59th Ave.	Miami Lakes	FL
Spring Park Road/ABP	4800 Spring Park Rd.	Jacksonville	FL
Westshore Mall	100 N. Westshore Blvd.	Tampa	FL
Williams Islands	18305 Biscayne Blvd.	North Miami Beach	FL
Winter Park	750 South Orlando Avenue	Winter Park	FL
Albany Main	128 South Washington Street	Albany	GA
Bull Street	22 Bull Street	Savannah	GA
Cartersville Main	102 East Main Street	Cartersville	GA
Gwinnett Place Supercenter	3542 Satellite Boulevard	Duluth	GA
Moultrie Main	300 South Main Street	Moultrie	GA
Valdosta Main	106 South Patterson Street	Valdosta	GA
Winder	102 North Broad Street	Winder	GA
Coeur D’alene	401 Front Street	Coeur D’Alene	ID
Bank of America Center	231 S. La Salle Street	Chicago	IL
Mission Facility	9500 Mission Road	Overland Park	KS
Penn Street Facility	501 N. Penn	Independence	KS
Annapolis Church Circle	10 Church Circle	Annapolis	MD
Highlandtown	3415/17 Eastern Avenue	Baltimore	MD
Columbia Facility	800 Cherry Street	Columbia	MO
Concord Village	5353 S. Lilndbergh Blvd.	St. Louis	MO
Downtown Facility	210 West 8th Street	Rolla	MO
Florissant Facility	880 Rue St. Francois	Florissant	MO
Hampton-Main Facility	4301 Hampton	St. Louis	MO
Independence Square	129 West Lexington	Independence	MO
Lexington Facility	1016 Main Street	Lexington	MO
Mexico Facility	222 South Jefferson	Mexico	MO
Oak Trafficway Facility	8320 N. Oak Trafficway	North Kansas City	MO
Richland Facility	112 McClurg	Richland	MO
South Glenstone Facility	2940 S. Glenstone	Springfield	MO
West Sunshine Facility	710 West Sunshine	Springfield	MO
William Street Facility	2001 William St.	Cape Girardeau	MO
525 N Tryon-Odell	525 N. Tryon St.	Charlotte	NC
Albuquerque Operations Center	725 6th ST. NW	Albuquerque	NM
East Central Facility	4401 Central Avenue NE	Albuquerque	NM
Henderson	107 Water Street	Henderson	NV
Paradise Valley	1077 E. Sahara	Las Vegas	NV
Admiral	5950 E. Admiral Place	Tulsa	OK
Muskogee Main	230 W. Broadway	Muskogee	OK
Aiken Main	167 Laurens Street	Aiken	SC
Murfreesboro Main	120 East Main Street	Murfreesboro	TN
Nashville Operations Building	800 Main Street	Nashville	TN
Aransas Pass	221 South Commercial	Aransas Pass	TX
Brownwood	One Center Avenue	Brownwood	TX
Carrollton	1101 South Josey Lane	Carrollton	TX

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Property	Address	Location
Dalhart Banking Center	323 Denver Avenue	Dalhart	TX
Denison	300 West Main	Denison	TX
Dumas Banking Center	501 Bliss	Dumas	TX
Fort Sam Houston	1422 East Grayson Street	San Antonio	TX
Fort Worth East	5651 East Lancaster	Fort Worth	TX
Greenspoint	12400 Interstate 45 North	Houston	TX
Mission	1101 Conway	Mission	TX
Mount Pleasant	302 North Jefferson	Mt. Pleasant	TX
South Austin	2501 South Congress	Austin	TX
Waco	514 Austin Avenue	Waco	TX
Charlottesville	300 East Main Street	Charlottesville	VA
Lynchburg	801 Main Street	Lynchburg	VA
Norton—7th Street	702 Park Avenue NW	Norton	VA
Old Hampton	1 West Queensway	Hampton	VA
Roanoke	302 S. Jefferson Street	Roanoke	VA
South Boston	606 Broad Street	South Boston	VA
Aberdeen Bldg	101 East Market	Aberdeen	WA
Bank of America Financial Ctr	601 W Riverside Ave	Spokane	WA
Bank of America Plaza	820 A Street	Tacoma	WA
Bellingham	112 E Holly Street	Bellingham	WA
Bremerton	1000 6th Street	Bremerton	WA
Forks	481 S Forks Ave	Forks	WA
Moses Lake	103 E 3rd Ave	Moses Lake	WA
N Wenatchee	830 N Wenatchee Ave	Wenatchee	WA
Pasco	350 W Lewis Street	Pasco	WA
Port Angeles	102 E Front Street	Port Angeles	WA
Richland	1007 Knight Street	Richland	WA
Spokane Bankcard Services	1616 S Rustle	Spokane	WA
University	4701 University Way NE	Seattle	WA
Walla Walla	111 W Main Street	Walla Walla	WA
Yakima Valley Bldg	101 N 2nd Street	Yakima	WA

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

Basis of Presentation

The accompanying combined statement of revenues and certain expenses for the year ended December 31, 2002 was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The combined statement of revenues and certain expenses is not representative of the actual operations of the properties for the period presented nor is it indicative of future operations as certain expenses, consisting of interest expense, leasing commissions, tenant improvements, depreciation, and amortization, which may not be comparable to expenses expected to be incurred by AFR in future operations of the properties, have been excluded.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

2.    Significant Accounting Policies

Revenue Recognition

Rental income is recognized on a straightline basis over the terms of the respective lease agreements. Certain tenants are also required to pay percentage rent based on sales above a stated base amount during the lease year. Tenant credit losses are provided for when they become known.

Recoveries

Certain operating expenses incurred in the operations of the properties are recoverable from the tenants. The recoverable amounts are either adjusted periodically on a prospective basis or adjusted annually based on actual expenses incurred. Expense recoveries are recognized as revenue in the period in which the applicable costs are incurred.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    Tenant Leases

The Bank of America Specifically Tailored Transaction includes leases to office and retail tenants under non-cancellable lease agreements with terms ranging from 1 to 15 years. The leases generally provide for fixed annual minimum rents, contingent rents based on sales volume and recoveries of certain operating expenses. Approximate annual future minimum rental commitments to be received from executed operating leases as of December 31, 2002, exclusive of expense recoveries and contingent rents, are as follows (in thousands):

Year Ending December 31,
2003	$13,797
2004	12,195
2005	10,953
2006	9,916
2007	8,738
Thereafter	27,775

BANK OF AMERICA SPECIFICALLY TAILORED TRANSACTION

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES—(Continued)

Year Ended December 31, 2002

4.    Ground Leases

Certain properties in the Bank of America Specifically Tailored Transaction are subject to ground lease agreements with current terms ranging from 3 to 50 years (50 to 70 years assuming exercise of all extension options). The leases generally provide for fixed annual minimum rents and payment by the lessee of all related operating expenses including real estate taxes and insurance. Approximate annual future minimum rental commitments to be paid pursuant to the ground leases as of December 31, 2002 are as follows (in thousands):

Year ending December 31,
2003	$704
2004	704
2005	698
2006	681
2007	657
Thereafter	42,508

5.    Related Party Transactions

Insurance expense incurred by Bank of America under its self-insurance program is allocated by Bank of America to the Bank of America Specifically Tailored Transaction based on the size and type of each individual property.

Security expense incurred by Bank of America under its master security agreement is allocated to the Bank of America Specifically Tailored Transaction based on the actual cost incurred on behalf of each individual property as billed by the service provider.

Bank of America occupies approximately 5.7 million square feet representing approximately 71% of the Bank of America Specifically Tailored Transaction net rentable area as of December 31, 2002. No revenue attributable to the space occupied by Bank of America, and used for their own operations, is included in the combined statement of revenues and certain expenses. Subsequent to the acquisition of the properties by AFR the parties will enter into a separate lease agreement for the space occupied by Bank of America. Bank of America Corporation will unconditionally guarantee the obligations of its wholly owned subsidiary, Bank of America, N.A., under this lease agreement.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR

As of March 31, 2003, December 31, 2002, and December 31, 2001

Bank of America Corporation is the guarantor of the long-term lease agreements that its subsidiary Bank of America, N.A. has with American Financial Realty Trust relating to the 14 properties acquired from a wholly owned subsidiary of Dana Commercial Credit Corporation and the 159 properties we have agreed to acquire from Bank of America, N.A. The financial information has been included hereinafter because of the significant credit concentration that American Financial Realty Trust has with this tenant.

Financial information as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001, and 2000 has been derived from the audited financial statements of Bank of America Corporation and Subsidiaries as filed with the Securities and Exchange Commission on Bank of America Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

Financial information as of March 31, 2002 and for the three months ended March 31, 2003 and 2002 has been derived from the unaudited financial statements of Bank of America Corporation and Subsidiaries as filed with the Securities and Exchange Commission on Bank of America Corporation’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR

As of March 31, 2003, December 31, 2002, and December 31, 2001

(in millions, except share and per share information)

		As of December 31,
	March 31, 2003	2002	2001
Assets
Cash and cash equivalents	$25,069	$24,973	$26,837
Time deposits placed and other short-term investments	5,523	6,813	5,932
Federal funds sold and securities purchased under agreements to resell (includes $49,740, $44,779, and $27,910 pledged as collateral)	49,809	44,878	28,108
Trading account assets (includes $32,597, $35,515 and $22,550 pledged as collateral)	65,733	63,996	47,344
Derivative assets	35,409	34,310	22,147
Securities:
Available-for-sale (includes $31,171, $32,919 and $37,422 pledged as collateral)	75,511	68,122	84,450
Held-to-maturity, at cost (market value – $928, $1,001 and $1,009)	927	1,026	1,049

Total securities	76,438	69,148	85,499

Loans and leases	343,412	342,755	329,153
Allowance for credit losses	(6,853)	(6,851)	(6,875)

Loans and leases, net of allowance for credit losses	336,559	335,904	322,278
Premises and equipment, net	6,643	6,717	6,414
Mortgage banking assets	1,995	2,110	3,886
Goodwill	11,396	11,389	10,854
Core deposit intangibles and other intangibles	1,065	1,095	1,294
Other assets	64,126	59,125	61,171

Total assets	$679,765	$660,458	$621,764

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$121,127	$122,686	$112,064
Interest-bearing	242,287	232,320	220,703
Deposits in foreign offices:
Noninterest-bearing	2,331	1,673	1,870
Interest-bearing	29,431	29,779	38,858

Total deposits	395,176	386,458	373,495
Federal funds purchased and securities sold under agreements to repurchase	72,976	65,079	47,727
Trading account liabilities	23,578	25,574	19,452
Derivative liabilities	22,876	23,566	14,868
Commercial paper and other short-term borrowings	29,729	25,234	22,217
Accrued expenses and other liabilities	15,905	17,052	27,459
Long-term debt	63,442	61,145	62,496
Trust preferred securities	6,031	6,031	5,530

Total liabilities	629,713	610,139	573,244

Shareholders’ equity
Preferred stock, $0.01 par value; authorized – 100,000,000 shares; issued and outstanding – 1,336,200, 1,356,749 and 1,514,478 shares	57	58	65
Common stock, $0.01 par value; authorized – 5,000,000,000 shares; issued and outstanding – 1,497,530,740, 1,500,691,103 and 1,559,297,220 shares	127	496	5,076
Retained earnings	49,978	48,517	42,980
Accumulated other comprehensive income	74	1,232	437
Other	(184)	16	(38)

Total shareholders’ equity	50,052	50,319	48,520

Total liabilities and shareholders’ equity	$679,765	$660,458	$621,764

BANK OF AMERICA CORPORATION AND SUBSIDIARIES

HISTORICAL FINANCIAL INFORMATION OF LEASE GUARANTOR

As of March 31, 2003, December 31, 2002, and December 31, 2001

(in millions, except share and per share information)

	Quarter Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
Interest income
Interest and fees on loans and leases	$5,348	$5,445	$22,030	$27,279	$31,869
Interest and dividends on securities	778	946	4,035	3,706	4,976
Federal funds sold and securities purchased under agreements to resell	194	215	870	1,414	2,354
Trading account assets	1,042	878	3,811	3,623	2,725
Other interest income	363	387	1,415	2,271	1,241

Total interest income	7,725	7,871	32,161	38,293	43,165

Interest expense
Deposits	1,183	1,344	5,434	8,886	11,007
Short-term borrowings	453	477	2,089	4,167	7,957
Trading account liabilities	308	285	1,260	1,155	892
Long-term debt	572	612	2,455	3,795	4,960

Total interest expense	2,516	2,718	11,238	18,003	24,816

Net interest income	5,209	5,153	20,923	20,290	18,349

Noninterest income
Consumer service charges	777	691	2,986	2,865	2,654
Corporate service charges	577	567	2,290	2,078	1,889

Total service charges	1,354	1,258	5,276	4,943	4,543

Consumer investment and brokerage services	378	381	1,544	1,546	1,466
Corporate investment and brokerage services	165	170	693	566	463

Total investment and brokerage services	543	551	2,237	2,112	1,929

Mortgage banking income	405	195	751	593	512
Investment banking income	378	341	1,545	1,579	1,512
Equity investment gains (losses)	(68)	26	(280)	291	1,054
Card income	681	577	2,620	2,422	2,229
Trading account profits	114	345	778	1,842	1,923
Other income	278	147	644	566	880

Total noninterest income	3,685	3,440	13,571	14,348	14,582

Total revenue	8,894	8,593	34,494	34,638	32,931

Provision for credit losses	833	840	3,697	4,287	2,535
Gains on sales of securities	273	44	630	475	25
Noninterest expense
Personnel	2,459	2,446	9,682	9,829	9,400
Occupancy	472	432	1,780	1,774	1,682
Equipment	284	262	1,124	1,115	1,173
Marketing	230	170	753	682	621
Professional fees	125	91	525	564	452
Amortization of intangibles	54	55	218	878	864
Data processing	266	205	1,017	776	667
Telecommunications	124	119	481	484	527
Other general operating	703	714	2,856	3,302	2,697
Business exit costs	0	0	—	1,305	—
Restructuring charges	—	—	—	—	550

Total noninterest expense	4,717	4,494	18,436	20,709	18,633

Income before income taxes	3,617	3,303	12,991	10,117	11,788
Income tax expense	1,193	1,124	3,742	3,325	4,271

Net income	$2,424	$2,179	$9,249	$6,792	$7,517

Net income available to common shareholders	$2,423	$2,178	$9,244	$6,787	$7,511

Per common share information
Earnings	$1.62	$1.41	$6.08	$4.26	$4.56
Diluted earnings	$1.59	$1.38	$5.91	$4.18	$4.52
Dividends	$0.64	$0.60	$2.44	$2.28	$2.06
Average common shares issued and outstanding (in thousands)	1,499,405	1,543,471	1,520,042	1,594,957	1,646,398

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Until                     , 2003, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

50,200,000 Common Shares

PROSPECTUS

Joint Book-Running Managers

Banc of America Securities LLC

Friedman Billings Ramsey

Deutsche Bank Securities

UBS Investment Bank

Wachovia Securities

Legg Mason Wood Walker

    Incorporated

Raymond James

                    , 2003

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$56,630
NASD filing fee	30,500
NYSE listing fee	250,000
Printing and engraving fees	700,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	850,000
Blue sky fees and expenses	2,500
Transfer Agent and Registrar fees	10,000
Miscellaneous	1,600,370

Total	$6,000,000

All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 32.    Sales to Special Parties.

Concurrently with the sale of a total of 40,765,241 common shares to Friedman, Billings, Ramsey & Co., Inc., the initial purchaser in our September 2002 private placement, in which we received aggregate net proceeds of approximately $378.6 million, we sold 268,817 common shares to Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees, receiving aggregate net proceeds of approximately $2.5 million; 43,010 common shares to Louis D. Davis, Jr., the father-in-law of Nicholas S. Schorsch, receiving aggregate net proceeds of approximately $400,000; and 6,000 common shares to Irvin G. Schorsch, Jr., the father of Nicholas S. Schorsch, receiving aggregate net proceeds of $55,800. The per share purchase price for these common shares was $9.30, which was the offering price in our September 2002 private placement minus the initial purchaser’s discount. We made these sales in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Concurrently with the completion of our September 2002 private placement, pursuant to an Agreement and Plan of Merger, dated September 4, 2002, by and among the registrant, American Financial Resources Group, Inc., referred to hereinafter as AFRG, and Nicholas S. Schorsch, the sole shareholder of AFRG, we completed the merger of AFRG with and into the registrant, with the registrant as the surviving corporation resulting from the merger. In the merger, we issued to Nicholas S. Schorsch an aggregate of 1,204,940 of our common shares, valued at $10.00 per share. In return for these shares, we received assets valued at approximately $12.0 million. We issued the common shares to Mr. Schorsch in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 33.    Recent Sales of Unregistered Securities.

In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

Pursuant to our 2002 Equity Incentive Plan, we have granted options to purchase a total of 2,812,625 common shares and a total of 210,000 restricted shares of the 1,290,000 restricted share awards that remain available for award under our Equity Incentive Plan, the compensation and human resources committee of our board of trustees approved in December 2002 grants to our senior management team of 1,141,000 restricted share awards subject to completion of our initial public offering. For a more detailed description of our Equity Incentive Plan, see “Management—2002 Equity Incentive Plan” in this Registration Statement. In granting the restricted shares, and options to purchase common shares, we relied upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Securities Act.

On September 10, 2002 and October 7, 2002, we sold a total of 40,765,241 common shares in a private unregistered offering to Friedman, Billings, Ramsey & Co., Inc. pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the common shares sold to the initial purchaser was $9.30, for an aggregate offering price of approximately $379.1 million, and the per share offering price to our investors was $10.00, except in the case of 3,763,441 common shares sold by Friedman, Billings, Ramsey & Co., Inc. to FBR Asset Investment Corporation, for which FBR Asset Investment Corporation paid $9.30 per share. AFR paid aggregate underwriting discounts and commissions of approximately $28.5 million in connection with this transaction.

Concurrently with the sale of a total of 40,765,241 common shares to Friedman, Billings, Ramsey & Co., Inc., in our September 2002 private placement we sold 268,817 common shares to Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees; 43,010 common shares to Louis D. Davis, Jr., the father-in-law of Nicholas S. Schorsch; and 6,000 common shares to Irvin G. Schorsch, Jr., the father of Nicholas S. Schorsch. The per share purchase price for these common shares was $9.30, which was the offering price in our September 2002 private placement minus the initial purchaser’s discount. The aggregate offering price for these sales was approximately $3.0 million, and there were no associated underwriting discounts or commissions. Based on the fact that each of these investors was an accredited investor that had an understanding of our business plan, we made these sales in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Concurrently with the completion of our September 2002 private placement, pursuant to an Agreement and Plan of Merger, dated September 4, 2002, by and among the registrant, American Financial Resources Group, Inc., referred to hereinafter as AFRG, and Nicholas S. Schorsch, the sole shareholder of AFRG, we completed the merger of AFRG with and into the registrant, with the registrant as the surviving corporation resulting from the merger. In the merger, we issued to Nicholas S. Schorsch an aggregate of 1,204,940 of our common shares, valued at $10.00 per share, for an aggregate offering price of approximately $12.0 million. There were no associated underwriting discounts or commissions. Based on Mr. Schorsch’s status as an accredited investor, we issued the common shares to Mr. Schorsch in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Concurrently with the completion of the merger described in the preceding paragraph, pursuant to a Contribution Agreement, dated as of September 4, 2002, by and among First States Group, L.P., our operating partnership, and 23 individuals and affiliated entities, including certain of our executive officers and trustees (collectively, these individuals and entities are referred to hereinafter as the “Contributors”), First States Group issued to the Contributors an aggregate of 4,455,966 units of limited partnership (“OP Units”), valued at $10.00 per OP Unit, for an aggregate offering price of approximately $44.6 million, with no associated underwriting discounts or commissions, and paid the Contributors an aggregate of $23.5 million in cash, as consideration for the interests contributed by the Contributors to our operating partnership. The contributed interests comprised general and limited partnership interests and limited liability company interests in a series of partnerships and limited liability companies that own the initial portfolio of real properties acquired by our operating partnership. Based on the fact that each of these investors was an accredited investor that had an understanding of our business plan, the OP Units issued to the Contributors were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.    Indemnification of Trustees and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit	Description of Document

1.1	Form of Underwriting Agreement by and among the Registrant, Banc of America Securities LLC, Friedman, Billings, Ramsey & Co., Inc. and the underwriters named therein.
3.1+	Amended and Restated Declaration of Trust of the Registrant.

Exhibit	Description of Document

3.2	Bylaws of the Registrant.
3.3+	Amended and Restated Agreement of Limited Partnership of First States Group, L.P., dated September 10, 2002.
4.1+	Registration Rights Agreement, dated September 4, 2002, by and among the Registrant and the Contributors listed on Schedule 1 thereto.
4.2+	Common Shares Registration Rights Agreement, dated September 4, 2002, by and among the Registrant and Friedman, Billings, Ramsey & Co., Inc.
4.3+	Registration Rights Agreement, dated September 10, 2002, by and among the Registrant, Nicholas S. Schorsch, Irvin G. Schorsch and Louis D. Davis, III.

4.4+	Common Shares Registration Rights Agreement, dated September 10, 2002, by and between the Registrant and Friedman, Billings, Ramsey & Co., Inc., as agent for the investors listed on Schedule A thereto.
5.1	Opinion of Saul Ewing LLP, with respect to the legality of the shares being registered.
8.1	Opinion of Morgan, Lewis and Bockius LLP with respect to tax matters.
10.1+	Contribution Agreement, dated September 4, 2002, by and between the Contributors and First States Group, L.P.
10.2+	Limited Partnership Agreement of First States Partners II, L.P., dated September 12, 2000.
10.3+	Purchase and Sale Agreement, by and among State Street Bank and Trust Company of Connecticut, National Association, Patrick E. Thebado, Renat, Inc., Dana Commercial Credit Corporation and First States Group, L.P., dated December 17, 2002.
10.4+	Form of Amended and Restated Lease Agreement, dated May 23, 2003, by and among U.S. Bank National Association, Patrick E. Thebado and Bank of America, N.A.
10.5+	Bridge Credit Agreement, dated January 29, 2003, by and among First States Investors 3500, LLC, First States Group, L.P., First States Investors 3500A, LLC, States Street Bank and Trust Company of Connecticut, Patrick Thebado, Bank of America, N.A. and Banc of America Securities LLC.(1)
10.6+	Form of Series A-1 Promissory Note, dated April 30, 2003, by First States Investors 4000B, LLC in favor of Lehman Brothers Bank, FSB.
10.7+	Form of Series A-2 Promissory Note, dated April 30, 2003, by First States Investors 4000C, LLC in favor of Lehman Brothers Bank, FSB.
10.8+	Credit Agreement, dated as of April 30, 2003, among First States Investors BAI, LLC, as the borrower, and each of the subsidiaries of the borrower from time to time party thereto, as guarantors, Bank of America, N.A., as administrative agent and L/C issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, Wachovia Bank, National Association, as syndication agent, Bank of Montreal and UBS Securities LLC, as co-documentation agents, and the other lenders party thereto.
10.9+	Indemnity and Guaranty Agreement by First States Group, L.P. and American Financial Realty Trust, dated April 30, 2003, in favor of Bank of America, N.A.
10.10+	Form of Revolving Note, dated April 30, 2003, by First States Investors BAI, LLC.
10.11+	Master Purchase, Sale and Lease Transfer Agreement, dated May 5, 2003, by and between AmSouth Bank and First States Group, L.P.
10.12+	Agreement, dated August 7, 2002, by and between Bank of America, N.A. and American Financial Resource Group, LLC.
10.13+	Master Purchase, Sale and Lease Transfer Agreement, dated September 12, 2002, by and between Wachovia Bank, National Association and First States Group, L.P.(2)
10.14+	Agreement, dated November 22, 2002, by and between Bank of America, N.A. and American Financial Resource Group, LLC.(3)
10.15+	Amended and Restated Agreement of Sale and Purchase, dated as of April 16, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.16+	Purchase and Sale Agreement, dated August 9, 2002, by and among Prefco Five Limited Partnership, American Financial Resource Group, LLC, Prefco V Holdings LLC and Pitney Bowes Real Estate Financing Corporation.

Exhibit	Description of Document

10.17+	Purchase and Sale Agreement, dated January 24, 2003, by and between Finova Capital Corporation and First States Group, L.P.(4)
10.18+	Purchase and Sale Agreement, dated January 30, 2003, by and among Prefco III Realty, LLC, First States Group, L.P. and Pitney Bowes Real Estate Financing Corporation.(5)
10.19+	Amended and Restated Master Option Agreement, dated July 16, 2002, by and among First States Properties, L.P., First States Holdings, L.P., Nicholas S. Schorsch, Martin Lautman, Arlington Cemetery Company, First States Wilmington JV, LLC and First States Group, L.P.(6)
10.20†	Employment Agreement, dated May 15, 2003, by and between Nicholas S. Schorsch and the Registrant.
10.21†	Employment Agreement, dated May 15, 2003, by and between Glenn Blumenthal and the Registrant.
10.22†	Employment Agreement, dated May 15, 2003, by and between William P. Ciorletti and the Registrant.
10.23†	Employment Agreement, dated May 15, 2003, by and between Edward J. Matey Jr. and the Registrant.
10.24†	Employment Agreement, dated May 15, 2003, by and between Sonya A. Huffman and the Registrant.
10.25†	Employment Agreement, dated May 15, 2003, by and between Shelley D. Schorsch and the Registrant.
10.26†+	Employment Agreement, dated January 27, 2003, by and between Jeffrey C. Kahn and First States Group, L.P.
10.27†	Supplemental Executive Retirement Plan.(7)
10.28†	Equity Incentive Plan.(8)
10.29†+	2003 Outperformance Plan.
10.30+	Mortgage Note, dated September 28, 2000, by and between First States Partners 123 South Broad I, L.P. and Credit Suisse First Boston Mortgage Capital LLC for $36,550,000.(9)
10.31+	Mortgage Note, dated September 28, 2000, by and between First States Partners 123 South Broad I, L.P. and Credit Suisse First Boston Mortgage Capital LLC for $53,030,000.(10)
10.32+	Agreement, dated February 24, 2003, by and between Salomon Smith Barney Inc. and the Registrant.
10.33+	Form of Guarantee, by Bank of America Corporation, in favor of U.S. Bank National Association.
10.34+	Form of First Amendment to Amended and Restated Agreement of Sale and Purchase, dated May 16, 2003, by and between Bank of America, N.A. and First States Group, L.P.
10.35+	Deed of Trust, dated May 23, 2003, by and among U.S. Bank National Association, Patrick Thebado and Wells Fargo Bank Northwest, National Association.
10.36+	Participation Agreement, dated May 23, 2003, by and among Bank of America, N.A., First States Investors 3500, LLC, U.S. Bank National Association, First States Group, L.P. and Wells Fargo Bank Northwest, National Association.
10.37+	Engagement Letter, dated May 30, 2003, between German American Capital Corporation and First States Group, L.P.
10.38+	Commitment Letter, dated May 30, 2003, from German American Capital Corporation to First States Group, L.P.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Saul Ewing (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3	Consent of KPMG LLP (independent auditors of the Registrant).
23.4	Consent of PricewaterhouseCoopers LLP relating to Bank of America Specifically Tailored Transaction.
23.5	Consent of PricewaterhouseCoopers LLP relating to the Bank of America Small Office Portfolio.
24.1+	Power of attorney (included in the signature page to this Registration Statement).

*	To be filed by amendment.
†	Compensatory plan or arrangement.
+	Previously filed.
(1)	Previously filed as Exhibit 10.6 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(2)	Previously filed as Exhibit 10.8 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(3)	Previously filed as Exhibit 10.9 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(4)	Previously filed as Exhibit 10.12 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(5)	Previously filed as Exhibit 10.13 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(6)	Previously filed as Exhibit 10.14 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(7)	Previously filed as Exhibit 10.24 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(8)	Previously filed as Exhibit 10.25 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(9)	Previously filed as Exhibit 10.27 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.
(10)	Previously filed as Exhibit 10.28 to Amendment No. 1 to this Registration Statement filed on April 11, 2003.

Item 37.    Undertakings.

(a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby further undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Jenkintown, Commonwealth of Pennsylvania, on the 19th day of June, 2003.

AMERICAN FINANCIAL REALTY TRUST

By:	Nicholas S. Schorsch Nicholas S. Schorsch President, Chief Executive Officer and Vice Chairman of the Board of Trustees

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Nicholas S. Schorsch Nicholas S. Schorsch	Vice Chairman of the Board of Trustees, President and Chief Executive Officer (Principal Executive Officer)	June 19, 2003

William P. Ciorletti William P. Ciorletti	Senior Vice President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2003

* Lewis S. Ranieri	Chairman of the Board of Trustees	June 19, 2003

* Glenn Blumenthal	Senior Vice President – Asset Management, Chief Operating Officer and Trustee	June 19, 2003

* John M. Eggemeyer III	Trustee	June 19, 2003

* Raymond Garea	Trustee	June 19, 2003

* Michael J. Hagan	Trustee	June 19, 2003

* John P. Hollihan III	Trustee	June 19, 2003

* William M. Kahane	Trustee	June 19, 2003

* Richard A. Kraemer	Trustee	June 19, 2003

* J. Rock Tonkel, Jr.	Trustee	June 19, 2003

* Nicholas S. Schorsch
Nicholas S. Schorsch Power of Attorney